As filed with the U.S. Securities and Exchange Commission on September 28, 2018

Registration Statement No. 333-226345

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Woori Bank

(Exact Name of Registrant as Specified in its Charter)

Woori Bank

(Translation of Registrant’s Name into English)

Republic of Korea	6029	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

51, Sogong-ro, Jung-gu, Seoul 04632, Korea

Telephone: +82-2-2125-2337 / Fax: +82-505-003-2512

(Address and telephone number of Registrant’s principal executive offices)

Woori Bank New York Agency

245 Park Avenue, 43rd Floor

New York, NY 10167

Telephone: (212) 949-1900

(Name, address and telephone number of agent for service)

Copies to:

Yong G. Lee, Esq.

Cleary Gottlieb Steen & Hamilton LLP

Foreign Legal Consultant Office

19F, Ferrum Tower

19, Eulji-ro 5-gil, Jung-gu

Seoul 04539, Korea

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)
Common stock, par value ~~W~~5,000 per share	80,000,000	U.S.$14.60	U.S.$1,168,274,003.69	U.S.$145,450.11

(1)	American depositary shares issuable upon deposit of the securities registered hereby are to be registered under a separate registration statement on Form F-6.
(2)

Represents the maximum number of shares of common stock of Woori Financial Group Inc. expected to be issued to shareholders resident in the United States in connection with the transaction described herein, based on the ratio of one share of Woori Financial Group common stock to be issued for every one share of Woori Bank common stock. The securities to be issued in connection with the transaction outside the United States are not registered under this registration statement.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f), based on the market value per share of Woori Bank common stock calculated pursuant to Rule 457(c) by taking the average of the high and low prices of such shares as reported on the KRX KOSPI Market of the Korea Exchange on July 20, 2018 and converting it into U.S. dollars based on the noon buying rate for cable transfers in Won as certified for customs purposes by the Federal Reserve Bank of New York as in effect on such date of ~~W~~1,128.16 = U.S.$1.00.

(4)

Determined in accordance with Section 6(b) of the Securities Act at a rate equal to U.S.$124.50 per U.S.$1,000,000 of the proposed maximum aggregate offering price or 0.0001245 multiplied by the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not ask you to vote until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 28, 2018

Extraordinary General Meeting of Shareholders of Woori Bank

STOCK TRANSFER PROPOSAL

The board of directors of Woori Bank has approved the adoption of a financial holding company structure for our bank pursuant to a “comprehensive stock transfer” under Article 360-15 of the Korean Commercial Code, whereby holders of our common stock will transfer all of their shares to a new financial holding company, to be named “Woori Financial Group Inc.” and in return receive shares of Woori Financial Group common stock. In the stock transfer, each holder of one share of our common stock will receive one share of Woori Financial Group common stock, par value ~~W~~5,000 per share. Holders of our American depositary shares, each of which represents three shares of our common stock, will receive one Woori Financial Group American depositary share for every American depositary share they own (subject to payment of certain applicable depositary fees). In connection with the stock transfer, Woori Financial Group will issue approximately 676,000,000 shares of its common stock to holders of our common stock. Our common stock is listed on the KOSPI Market of the Korea Exchange under the identifying code “000030,” and our American depositary shares are listed on the New York Stock Exchange under the symbol “WF.” Following the stock transfer, the common stock and American depositary shares of Woori Financial Group are expected to be similarly listed on such stock exchanges.

We believe that the adoption of a financial holding company structure through the proposed stock transfer will help us increase customer satisfaction, generate synergies and maximize profitability, by creating an integrated system among our affiliated companies and allowing us to effectively provide various financial services, including comprehensive one-stop asset management services customized for clients, based on active expansion of non-banking and global business operations.

Before we can proceed with the stock transfer, the proposed stock transfer plan must be approved at an extraordinary general meeting of our shareholders to be held on the fifth floor of the Woori Bank Head Office Building, 51, Sogong-ro, Jung-gu, Seoul, Korea on                                        , 2018 at        a.m. local time. At the extraordinary general meeting of our shareholders, the shareholders will vote on the approval of the stock transfer plan and the approval of certain other matters as described in this prospectus.

This prospectus has been prepared for our shareholders and holders of our American depositary shares residing in the United  States to provide information about the proposed stock transfer and the extraordinary general meeting of our shareholders. We encourage you to read this document in its entirety, including the section entitled “Risk Factors ” that begins on page 7.

Holders of our common stock will be entitled to attend and vote, either in person or by proxy, at the extraordinary general meeting if they are recorded on our shareholder register on                                        , 2018, which is    days prior to the date of the meeting. Holders of our American depositary shares will be entitled to instruct Citibank, N.A., as depositary, as to how to vote their underlying shares of our common stock at the extraordinary general meeting in accordance with the procedures set forth in this prospectus, if those holders were recorded on such depositary’s register on                                         , 2018.

Your vote is important, regardless of the number of shares you own. On behalf of our board of directors, I urge you to vote in favor of the stock transfer.

Tae-Seung Sohn

President and Chief Executive Officer

Woori Bank

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the stock transfer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                                        , 2018 and is expected to be first mailed to shareholders on or about such date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-4 to register with the U.S. Securities and Exchange Commission, or the SEC, our common stock to be delivered in connection with the stock transfer. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

We are subject to the information reporting requirements of the U.S. Securities Exchange Act of 1934 and, in accordance therewith, are required to file reports, including annual reports on Form 20-F, and other information with the SEC. These materials, including annual reports and the exhibits thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 by calling the SEC at 1-800-SEC-0330. We are also required to make filings with the SEC by electronic means. Any filings we make electronically will be available to the public over the Internet at the SEC’s website at http://www.sec.gov.

The SEC permits us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus.

This prospectus incorporates by reference the documents set forth below that have been previously filed with or furnished to the SEC. These documents contain important information about us and our financial condition.

WOORI BANK SEC FILINGS (COMMISSION FILE NO. 1-31811; CIK NO. 0001264136)	FILING DATE
Annual Report on Form 20-F for the fiscal year ended December 31, 2017	April 30, 2018

We also incorporate by reference into this prospectus additional documents that we may file with the SEC from the date of this prospectus to the date of the extraordinary general meeting. These include any amendments to our annual report on Form 20-F, as well as any of our current reports on Form 6-K specifically identified as being incorporated by reference into this prospectus.

Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. Shareholders may obtain documents incorporated by reference into this prospectus from the SEC, as described above, or by requesting them in writing, by telephone or by e-mail from us at the following address:

Woori Bank

Investor Relations Department

51, Sogong-ro, Jung-gu

Seoul 04632, Korea

Telephone: +82-2-2125-2337

Facsimile: +82-505-003-2512

e-mail: woori.ir@wooribank.com

If you would like to request documents from us, please do so by                                         , 2018 in order to receive them before the extraordinary general meeting.

You should rely only on the information contained in this prospectus to vote on the stock transfer. We have not authorized anyone to provide you with information different from that contained in the prospectus. This prospectus is dated                                         , 2018. You should not assume that the information contained in this prospectus is accurate as of any other date. Neither the mailing of this prospectus, nor the delivery of shares of our common stock, cash or other consideration should be deemed to create any implication to the contrary.

i

(continued)

(continued)

NOTES

Our fiscal year ends on December 31 of each year. All references to a particular year are to the year ended December 31 of that year.

Unless otherwise indicated, the financial information presented in this document has been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB.

Any discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

References to “Korea” are to the Republic of Korea.

CURRENCIES AND EXCHANGE RATES

All references to “Won” or “~~W~~” in this prospectus are to the currency of Korea, and all references to “Dollars,” “U.S. dollars,” “$” or “U.S.$” are to the currency of the United States of America.

The tables below set forth, for the periods and dates indicated, information concerning the noon buying rate for Won, expressed in Won per one U.S. dollar. The “noon buying rate” is the rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise stated, translations of Won amounts into U.S. dollars in this prospectus were made at the noon buying rate in effect on June 30, 2018 which was ~~W~~1,111.8 to U.S.$1.00. We do not intend to imply that the Won or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Won, as the case may be, at any particular rate, or at all. On                                        , 2018, the noon buying rate was ~~W~~            = U.S.$1.00.

	Won per U.S. dollar (noon buying rate)
	Low	High	Average(1)	Period-End
2013	1,050.1	1,161.3	1,094.7	1,055.3
2014	1,008.9	1,117.7	1,052.3	1,090.9
2015	1,063.0	1,196.4	1,131.0	1,169.3
2016	1,090.0	1,242.6	1,159.3	1,203.7
2017	1,067.4	1,207.2	1,129.0	1,067.4
2018 (through )
First six months of 2018	1,054.6	1,122.0	1,078.9	1,111.8
January	1,057.6	1,073.6	1,065.6	1,068.3
February	1,065.3	1,093.0	1,078.5	1,082.1
March	1,060.3	1,081.3	1,069.9	1,061.0
April	1,054.6	1,083.0	1,068.0	1,069.1
May	1,065.4	1,082.8	1,076.7	1,080.8
June	1,065.9	1,122.0	1,094.4	1,111.8
July	1,111.4	1,136.4	1,122.2	1,112.8
August	1,105.1	1,135.3	1,120.4	1,116.5
(through )

Source: Federal Reserve Bank of New York

(1)

The average rate for each full year or six-month period is calculated as the average of the noon buying rates on the last business day of each month during the relevant period. The average rate for a full month is calculated as the average of the noon buying rates on each business day during the relevant month (or portion thereof).

SUMMARY

This summary highlights the material information appearing in this prospectus. However, it may not contain all of the information that is important to you. You should carefully read the entire prospectus for a complete understanding of the proposed stock transfer. In particular, you should read the documents attached to this prospectus, including the stock transfer plan, and the other documents to which this prospectus refers you. See “Where You Can Find More Information.”

Woori Bank

51, Sogong-ro, Jung-gu

Seoul 04632, Korea

Telephone: +82-2-2125-2337

We are one of the largest commercial banks in Korea. Our operations include a broad range of businesses, including corporate banking, consumer banking, credit card operations, investment banking, capital markets activities and other businesses. We provide a wide range of products and services to our customers, which mainly comprise small- and medium-sized enterprises and individuals, as well as some of Korea’s largest corporations. As of December 31, 2017, we had, on a consolidated basis, total assets of ~~W~~316,295 billion, total liabilities of ~~W~~295,730 billion and total equity of ~~W~~20,565 billion.

The Stock Transfer (see page 18)

We plan to adopt a financial holding company structure for our bank pursuant to a “comprehensive stock transfer” under Article 360-15 of the Korean Commercial Code. In the stock transfer, holders of our common stock will transfer all of their shares of our common stock to a new holding company, Woori Financial Group, which will be established simultaneously with such transfer. As consideration for the shares of our common stock, Woori Financial Group will issue shares of its common stock to holders of our common stock. In the stock transfer, each holder of one share of our common stock will receive one share of Woori Financial Group common stock. Holders of our American depositary shares, each of which represents three shares of our common stock, will receive one Woori Financial Group American depositary share for every American depositary share they own (subject to payment of certain applicable depositary fees).

Holders of our American depositary shares (all of which have been issued in uncertificated form) do not need to take any action in order to exchange their American depositary shares for Woori Financial Group American depositary shares. For a more complete description of the procedure for exchanging our American depositary shares for Woori Financial Group American depositary shares in the stock transfer, see “The Stock Transfer—Exchange of Woori Bank Common Stock and American Depositary Shares for Woori Financial Group Common Stock and American Depositary Shares.”

In addition to the Woori Financial Group common stock and American depositary shares issued in exchange for our outstanding common stock and American depositary shares in the stock transfer, Woori Financial Group will issue its common stock to us in exchange for the outstanding common stock of certain of our wholly-owned subsidiaries that will become wholly-owned direct subsidiaries of Woori Financial Group. Specifically, in connection with the stock transfer, we will transfer all shares of common stock held by us of Woori FIS Co., Ltd., Woori Finance Research Institute Co., Ltd., Woori Credit Information Co., Ltd., Woori Fund Services Co., Ltd. and Woori Private Equity Asset Management Co., Ltd., all of which are our wholly-owned subsidiaries, to Woori Financial Group. As consideration for such transferred shares, Woori Financial Group will issue shares of its common stock to us in accordance with the specified stock transfer ratio applicable to each such subsidiary. Following such stock transfer, Woori Financial Group will own 100% of the outstanding common stock of all such subsidiaries participating in the stock transfer, and each such subsidiary participating in the stock transfer will become a wholly-owned direct subsidiary of Woori Financial Group.

Our organizational structure as of March 31, 2018 is illustrated by the following chart:

Woori Financial Group’s organizational structure after giving effect to the stock transfer is illustrated by the following chart:

Ownership of Woori Financial Group after the Stock Transfer

In connection with the stock transfer, Woori Financial Group will issue approximately 676,000,000 shares of its common stock to holders of our common stock. Assuming that we do not acquire any shares of our common stock prior to the date of the stock transfer as a result of the exercise by dissenting shareholders of appraisal rights or otherwise, immediately following the stock transfer, former holders of our common stock will own approximately 99.39% of the issued common stock of Woori Financial Group, and we will become a wholly-owned subsidiary of Woori Financial Group.

In connection with the transfer of common stock of certain of our subsidiaries to Woori Financial Group, Woori Financial Group will issue approximately 4,164,306 shares of its common stock to us. Assuming that we do not acquire any shares of our common stock prior to the date of the stock transfer as a result of the exercise by dissenting shareholders of appraisal rights or otherwise, immediately following the stock transfer, we will hold approximately 0.61% of the issued common stock of Woori Financial Group. Under Korean law, we will be required to dispose of such shares of Woori Financial Group common stock held by us within six months from the date of the stock transfer.

Dissent and Appraisal Rights (see page 23)

Under Korean law, subject to certain conditions, holders of shares of our common stock who oppose the stock transfer may exercise appraisal rights and require us to purchase their shares if the stock transfer is completed. However, holders of our American depositary shares opposing the stock transfer will not have any appraisal rights. In order for shareholders to exercise such right, dissenting shareholders, among other things, must have acquired their shares prior to June 19, 2018 and must submit to us a written notice of their dissent by the day prior to the extraordinary general meeting and, within 10 days of such meeting, request that their shares be repurchased.

If the stock transfer is completed, we expect to pay ~~W~~16,079 for each share of our common stock properly submitted to us for appraisal. For a more complete description of the appraisal rights, see “The Stock Transfer—Dissent and Appraisal Rights.”

Conditions to the Completion of the Stock Transfer (see page 22)

Under the stock transfer plan, the completion of the stock transfer is subject to the following:

•	we must obtain from the Financial Services Commission approval of the establishment of a financial holding company under Article 3 of the Financial Holding Company Act; and

•

in the event the number of shares of our common stock for which appraisal rights are exercised exceeds 15% of the total issued shares of our common stock, we may suspend the stock transfer and amend the stock transfer plan.

The Extraordinary General Meeting (see page 15)

The extraordinary general meeting of our shareholders will be held on the fifth floor of the Woori Bank Head Office Building, 51, Sogong-ro, Jung-gu, Seoul, Korea on                                             , 2018 at            a.m. local time. The agenda for the meeting is the approval of the stock transfer plan (including the proposed articles of incorporation of Woori Financial Group and the nominees for directors of Woori Financial Group, including those who will serve as members of the Audit Committee of the board of directors).

The approval of the stock transfer plan will require a special resolution adopted by the affirmative vote of at least two-thirds of the shares of our common stock present or represented at the meeting. The shares voting to approve the stock transfer plan must also represent at least one-third of the total issued and outstanding shares of our common stock. Each share of common stock present or represented at the meeting will be entitled to one vote.

Interests of Directors and Officers in the Stock Transfer (see page 21)

You should be aware that a number of our directors and officers may have interests in the stock transfer that are different from, or in addition to, your interests as a Woori Bank shareholder. For a description of these interests, see “The Stock Transfer—Interests of Certain Directors and Executive Officers in the Stock Transfer.”

Accounting Treatment of the Stock Transfer (see page 22)

Under IFRS, we expect that the stock transfer transaction will be accounted for as a transaction among entities under common control applying the pooling of interests method of accounting. Upon the completion of the stock transfer, Woori Financial Group will initially recognize the transferred assets and liabilities at their book value as of the date of the stock transfer in its consolidated financial statements, and no goodwill will be recognized in connection with the transaction.

U.S. Income Tax Consequences of the Stock Transfer (see page 22)

The exchange of Woori Bank common stock or American depositary shares for corresponding interests in Woori Financial Group will not be a taxable transaction for U.S. tax purposes. If you exercise your appraisal rights for your shares of our common stock and we purchase such shares for cash, the transaction will be treated for U.S. tax purposes as a taxable sale of your shares. See “Tax Considerations—United States Taxation.”

Regulatory Matters (see page 22)

We are working to obtain all necessary regulatory approvals required under Korean and other laws and regulations in connection with the stock transfer and the establishment of Woori Financial Group as a new financial holding company. We have submitted a stock transfer report to the Financial Services Commission and the Korea Exchange, pursuant to the Financial Investment Services and Capital Markets Act and related regulations, on June 19, 2018. We have also submitted an application for approval of the establishment of a financial holding company, pursuant to the Financial Holding Company Act, to the Financial Services Commission of Korea on July 20, 2018.

Completion and Effectiveness of the Stock Transfer (see page 22)

We will complete the stock transfer when all the conditions to completion of the stock transfer are satisfied, including the approval of the stock transfer by our shareholders and the relevant Korean regulatory authorities and the absence of any suspension of the stock transfer by us as a result of the exercise of appraisal rights in respect of more than 15% of the total issued shares of our common stock. See “The Stock Transfer—Conditions to the Completion of the Stock Transfer.” The stock transfer will become effective when we register the incorporation of Woori Financial Group with the commercial registry office of the Seoul Central District Court, pursuant to the applicable requirements of Korean law. We expect to complete the stock transfer in the first quarter of 2019.

Stock Exchange Listings (see page 23)

We expect to apply to list the Woori Financial Group common stock on the KRX KOSPI Market of the Korea Exchange and to list the Woori Financial Group American depositary shares on the New York Stock Exchange. We expect that trading of our common stock on the KRX KOSPI Market of the Korea Exchange will be suspended commencing from approximately            days prior to the date of the stock transfer, and that the listing of the Woori Financial Group common stock on the KRX KOSPI Market of the Korea Exchange will not occur until approximately            days after the stock transfer is completed. Shareholders will not be able to trade their shares of Woori Financial Group common stock until such listing occurs. We also expect that the listing of the Woori Financial Group American depositary shares on the New York Stock Exchange will not occur until approximately    days after the stock transfer is completed. Holders of such American depositary shares will not be able to trade their American depositary shares until such listing occurs.

Summary Market Price Information

Shares of our common stock are traded on the KRX KOSPI Market of the Korea Exchange and our American depositary shares are traded on the New York Stock Exchange. The table below lists the closing prices of our common stock and American depositary shares on June 18, 2018, the last trading day before the public announcement of the proposed stock transfer, and on                                        , 2018.

	June 18, 2018		, 2018
Common stock	~~W~~	16,350	~~W~~
American depositary shares		$44.90	$

Summary Financial Data

We present below per share data under IFRS regarding our net income, cash dividends declared and book value on a historical basis.

	As of or for the Year Ended December 31, 2017
	Woori Bank (Historical)
Net income per share
Basic	~~W~~	1,999
Diluted		1,999
Dividends per share		600	(1)
Book value per share		25,767	(2)

(1)	Includes interim dividends of ~~W~~100 per share of common stock declared and paid in August 2017.
(2)

Calculated as equity attributable to common shareholders (owners’ equity (~~W~~20,365,892 million) minus hybrid securities (~~W~~3,017,888 million)), divided by the total number of outstanding shares of common stock (673,271,226), as of December 31, 2017.

Questions About the Stock Transfer

If you have any questions about the stock transfer or the voting procedures in connection with the extraordinary general meeting of our shareholders, you may contact:

•	if you are a holder of our common stock:

Woori Bank

Investor Relations Department

51, Sogong-ro, Jung-gu

Seoul 04632, Korea

Telephone: +82-2-2125-2337

Facsimile: +82-505-003-2512

e-mail: woori.ir@wooribank.com

•	if you are a holder of our American depositary shares:

Citibank, N.A.

Shareholder Services

P.O. Box 43077

Providence, RI 02940-3077

Telephone: 1-877-248-4237

e-mail: citibank@shareholders-online.com

RISK FACTORS

As a result of the adoption of a financial holding company structure through the proposed stock transfer, our businesses will be subject to the following new or increased risks. In addition to the risks described below, we will continue to be subject to the risks described in the documents that we have filed with the SEC that are incorporated by reference into this prospectus. You should carefully consider the following risk factors as well as the other information contained or incorporated into this prospectus in deciding whether to vote in favor of the stock transfer.

Risks Relating to the Stock Transfer

The stock transfer is subject to various conditions and may not be completed as scheduled or at all.

Under the proposed stock transfer plan, the consummation of the stock transfer is subject to a number of conditions, including the absence of any suspension of the stock transfer by us as a result of the exercise of appraisal rights in respect of more than 15% of the total issued shares of our common stock. See “The Stock Transfer—Conditions to the Completion of the Stock Transfer.” Under Korean law, our shareholders who oppose the stock transfer may exercise appraisal rights and require us to purchase their shares if the stock transfer is completed. In the event that the number of shares of our common stock for which appraisal rights are exercised exceeds 15% of the total issued shares of our common stock, we may not complete the stock transfer as contemplated or at all. Furthermore, regulatory authorities in Korea or elsewhere may seek to block or delay the stock transfer or may impose conditions that reduce the anticipated benefits of the stock transfer or make it difficult to complete as planned. Accordingly, even if the stock transfer is approved at the extraordinary general meeting of our shareholders, the stock transfer may not be completed as scheduled or at all. If the stock transfer is not completed, we would fail to realize the anticipated benefits of the new financial holding company structure that will be created pursuant to the stock transfer. For a description of the anticipated benefits of adopting a financial holding company structure, see “The Stock Transfer—Reasons for the Stock Transfer.”

The exercise of appraisal rights in respect of a significant number of shares of our common stock could increase the costs of the stock transfer, reduce the capital of Woori Financial Group and hurt its financial condition.

Under Korean law, our shareholders who oppose the stock transfer may exercise appraisal rights and require us to purchase their shares if the stock transfer is completed. We expect to pay ~~W~~16,079 for each share of our common stock properly submitted to us for appraisal, which is the purchase price for such shares determined in accordance with the formula prescribed under Korean law to be applied in the event that the dissenting shareholders and we fail to agree on a purchase price through negotiations. For a description of the method of calculating the purchase price for shares in respect of which appraisal rights have been exercised, see “The Stock Transfer—Dissent and Appraisal Rights.” If shareholders exercise appraisal rights in respect of a significant number of our shares that does not exceed 15% of the total issued shares of our common stock, we will be required to complete the stock transfer by expending funds to purchase such shares, which could reduce or adversely affect the capital of Woori Financial Group and its financial condition.

Holders of our American depositary shares will not have any dissent and appraisal rights.

Our shareholders who oppose the stock transfer may exercise appraisal rights under Korean law and require us to purchase their shares if the stock transfer is completed. However, if you are a holder of our American depositary shares, you will not have any appraisal rights in respect of the stock transfer even if you oppose it. The deposit agreement for our American depositary shares facility does not require the depositary to take any action in respect of exercising dissent and appraisal rights.

We may fail to realize the anticipated benefits of the stock transfer and the new financial holding company structure.

The success of the stock transfer and the new financial holding company structure that will be created pursuant to such stock transfer will depend, in large part, on the ability of Woori Financial Group to realize the anticipated synergies, growth opportunities and cost savings from coordinating and integrating the businesses of its various subsidiaries.

Although we plan to integrate our operations and our subsidiaries’ operations under the financial holding company structure, the subsidiaries of the new financial holding company, including us, will generally continue to operate as independent entities with separate management and staff. As a result, Woori Financial Group’s ability to direct its subsidiaries’ day-to-day operations may be limited. In addition, the integration of Woori Financial Group’s subsidiaries’ separate businesses and operations, as well as those of any companies it may acquire in the future, into the financial holding company structure could require a significant amount of time, financial resources and management attention. Moreover, that process could place a burden on our operations (including our risk management operations) or information technology systems and produce unintended inconsistencies in our standards, controls, procedures or policies. The realization of the anticipated benefits of our new financial holding company structure may be blocked, delayed or reduced as a result of many factors, some of which may be outside our control. These factors include:

•

difficulties in integrating the diverse activities and operations of the subsidiaries of Woori Financial Group or any companies it may acquire, including risk management operations and information technology systems, personnel, policies and procedures;

•	failure to leverage our financial holding company structure to realize operational efficiencies and to cross-sell multiple products and services;

•	difficulties in reorganizing personnel, branches, networks and administrative functions;

•	restrictions under the Korean Financial Holding Company Act and other regulations on transactions between the financial holding company and, or among, its subsidiaries;

•

unforeseen contingent risks, including lack of required capital resources, increased tax liabilities or restrictions in our overseas operations, relating to the stock transfer and the financial holding company structure that may become apparent in the future; and

•	unexpected business disruptions.

Accordingly, we may not be able to realize the anticipated benefits of the new financial holding company structure that will be created pursuant to the stock transfer, and our business, results of operations and financial condition may suffer as a result.

Our financial holding company will depend on limited forms of funding to fund its operations.

Woori Financial Group will have no significant assets other than the shares of its subsidiaries. Its primary sources of funding and liquidity will be dividends from its subsidiaries, sales of the interests in its subsidiaries and direct borrowings and issuances of equity or debt securities at the holding company level. In addition, as a financial holding company, Woori Financial Group will be required to meet certain minimum financial ratios under Korean law, including with respect to liquidity and capital adequacy. Woori Financial Group’s ability to meet its obligations to its direct creditors and employees and its other liquidity needs and regulatory requirements will depend on timely and adequate distributions from its subsidiaries and its ability to sell its securities or obtain credit from its lenders.

The ability of the subsidiaries of Woori Financial Group, including us, to pay dividends to Woori Financial Group will depend on the financial condition and operating results of such subsidiaries. In the future, the subsidiaries may enter into agreements, such as credit agreements with lenders or indentures relating to high-yield or subordinated debt instruments, that impose restrictions on their ability to make distributions to Woori Financial Group, and the terms of future obligations and the operation of Korean law could prevent the subsidiaries from making sufficient distributions to Woori Financial Group to allow it to make payments on its outstanding obligations. See “—As a financial holding company, Woori Financial Group will largely depend on receiving dividends from its subsidiaries to pay dividends on its common stock.” Any delay in receipt of or shortfall in payments to Woori Financial Group from its subsidiaries could result in Woori Financial Group’s inability to meet its liquidity needs and regulatory requirements, including minimum liquidity and capital adequacy ratios, which may disrupt our operations at the holding company level.

In addition, creditors of Woori Financial Group will generally not be able to assert claims on the assets of the subsidiaries of Woori Financial Group. Furthermore, Woori Financial Group’s inability to sell its securities or obtain funds from its lenders on favorable terms, or at all, could also result in Woori Financial Group’s inability to meet its liquidity needs and regulatory requirements and may disrupt our operations at the holding company level.

As a financial holding company, Woori Financial Group will largely depend on receiving dividends from its subsidiaries to pay dividends on its common stock.

Since the principal assets at the holding company level will be the shares of its subsidiaries, Woori Financial Group’s ability to pay dividends on its common stock will largely depend on dividend payments from those subsidiaries. Those dividend payments are subject to the Korean Commercial Code, the Bank Act and to regulatory limitations, generally based on capital levels and retained earnings, imposed by the various regulatory agencies with authority over those entities. The ability of Woori Financial Group’s subsidiaries to pay dividends may be subject to regulatory restrictions to the extent that paying dividends would impair each of their non-consolidated profitability, financial condition or other cash flow needs. For example:

•

under the Korean Commercial Code, dividends may only be paid out of distributable income, an amount which is calculated by subtracting the aggregate amount of a company’s paid-in capital and certain mandatory legal reserves from its net assets, in each case as of the end of the prior annual period;

•

under the Bank Act, a bank also must credit at least 10% of its net profit to a legal reserve each time it pays dividends on distributable income until that reserve equals the amount of its total paid-in capital; and

•

under the Bank Act and the requirements of the Financial Services Commission, if a bank fails to meet its required capital adequacy ratio or otherwise subject to the management improvement measures imposed by the Financial Services Commission, then the Financial Services Commission may restrict the declaration and payment of dividends by that bank.

Woori Financial Group’s subsidiaries may not continue to meet the applicable legal and regulatory requirements for the payment of dividends in the future. If they fail to do so, they may stop paying or reduce the amount of the dividends they pay to Woori Financial Group, which would have an adverse effect on its ability to pay dividends on its common stock.

Our directors and officers may have potential conflicts of interest in supporting the stock transfer.

Some of our directors and executive officers may have interests in the stock transfer that are different from, or in addition to, your interests.         members of our board of directors (including our president and chief executive officer) and     of our executive officers have been nominated to serve on Woori Financial Group’s board of directors, which will be initially comprised of         individuals. As of                                              , 2018, the latest date for which such information is currently available, our directors and executive officers, together with their respective affiliates, beneficially owned approximately     % of the outstanding shares of our common stock.

The possibility of receiving compensation or other benefits in or following the stock transfer may have influenced these directors and officers in their support of the stock transfer. See “The Stock Transfer – Interests of Certain Directors and Executive Officers in the Stock Transfer.”

Risks Relating to Woori Financial Group Common Stock and American Depositary Shares

There has been no prior market for the common stock or American depositary shares of Woori Financial Group, and the stock transfer may not result in an active or liquid market for Woori Financial Group common stock or American depositary shares.

Woori Financial Group will be formed as a new entity in connection with the stock transfer. Accordingly, there will be no public market for Woori Financial Group’s common stock or American depositary shares prior to their issuance in connection with the stock transfer. We expect that Woori Financial Group will apply to list its common stock on the KRX KOSPI Market of the Korea Exchange and to list its American depositary shares on the New York Stock Exchange. However, we expect that such listings will not occur until some time after the stock transfer is completed. If you hold shares of Woori Financial Group common stock or Woori Financial Group American depositary shares, you may not be able to trade such shares until the relevant listing occurs. Furthermore, an active public market in Woori Financial Group common stock or American depositary shares may not develop or be sustained after their issuance. In addition, if a significant number of Woori Financial Group American depositary share holders withdraw the underlying shares of Woori Financial Group common stock from Woori Financial Group’s American depositary share facility and no additional Woori Financial Group American depositary shares are issued, the liquidity of Woori Financial Group American depositary shares would be adversely affected.

The initial market price of Woori Financial Group common stock and Woori Financial Group American depositary shares immediately after their issuance is expected to be determined, among other things, by the market prices of our common stock and American depositary shares prior to the stock transfer. The initial market price of Woori Financial Group common stock and Woori Financial Group American depositary shares may not be indicative of prices that will prevail in the trading market. You may not be able to resell your Woori Financial Group common stock or American depositary shares at or above the initial market price. Market prices of Korean companies’ stock have been and continue to be volatile. Volatility in the price of Woori Financial Group common stock and American depositary shares may be caused by factors outside of our control and may be unrelated or disproportionate to Woori Financial Group’s operating results.

Ownership of Woori Financial Group common stock is restricted under Korean law.

Under the Financial Holding Company Act, a single shareholder, together with its affiliates, is generally prohibited from owning more than 10% of the issued and outstanding shares of voting stock of a bank holding company such as Woori Financial Group that controls a nationwide bank, with the exception of certain shareholders that are non-financial business group companies, whose applicable limit is 4%. To the extent that the total number of shares of Woori Financial Group common stock (including those represented by American depositary shares) that you and your affiliates own together exceeds the applicable limits, you will not be entitled to exercise the voting rights for the excess shares, and the Financial Services Commission may order you to dispose of the excess shares within a period of up to six months. Failure to comply with such an order would result in a charge compelling performance of up to 0.03% of the book value of such shares per day until the date of disposal and an administrative fine of up to ~~W~~100 million. See “Supervision and Regulation of Woori Financial Group—Principal Regulations Applicable to Financial Holding Companies—Restrictions on Ownership of a Financial Holding Company.”

A holder of Woori Financial Group American depositary shares may not be able to exercise dissent and appraisal rights unless it has withdrawn the underlying shares of Woori Financial Group common stock and become its direct shareholder.

In some limited circumstances, including the transfer of the whole or any significant part of Woori Financial Group’s business and the merger or consolidation of Woori Financial Group with another company, dissenting shareholders will have the right to require Woori Financial Group to purchase their shares under Korean law. However, holders of Woori Financial Group American depositary shares will not be able to exercise such dissent and appraisal rights if the depositary refuses to do so on their behalf. The deposit agreement to be entered into between Woori Financial Group and Citibank, N.A., as depositary, will not require the depositary to take any action in respect of exercising dissent and appraisal rights. In such a situation, holders of Woori Financial Group American depositary shares must withdraw the underlying common stock from the American depositary share facility (and incur charges relating to such withdrawal) and become Woori Financial Group’s direct shareholders prior to the record date of the shareholders’ meeting at which the relevant transaction is to be approved, in order to exercise dissent and appraisal rights.

A holder of Woori Financial Group American depositary shares may be limited in its ability to deposit or withdraw common stock.

Under the terms of the deposit agreement to be entered into among us, Woori Financial Group and Citibank, N.A., as depositary, holders of Woori Financial Group common stock may deposit such stock with the depositary’s custodian in Korea and obtain Woori Financial Group American depositary shares, and holders of such American depositary shares may surrender American depositary shares to the depositary for cancellation and receive Woori Financial Group common stock. However, to the extent that a deposit of common stock exceeds any limit that Woori Financial Group may specify from time to time, such common stock will not be accepted for deposit unless the consent of Woori Financial Group with respect to such deposit has been obtained. Woori Financial Group is not expected to set any such limit; however Woori Financial Group has the right to do so at any time. Under the terms of the deposit agreement, no consent will be required for deposit if the shares of common stock are obtained through a dividend, free distribution, rights offering or reclassification of such stock. Woori Financial Group is expected to agree to consent, under the terms of the deposit agreement, to any deposit unless the deposit would be prohibited by applicable laws or violate Woori Financial Group’s articles of incorporation. If Woori Financial Group chooses to impose a limit on deposits in the future, however, Woori Financial Group may not consent to the deposit of any additional common stock. As a result, if a holder surrenders American depositary shares for cancellation and withdraws common stock, it may not be able to deposit the stock again to obtain American depositary shares.

A holder of Woori Financial Group common stock or American depositary shares will not have preemptive rights in some circumstances.

The Korean Commercial Code and Woori Financial Group’s articles of incorporation will require Woori Financial Group, with some exceptions, to offer shareholders the right to subscribe for new shares of Woori Financial Group common stock in proportion to their existing shareholding ratio whenever new shares are issued. If Woori Financial Group offers any rights to subscribe for additional shares of its common stock or any rights of any other nature, the depositary, after consultation with Woori Financial Group, may make the rights available to holders of Woori Financial Group American depositary shares or use reasonable efforts to dispose of the rights on behalf of such holders and make the net proceeds available to such holders. The depositary will make rights to purchase any additional shares of Woori Financial Group common stock available to holders of Woori Financial Group American depositary shares only if:

•	Woori Financial Group has requested in a timely manner that those rights be made available to such holders;

•	the depositary has received the documents that are required to be delivered under the terms of the deposit agreement, which may include confirmation that a registration statement filed by Woori

Financial Group under the U.S. Securities Act of 1933, as amended, or the Securities Act, is in effect with respect to those shares or that the offering and sale of those shares is exempt from or is not subject to the registration requirements of the Securities Act; and

•	the depositary determines, after consulting with Woori Financial Group, that the distribution of rights is lawful and commercially feasible.

Holders of Woori Financial Group common stock located in the United States may not exercise any such rights they receive absent registration or an exemption from the registration requirements under the Securities Act.

Woori Financial Group will not be under any obligation to file any registration statement with the SEC or to endeavor to cause such a registration statement to be declared effective. Moreover, Woori Financial Group may not be able to establish an exemption from registration under the Securities Act. Accordingly, a holder of Woori Financial Group American depositary shares may be unable to participate in rights offerings by Woori Financial Group and may experience dilution in its holdings. If a registration statement is required for a holder of Woori Financial Group American depositary shares to exercise preemptive rights but is not filed by Woori Financial Group or is not declared effective, the holder will not be able to exercise its preemptive rights for additional American depositary shares and it will suffer dilution of its equity interest in Woori Financial Group. If the depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or commercially feasible, it will allow the rights to lapse, in which case the holder will receive no value for these rights.

Dividend payments received by a holder on, and the amount a holder may realize upon a sale of, its Woori Financial Group American depositary shares will be affected by fluctuations in the exchange rate between the U.S. dollar and the Won.

We expect that the Woori Financial Group common stock will be listed on the KRX KOSPI Market and quoted and traded in Won. Cash dividends, if any, in respect of the shares represented by the Woori Financial Group American depositary shares will be paid to the depositary in Won and then converted by the depositary into U.S. dollars, subject to certain conditions. Accordingly, fluctuations in the exchange rate between the Won and the U.S. dollar will affect, among other things, the amounts a registered holder or beneficial owner of Woori Financial Group American depositary shares will receive from the depositary in respect of dividends, the U.S. dollar value of the proceeds which a holder or owner would receive upon sale in Korea of the shares of Woori Financial Group common stock obtained upon surrender of Woori Financial Group American depositary shares and the secondary market price of Woori Financial Group American depositary shares. Such fluctuations will also affect the U.S. dollar value of dividends and sales proceeds received by holders of Woori Financial Group common stock.

If the Korean government deems that emergency circumstances are likely to occur, it may restrict holders of Woori Financial Group common stock and the depositary from converting and remitting dividends and other amounts in U.S. dollars.

If the Korean government deems that certain emergency circumstances, including, but not limited to, severe and sudden changes in domestic or overseas economic circumstances, extreme difficulty in stabilizing the balance of payments or implementing currency, exchange rate and other macroeconomic policies, have occurred or are likely to occur, it may impose certain restrictions provided for under the Foreign Exchange Transaction Law, including the suspension of payments or requiring prior approval from governmental authorities for any transaction. See “Korean Foreign Exchange Controls and Securities Regulations—General.”

A holder of Woori Financial Group common stock or American depositary shares may not be able to enforce a judgment of a foreign court against Woori Financial Group.

When established, Woori Financial Group will be a corporation with limited liability organized under the laws of Korea. We expect that substantially all of its directors and officers will reside in Korea, and all or a significant portion of the assets of such directors and officers and a substantial majority of Woori Financial Group’s assets will be located in Korea. As a result, it may not be possible for holders of Woori Financial Group common stock or American depositary shares to effect service of process within the United States, or to enforce in the United States against Woori Financial Group or its directors and officers judgments obtained in United States courts based on the civil liability provisions of the federal securities laws of the United States. There may be doubt as to the enforceability in Korea, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

FORWARD-LOOKING INFORMATION

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains forward-looking statements, which may include statements regarding the period following completion of the stock transfer.

Words and phrases such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “estimate,” “expect,” “future,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “predict,” “project,” “risk,” “seek to,” “shall,” “should,” “will likely result,” “will pursue” and words and terms of similar substance used in connection with any discussion of the proposed stock transfer or our future operating or financial performance identify forward-looking statements. All forward-looking statements are our management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to our business, the factors relating to the stock transfer discussed under “Risk Factors” and the risks related to the business of Woori Financial Group, once it is formed and becomes operational, among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, failure to realize the anticipated benefits of the stock transfer and adverse regulatory developments. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date they are made. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Time, Place and Purpose

The extraordinary general meeting of our shareholders is scheduled to be held on the fifth floor of the Woori Bank Head Office Building, 51, Sogong-ro, Jung-gu, Seoul, Korea on                                              , 2018 at         a.m. local time. The extraordinary general meeting is being held so that the holders of our common stock can consider and vote upon a special resolution approving the stock transfer, whereby holders of our common stock will transfer all of their shares to a new financial holding company, Woori Financial Group, and in return receive shares of Woori Financial Group common stock.

Specifically, holders of our common stock will be asked to vote on a special resolution approving the stock transfer plan (including the proposed articles of incorporation of Woori Financial Group and the nominees for directors of Woori Financial Group, including those who will serve as members of the Audit Committee of the board of directors).

An English translation of the stock transfer plan, which includes the proposed articles of incorporation of Woori Financial Group and the list of our nominees for the directors of Woori Financial Group (including those who will also serve as members of the Audit Committee of the board of directors), is attached to this prospectus as Annex I. For information regarding such nominees, see “Management of Woori Financial Group.”

Voting Rights, Record Date and Votes Required

Holders of common stock recorded on our shareholder register as of the applicable record date will be entitled to attend and vote, either in person or by proxy, at the extraordinary general meeting. Our board of directors has fixed the close of business on                                              , 2018 as the record date for the determination of the holders of our common stock entitled to notice of and to vote at the extraordinary general meeting. Each share of common stock present or represented at the meeting will be entitled to one vote.

The adoption of a special resolution at the extraordinary general meeting requires the affirmative vote of at least two-thirds of the shares of our common stock present or represented at the meeting. The shares voting affirmatively must also represent at least one-third of the total issued and outstanding shares of our common stock.

Holders of our common stock who are non-financial business group companies and hold an aggregate number of shares representing in excess of 4% of our total issued and outstanding common stock will not be allowed to vote the shares representing such excess.

Share Ownership of Directors and Executive Officers

As of                                              , 2018, the latest date for which such information is currently available, our directors and executive officers and their affiliates owned, in the aggregate,                shares of our common stock, which is approximately         % of the shares of our common stock outstanding on that date. To our knowledge, our directors and executive officers intend to vote “FOR” approval of the stock transfer.

Voting by Proxy

Holders of our common stock may vote either in person at the extraordinary general meeting or by proxy. Shareholders who wish to vote their shares of common stock by proxy can do so through one of the following methods:

•	Voting through the Korea Securities Depository. Holders of our common stock will be entitled to instruct the Korea Securities Depository, as depository for our common stock issued in book-entry form, as to how to vote their shares of common stock at the extraordinary general meeting. A shareholder wishing to provide voting instructions to the Korea Securities Depository must:

•

if it has not received from its standing proxy in Korea a voting instruction form prepared by the Korea Securities Depository, ask the standing proxy to obtain and send the voting instruction form to the shareholder; and

•

complete the voting instruction form and return it to the shareholder’s standing proxy in Korea by no later than                                             , 2018 (Seoul time) (or such other date as set forth in such shareholder’s agreement with its standing proxy), with instructions for the standing proxy to submit the voting instruction form to the Korea Securities Depository by the end of business on                                             , 2018.

Although there is no guarantee, if the Korea Securities Depository receives a completed voting instruction form from a shareholder through its standing proxy on or prior to                                             , 2018, the Korea Securities Depository will try to vote the shareholder’s shares in accordance with the instructions of the shareholder, as far as practical and subject to the requirements of Korean law. Shareholders will be able to change their vote after they send in their voting instruction forms to the Korea Securities Depository, by attending the meeting and voting their shares in person or, if available, by requesting their respective standing proxies to attend the meeting and vote the shares by proxy as described below.

•

Voting through a Standing Proxy in Korea. Depending on the terms of its agreement with its standing proxy in Korea, a holder of our common stock may also be entitled to request the standing proxy to attend the extraordinary general meeting on behalf of the shareholder and vote the shareholder’s shares by proxy in accordance with the shareholder’s instructions. Shareholders who wish to vote their shares of common stock in this manner should consult with their standing proxy. Among other things, in order to vote its shares by proxy in this manner, a shareholder must deliver a power of attorney to its standing proxy authorizing it to vote the shares on behalf of the shareholder at the extraordinary general meeting. The standing proxy will be required to produce the original power of attorney at the meeting.

A shareholder may revoke a power of attorney after it is delivered and provide a different power of attorney to its standing proxy at any time prior to the extraordinary general meeting. A shareholder may also revoke any power of attorney and attend and vote directly at the extraordinary general meeting.

If you have further questions regarding your voting rights, you should contact your standing proxy in Korea, or us at:

Woori Bank

Investor Relations Department

51, Sogong-ro, Jung-gu

Seoul 04632, Korea

Telephone: +82-2-2125-2337

Facsimile: +82-505-003-2512

e-mail: woori.ir@wooribank.com

Voting Rights of Holders of Our American Depositary Shares

Holders of our American depositary shares recorded on the applicable register of Citibank, N.A., as depositary, as of the record date will be entitled to instruct the depositary as to how to vote the shares of our common stock represented by such holders’ American depositary shares at the extraordinary general meeting. Citibank, N.A. will mail a voting instruction card to holders of record of our American depositary shares as

of                                         , 2018. Voting instructions may be delivered to the depositary by completing, signing and delivering a voting instruction card to the depositary prior to the applicable cut-off date. For a holder’s voting instructions to be valid, the depositary must receive the voting instruction card by no later than 10:00 a.m. (New York Time) on                                         , 2018. Although there is no guarantee, the depositary will try to vote the shares of common stock represented by a holder’s American depositary shares in accordance with the instructions of the holder, as far as practical and subject to the requirements of Korean law. Holders of our American depositary shares will be able to change their voting instructions after they send their voting instruction card with revised voting instructions to the depositary. However, such revised voting instructions will not be valid unless the depositary receives the new voting instruction card by 10:00 a.m. (New York Time) on                                             , 2018.

In accordance with the terms of the deposit agreement for the American depositary shares, Citibank N.A. will, to the extent it does not receive timely voting instructions from any holders of our American depositary shares, vote the shares represented by such unvoted American depositary shares in the same manner and in the same proportion on each matter as the holders of all of the outstanding shares of our common stock present or represented at the extraordinary general meeting are voting on that matter.

Holders of our American depositary shares who hold an aggregate number of shares representing in excess of 4% of our total issued and outstanding common stock will not be allowed to vote the shares representing such excess.

If you are a holder of our American depositary shares and have further questions as to how to exercise your voting rights, you should contact the depositary at:

Citibank, N.A.

Shareholder Services

P.O. Box 43077

Providence, RI 02940-3077

Telephone: 1-877-248-4237

e-mail: citibank@shareholders-online.com

THE STOCK TRANSFER

Background of the Stock Transfer

Our management has determined that it would be beneficial for us to reorganize our operations and those of certain of our subsidiaries under a financial holding company structure. We expect that the establishment of a new financial holding company will help lead to an efficient management structure that can effectively respond to external changes (such as changes in regulations and the earlier conversion of our competitor banks to financial holding company structures), a higher enterprise value achieved through enhanced profitability from the maximization of synergies among affiliated companies, and sustainable growth from the strengthening of customer convenience and other competitive factors.

Accordingly, on June 19, 2018, our board of directors approved a plan for a “comprehensive stock transfer” under Article 360-15 of the Korean Commercial Code, whereby holders of our common stock will transfer all of their shares to Woori Financial Group, a new financial holding company for our bank, and in return receive Woori Financial Group common stock. On                    , 2018, our board of directors resolved to further supplement the stock transfer plan, including with the list of persons to be nominated to serve as directors of Woori Financial Group.

Reasons for the Stock Transfer

The purpose of the stock transfer is to reorganize the different businesses of our bank (including certain of our subsidiaries) under a financial holding company structure whereby the financial holding company would become the parent company of our bank and certain of our subsidiaries.

We believe that the adoption of a financial holding company structure will help us increase customer satisfaction, generate synergies and maximize profitability, by creating an integrated system among our affiliated companies and allowing us to effectively provide various financial services, including comprehensive one-stop asset management services customized for clients, based on active expansion of non-banking and global business operations.

Once the stock transfer is completed, we and certain of our subsidiaries will become wholly-owned subsidiaries of a new financial holding company, Woori Financial Group.

Our organizational structure as of March 31, 2018 is illustrated by the following chart:

Woori Financial Group’s organizational structure after giving effect to the stock transfer is illustrated by the following chart:

We may decide to make further changes to our organizational structure after completion of the stock transfer as we seek to maximize management efficiency under the new financial holding company structure. For example, subsequent to the establishment of Woori Financial Group, we plan to review the conversion of certain of our remaining subsidiaries such as Woori Card Co., Ltd. and Woori Investment Bank Co., Ltd. as direct subsidiaries of Woori Financial Group. In addition, new companies may be added as subsidiaries of Woori Financial Group as strategically necessary through new establishments or acquisitions.

Exchange of Woori Bank Common Stock and American Depositary Shares for Woori Financial Group Common Stock and American Depositary Shares

In connection with the stock transfer, holders of our common stock will transfer all of their shares of our common stock to the new financial holding company, Woori Financial Group, which will be established simultaneously with such transfer. As consideration for the shares of our common stock, Woori Financial Group will issue shares of its common stock to the holders of our common stock. In the stock transfer, each holder of one share of our common stock will receive one share of Woori Financial Group common stock. Holders of our American depositary shares, each of which represents three shares of our common stock, will receive one Woori Financial Group American depositary share for every American depositary share they own.

Prior to the date when the stock transfer becomes effective, the holders of our common stock must surrender their shares of our common stock to us, in our capacity as the transfer agent for the stock transfer, in the case of holders of shares of our common stock in certificated form. Any such common stock share certificates not surrendered will become invalid following the stock transfer. In the case of shares of our common stock deposited with the Korea Securities Depository and held by our shareholders in book-entry form, the Korea Securities Depository will cancel our deposit eligibility once the stock transfer is completed and cancel the share certificates for such shares, and no action regarding a surrender will be required by the holders of such shares. We expect that our common stock will be suspended from trading on the KRX KOSPI Market of the Korea Exchange starting from such date as designated by the Korea Exchange, which must be prior to the end of the period during which the shares of our common stock must be surrendered and/or cancelled. On the effective date of the stock transfer, the newly issued shares of Woori Financial Group common stock will be deposited with the Korea Securities Depository, which will be the clearing agency for such stock, and the Korea Securities

Depository will register the newly issued shares of Woori Financial Group common stock in book-entry form in the names of the holders of our common stock of record as of the effective date of the stock transfer as consideration for the shares of our common stock previously surrendered or cancelled.

When the Woori Financial Group common stock issued in respect of our common stock underlying our American depositary shares is credited to the account of Citibank, N.A., as depositary, at the Korea Securities Depository, the Korea Securities Depository will notify Citibank, N.A. of such deposit. The Deposit Agreement, under which our American depositary shares are issued, will be amended and restated as the Second Amended and Restated Deposit Agreement, effective as of the effective date of the stock transfer. We describe such deposit agreement under “Description of Woori Financial Group’s American Depositary Shares.” Citibank, N.A. will then exchange our American depositary shares for Woori Financial Group American depositary shares.

To receive Woori Financial Group American depositary shares upon the effectiveness of the stock transfer, you do not need to take any action. Citibank, N.A. will mail a notice to registered holders of our American depositary shares informing them of the exchange of their American depositary shares for Woori Financial Group American depositary shares as well as a statement detailing the number of Woori Financial Group American depositary shares registered in their name. The Woori Financial Group American depositary shares will be issued as “uncertificated” American depositary shares, which are American depositary shares not evidenced by American depositary receipts.

Holders of our American depositary shares who hold the American depositary shares through The Depository Trust Company, or DTC, do not need to take any action in order to exchange their American depositary shares for Woori Financial Group American depositary shares. DTC, which is the clearing agency for our American depositary shares, will surrender our outstanding American depositary shares to Citibank, N.A. In exchange, Citibank, N.A. will deliver Woori Financial Group American depositary shares to DTC, which will credit the newly issued Woori Financial Group American depositary shares to the accounts of its participants to which our American depositary shares are credited as of the close of business on the day prior to the effective date of the stock transfer.

Citibank, N.A., as depositary for the American depositary shares, may and intends to charge depositary fees for the cancellation of our American depositary shares (up to U.S.$0.05 per American depositary share cancelled) and for the issuance of Woori Financial Group American depositary shares (up to U.S.$0.05 per American depositary share issued) to the holders of our American depositary shares (as of the close of business on the day prior to the effective date of the stock transfer), unless Citibank, N.A., Woori Bank and Woori Financial Group agree to waive the payment of all or a portion of such fees by the holders of American depositary shares. Any depositary fees payable by holders of American depositary shares will be charged by the DTC participants to the accounts of the beneficial owners of our American depositary shares (as of the close of business on the day prior to the effective date of the stock transfer), and will be remitted to Citibank, N.A., as depositary for the American depositary shares, by DTC and its participants on behalf of the beneficial owners.

Exchange of Common Stock of Woori Bank’s Subsidiaries for Woori Financial Group Common Stock

In connection with the stock transfer, we will transfer all shares of common stock held by us of Woori FIS, Woori Finance Research Institute, Woori Credit Information, Woori Fund Services, Woori Private Equity Asset Management, all of which are our subsidiaries, to Woori Financial Group. As a result of the transfer, Woori Financial Group will own 100% of the outstanding common stock of all such subsidiaries participating in the stock transfer. As consideration for the shares of such subsidiaries’ common stock, Woori Financial Group will issue shares of its common stock to us. In the stock transfer, we will receive, for each share of common stock of the following subsidiaries, which will become wholly-owned subsidiaries of Woori Financial Group, such number of shares of Woori Financial Group common stock as set forth below as the applicable stock transfer ratio:

Subsidiaries Subject to Stock Transfer	Total Number of Shares of Subsidiary’s Issued Common Stock	Stock Transfer Ratio	Total Number of Shares of Woori Financial Group Common Stock to Be Issued to Us(1)
Woori FIS	4,900,000	0.2999709	1,469,857
Woori Finance Research Institute	600,000	0.1888161	113,289
Woori Credit Information	1,008,000	1.1037294	1,112,559
Woori Fund Services	2,000,000	0.4709031	941,806
Woori Private Equity Asset Management	6,000,000	0.0877992	526,795

(1)

We will not receive any fractional shares of Woori Financial Group common stock as a result of the stock transfer. Pursuant to applicable Korean laws, all fractional shares of Woori Financial Group common stock to be issued to us will be aggregated and, excluding any fraction of such aggregate amount, will be sold by Woori Financial Group at the closing price on the date of its listing on the KRX KOSPI Market of the Korea Exchange. We will receive the proceeds from such sale.

Each of the aforementioned stock transfer ratios may be changed only with the approval of our board of directors and those of all of the above subsidiaries, if (i) the capital structure of an entity is changed due to certain events, such as the issuance of new shares of capital stock, or (ii) certain events occur which would make it reasonable to change the ratio.

Interests of Certain Directors and Executive Officers in the Stock Transfer

You should be aware that a number of our directors and officers may have agreements or arrangements that provide them with interests in the stock transfer that differ from those of our shareholders. Our board of directors was aware of these interests during its deliberations of the merits of the stock transfer.

Governance Structure and Management Positions. Pursuant to the terms of the stock transfer, upon completion of the stock transfer and the formation of Woori Financial Group, the board of directors of Woori Financial Group will be initially comprised of        individuals.            members of our board of directors (including our president and chief executive officer) and        of our executive officers have been nominated to serve on Woori Financial Group’s board of directors. See “Management of Woori Financial Group.”

Stock Ownership. As of                                        , 2018, the latest date for which such information is currently available, our directors and executive officers, together with their respective affiliates, beneficially owned            shares representing approximately        % of the outstanding shares of our common stock.

Conditions to the Completion of the Stock Transfer

Under the stock transfer plan, the completion of the stock transfer is subject to the following:

•	we must obtain from the Financial Services Commission approval of the establishment of a financial holding company under Article 3 of the Financial Holding Company Act; and

•

in the event the number of shares of our common stock for which appraisal rights are exercised exceeds 15% of the total number of issued shares of our common stock, we may suspend the stock transfer and amend the stock transfer plan.

Under Korean law, our shareholders who oppose the stock transfer may exercise appraisal rights and require us to purchase their shares if the stock transfer is completed. See “—Dissent and Appraisal Rights.”

Completion and Effectiveness of the Stock Transfer

We will complete the stock transfer when all the conditions to completion of the stock transfer are satisfied, including the approval of the stock transfer by our shareholders and the relevant Korean regulatory authorities, and the absence of any suspension of the stock transfer by us as a result of the exercise of appraisal rights in respect of more than 15% of the total issued shares of our common stock. See “—Conditions to the Completion of the Stock Transfer.” The stock transfer will become effective when we register the incorporation of Woori Financial Group with the commercial registry office of the Seoul Central District Court, pursuant to the applicable requirements of Korean law. We expect to complete the stock transfer in the first quarter of 2019.

U.S. Income Tax Consequences of the Stock Transfer

The exchange of Woori Bank common stock or American depositary shares for corresponding interests in Woori Financial Group will not be a taxable transaction for U.S. tax purposes. In general, U.S. holders will not recognize gain or loss for U.S. tax purposes when they exchange our common stock or American depositary shares for Woori Financial Group common stock or American depositary shares pursuant to the stock transfer. A U.S. holder’s tax basis in Woori Financial Group common stock or American depositary shares received in the stock transfer will equal the U.S. holder’s tax basis in our common stock or American depositary shares exchanged, and a U.S. holder’s holding period in Woori Financial Group common stock or American depositary shares received will include the holder’s holding period in our common stock or American depositary shares exchanged. If you exercise your appraisal rights for your shares of our common stock and we purchase such shares for cash, the transaction will be treated for U.S. tax purposes as a taxable sale of your shares. See “Tax Considerations—United States Taxation.”

Accounting Treatment of the Stock Transfer

The stock transfer transaction involving our shareholders is a transaction among entities under common control, for which there is no specifically applicable accounting standard under IFRS. In the absence of an IFRS accounting standard that specifically applies to a transaction, the management of the relevant company must use its judgment in developing and applying an accounting policy in accordance with paragraphs 10 and 11 of International Accounting Standard 8, Accounting Policies, Changes in Accounting Estimates and Errors. In making such judgment, the management of the company may consider similar accounting standards and accepted industry practices, and accordingly, we expect that the stock transfer transaction will be accounted for as a transaction among entities under common control applying the pooling of interests method of accounting. Upon the completion of the stock transfer, Woori Financial Group will initially recognize the transferred assets and liabilities at their book value as of the date of the stock transfer in its consolidated financial statements, and no goodwill will be recognized in connection with the transaction.

Regulatory Matters

We have summarized below the material regulatory requirements affecting the stock transfer and the establishment of Woori Financial Group as a new financial holding company. Although we have not yet received all of the required approvals we discuss, we anticipate that we will receive them in time to complete the stock transfer in January 2019.

Establishment of a Financial Holding Company

Under the Financial Holding Company Act, we are required to obtain an approval from the Financial Services Commission for the establishment of a financial holding company in connection with the stock transfer. We submitted an application to the Financial Services Commission on July 20, 2018 for approval of the establishment of a financial holding company.

Stock Transfer Report

Under the Financial Investment Services and Capital Markets Act and related regulations, we are required to submit a stock transfer report to the Financial Services Commission and the Korea Exchange immediately upon any resolution by our board of directors to undertake a comprehensive stock transfer. We submitted the stock transfer report to the Financial Services Commission and the Korea Exchange on June 19, 2018, the date of the relevant resolution by our board of directors.

Stock Exchange Listings

We expect to apply to list the Woori Financial Group common stock on the KRX KOSPI Market of the Korea Exchange and to list the Woori Financial Group American depositary shares on the New York Stock Exchange. We expect that trading of our common stock on the KRX KOSPI Market of the Korea Exchange will be suspended commencing from approximately        days prior to the date of the stock transfer, and that the listing of the Woori Financial Group common stock on the KRX KOSPI Market of the Korea Exchange will not occur until approximately        days after the stock transfer is completed. Shareholders will not be able to trade their shares of Woori Financial Group common stock until such listing occurs. We also expect that the listing of the Woori Financial Group American depositary shares on the New York Stock Exchange will not occur until approximately        days after the stock transfer is completed. Holders of such American depositary shares may not be able to trade their American depositary shares until such listing occurs.

Dissent and Appraisal Rights

Holders of our common stock who oppose the stock transfer will be entitled to appraisal rights under Korean law. Appraisal rights may be exercised with respect to all or a portion of the shares of our common stock owned by a shareholder as of                                        , 2018, the record date for the extraordinary general meeting of shareholders. However, holders of our American depositary shares will not have any appraisal rights in respect of the stock transfer, since they are not holders of record of the underlying shares of our common stock.

Under the Korean Commercial Code, the Financial Investment Services and Capital Markets Act and the Financial Holding Company Act, in order to exercise the appraisal rights, a holder of our common stock must:

•

be able to prove that the applicable shares owned by such shareholder were acquired prior to June 19, 2018 (or that, by the next business day after such date, (i) a purchase agreement for such shares had been executed, (ii) a loan agreement for such shares had been terminated, or (iii) a legal act relating to the acquisition of such shares had been taken), and that such shareholder has maintained the ownership of such shares from the next business day until the date of the exercise of such appraisal rights. Appraisal rights will be lost with respect to shares that were sold and then repurchased during such period;

•	provide written notice to us of such shareholder’s dissent to the stock transfer, during the period from to , 2018, the day prior to the date of the extraordinary general meeting (except that beneficial owners who have entrusted their shares to a securities company must provide written notice of their dissent to such securities company, by no later than three business days prior to the date of the extraordinary general meeting);

•	not vote their shares in favor of the stock transfer at the extraordinary general meeting; and

•

within 10 days after the date of the extraordinary general meeting, request that we purchase such shareholder’s shares in a written statement specifying the class and the number of such shares, accompanied by the share certificates held by such shareholder (except that beneficial owners who have entrusted their shares to a securities company must submit an application to exercise appraisal rights to such securities company, by no later than two business days prior to the end of such 10-day period).

If the stock transfer is approved at the extraordinary general meeting, we will purchase the shares of each dissenting shareholder who has properly submitted a purchase request, within one month from the 10th day after the extraordinary general meeting. Shareholders wishing to exercise their appraisal rights must hold their shares until we purchase such shares within such one-month period. In the event that the number of shares of our common stock for which appraisal rights are exercised exceeds 15% of the total issued shares of our common stock, we may not complete the stock transfer, in which case we will not purchase any shares of dissenting shareholders. See “—Conditions to the Completion of the Stock Transfer.”

Under Korean law, the purchase price for shares in respect of which appraisal rights have been exercised is to be determined through negotiation between the dissenting shareholders and us. However, if the dissenting shareholders and we fail to agree on a purchase price, Korean law provides that the purchase price will be calculated as the arithmetic average of the weighted average closing share prices of our common stock for (1) the two-month period, (2) the one-month period and (3) the one-week period ending immediately prior to June 19, 2018, the date our board of directors approved the stock transfer. The appraisal price to be paid by us was calculated as follows using the formula described above:

	Woori Bank Common Stock
(1) Two-month daily closing price weighted average	~~W~~	15,822
(2) One-month daily closing price weighted average		15,988
(3) One-week daily closing price weighted average		16,427
Appraisal Price (arithmetic average of (1), (2) and (3))	~~W~~	16,079

Under Korean law, if we or our shareholders owning 30% or more of the shares of our common stock in respect of which appraisal rights have been exercised do not accept the appraisal price calculated as set forth above, we or such shareholders may contest such appraisal price by submitting a request to adjust the price to Financial Services Commission within one month from the date of the extraordinary general meeting.

Notwithstanding the final appraisal price determined by the Financial Services Commission, dissenting shareholders may have the right to contest such final appraisal price in court.

If you wish to find out more information about how to exercise your appraisal rights, you should contact your standing proxy in Korea, or us at the following address:

Woori Bank

Investor Relations Department

51, Sogong-ro, Jung-gu

Seoul 04632, Korea

Telephone: +82-2-2125-2337

Facsimile: +82-505-003-2512

e-mail: woori.ir@wooribank.com

The Stock Transfer Plan

We believe that the foregoing summary describes all material terms of the stock transfer plan. However, because the stock transfer plan is the primary legal document that governs the stock transfer, we urge you to read the full version of the stock transfer plan, which is attached as Annex I to this prospectus.

Articles of Incorporation of Woori Financial Group

The proposed articles of incorporation of Woori Financial Group, which are included as part of the stock transfer plan attached as Annex I to this prospectus, were prepared by us and are expected to be adopted at the time of the establishment of Woori Financial Group. For a summary of the material provisions of the proposed articles of incorporation of Woori Financial Group and the rights of shareholders of Woori Financial Group under the proposed articles of incorporation, see “Description of Woori Financial Group’s Capital Stock.”

INFORMATION ABOUT WOORI BANK

For information about us, including an overview of our business, organizational structure and property and a review of our operations and financial results, see our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus, as supplemented by the following. The following supplements certain information about us appearing under the headings corresponding to the headings below in our Annual Report on Form 20-F for the year ended December 31, 2017. If the information below differs from the information in our Annual Report on Form 20-F for the year ended December 31, 2017, you should rely on the information below.

Item 3. KEY INFORMATION

Item 3.A. Selected Financial Data

The selected consolidated financial and operating data set forth below have been derived from our unaudited consolidated interim financial statements as of June 30, 2018 and for the six-month periods ended June 30, 2017 and 2018, which have been prepared in accordance with IFRS as issued by the IASB.

IFRS 9 Financial Instruments, or IFRS 9, is effective for annual periods beginning on or after January 1, 2018 and replaces International Accounting Standard 39 Financial Instruments: Recognition and Measurement, or IAS 39. We have applied IFRS 9 in our unaudited consolidated interim financial statements as of and for the six-month period ended June 30, 2018 included elsewhere in this prospectus. As permitted by the transition rules of IFRS 9, our comparative unaudited consolidated interim financial statements as of December 31, 2017 and for the six-month period ended June 30, 2017 included elsewhere in this prospectus have not been restated to retroactively apply IFRS 9. For information regarding the impact of the application of IFRS 9 to our consolidated financial statements, see “Item 5.A. Operating Results—Changes in Accounting Standards” below and Note 2-(1)-a) of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

You should read the following data together with the more detailed information contained in “Item 5. Operating and Financial Review and Prospects” below and our unaudited consolidated interim financial statements included elsewhere in this prospectus. Our results of operations for the six-month period ended June 30, 2018 are not necessarily indicative of our results of operations for the full year 2018.

Consolidated Statement of Comprehensive Income Data

	Six-month period ended June 30,
	2017		2018		2018(1)
	(in billions of Won except per share data)				(in millions of U.S.$ except per share data)
Interest income	~~W~~	4,189	~~W~~	4,643	U.S.$	4,176
Interest expense		(1,639)		(1,879)		(1,690)

Net interest income		2,550		2,764		2,486
Fees and commissions income		1,014		1,113		1,001
Fees and commissions expense		(476)		(510)		(459)

Net fees and commissions income		538		603		542
Dividend income		59		50		45
Net gain on financial instruments at fair value through profit or loss (IFRS 9)		—		117		105
Net loss on financial instruments at fair value through profit or loss (IAS 39)		(146)		—		—
Net gain on financial assets at fair value through other comprehensive income		—		1		1
Net gain on available-for-sale financial assets		104		—		—
Net gain arising on financial assets at amortized cost		—		31		28
Reversal of allowance for (impairment losses due to) credit loss		(284)		29		26
General and administrative expenses		(1,538)		(1,567)		(1,410)
Net other operating income (expenses)(2)		201		(220)		(197)

Operating income		1,484		1,808		1,626
Share of loss of joint ventures and associates		(64)		(2)		(2)
Net other non-operating income (expenses)		10		(5)		(4)

Non-operating loss		(54)		(7)		(6)
Net income before income tax expense		1,430		1,801		1,620
Income tax expense		(321)		(485)		(436)

Net income	~~W~~	1,109	~~W~~	1,316	U.S.$	1,184

Net gain on valuation of equity securities at fair value through other comprehensive income	~~W~~	—	~~W~~	31	U.S.$	28
Net gain on valuation of financial liabilities designated as at fair value through profit or loss due to own credit risk		—		—		—
Items out of change in equity method securities due to change in equity of investee that will not be reclassified to profit or loss		(3)		1		1
Remeasurement loss related to defined benefit plan		(10)		(59)		(53)

Items that will not be reclassified to profit or loss		(13)		(27)		(24)
Net gain on valuation of debt securities at fair value through other comprehensive income		—		10		9
Net loss on valuation of available-for-sale financial assets		(29)		—		—
Share of other comprehensive gain of joint ventures and associates		5		—		—
Gain (loss) on foreign currency translation of foreign operations		(68)		36		32
Net loss on valuation of cash flow hedge		(2)		(6)		(6)
Net loss on disposal of assets held for sale		—		(5)		(4)

Items that may be reclassified to profit or loss		(94)		35		31
Other comprehensive income (loss), net of tax		(107)		8		7

Total comprehensive income	~~W~~	1,002	~~W~~	1,324	U.S.$	1,191

Net income attributable to owners		1,098		1,306		1,175
Net income attributable to non-controlling interests		11		10		9
Comprehensive income attributable to owners		996		1,315		1,183
Comprehensive income attributable to non-controlling interests		6		9		8
Basic and diluted earnings per share	~~W~~	1,497	~~W~~	1,828	U.S.$	1.644

	Six-month period ended June 30,
	2017		2018		2018(1)
	(in billions of Won except per share data)				(in millions of U.S.$ except per share data)
Per common share data:
Net income (loss) per share—basic	~~W~~	1,497	~~W~~	1,828	U.S.$	1.644
Weighted average common shares outstanding—basic (in thousands)		673,271		673,271		673,271
Net income per share—diluted	~~W~~	1,497	~~W~~	1,828	U.S.$	1.644
Weighted average common shares outstanding—diluted (in thousands)		673,271		673,271		673,271
Cash dividends paid per share	~~W~~	400	~~W~~	500	U.S.$	0.45

(1)	Won amounts are expressed in U.S. dollars at the rate of ~~W~~1,111.8 to U.S.$1.00, the noon buying rate in effect on June 30, 2018 as quoted by the Federal Reserve Bank of New York in the United States.
(2)	For a description of “net other operating income (expenses),” see Note 40 of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

Consolidated Statement of Financial Position Data

	As of December 31, 2017		As of June 30, 2018(1)
	(in billions of Won)				(in millions of U.S.$)
Assets
Cash and cash equivalents	~~W~~	6,908	~~W~~	5,920	U.S.$	5,325
Financial assets at fair value through profit or loss (IFRS 9)		—		6,341		5,703
Financial assets at fair value through profit or loss (IAS 39)		5,843		—		—
Financial assets at fair value through other comprehensive income		—		14,645		13,172
Available-for-sale financial assets		15,353		—		—
Securities at amortized cost		—		17,702		15,922
Held-to-maturity financial assets		16,749		—		—
Loans and other financial assets at amortized cost		—		277,720		249,793
Loans and receivables		267,106		—		—
Investments in joint ventures and associates		417		413		371
Investment properties		371		381		343
Premises and equipment		2,478		2,451		2,204
Intangible assets and goodwill		519		653		588
Assets held for sale		49		19		17
Current tax assets		5		11		10
Deferred tax assets		280		90		81
Derivative assets		59		12		11
Other assets(2)		158		203		183

Total assets	~~W~~	316,295	~~W~~	326,561	U.S.$	293,723

Liabilities
Financial liabilities at fair value through profit or loss (IFRS 9)	~~W~~	—	~~W~~	2,578	U.S.$	2,319
Financial liabilities at fair value through profit or loss (IAS 39)		3,428		—		—
Deposits due to customers		234,695		237,900		213,977
Borrowings		14,785		15,900		14,301
Debentures		27,869		26,753		24,063
Provisions		410		386		348
Net defined benefit liability		43		100		90
Current tax liabilities		233		154		139
Deferred tax liabilities		23		15		13
Derivative liabilities		68		68		61
Other financial liabilities(3)		13,892		21,408		19,255
Other liabilities(4)		284		303		272

Total liabilities	~~W~~	295,730	~~W~~	305,565	U.S.$	274,838

Equity
Owners’ equity
Capital stock	~~W~~	3,381	~~W~~	3,381	U.S.$	3,041
Hybrid securities		3,018		2,763		2,485
Capital surplus		286		286		257
Other equity(5)		(1,939)		(2,113)		(1,901)
Retained earnings		15,620		16,473		14,817
Non-controlling interests		199		206		186

Total equity	~~W~~	20,565	~~W~~	20,996	U.S.$	18,885

Total liabilities and equity	~~W~~	316,295	~~W~~	326,561	U.S.$	293,723

(1)	Won amounts are expressed in U.S. dollars at the rate of ~~W~~1,111.8 to U.S.$1.00, the noon buying rate in effect on June 30, 2018 as quoted by the Federal Reserve Bank of New York in the United States.
(2)	For a description of “other assets,” see Notes 19 of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.
(3)	For a description of “other financial liabilities,” see Note 25 of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

(4)	For a description of “other liabilities,” see Note 25 of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.
(5)	For a description of “other equity,” see Note 30 of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

Profitability Ratios and Other Data

	Six-month period ended June 30,
	2017		2018
	(in billions of Won, except percentages)
Return on average assets(1)		0.71%		0.81%
Return on average equity(2)		10.60		12.50
Net interest spread(3)		1.66		1.74
Net interest margin(4)		1.71		1.78
Cost-to-income ratio(5)		50.63		56.35
Average equity as a percentage of average total assets		6.72		6.51
Total revenue(6)	~~W~~	5,220	~~W~~	5,955
Operating expense(7)		3,452		4,176
Operating margin(8)		1,768		1,779
Operating margin as a percentage of total revenue		33.87%		29.87%

(1)

Represents annualized net income attributable to owners as a percentage of average total assets. Average balances are based on daily balances for us and on quarterly balances for all of our subsidiaries and our structured companies.

(2)

Represents annualized net income attributable to owners as a percentage of average equity. Average balances are based on daily balances for us and on quarterly balances for all of our subsidiaries and our structured companies.

(3)	Represents the difference between the annualized yield on average interest-earning assets and annualized cost of average interest-bearing liabilities.
(4)	Represents the ratio of annualized net interest income to average interest-earning assets.
(5)	Represents the ratio of non-interest expense (excluding impairment losses due to credit loss) to the sum of net interest income and non-interest income.
(6)

Represents the sum of interest income, fees and commissions income, dividend income, net gain (loss) on financial instruments at fair value through profit or loss, net gain on financial assets at fair value through other comprehensive income and net gain arising on financial assets at amortized cost (or net gain (loss) on available-for-sale financial assets).

The following table shows how total revenue is calculated:

	Six-month period ended June 30,
	2017		2018
	(in billions of Won)
Interest income	~~W~~	4,189	~~W~~	4,643
Fees and commissions income		1,014		1,113
Dividend income		59		50
Net gain on financial instruments at fair value through profit or loss (IFRS 9)		—		117
Net loss on financial instruments at fair value through profit or loss (IAS 39)		(146)		—
Net gain on financial assets at fair value through other comprehensive income		—		1
Net gain on available-for-sale financial assets		104		—
Net gain arising on financial assets at amortized cost		—		31

Total revenue	~~W~~	5,220	~~W~~	5,955

(7)

Represents interest expense, fees and commissions expense, general and administrative expense and net other operating income (expense), excluding reversal of allowance for (impairment losses due to) credit loss of ~~W~~(284) billion and ~~W~~29 billion for the six-month period ended June 30, 2017 and 2018, respectively.

The following table shows how operating expense is calculated:

	Six-month period ended June 30,
	2017		2018
	(in billions of Won)
Interest expense	~~W~~	1,639	~~W~~	1,879
Fees and commissions expense		476		510
General and administrative expenses		1,538		1,567
Net other operating expenses (income)		(201)		220

Operating expense	~~W~~	3,452	~~W~~	4,176

(8)	Represents total revenue less operating expense.

Asset Quality Data

	As of December 31, 2017		As of June 30, 2018
	(in billions of Won, except percentages)
Total loans(1)	~~W~~	252,793	~~W~~	250,340
Total non-performing loans(2)		1,853		1,267
Other impaired loans not included in non-performing loans		374		723
Total non-performing loans and other impaired loans		2,227		1,990
Total allowance for credit losses		1,770		1,750
Non-performing loans as a percentage of total loans		0.73%		0.51%
Non-performing loans as a percentage of total assets		0.59		0.39
Total non-performing loans and other impaired loans as a percentage of total loans		0.88		0.79
Allowance for credit losses as a percentage of total loans		0.70		0.70

(1)	Not including due from banks and other receivables, and prior to deducting allowance for credit losses and present value discount or reflecting deferred origination costs.
(2)

Defined as those loans that are past due by 90 days or more or classified as substandard or below based on the Financial Services Commission’s asset classification criteria. See “Item 4.B. Business Overview—Assets and Liabilities—Asset Quality of Loans—Loan Classifications” of our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus.

Selected Financial Information

Average Balances and Related Interest

The following tables show our average balances and interest rates for the six-month periods ended June 30, 2017 and 2018:

	Six-month period ended June 30,
	2017					2018
	Average Balance(1)		Interest Income		Average Yield(2)	Average Balance(1)		Interest Income		Average Yield(2)
	(in billions of Won, except percentages)
Assets
Interest-earning assets
Due from banks	~~W~~	15,468	~~W~~	41	0.54%	~~W~~	17,036	~~W~~	61	0.72%
Loans(3)
Commercial and industrial		94,737		1,531	3.24		98,337		1,660	3.38
Trade financing		12,169		113	1.86		11,760		149	2.54
Lease financing(4)		27		1	4.13		87		2	3.49
Other commercial		8,694		97	2.24		11,756		138	2.34
General purpose household(5)		65,091		1,101	3.38		70,881		1,264	3.56
Mortgage		47,924		695	2.90		47,655		747	3.14
Credit cards(6)		6,683		272	8.14		7,223		291	8.06

Total loans		235,325		3,810	3.24		247,699		4,251	3.44
Securities
Trading(7)		2,691		27	2.00		3,959		29	1.46
Investment(8)		32,988		294	1.78		29,692		288	1.94

Total securities		35,679		321	1.80		33,651		317	1.88
Other		10,969		17	0.30		11,756		14	0.24
Total average interest-earning assets		297,441		4,189	2.82		310,142		4,643	3.00

Total average non-interest-earning assets		10,739		—	—		11,028		—	—

Total average assets	~~W~~	308,180	~~W~~	4,189	2.72%	~~W~~	321,170	~~W~~	4,643	2.90%

	Six-month period ended June 30,
	2017					2018
	Average Balance(1)		Interest Expense		Average Cost(2)	Average Balance(1)		Interest Expense		Average Cost(2)
	(in billions of Won, except percentages)
Liabilities
Interest-bearing liabilities
Deposits due to customers
Demand deposits	~~W~~	8,176	~~W~~	26	0.64%	~~W~~	8,445	~~W~~	25	0.60%
Time and savings deposits		184,981		994	1.08		194,776		1,143	1.18
Certificates of deposit		4,192		36	1.72		4,383		42	1.92
Other deposits		24,188		118	0.98		26,386		149	1.12

Total deposits		221,537		1,174	1.06		233,990		1,359	1.16
Borrowings		18,512		116	1.26		14,907		130	1.74
Debentures		24,469		306	2.50		27,307		347	2.54
Other		18,990		43	0.46		19,875		43	0.44

Total average interest-bearing liabilities		283,508		1,639	1.16		296,079		1,879	1.26

Total average non-interest-bearing liabilities		3,958		—	—		4,196		—	—

Total average liabilities		287,466		1,639	1.14		300,275		1,879	1.26

Total average equity		20,714		—	—		20,895		—	—

Total average liabilities and equity	~~W~~	308,180	~~W~~	1,639	1.06%	~~W~~	321,170	~~W~~	1,879	1.18%

(1)	Average balances are based on daily balances for us and on quarterly balances for all of our subsidiaries and our structured companies.

(2)	On an annualized basis.
(3)	Not including other receivables, and prior to deducting allowance for credit losses and present value discount or reflecting deferred origination costs.
(4)	Includes automobile lease financing to consumer borrowers.
(5)	Includes home equity loans.
(6)	Interest income from credit cards is derived from interest on credit card loans and credit card installment purchases.
(7)	Includes financial assets at fair value through profit or loss.
(8)	Includes financial assets at fair value through other comprehensive income and securities at amortized cost (or available-for-sale financial assets and held-to-maturity financial assets).

Analysis of Changes in Net Interest Income—Volume and Rate Analysis

The following table provides an analysis of changes in interest income, interest expense and net interest income based on changes in volume and changes in rates, for the six-month period ended June 30, 2018 compared to the six-month period ended June 30, 2017. Information is provided with respect to: (1) effects attributable to changes in volume (changes in volume multiplied by prior rate) and (2) effects attributable to changes in rate (changes in rate multiplied by prior volume). Changes attributable to the combined impact of changes in rate and volume have been allocated proportionately to the changes due to volume changes and changes due to rate changes.

	First six months of 2018 vs. first six months of 2017 increase/(decrease) due to changes in
	Volume		Rate		Total
	(in billions of Won)
Interest-earning assets
Due from banks	~~W~~	4	~~W~~	16	~~W~~	20
Loans(1)
Commercial and industrial		58		71		129
Trade financing		(4)		40		36
Lease financing(2)		2		(1)		1
Other commercial		34		7		41
General purpose household(3)		98		65		163
Mortgage		(4)		56		52
Credit cards		22		(3)		19
Securities
Trading(4)		13		(11)		2
Investment(5)		(29)		23		(6)
Other		1		(4)		(3)

Total interest income	~~W~~	195	~~W~~	259	~~W~~	454

Interest-bearing liabilities
Deposits due to customers
Demand deposits	~~W~~	1	~~W~~	(2)	~~W~~	(1)
Time and savings deposits		53		96		149
Certificates of deposit		2		4		6
Other deposits		11		20		31
Borrowings		(23)		37		14
Debentures		35		6		41
Other		2		(2)		—

Total interest expense	~~W~~	81	~~W~~	159	~~W~~	240

Net interest income	~~W~~	114	~~W~~	100	~~W~~	214

(1)	Not including other receivables and prior to deducting allowance for credit losses and present value discount or reflecting deferred origination costs.
(2)	Includes automobile lease financing to consumer borrowers.
(3)	Includes home equity loans.
(4)	Includes financial assets at fair value through profit or loss.
(5)	Includes financial assets at fair value through other comprehensive income and securities at amortized cost (or available-for-sale financial assets and held-to-maturity financial assets).

Item 5. OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Item 5.A. Operating Results

Overview

The following discussion is based on our unaudited consolidated interim financial statements, which have been prepared in accordance with IFRS as issued by the IASB. This discussion should be read together with our unaudited consolidated interim financial statements and related notes included elsewhere in this prospectus. Unless otherwise specified, the information provided below is stated on a consolidated basis.

Changes in Accounting Standards

IFRS 9, issued by the International Accounting Standard Board in July 2014, is a new accounting standard aimed at improving and simplifying the accounting treatment of financial instruments and is effective for annual periods beginning on or after January 1, 2018. IFRS 9 replaces IAS 39 and requires all financial assets to be classified and measured on the basis of an entity’s business model for managing financial assets and the contractual cash flow characteristics of the financial assets. A new impairment model is introduced which requires recording of allowance for credit losses based on expected credit losses instead of incurred losses (as was the case under IAS 39), and recognition of any subsequent changes in expected credit losses in profit or loss. Also, hedge accounting rules are amended to allow more hedging instruments and hedged items to qualify for hedge accounting. The impact on our financial statements due to the application of IFRS 9 depends on judgments made by us in applying the new standard, the nature of financial instruments held by us and macroeconomic variables.

We have applied IFRS 9 in our unaudited consolidated interim financial statements as of and for the six-month period ended June 30, 2018 included elsewhere in this prospectus. As permitted by the transition rules of IFRS 9, our comparative unaudited interim consolidated financial statements as of December 31, 2017 and for the six-month period ended June 30, 2017 included elsewhere in this prospectus have not been restated to retroactively apply IFRS 9.

The classification of financial assets in accordance with IAS 39 and IFRS 9 as of January 1, 2018 is as follows:

Account	Classification according to IAS 39			Classification according to IFRS 9
		(in billions of Won)			(in billions of Won)
Deposit	Loans and receivables	~~W~~	8,871	Loans and other financial assets at amortized cost	~~W~~	8,871
Deposit	Financial assets at fair value through profit or loss		26	Financial assets at fair value through profit or loss		26
Debt securities	Financial assets at fair value through profit or loss		2,654	Financial assets at fair value through profit or loss(1)		2,654
Equity securities	Financial assets at fair value through profit or loss		47	Financial assets at fair value through profit or loss(1)		47
Derivatives	Financial assets at fair value through profit or loss		3,116	Financial assets at fair value through profit or loss(1)		3,114
Equity securities	Available-for-sale financial assets		1,274	Financial assets at fair value through profit or loss(1)		1,275
Equity securities	Available-for-sale financial assets		850	Financial assets at fair value through other comprehensive income		850
Debt securities	Available-for-sale financial assets		47	Financial assets at fair value through profit or loss		47

Account	Classification according to IAS 39			Classification according to IFRS 9
		(in billions of Won)			(in billions of Won)
Debt securities	Available-for-sale financial assets		12,874	Financial assets at fair value through other comprehensive income		12,874
Debt securities	Available-for-sale financial assets		308	Securities at amortized cost		322
Debt securities	Held-to-maturity financial assets		16,749	Securities at amortized cost		16,749
Loans	Loans and receivables		279	Financial assets at fair value through profit or loss(1)		280
Loans	Loans and receivables		253,014	Loans and other financial assets at amortized cost		253,014
Derivatives	Derivatives		60	Derivatives		60
Other financial assets	Loans and receivables		6,772	Loans and other financial assets at amortized cost		6,772

Total financial assets		~~W~~	306,941		~~W~~	306,955

(1)

Under IAS 39, the embedded derivatives of hybrid financial instruments were accounted for as derivatives assets or liabilities if the criteria for separation of the embedded derivatives were met and the rest of the host contracts in those instruments were recorded as available-for-sale financial assets or loans and receivables. Since IFRS 9 requires financial instruments be accounted for based on the terms of the entire financial instrument, hybrid financial assets are revalued and recorded as financial assets at fair value through profit or loss.

For additional information regarding IFRS 9 and the impact of its application to our consolidated financial statements, see Note 2-(1)-a) of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

Among other things, the application of IFRS 9 resulted in a one-off increase of ~~W~~308 billion in our allowance for credit losses (and related decreases within our retained earnings) in the opening balances as of January 1, 2018 for our consolidated statement of financial position. The application of IFRS 9 may continue to result in higher impairment loss allowances that are recognized earlier, on a forward-looking basis and on a broader scope of financial instruments than was the case under IAS 39. In addition, the move from incurred to expected credit losses will have the potential to impact our performance under stressed economic conditions. Measurement requires increased complexity in our impairment modeling as it involves a greater degree of management judgment with respect to forward-looking information. We expect that impairment charges will tend to be more volatile as a result.

Results of Operations

Net Interest Income

The following table shows, for the periods indicated, the principal components of our interest income.

	Six-month period ended June 30,				Percentage change
	2017		2018		First six months of 2018 / First six months of 2017
	(in billions of Won)				(%)
Interest income
Financial assets at fair value through profit or loss (IFRS 9)	~~W~~	—	~~W~~	29	N/A	(1)
Financial assets at fair value through profit or loss (IAS 39)		27		—	N/A
Financial assets at fair value through other comprehensive income		—		119	N/A
Available-for-sale financial assets		144		—	N/A
Securities at amortized cost		—		169	N/A
Held to maturity financial assets		149		—	N/A
Financial assets at amortized cost:					N/A
Interest on due from banks		—		61	N/A
Interest on loans		—		4,251	N/A
Interest on other receivables		—		14	N/A

Subtotal		—		4,326	N/A

Loans and receivables:					N/A
Interest on due from banks		41		—	N/A
Interest on loans		3,810		—	N/A
Interest on other receivables		18		—	N/A

Subtotal		3,869		—	N/A

Total interest income		4,189		4,643	10.8%

Interest expense
Deposits		(1,174)		(1,359)	15.8
Borrowings		(116)		(130)	12.1
Debentures		(306)		(347)	13.4
Others		(43)		(43)	—

Total interest expense		(1,639)		(1,879)	14.6

Net interest income	~~W~~	2,550	~~W~~	2,764	8.4

Net interest margin(2)		1.71%		1.78%

(1)	N/A = not applicable.
(2)	The ratio of annualized net interest income to average interest-earning assets.

Interest Income

Interest income increased 10.8% from ~~W~~4,189 billion in the first six months of 2017 to ~~W~~4,643 billion in the first six months of 2018, primarily due to an 11.6% increase in interest on loans. A substantial majority of loans that were classified as “loans and receivables” under IAS 39 in 2017 are currently classified as “financial assets at amortized cost” under IFRS 9, while a small portion of loans that were classified as “loans and receivables” under IAS 39 in 2017 are currently classified as “financial assets at fair value through profit or loss” under IFRS 9. See “—Changes in Accounting Standards.” The annualized average yield on interest-earning assets increased 18 basis point from 2.82% in the first six months of 2017 to 3.00% in the first six months of 2018, which reflected an increase in the general level of interest rates in Korea in the first six months of 2018 compared to the first six months of 2017. The effect of this increase was enhanced by a 4.3% increase in average balance of interest-earning assets from ~~W~~297,441 billion in the first six months of 2017 to ~~W~~310,142 in the first six months of 2018, principally due to the growth of our loan portfolio.

The 11.6% increase in interest on loans from ~~W~~3,810 billion in the first six months of 2017 to ~~W~~4,251 billion in the first six months of 2018 was principally due to:

•

an 8.9% increase in the average volume of general purpose household loans (including home equity loans) from ~~W~~65,091 billion in the first six months of 2017 to ~~W~~70,881 billion in the first six months of 2018, which was enhanced by an 18 basis point increase in the annualized average yield on such loans from 3.38% in the first six months of 2017 to 3.56% in the first six months of 2018;

•

a 14 basis point increase in the annualized average yield on commercial and industrial loans from 3.24% in the first six months of 2017 to 3.38% in the first six months of 2018, as well as a 3.8% increase in the average volume of such loans from ~~W~~94,737 billion in the first six months of 2017 to ~~W~~98,337 billion in the first six months of 2018;

•

a 24 basis point increase in the annualized average yield on mortgage loans from 2.90% in the first six months of 2017 to 3.14% in the first six months of 2018, which was partially offset by a 0.6% decrease in the average volume of such loans from ~~W~~47,924 billion in the first six months of 2017 to ~~W~~47,655 billion in the first six months of 2018; and

•

a 35.2% increase in the average volume of other commercial loans from ~~W~~8,694 billion in the first six months of 2017 to ~~W~~11,756 billion in the first six months of 2018, which was enhanced by a 10 basis point increase in the annualized average yield on such loans from 2.24% in the first six months of 2017 to 2.34% in the first six months of 2018.

The annualized average yields on general purpose household, commercial and industrial, mortgage and other commercial loans increased mainly due to the increase in the general level of interest rates in Korea in the first six months of 2018 compared to the first six months of 2017. The average volumes of general purpose household, commercial and industrial and other commercial loans increased primarily due to increased demand from borrowers in anticipation of further increases in the general level of interest rates in Korea. The average volume of mortgage loans decreased principally due to decreased demand for mortgage loans, mainly reflecting a decline in purchases of housing by consumers in Korea as well as the strengthening of mortgage lending regulations by the Korean government.

Overall, the annualized average yield on loans increased by 20 basis points from 3.24% in the first six months of 2017 to 3.44% in the first six months of 2018, while the average volume of loans increased 5.3% from ~~W~~235,325 billion in the first six months of 2017 to ~~W~~247,699 billion in the first six months of 2018.

Interest Expense

Interest expense increased 14.6% from ~~W~~1,639 billion in the first six months of 2017 to ~~W~~1,879 billion in the first six months of 2018, primarily due to a 15.8% increase in interest expense on deposits, which was enhanced by a 13.4% increase in interest expense on debentures. The annualized average cost of interest-bearing liabilities increased 10 basis points from 1.16% in the first six months of 2017 to 1.26% in the first six months of 2018, which reflected the increase in the general level of interest rates in Korea in the first six months of 2018 compared to the first six months of 2017. The effect of this increase was enhanced by a 4.4% increase in the average balance of interest-bearing liabilities from ~~W~~283,508 billion in the first six months of 2017 to ~~W~~296,079 billion in the first six months of 2018, principally due to an increase in the average balance of deposits.

The 15.8% increase in interest expense on deposits from ~~W~~1,174 billion in the first six months of 2017 to ~~W~~1,359 billion in the first six months of 2018 resulted mainly from a 15.0% increase in interest expense on time and savings deposits from ~~W~~994 billion in the first six months of 2017 to ~~W~~1,143 billion in the first six months of 2018.

The increase in interest expense on time and savings deposits was principally due to a 10 basis point increase in the annualized average cost of such deposits from 1.08% in the first six months of 2017 to 1.18% in the first six months of 2018, which was enhanced by a 5.3% increase in the average balance of such deposits from ~~W~~184,981 billion in the first six months of 2017 to ~~W~~194,776 billion in the first six months of 2018. The increase in the annualized average cost of time and savings deposits was primarily attributable to the increase in the general level of interest rates in Korea in the first six months of 2017 compared to the first six months of 2018, while the increase in the average volume of such deposits mainly reflected customers’ continuing preference for low-risk products and institutions in Korea in light of the continuing uncertainty in financial markets in the first six months of 2018.

Overall, the annualized average cost of deposits increased by 10 basis points from 1.06% in the first six months of 2017 to 1.16% in the first six months of 2018, while the average volume of deposits increased 5.6% from ~~W~~221,537 billion in the first six months of 2017 to ~~W~~233,990 billion in the first six months of 2018.

The 13.4% increase in interest expense on debentures from ~~W~~306 billion in the first six months of 2017 to ~~W~~347 billion in the first six months of 2018 was primarily due to an 11.6% increase in the average balance of debentures from ~~W~~24,469 billion in the first six months of 2017 to ~~W~~27,307 billion in the first six months of 2018, which was mainly attributable to our increased use of debentures to meet our funding needs. Such increase was enhanced by a 4 basis point increase in the annualized average cost of debentures from 2.50% in the first six months of 2017 to 2.54% in the first six months of 2017, which mainly reflected the increase in the general level of interest rates in Korea in the first six months of 2018 compared to the first six months of 2017.

Net Interest Margin

Net interest margin represents the ratio of annualized net interest income to average interest-earning assets. Our overall net interest margin increased from 1.71% in the first six months of 2017 to 1.78% in the first six months of 2018, as an 8.4% increase in our net interest income from ~~W~~2,550 billion in the first six months of 2017 to ~~W~~2,764 billion in the first six months of 2018 outpaced a 4.3% increase in the average balance of our interest-earning assets from ~~W~~297,441 billion in the first six months of 2017 to ~~W~~310,142 billion in the first six months of 2018. The growth in average interest-earning assets was largely matched by a 4.4% increase in average interest-bearing liabilities from ~~W~~283,508 billion in the first six months of 2017 to ~~W~~296,079 billion in the first six months of 2018, but the increase in interest income outpaced the increase in interest expense, resulting in the increase in net interest income. The magnitude of this increase was enhanced by an increase in our net interest spread, which represents the difference between the annualized average yield on our interest-earning assets and the annualized average cost of our interest-bearing liabilities, from 1.66% in the first six months of 2017 to 1.74% in the first six months of 2018. The increase in net interest spread resulted from a larger increase in the annualized average yield on interest-earning assets between the two periods compared to the increase in the annualized average cost of interest-bearing liabilities, as interest rates on interest-bearing liabilities adjusted later than those on interest-earning assets in the context of the higher interest rate environment in the first six months of 2018.

Reversal of Allowance for (Impairment Losses Due to) Credit Loss

The following table shows, for the periods indicated, the components of our reversal of allowance for (impairment losses due to) credit loss.

	Six-month period ended June 30,				Percentage change
	2017		2018		First six months of 2018 / First six months of 2017
	(in billions of Won)				(%)
Reversal of credit loss on financial assets at fair value through other comprehensive income	~~W~~	—	~~W~~	—	—
Reversal of credit loss on securities at amortized cost		—		—	—
Provisions for credit loss on loans and other financial assets at amortized cost		—		(61)	N/A	(1)
Impairment losses on loans and receivables		(334)		—	N/A
Reversal of provisions for guarantees		45		87	93.3%
Reversal of provisions for loan commitments		5		3	(40.0)

Total reversal of allowance for (impairment losses due to) credit loss	~~W~~	(284)	~~W~~	29	N/M	(2)

(1)	N/A = not applicable.
(2)	N/M = not meaningful.

Reversal of allowance for (impairment losses due to) credit loss changed from a net loss of ~~W~~284 billion in the first six months of 2017 to a net reversal of ~~W~~29 billion in the first six months of 2018. This change was primarily attributable to an 81.7% decrease in provisions for credit loss on loans and other financial assets at amortized cost in the first six months of 2018 compared to impairment losses on loans and receivables in the first six months of 2017, which was enhanced by a 93.3% increase in reversal of provisions for guarantees.

The 81.7% decrease from impairment losses on loans and receivables of ~~W~~334 billion in the first six months of 2017 to provisions for credit loss on loans and other financial assets at amortized cost of ~~W~~61 billion in the first six months of 2018 was primarily due to a net reversal of loan loss allowances for corporate loans in the first six months of 2018, mainly reflecting an improvement in the overall asset quality of such loans, which was partially offset by an increase in loan loss provisions for consumer loans, principally as a result of an increase in the volume of general purpose household loans. The 93.3% increase in reversal of provisions for guarantees from ~~W~~45 billion in the first six months of 2017 to ~~W~~87 billion in the first six months of 2018 was mainly attributable to an increase in the amount of guarantees extended on behalf of certain corporate customers that were terminated in the first six months of 2018 compared to the first six months of 2017.

Allowance for Credit Losses

For information on our allowance for credit losses, see “Item 5.A. Operating Results—Critical Accounting Policies—Impairment of Loans and Allowance for Credit Losses” and “Item 4.B. Business Overview—Assets and Liabilities—Loan Portfolio—Allocation and Analysis of Allowances for Credit Losses” in our Annual Report on Form 20-F for the year ended December 31, 2017 incorporated by reference in this prospectus.

Corporate Loans

The following table shows, for the periods indicated, certain information regarding our impaired corporate loans (including government loans and bank loans):

	As of December 31, 2017	As of June 30, 2018
Impaired corporate loans as a percentage of total corporate loans	1.2%	1.1%
Allowance for credit losses for corporate loans as a percentage of total corporate loans	1.0	0.9
Allowance for credit losses for corporate loans as a percentage of impaired corporate loans	82.6	84.3
Net charge-offs of corporate loans as a percentage of total corporate loans	0.2	0.1	(1)

(1)	On an annualized basis.

During the first six months of 2018, impaired corporate loans, allowance for credit losses for corporate loans and net charge-offs of corporate loans (on an annualized basis), each as a percentage of total corporate loans, decreased due to an improvement in the overall asset quality of our corporate loans, notwithstanding a 3.7% decrease in the total amount of our corporate loans from ~~W~~136,676 billion as of December 31, 2017 to ~~W~~131,652 billion as of June 30, 2018. However, allowance for credit losses for corporate loans as a percentage of impaired corporate loans increased during the first six months of 2018, as an 11.4% decrease in allowance for credit losses for corporate loans from ~~W~~1,383 billion as of December 31, 2017 to ~~W~~1,225 billion as of June 30, 2018 was outpaced by a 13.2% decrease in impaired corporate loans from ~~W~~1,674 billion as of December 31, 2017 to ~~W~~1,453 billion as of June 30, 2018, which was mainly attributable to improved credit ratings of certain corporate borrowers and redemptions of such loans.

Consumer Loans and Credit Card Balances

The following table shows, for the periods indicated, certain information regarding our impaired loans to the consumer sector, excluding credit card balances:

	As of December 31, 2017	As of June 30, 2018
Impaired consumer loans as a percentage of total consumer loans	0.3%	0.3%
Allowance for credit losses for consumer loans as a percentage of total consumer loans	0.2	0.2
Allowance for credit losses for consumer loans as a percentage of impaired consumer loans	64.7	79.2
Net charge-offs of consumer loans as a percentage of total consumer loans	0.1	0.2	(1)

(1)	On an annualized basis.

During the first six months of 2018, impaired consumer loans and allowance for credit losses for consumer loans, each as a percentage of total consumer loans, remained stable. However, allowance for credit losses for consumer loans as a percentage of impaired consumer loans increased, primarily due to a one-off increase in allowance for credit losses for consumer loans in connection with the application of IFRS 9 in the opening balances as of January 1, 2018, contributing to a 30.2% increase in the level of our allowance for credit losses for consumer loans from ~~W~~205 billion as of December 31, 2017 to ~~W~~267 billion as of June 30, 2018, which outpaced a 6.3% increase in impaired consumer loans from ~~W~~317 billion as of December 31, 2017 to ~~W~~337 billion as of June 30, 2018. Net charge-offs of consumer loans (on an annualized basis) as a percentage of total consumer loans also increased, as a 1.7% increase in total consumer loans from ~~W~~109,290 billion as of December 31, 2017 to ~~W~~111,118 billion as of June 30, 2018 was outpaced by an 84.3% increase in net charge-offs of consumer loans from ~~W~~102 billion in 2017 to ~~W~~188 billion (on an annualized basis) for the first six months of 2018.

The following table shows, for the periods indicated, certain information regarding our impaired credit card balances:

	As of December 31, 2017	As of June 30, 2018
Impaired credit card balances as a percentage of total credit card balances(1)	2.6%	2.6%
Allowance for credit losses for credit card balances as a percentage of total credit card balances(1)	2.7	3.4
Allowance for credit losses for credit card balances as a percentage of impaired credit card balances(1)	102.2	129.0
Net charge-offs of credit card balances as a percentage of total credit card balances(1)	2.6	2.0	(2)

(1)	Includes corporate credit card balances.
(2)	On an annualized basis.

During the first six months of 2018, impaired credit card balances as a percentage of total credit card balances remained stable. However, allowance for credit losses for credit card balances as a percentage of both total credit card balances and impaired credit card balances increased, primarily due to a one-off increase in allowance for credit losses for credit card balances in connection with the application of IFRS 9 in the opening balances as of January 1, 2018, contributing to a 41.8% increase in the amount of our allowance for credit losses for credit card balances from ~~W~~182 billion as of December 31, 2017 to ~~W~~258 billion as of June 30, 2018. Such increase outpaced both a 10.9% increase in the total amount of our credit card balances from ~~W~~6,827 billion as of December 31, 2017 to ~~W~~7,570 billion as of June 30, 2018 and a 12.4% increase in impaired credit card balances from ~~W~~178 billion as of December 31, 2017 to ~~W~~200 billion as of June 30, 2018. Net charge-offs of credit card balances (on an annualized basis) as a percentage of total credit card balances decreased mainly due to the increase in total credit card balances in the first six months of 2018.

Net Fees and Commissions Income

The following table shows, for the periods indicated, the components of our net fees and commissions income:

	Six-month period ended June 30,				Percentage change
	2017		2018		First six months of 2018 / First six months of 2017
	(in billions of Won)				(%)
Fees and commissions income	~~W~~	1,014	~~W~~	1,113	9.8%
Fees and commissions expense		(476)		(510)	7.1

Total fees and commissions income, net	~~W~~	538	~~W~~	603	12.1

Our net fees and commissions income increased 12.1% from ~~W~~538 billion in the first six months of 2017 to ~~W~~603 billion in the first six months of 2018, as a 9.8% increase in fees and commissions income from

~~W~~1,014 billion in the first six months of 2017 to ~~W~~1,113 billion in the first six months of 2018 outpaced a 7.1% increase in fees and commissions expense from ~~W~~476 billion in the first six months of 2017 to ~~W~~510 billion in the first six months of 2018.

The 9.8% increase in fees and commissions income was principally due to a 55.6% increase in other fees and commissions received from ~~W~~72 billion in the first six months of 2017 to ~~W~~112 billion in the first six months of 2018, which was enhanced by a 5.5% increase in fees and commissions received on credit cards from ~~W~~528 billion in the first six months of 2017 to ~~W~~557 billion in the first six months of 2018. The increase in other fees and commissions received was attributable primarily to an increase in fee income from trust management services, while the increase in fees and commissions received on credit cards mainly reflected an increase in the volume of credit card transactions as well as an increase in credit card issuances.

The 7.1% increase in fees and commissions expense was mainly the result of a 6.3% increase in credit card commissions from ~~W~~400 billion in the first six months of 2017 to ~~W~~425 billion in the first six months of 2018, which primarily reflected the increase in the volume of credit card transactions and the increase in credit card issuances. Such increase was enhanced by an 11.0% increase in fees and commissions paid from ~~W~~73 billion in the first six months of 2017 to ~~W~~81 billion in the first six months of 2018, which was mainly attributable to an increase in fees paid to outside service providers.

For further information regarding our net fees and commissions income, see Note 34 of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

Net Gain (Loss) on Financial Assets

The following table shows, for the periods indicated, the components of our net gain (loss) on financial assets:

	Six-month period ended June 30,				Percentage change
	2017		2018		First six months of 2018 / First six months of 2017
	(in billions of Won)				(%)
Net gain on financial instruments at fair value through profit or loss (IFRS 9)	~~W~~	—	~~W~~	117	N/A	(2)
Net loss on financial instruments at fair value through profit or loss (IAS 39)		(146)		—	N/A
Net gain on financial assets at fair value through other comprehensive income		—		1	N/A
Net gain on available-for-sale financial assets(1)		104		—	N/A
Net gain arising on financial assets at amortized cost		—		31	N/A

Total net gain (loss) on financial assets	~~W~~	(42)	~~W~~	149	N/M	(3)

(1)	Includes impairment losses on securities of ~~W~~13 billion in the first six months of 2017.
(2)	N/A = not applicable.
(3)	N/M = not meaningful.

Our net gain (loss) on financial assets changed from a net loss of ~~W~~42 billion in the first six months of 2017 to a net gain of ~~W~~149 billion in the first six months of 2018. This change was primarily attributable to a change in net gain (loss) on financial instruments at fair value through profit or loss from a net loss of ~~W~~146 billion in the first six months of 2017 to a net gain of ~~W~~117 billion in the first six months of 2018. Financial instruments at fair value through profit or loss under IFRS 9 include all financial instruments at fair value through profit or loss that were classified as such under IAS 39 in 2017 as well as certain other financial instruments that were classified as available-for-sale financial assets and loans and receivables under IAS 39 in

2017. See “—Changes in Accounting Standards.” The effect of such change was partially offset by a 99.0% decrease in net gain on available-for-sale financial assets of ~~W~~104 billion in the first six months of 2017 compared to net gain on financial assets at fair value through other comprehensive income of ~~W~~1 billion in the first six months of 2018.

The change in net gain (loss) on financial instruments at fair value through profit or loss from a net loss to a net gain was principally the result of a change in net gain (loss) on transactions and valuation of derivatives held for trading from a net loss of ~~W~~68 billion in the first six months of 2017 to a net gain of ~~W~~40 billion in the first six months of 2018, as well as a change in net gain (loss) on financial instruments at fair value through profit or loss designated as upon initial recognition from a net loss of ~~W~~86 billion in the first six months of 2017 to a net gain of ~~W~~3 billion in the first six months of 2018. Derivatives held for trading were classified as financial assets held for trading under IAS 39 in 2017 but are currently classified as financial assets at fair value through profit or loss under IFRS 9. The change in net gain (loss) on financial instruments at fair value through profit or loss designated as upon initial recognition resulted mainly from a change in net gain (loss) on equity-linked securities from a net loss of ~~W~~86 billion in the first six months of 2017 to a net gain of ~~W~~1 billion in the first six months of 2018.

The 99.0% decrease in net gain on available-for-sale financial assets compared to net gain on financial assets at fair value through other comprehensive income resulted mainly from a 99.1% decrease in gains on transaction of securities from ~~W~~116 billion in the first six months of 2017 to ~~W~~1 billion in the first six months of 2018. Such decrease was attributable primarily to the reclassification of certain equity and debt securities that were classified as available-for-sale financial assets under IAS 39 in 2017 to classifications other than financial assets at fair value through other comprehensive income, including financial assets at fair value through profit or loss and securities at amortized cost, under IFRS 9. See “—Changes in Accounting Standards.”

For further information regarding our net gain (loss) on financial assets, see Notes 36 and 37 of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

General and Administrative Expenses

The following table shows, for the periods indicated, the components of our general and administrative expenses:

	Six-month period ended June 30,				Percentage change
	2017		2018		First six months of 2018 / First six months of 2017
	(in billions of Won)				(%)
Employee benefits	~~W~~	947	~~W~~	952	0.5%
Depreciation and amortization		95		100	5.3
Other general and administrative expenses		496		515	3.8

General and administrative expenses	~~W~~	1,538	~~W~~	1,567	1.9

Our general and administrative expenses increased 1.9% from ~~W~~1,538 billion in the first six months of 2017 to ~~W~~1,567 billion in the first six months of 2018, primarily as a result of a 3.8% increase in other general and administrative expenses from ~~W~~496 billion in the first six months of 2017 to ~~W~~515 billion in the first six months of 2018. The increase in other general and administrative expenses was primarily due to a 46.7% increase in computer and IT-related expenses from ~~W~~30 billion in the first six months of 2017 to ~~W~~44 billion in the first six months of 2018 and a 9.4% increase in service charges from ~~W~~96 billion in the first six months of 2017 to ~~W~~105 billion in the first six months of 2018, which were partially offset by a 33.3% decrease in advertising expenses from ~~W~~30 billion in the first six months of 2017 to ~~W~~20 billion in the first six months of 2018.

The increase in computer and IT-related expenses resulted mainly from the incurrence of additional expenses in preparation for an upgrade of our computer systems, which was completed in May 2018, while the increase in service charges was principally due to higher rates charged by service providers as a result of an increase in the national minimum wage under Korean law. The decrease in advertising expenses was primarily attributable to a decrease in our use of media advertising, including on television.

For further information regarding our general and administrative expenses, see Note 39-(1) of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

Net Other Operating Income (Expenses)

The following table shows, for the periods indicated, the components of our net other operating income (expenses):

	Six-month period ended June 30,				Percentage change
	2017		2018		First six months of 2018 / First six months of 2017
	(in billions of Won)				(%)
Other operating income	~~W~~	1,993	~~W~~	960	(51.8)%
Other operating expenses		(1,792)		(1,180)	(34.2)

Total net other operating income (expenses)	~~W~~	201	~~W~~	(220)	N/M (1)

(1)	N/M = not meaningful.

Our net other operating income (expenses) changed from net income of ~~W~~201 billion in the first six months of 2017 to net expenses of ~~W~~220 billion in the first six months of 2018, as a 51.8% decrease in other operating income from ~~W~~1,993 billion in the first six months of 2017 to ~~W~~960 billion in the first six months of 2018 outpaced a 34.2% decrease in other operating expenses from ~~W~~1,792 billion in the first six months of 2017 to ~~W~~1,180 billion in the first six months of 2018.

Other operating income includes principally gains on transactions of foreign exchange, gains on disposals of loans and receivables (for the first six months of 2017 under IAS 39), gains related to derivatives, gains on fair value hedged items and miscellaneous other operating income. The 51.8% decrease in other operating income was attributable mainly to a 50.1% decrease in gains on transactions of foreign exchange from ~~W~~1,699 billion in the first six months of 2017 to ~~W~~847 billion in the first six months of 2018. This decrease, which was principally due to lower exchange rate volatility in the first six months of 2018, was partially offset by a 47.2% decrease in losses on transactions of foreign exchange from ~~W~~1,375 billion in the first six months of 2017 to ~~W~~726 billion in the first six months of 2018, which is recorded as part of other operating expenses. On a net basis, net gains on transactions of foreign exchange decreased 62.7% from ~~W~~324 billion in the first six months of 2017 to ~~W~~121 billion in the first six months of 2018. The decrease in gains on transactions of foreign exchange was enhanced by a 100.0% decrease in gains on disposals of loans and receivables from ~~W~~202 billion in the first six months of 2017 to nil in the first six months of 2018, which reflected the change in classification of gains and losses on disposal of loans and receivables to “net gain (loss) arising on financial assets at amortized cost” under IFRS 9.

Other operating expenses include principally losses on transaction of foreign exchange, deposit insurance premiums, contributions to miscellaneous funds, losses on disposals of loans and receivables (for the first six months of 2017 under IAS 39), losses related to derivatives, losses on fair value hedged items and miscellaneous other operating expenses. The 34.2% decrease in other operating expenses was primarily the result of a 47.2% decrease in losses on transactions of foreign exchange from ~~W~~1,375 billion in the first six months of 2017 to ~~W~~726 billion in the first six months of 2018, which mainly reflected lower exchange rate volatility in the first six months of 2018. This decrease was more than offset by a decrease in gains on transaction of foreign exchange, which is recorded as part of other operating income as discussed above.

For further information regarding our net other operating income (expenses), see Notes 39-(2) and (3) of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

Net Other Non-operating Income (Expenses)

The following table shows, for the periods indicated, the components of our net other non-operating income (expenses):

	Six-month period ended June 30,				Percentage change
	2017		2018		First six months of 2018 / First six months of 2017
	(in billions of Won)				(%)
Other non-operating income	~~W~~	77	~~W~~	39	(49.4)%
Other non-operating expenses		(67)		(44)	(34.3)

Total net other non-operating income (expenses)	~~W~~	10	~~W~~	(5)	N/M (1)

(1)	N/M = not meaningful.

Our net other non-operating income (expenses) changed from net income of ~~W~~10 billion in the first six months of 2017 to net expenses of ~~W~~5 billion in the first six months of 2018, as a 49.4% decrease in other non-operating income from ~~W~~77 billion in the first six months of 2017 to ~~W~~39 billion in the first six months of 2018 outpaced a 34.3% decrease in other non-operating expenses from ~~W~~67 billion in the first six months of 2017 to ~~W~~44 billion in the first six months of 2018.

Other non-operating income includes principally rental fee income, gain on disposal of investment in joint ventures and associates, gain on disposal of premises and equipment, intangible assets and other assets, reversal of impairment loss on premises and equipment, intangible assets and other assets and miscellaneous other non-operating income. The 49.4% decrease in other non-operating income was attributable primarily to a 100.0% decrease in gains on disposal of investment in joint ventures and associates from ~~W~~33 billion in the first six months of 2017 to nil in the first six months of 2018. The decrease in such gains resulted mainly from a decrease in the number of such transactions in the first six months of 2018 compared to the first six months of 2017.

Other non-operating expenses include principally depreciation on investment properties, interest expenses of rent leasehold deposits, losses on disposal of investment in joint ventures and associates, losses on disposal of premises and equipment, intangible assets and other assets, impairment losses on premises and equipment, intangible assets and other assets, donations and miscellaneous other non-operating expenses. The 34.3% decrease in other non-operating expenses was attributable mainly to an 89.3% decrease in losses on disposal of investment in joint ventures and associates from ~~W~~28 billion in the first six months of 2017 to ~~W~~3 billion in the first six months of 2018, which was principally due to the decrease in the number of such transactions in the first six months of 2018, as discussed above.

For further information regarding our net other non-operating income (expenses), see Notes 40-(3) and (4) of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

Share of Losses of Joint Ventures and Associates

Our share of losses of joint ventures and associates decreased 96.9% from ~~W~~64 billion in the first six months of 2017 to ~~W~~2 billion in the first six months of 2018. Such decrease was primarily attributable to decreases in losses recorded by STX Corporation and Chin Hung International Inc., in which we held equity interests of 19.7% and 25.3%, respectively, acquired through debt-to-equity swaps. For further information regarding our investments in joint ventures and associates, see Note 13 of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

Income Tax Expense

Our income tax expense is calculated by adding or subtracting changes in deferred income tax liabilities and assets to income tax amounts payable for the period. Deferred tax assets are recognized for deductible temporary differences, including operating losses and tax credit carry-forwards, while deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are those between the carrying values of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets, including the carry-forwards of unused tax losses, are recognized to the extent it is probable that the deferred tax assets will be realized.

Income tax expense increased 51.1% from ~~W~~321 billion in the first six months of 2017 to ~~W~~485 billion in the first six months of 2018, mainly as a result of an increase in our net income before income tax expense, as well as an increase in the applicable corporate income tax rate in Korea in January 2018. See “Item 3.D. Risk Factors—Risks relating to government regulation and policy—Our income tax expenses may increase as a result of changes to Korean corporate income tax laws” in our Annual Report on Form 20-F for the year ended December 31, 2017 incorporated by reference in this prospectus. Our effective tax rate was 22.4% in the first six months of 2017 and 26.9% in the first six months of 2018. See Note 41 of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

Net Income

Due to the factors described above, we recorded net income of ~~W~~1,316 billion in the first six months of 2018 compared to ~~W~~1,109 billion in the first six months of 2017.

Results by Principal Business Segment

We compile and analyze financial information for our business segments based upon segment information used by our management for the purposes of resource allocation and performance evaluation. We currently have six operational business segments: consumer banking, corporate banking, investment banking, capital markets, credit card and other operations.

The following table shows, for the periods indicated, our results of operations by segment:

	Net income Six months ended June 30,				Total operating income(1) Six months ended June 30,
	2017		2018		2017		2018
	(in billions of Won)
Consumer banking	~~W~~	172	~~W~~	252	~~W~~	218	~~W~~	357
Corporate banking		475		699		617		958
Investment banking		109		114		121		140
Capital markets		41		32		54		44
Credit card		62		68		84		93
Other operations		304		191		381		226

Total(2)	~~W~~	1,163	~~W~~	1,356	~~W~~	1,475	~~W~~	1,818

(1)	Comprises net interest income and net non-interest income after administrative expenses and reversal of allowance for (impairment losses due to) credit loss.
(2)	Before adjustments for inter-segment transactions (other than inter-segment loans and borrowings) and certain differences in classification under our management reporting system.

Consumer Banking

This segment consists of our consumer banking operations. The following table shows, for the periods indicated, our income statement data for this segment:

	Six-month period ended June 30,				Percentage change
	2017		2018		First six months of 2018 / First six months of 2017
	(in billions of Won)				(%)
Income statement data
Interest income	~~W~~	1,540	~~W~~	1,704	10.6%
Interest expense		(481)		(500)	4.0
Inter-segment		(248)		(275)	10.9

Net interest income		811		929	14.5
Non-interest income		424		405	(4.5)
Non-interest expense		(147)		(127)	(13.6)
Inter-segment		46		78	69.6

Net non-interest income		323		356	10.2
Administrative expenses		(870)		(875)	0.6
Impairment losses due to credit loss and others(1)		(46)		(53)	15.2

Total other expenses		(916)		(928)	1.3

Operating income		218		357	63.8

Net non-operating income (loss)		9		(10)	N/M (2)

Net income before tax		227		347	52.9

Income tax expense		(55)		(95)	72.7

Net income	~~W~~	172	~~W~~	252	46.5

(1)	Consist of reversal of allowance for (impairment losses due to) credit loss, gain (loss) on loan sales and provisions (reversal of provisions).
(2)	N/M = not meaningful.

Our net income before tax for this segment increased 52.9% from ~~W~~227 billion in the first six months of 2017 to ~~W~~347 billion in the first six months of 2018. Net income after tax also increased 46.5% from ~~W~~172 billion in the first six months of 2017 to ~~W~~252 billion in the first six months of 2018.

Interest income for this segment increased 10.6% from ~~W~~1,540 billion in the first six months of 2017 to ~~W~~1,704 billion in the first six months of 2018, primarily due to an increase in the average balance of general purpose household loans (including home equity loans), mainly reflecting increased demand for such loans among consumers, which was enhanced by an increase in the average yields on such loans and mortgage loans, principally as a result of the increase in the general level of interest rates in Korea in the first six months of 2018 compared to the first six months 2017.

Interest expense attributable to this segment increased 4.0% from ~~W~~481 billion in the first six months of 2017 to ~~W~~500 billion in the first six months of 2018. The increase in interest expense was primarily due to an increase in the average cost of time and savings deposits held by consumers, which was mainly attributable to the increase in the general level of interest rates in Korea in the first six months of 2018 compared to the first six months of 2017.

Net interest expense from inter-segment transactions for this segment increased 10.9% from ~~W~~248 billion in the first six months of 2017 to ~~W~~275 billion in the first six months of 2018, principally as a result of increased funding needs for this segment in light of the increase in the average volume of general purpose household loans (including home equity loans).

Impairment losses due to credit loss and others for this segment increased 15.2% from ~~W~~46 billion in the first six months of 2017 to ~~W~~53 billion in the first six months of 2018, primarily as a result of an increase in provisions for general purpose household loans (including home equity loans), mainly reflecting the increase in the outstanding balance of such loans.

Non-interest income attributable to this segment decreased 4.5% from ~~W~~424 billion in the first six months of 2017 to ~~W~~405 billion in the first six months of 2018, primarily due to decreases in gains on transaction of foreign exchange and fee income from bancassurance products.

Non-interest expense for this segment decreased 13.6% from ~~W~~147 billion in the first six months of 2017 to ~~W~~127 billion in the first six months of 2018, primarily as a result of a decrease in losses on transaction of foreign exchange.

Net non-interest income from inter-segment transactions for this segment increased 69.6% from ~~W~~46 billion in the first six months of 2017 to ~~W~~78 billion in the first six months of 2018, principally as a result of an increase in fee income from our asset management products, including money trust products.

Administrative expenses attributable to this segment increased 0.6% from ~~W~~870 billion in the first six months of 2017 to ~~W~~875 billion in the first six months of 2018.

Corporate Banking

This segment consists of our corporate banking (including small- and medium-sized enterprise banking and large corporate banking) operations. The following table shows, for the periods indicated, our income statement data for this segment:

	Six-month period ended June 30,				Percentage change
	2017		2018		First six months of 2018 / First six months of 2017
	(in billions of Won)				(%)
Income statement data
Interest income	~~W~~	1,456	~~W~~	1,639	12.6%
Interest expense		(818)		(995)	21.6
Inter-segment		229		323	41.0

Net interest income		867		967	11.5
Non-interest income		334		432	29.3
Non-interest expense		(82)		(184)	124.4
Inter-segment		30		37	23.3

Net non-interest income		282		285	1.1
Administrative expenses		(403)		(403)	—
Reversal of allowance for (impairment losses due to) credit loss and others(1)		(129)		109	N/M (2)

Total other expenses		(532)		(294)	(44.7)

Operating income		617		958	55.3

Net non-operating income (loss)		(3)		1	N/M

Net income before tax		614		959	56.2

Income tax expense		(139)		(260)	87.1

Net income	~~W~~	475	~~W~~	699	47.2

(1)	Consists of reversal of allowance for (impairment losses due to) credit loss, gain (loss) on loan sales and provisions (reversal of provisions).
(2)	N/M = not meaningful.

Our net income before tax for this segment increased 56.2% from ~~W~~614 billion in the first six months of 2017 to ~~W~~959 billion in the first six months of 2018. Net income after tax also increased 47.2% from ~~W~~475 billion in the first six months of 2017 to ~~W~~699 billion in the first six months of 2018.

Interest income for this segment increased 12.6% from ~~W~~1,456 billion in the first six months of 2017 to ~~W~~1,639 billion in the first six months of 2018, primarily due to an increase in the average balances of commercial and industrial and other commercial loans, mainly reflecting increased demand from corporate borrowers in anticipation of further increases in the general level of interest rates in Korea, as well as our efforts to increase our lending to small and medium-sized enterprises. Such increase was enhanced by an increase in the average yields on such loans, which mainly reflected the increase in the general level of interest rates in Korea in the first six months of 2018 compared to the first six months 2017.

Interest expense attributable to this segment, which consists mainly of interest expense on corporate deposits, borrowings and debentures, increased 21.6% from ~~W~~818 billion in the first six months of 2017 to ~~W~~995 billion in the first six months of 2018. The increase in interest expense was primarily due to an increase in the average cost of time and savings deposits held by corporate customers, which was mainly attributable to the increase in the general level of interest rates in Korea in the first six months of 2018 compared to the first six months of 2017. Such increases were enhanced by an increase in the average balance of such deposits.

Net interest income from inter-segment transactions for this segment increased 41.0% from ~~W~~229 billion in the first six months of 2017 to ~~W~~323 billion in the first six months of 2018, principally as a result of an increase in the average balance of loans to other segments, which mainly reflected increased funding needs of the consumer banking segment.

Reversal of allowance for (impairment losses due to) credit loss and others for this segment changed from a net loss of ~~W~~129 billion in the first six months of 2017 to a net reversal of ~~W~~109 billion in the first six months of 2018, primarily as a result of improvements in the overall asset quality of our corporate loan portfolio and the credit ratings of certain corporate borrowers.

Non-interest income attributable to this segment increased 29.3% from ~~W~~334 billion in the first six months of 2017 to ~~W~~432 billion in the first six months of 2018, primarily due to an increase in gains on transaction of derivatives.

Non-interest expense for this segment increased 124.4% from ~~W~~82 billion in the first six months of 2017 to ~~W~~184 billion in the first six months of 2018, primarily as a result of an increase in losses on transaction of derivatives.

Administrative expenses attributable to this segment remained stable at ~~W~~403 billion in the first six months of 2017 and 2018.

Investment Banking

This segment consists of our investment banking operations, including principally project finance, structured finance, merger and acquisition financing and financial advisory services. The following table shows, for the periods indicated, our income statement data for this segment:

	Six-month period ended June 30,				Percentage change
	2017		2018		First six months of 2018 / First six months of 2017
	(in billions of Won)				(%)
Income statement data
Interest income	~~W~~	72	~~W~~	75	4.2%
Interest expense		—		—	—
Inter-segment		(67)		(78)	16.4

Net interest income		5		(3)	N/M (2)
Non-interest income		212		137	(35.4)
Non-interest expense		(121)		(40)	(66.9)
Inter-segment		—		—	—

Net non-interest income		91		97	6.6
Administrative expenses		(6)		(6)	—
Reversal of allowance for credit loss and others(1)		31		52	67.7

Total other income		25		46	84.0

Operating income		121		140	15.7

Net non-operating income (loss)		23		17	(26.1)

Net income before tax		144		157	9.0

Income tax expense		(35)		(43)	22.9

Net income	~~W~~	109	~~W~~	114	4.6

(1)	Consists of reversal of allowance for (impairment losses due to) credit loss, gain (loss) on loan sales and provisions (reversal of provisions).
(2)	N/M = not meaningful.

Our net income before tax for this segment increased 9.0% from ~~W~~144 billion in the first six months of 2017 to ~~W~~157 billion in the first six months of 2018. Net income after tax also increased 4.6% from ~~W~~109 billion in the first six months of 2017 to ~~W~~114 billion in the first six months of 2018.

Interest income for this segment, which consists mainly of interest income from financing provided to corporations, increased 4.2% from ~~W~~72 billion in the first six months of 2017 to ~~W~~75 billion in the first six months of 2018, primarily reflecting the increase in the general level of interest rates in Korea in the first six months of 2018 compared to the first six months of 2017.

Net interest expense on inter-segment transactions for this segment increased 16.4% from ~~W~~67 billion in the first six months of 2017 to ~~W~~78 billion in the first six months of 2018, principally as a result of an increase in the average cost of borrowings from other segments, which mainly reflected the increase in the general level of interest rates in Korea in the first six months of 2018 compared to the first six months of 2017.

Reversal of allowance for credit loss and others for this segment increased 67.7% from ~~W~~31 billion in the first six months of 2017 to ~~W~~52 billion in the first six months of 2018, primarily as a result of improvements in the overall asset quality of our financing portfolio and the credit ratings of certain corporate borrowers.

Non-interest income attributable to this segment decreased 35.4% from ~~W~~212 billion in the first six months of 2017 to ~~W~~137 billion in the first six months of 2018, primarily due to a decrease in gains related to securities.

Non-interest expense for this segment decreased 66.9% from ~~W~~121 billion in the first six months of 2017 to ~~W~~40 billion in the first six months of 2018, primarily as a result of a decrease in losses related to securities.

Administrative expenses attributable to this segment remained stable at ~~W~~6 billion in the first six months of 2017 and 2018.

Capital Markets

This segment consists of our core capital markets operations, including principally securities investment and trading of securities, foreign exchange and derivatives. The following table shows, for the periods indicated, our income statement data for this segment:

	Six-month period ended June 30,				Percentage change
	2017		2018		First six months of 2018 / First six months of 2017
	(in billions of Won)				(%)
Income statement data
Interest income	~~W~~	9	~~W~~	6	(33.3)%
Interest expense		—		—	—
Inter-segment		8		10	25.0

Net interest income		17		16	(5.9)
Non-interest income		4,992		4,765	(4.5)
Non-interest expense		(4,969)		(4,726)	(4.9)
Inter-segment		—		—	—

Net non-interest income		23		39	69.6
Administrative expenses		(8)		(8)	—
Reversal of allowance for (impairment losses due to) credit loss and others(1)		22		(3)	N/M (2)

Total other income (expenses)		14		(11)	N/M

Operating income		54		44	(18.5)

Net non-operating income		—		—	—

Net income before tax		54		44	(18.5)

Income tax expense		(13)		(12)	(7.7)

Net income	~~W~~	41	~~W~~	32	(22.0)

(1)	Consists of reversal of allowance for (impairment losses due to) credit loss, gain (loss) on loan sales and provisions (reversal of provisions).
(2)	N/M = not meaningful.

Our net income before tax for this segment decreased 18.5% from ~~W~~54 billion in the first six months of 2017 to ~~W~~44 billion in the first six months of 2018. Net income after tax also decreased 22.0% from ~~W~~41 billion in the first six months of 2017 to ~~W~~32 billion in the first six months of 2018.

Interest income for this segment, which consists mainly of interest income from securities, decreased 33.3% from ~~W~~9 billion in the first six months of 2017 to ~~W~~6 billion in the first six months of 2018.

Net interest income on inter-segment transactions for this segment increased 25.0% from ~~W~~8 billion in the first six months of 2017 to ~~W~~10 billion in the first six months of 2018, principally as a result of an increase in the average yield on loans to other segments, which mainly reflected the increase in the general level of interest rates in Korea in the first six months of 2018 compared to the first six months of 2017.

Reversal of allowance for (impairment losses due to) credit loss and others for this segment changed from a net reversal of ~~W~~22 billion in the first six months of 2017 to a net loss of ~~W~~3 billion in the first six months of 2018, primarily as a result of a significant reversal in the first six months of 2017 relating to a downward adjustment in the valuation of the derivative products of a corporate customer, which was not repeated in the first six months of 2018.

Non-interest income attributable to this segment decreased 4.5% from ~~W~~4,992 billion in the first six months of 2017 to ~~W~~4,765 billion in the first six months of 2018, primarily due to a decrease in gains on transaction of foreign exchange.

Non-interest expense for this segment decreased 4.9% from ~~W~~4,969 billion in the first six months of 2017 to ~~W~~4,726 billion in the first six months of 2018, primarily as a result of a decrease in losses on transaction of foreign exchange.

Administrative expenses attributable to this segment remained stable at ~~W~~8 billion in the first six months of 2017 and 2018.

Credit Card

This segment consists of our credit card operations. The following table shows, for the periods indicated, our income statement data for this segment:

	Six-month period ended June 30,				Percentage change
	2017		2018		First six months of 2018 / First six months of 2017
	(in billions of Won)				(%)
Income statement data
Interest income	~~W~~	289	~~W~~	323	11.8%
Interest expense		(66)		(75)	13.6
Inter-segment		—		—	—

Net interest income		223		248	11.2
Non-interest income		566		605	6.9
Non-interest expense		(520)		(562)	8.1
Inter-segment		—		—	—

Net non-interest income		46		43	(6.5)
Administrative expenses		(78)		(84)	7.7
Impairment losses due to credit loss and others(1)		(107)		(114)	6.5

Total other expenses		(185)		(198)	7.0

Operating income		84		93	10.7

Net non-operating loss		(2)		(3)	50.0

Net income before tax		82		90	9.8

Income tax expense		(20)		(22)	10.0

Net income	~~W~~	62	~~W~~	68	9.7

(1)	Consist of reversal of allowance for (impairment losses due to) credit loss, gain (loss) on loan sales and provisions (reversal of provisions).

Our net income before tax for this segment increased 9.8% from ~~W~~82 billion in the first six months of 2017 to ~~W~~90 billion in the first six months of 2018. Net income after tax also increased 9.7% from ~~W~~62 billion in the first six months of 2017 to ~~W~~68 billion in the first six months of 2018.

Interest income for this segment increased 11.8% from ~~W~~289 billion in the first six months of 2017 to ~~W~~323 billion in the first six months of 2018, primarily due to an increase in the average balance of credit card receivables, mainly reflecting an increase in the volume of credit card transactions, including cash advances and credit card loans, which was offset in part by a decrease in the average yield on such receivables.

Interest expense attributable to this segment increased 13.6% from ~~W~~66 billion in the first six months of 2017 to ~~W~~75 billion in the first six months of 2018, primarily due to increased funding needs for this segment in light of the increase in the average balance of credit card receivables, including cash advances and credit card loans.

Impairment losses due to credit loss and others for this segment increased 6.5% from ~~W~~107 billion in the first six months of 2017 to ~~W~~114 billion in the first six months of 2018, primarily as a result of an increase in provisions for credit losses, mainly due to an increase in the outstanding balance of our credit card receivables, including cash advances and credit card loans.

Non-interest income attributable to this segment increased 6.9% from ~~W~~566 billion in the first six months of 2017 to ~~W~~605 billion in the first six months of 2018, primarily due to an increase in credit card fees, including merchant processing fees and holder annual fees, mainly reflecting the increase in the average balance of credit card receivables.

Non-interest expense for this segment increased 8.1% from ~~W~~520 billion in the first six months of 2017 to ~~W~~562 billion in the first six months of 2018, primarily as a result of an increase in credit card commissions, including in respect of reward points and other related discount services, mainly reflecting the increase in the average balance of credit card receivables.

Administrative expenses attributable to this segment increased 7.7% from ~~W~~78 billion in the first six months of 2017 to ~~W~~84 billion in the first six months of 2018, primarily due to an increase in salaries paid to our employees in this segment, principally reflecting an increase in the number of such employees, as well as increases in advertising expenses relating to new products and depreciation expenses relating to IT facilities.

Other Operations

Other operations include all of our operations not included in the other segments, including principally the operations of our Credit Management and Collection Department and our Corporate Restoration Department, our treasury operations involving transactions of available-for-sale securities and financing among financial institutions as well as the operations of all of our subsidiaries other than Woori Card. The following table shows, for the periods indicated, our income statement data for this segment:

	Six-month period ended June 30,				Percentage change
	2017		2018		First six months of 2018 / First six months of 2017
	(in billions of Won)				(%)
Income statement data
Interest income	~~W~~	669	~~W~~	748	11.8%
Interest expense		(411)		(459)	11.7
Inter-segment		77		19	(75.3)

Net interest income		335		308	(8.1)
Non-interest income		1,130		517	(54.2)
Non-interest expense		(863)		(219)	(74.6)
Inter-segment		(75)		(115)	53.3

Net non-interest income		192		183	(4.7)
Administrative expenses		(299)		(328)	9.7
Reversal of allowance for credit loss and others(1)		153		63	(58.8)

Total other expenses		(146)		(265)	81.5

Operating income		381		226	(40.7)

Net non-operating income (loss)		(26)		18	N/M (2)

Net income before tax		355		244	(31.3)

Income tax expense		(51)		(53)	3.9

Net income	~~W~~	304	~~W~~	191	(37.2)

(1)	Consists of reversal of allowance for (impairment losses due to) credit loss, gain (loss) on loan sales and provisions (reversal of provisions).
(2)	N/M = not meaningful.

Our net income before tax for this segment decreased 31.3% from ~~W~~355 billion in the first six months of 2017 to ~~W~~244 billion in the first six months of 2018. Net income after tax also decreased 37.2% from ~~W~~304 billion in the first six months of 2017 to ~~W~~191 billion in the first six months of 2018.

Interest income for this segment, which mainly includes interest income due from banks and on certain other loans and financial assets, increased 11.8% from ~~W~~669 billion in the first six months of 2017 to ~~W~~748 billion in the first six months of 2018, primarily due to the increase in the general level of interest rates in Korea in the first six months of 2018 compared to the first six months of 2017.

Interest expense attributable to this segment, which mainly includes interest expense on debentures, borrowings, call money and deposits due to customers, increased 11.7% from ~~W~~411 billion in the first six months of 2017 to ~~W~~459 billion in the first six months of 2018, primarily due to increased funding costs for this segment in light of the higher interest rate environment in Korea in the first six months of 2018.

Net interest income from inter-segment transactions for this segment decreased 75.3% from ~~W~~77 billion in the first six months of 2017 to ~~W~~19 billion in the first six months of 2018, principally as a result of increased funding needs of other segments.

Reversal of allowance for credit loss and others for this segment decreased 58.8% from ~~W~~153 billion in the first six months of 2017 to ~~W~~63 billion in the first six months of 2018, primarily as a result of significant gains on loan sales in this segment in the first six months of 2017, which were not repeated in the first six months of 2018.

Non-interest income attributable to this segment, which mainly includes gains on transaction of foreign exchange, gains on fair value hedged items and gains on transactions of derivatives, decreased 54.2% from ~~W~~1,130 billion in the first six months of 2017 to ~~W~~517 billion in the first six months of 2018, primarily due to decreases in such gains relating to our treasury operations.

Non-interest expense for this segment, which mainly includes losses on transaction of foreign exchange, losses on fair value hedged items and losses on transactions of derivatives, decreased 74.6% from ~~W~~863 billion in the first six months of 2017 to ~~W~~219 billion in the first six months of 2018, primarily as a result of decreases in losses on transactions of foreign exchange and derivatives.

Administrative expenses attributable to this segment increased 9.7% from ~~W~~299 billion in the first six months of 2017 to ~~W~~328 billion in the first six months of 2018, primarily due to an increase in computer and IT-related expenses relating to an upgrade of our computer systems, which was completed in May 2018.

Item 5.B. Liquidity and Capital Resources

Financial Condition

Assets

The following table sets forth, as of the dates indicated, the principal components of our assets:

	As of December 31, 2017		As of June 30, 2018		Percentage change
					June 30, 2018 / December 31, 2017
	(in billions of Won)				(%)
Cash and cash equivalents	~~W~~	6,908	~~W~~	5,920	(14.3)%
Financial assets at fair value through profit or loss (IFRS 9)		—		6,341	N/A (1)
Financial assets at fair value through profit or loss (IAS 39)		5,843		—	N/A
Financial assets at fair value through other comprehensive income		—		14,645	N/A
Available-for-sale financial assets		15,353		—	N/A
Securities at amortized cost		—		17,702	N/A
Held-to-maturity financial assets		16,749		—	N/A
Loans and other financial assets at amortized cost:		—		277,720	N/A
Loans and receivables:		267,106		—	N/A
Due from banks(2)		8,868		17,770	100.4
Loans(2)		251,523		248,794	(1.1)
Loans in local currency		200,213		204,830	2.3
Loans in foreign currencies		13,148		14,731	12.0
Domestic banker’s letter of credit		2,517		3,074	22.1
Credit card accounts		6,827		7,570	10.9
Bills bought in foreign currencies		8,197		6,830	(16.7)
Bills bought in local currency		335		257	(23.3)
Factoring receivables		138		61	(55.8)
Advances for customers on guarantees		24		15	(37.5)
Private placement bonds		362		434	19.9
Securitized loans		563		1,228	118.1
Call loans		3,003		3,136	4.4
Bonds purchased under resale agreements		16,859		7,000	(58.5)
Loan origination costs and fees		511		546	6.8
Others		607		837	37.9
Discounted present value		(11)		(5)	(54.5)
Loss allowance		(1,770)		(1,750)	(1.1)
Other financial assets (other receivables)(2)		6,715		11,156	66.1
Investments in joint ventures and associates		417		413	(1.0)
Investment properties		371		381	2.7
Premises and equipment		2,478		2,451	(1.1)
Other assets(3)		1,070		988	(7.7)

Total assets	~~W~~	316,295	~~W~~	326,561	3.2

(1)	N/A = not applicable.
(2)	Net of allowance for credit losses.
(3)	Includes intangible assets and goodwill, assets held for sale, current tax assets, deferred tax assets, derivative assets and other assets.

Our total assets increased 3.2% from ~~W~~316,295 billion as of December 31, 2017 to ~~W~~326,561 billion as of June 30, 2018, principally due to a 100.4% increase in due from banks from ~~W~~8,868 billion as of December 31, 2017 to ~~W~~17,770 billion as of June 30, 2018, which was enhanced by a 66.1% increase in other financial assets (other receivables) from ~~W~~6,715 billion as of December 31, 2017 to ~~W~~11,156 billion as of June 30, 2018. Such increases were partially offset by a 1.1% decrease in loans from ~~W~~251,523 billion as of December 31, 2017 to ~~W~~248,794 billion as of June 30, 2018.

The increase in due from banks was mainly attributable to a 132.2% increase in amounts due from the Bank of Korea from ~~W~~6,246 billion as of December 31, 2017 to ~~W~~14,501 billion as of June 30, 2018. The increase in other financial assets (other receivables) primarily reflected a 95.6% increase in receivables from ~~W~~4,459 billion as of December 31, 2017 to ~~W~~8,722 billion as of June 30, 2018. The decrease in loans primarily reflected a 58.5% decrease in bonds purchased under resale agreement from ~~W~~16,859 billion as of December 31, 2017 to ~~W~~7,000 billion as of June 30, 2018, which was partially offset by a 2.3% increase in loans in local currency from ~~W~~200,213 billion as of December 31, 2017 to ~~W~~204,830 billion as of June 30, 2018.

Liabilities and Equity

The following table sets forth, as of the dates indicated, the principal components of our liabilities and equity:

	As of December 31, 2017		As of June 30, 2018		Percentage change
					June 30, 2018 / December 31, 2017
	(in billions of Won)				(%)
Liabilities:
Financial liabilities at fair value through profit or loss (IFRS 9)	~~W~~	—	~~W~~	2,578	N/A (1)
Financial liabilities at fair value through profit or loss (IAS 39)		3,428		—	N/A
Deposits due to customers		234,695		237,900	1.4%
Borrowings		14,785		15,900	7.5
Debentures		27,869		26,753	(4.0)
Provisions		410		386	(5.9)
Other financial liabilities		13,892		21,408	54.1
Other liabilities(2)		651		640	(1.7)

Total liabilities		295,730		305,565	3.3

Equity:
Owner’s equity:
Capital stock		3,381		3,381	—
Hybrid securities		3,018		2,763	(8.4)
Capital surplus		286		286	—
Other equity		(1,939)		(2,113)	9.0
Retained earnings(3)		15,620		16,473	5.5

		20,366		20,790	2.1

Non-controlling interests		199		206	3.5

Total equity		20,565		20,996	2.1

Total liabilities and equity	~~W~~	316,295	~~W~~	326,561	3.2

(1)	N/A = not applicable.
(2)	Includes net defined benefit liability, current tax liabilities, deferred tax liabilities, derivative liabilities and other liabilities.
(3)	Includes regulatory reserve for credit loss of ~~W~~2,438 billion as of December 31, 2017 and ~~W~~2,578 billion as of June 30, 2018.

Our total liabilities increased 3.3% from ~~W~~295,730 billion as of December 31, 2017 to ~~W~~305,565 billion as of June 30, 2018, principally as a result of a 54.1% increase in other financial liabilities from ~~W~~13,892 billion as of December 31, 2017 to ~~W~~21,408 billion as of June 30, 2018, which was enhanced by a 1.4% increase in deposits due to customers from ~~W~~234,695 billion as of December 31, 2017 to ~~W~~237,900 billion as of June 30, 2018. The increase in other financial liabilities mainly reflected a 92.3% increase in accounts payable from ~~W~~4,692 billion as of December 31, 2017 to ~~W~~9,022 billion as of June 30, 2018, which was enhanced by a 222.8% increase in domestic exchange payables from ~~W~~1,310 billion as of December 31, 2017 to ~~W~~4,229 billion as of June 30, 2018. The increase in deposits due to customers was primarily due to a 2.3% increase in deposits in local currency from ~~W~~211,052 billion as of December 31, 2017 to ~~W~~215,993 billion as of June 30, 2018.

Our total equity increased 2.1% from ~~W~~20,565 billion as of December 31, 2017 to ~~W~~20,996 billion as of June 30, 2018. Such increase mainly reflected a 5.5% increase in retained earnings from ~~W~~15,620 billion as of December 31, 2017 to ~~W~~16,473 billion as of June 30, 2018, which was partially offset by an 8.4% decrease in hybrid securities from ~~W~~3,018 billion as of December 31, 2017 to ~~W~~2,763 billion as of June 30, 2018 and a 9.0% increase in negative other equity from ~~W~~1,939 billion as of December 31, 2017 to ~~W~~2,113 billion as of June 30, 2018. For information regarding the impact of the adoption of IFRS 9 on our equity, see Note 2-(1)-e) of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

Liquidity

Our primary source of funding has historically been and continues to be customer deposits, particularly lower-cost retail deposits. Deposits amounted to ~~W~~234,695 billion as of December 31, 2017 and ~~W~~237,900 billion as of June 30, 2018, which represented approximately 82.7% and 82.8% of our total funding, respectively. We have historically been able to use customer deposits to finance our operations generally, including meeting a portion of our liquidity requirements. Although the majority of deposits are short term, it has been our experience that the majority of our depositors generally roll over their deposits at maturity, thus providing us with a stable source of funding. However, in the event that a substantial number of our depositors do not roll over their deposits or otherwise decide to withdraw their deposited funds, we would need to place increased reliance on alternative sources of funding, some of which may be more expensive than customer deposits, in order to finance our operations. See “Item 3.D. Risk Factors—Other risks relating to our business—Our funding is highly dependent on short-term deposits, which dependence may adversely affect our operations” in our Annual Report on Form 20-F for the year ended December 31, 2017 incorporated by reference in this prospectus. In particular, we may increase our utilization of alternative funding sources such as short-term borrowings and cash and cash equivalents (including funds from maturing loans), as well as liquidating our positions in trading and investment securities and using the proceeds to fund parts of our operations, as necessary.

We also obtain funding through borrowings and issuances of debentures to meet our liquidity needs. Borrowings represented 6.4% and 6.9% of our total funding as of December 31, 2017 and June 30, 2018, respectively. Debentures represented 9.8% and 9.3% of our total funding as of December 31, 2017 and June 30, 2018, respectively.

Our liquidity risks arise from withdrawals of deposits and maturities of our borrowings and debentures, as well as our need to fund our lending, trading and investment activities and to manage our trading positions. Our goal in managing our liquidity is to be able, even under adverse conditions, to meet all of our liability repayments on time and to fund all investment opportunities. For a discussion of how we manage our liquidity risk, see “Item 11. Quantitative and Qualitative Disclosures about Market Risk—Liquidity Risk Management” in our Annual Report on Form 20-F for the year ended December 31, 2017 incorporated by reference in this prospectus.

The Financial Services Commission requires each Korean bank to maintain specific Won and foreign currency liquidity ratios. These ratios require us to keep our ratio of liquid assets to liquid liabilities above certain minimum levels. For a description of these requirements, see “Item 4.B. Business Overview—Supervision and Regulation—Principal Regulations Applicable to Banks—Liquidity” in our Annual Report on Form 20-F for the year ended December 31, 2017 incorporated by reference in this prospectus.

Contractual Obligations and Off-Balance Sheet Arrangements

The following table sets forth our contractual obligations as of June 30, 2018:

	Payments due by period
	Total		Less than 1 year		1-3 years		3-5 years		More than 5 years
	(in billions of Won)
Contractual obligations
Borrowing obligations(1)	~~W~~	16,185	~~W~~	12,401	~~W~~	2,558	~~W~~	681	~~W~~	545
Debenture obligations(1)		28,724		7,372		13,254		5,372		2,726
Deposits(2)(3)		240,721		231,089		6,610		877		2,145
Operating lease obligations		1,631		272		536		530		293
Purchase obligations		94		19		29		30		16
Employee severance plan obligations		2,550		50		173		135		2,192

Total	~~W~~	289,905	~~W~~	251,203	~~W~~	23,160	~~W~~	7,625	~~W~~	7,917

(1)

Includes estimated future interest payments, which have been estimated using contractual interest rates and scheduled contractual maturities of the outstanding borrowings and debentures as of June 30, 2018. In order to calculate future interest payments on debts with floating rates, we used contractual interest rates as of June 30, 2018.

(2)	Comprising certificates of deposit, other time deposits and installment deposits.
(3)

Includes estimated future interest payments, which have been estimated using weighted average interest rates paid for the first six months of 2018 for each deposit product category and their scheduled contractual maturities.

We utilize credit-related financial instruments with off-balance sheet risk in our normal course of business. The primary purpose of those instruments is to generate fee income for us, in return for making credit support and funds available to our customers as required. Such instruments consist primarily of guarantees, commercial letters of credit and unused lines of credit. Guarantees include guarantees for loans, debentures, trade financing arrangements and guarantees for other financings. Contingent liabilities for which guaranteed amounts are not finalized appear as off-balance sheet items in the notes to the financial statements. Such contingent liabilities include, among others, contingent liabilities relating to trade financings and derivatives contracts with respect to foreign exchange rates and interest rates.

We also enter into transactions with certain structured entities, including through the purchase of their subordinated debt and the provision of credit facilities to them. For further information, see Notes 1-(5) and 1-(6) of the notes to our unaudited consolidated interim financial statements included elsewhere in this prospectus.

The following table sets forth our off-balance sheet guarantees and commitments as of the dates indicated:

	As of December 31, 2017		As of June 30, 2018
	(in billions of Won)
Confirmed guarantees	~~W~~	6,875	~~W~~	6,563
Guarantee for loans		157		141
Acceptances		321		333
Guarantees in acceptances of imported goods		108		107
Other confirmed guarantees		6,289		5,982
Unconfirmed guarantees		4,527		4,510
Local letter of credit		383		365
Letter of credit		3,638		3,208
Other unconfirmed guarantees		506		937
Commercial paper purchase commitments and others		1,458		1,300
Loan commitments and others:
Loans		80,760		98,251
Others		4,546		5,943

We analyze our off-balance sheet legally binding credit-related commitments for possible losses associated with such commitments. We review the ability of the counterparties of the underlying credit-related commitments to perform their obligations under the commitments and, if we determine that a loss is probable and estimable, we establish allowances for possible losses in a manner similar to allowances that we would establish with respect to a loan granted under the terms of the applicable commitment. These allowances are reflected as provisions in our statement of financial position. As of June 30, 2018, we had established provisions for possible losses of ~~W~~209 billion with respect to our credit-related commitments.

Capital Adequacy

We are subject to the capital adequacy requirements of the Financial Services Commission. The requirements applicable commencing in December 2013 pursuant to amended Financial Services Commission regulations promulgated in July 2013 were formulated based on Basel III, which was first introduced by the Basel Committee on Banking Supervision, Bank for International Settlements in December 2009. Under the amended Financial Services Commission regulations, all banks in Korea are required to maintain certain minimum ratios of Tier I common equity capital, total Tier I capital and total Tier I and Tier II capital to risk-weighted assets. See “Item 4.B. Business Overview—Supervision and Regulation—Principal Regulations Applicable to Banks—Capital Adequacy” in our Annual Report on Form 20-F for the year ended December 31, 2017 incorporated by reference in this prospectus.

If a bank fails to maintain its capital adequacy ratios, the Korean regulatory authorities may impose penalties on such bank ranging from a warning to suspension or revocation of its license. See “Item 3.D. Risk Factors—Other risks relating to our business—We may be required to raise additional capital if our capital adequacy ratio deteriorates or the applicable capital requirements change in the future, but we may not be able to do so on favorable terms or at all” in our Annual Report on Form 20-F for the year ended December 31, 2017 incorporated by reference in this prospectus.

The following table sets forth a summary of our capital and capital adequacy ratios as of December 31, 2017 and June 30, 2018 based on IFRS and applicable regulatory reporting standards:

	As of December 31, 2017		As of June 30, 2018
	(in billions of Won, except percentages)
Tier I capital
Tier I common equity capital
Capital stock	~~W~~	3,381	~~W~~	3,381
Capital surplus		286		286
Retained earnings		15,620		16,473
Non-controlling interests in consolidated subsidiaries		19		20
Others		(3,231)		(3,207)

Additional Tier I capital
Hybrid securities		3,006		2,732
Other equity		35		16

Total Tier I capital	~~W~~	19,116	~~W~~	19,701

Tier II capital
Allowance for credit losses(1)	~~W~~	78	~~W~~	198
Subordinated debt		1,870		1,508
Valuation gain on investment securities		—		—
Others		1,539		1,793

Total Tier II capital	~~W~~	3,487	~~W~~	3,499

Total Tier I and Tier II capital	~~W~~	22,603	~~W~~	23,200

Risk-weighted assets
Credit risk-weighted assets	~~W~~	134,768	~~W~~	139,869
Market risk-weighted assets		2,317		2,293
Operational risk-weighted assets		9,677		9,827

Total	~~W~~	146,762	~~W~~	151,989

Tier I common equity capital ratio		10.95%		11.15%
Total Tier I capital ratio		13.03		12.96
Tier II capital ratio		2.37		2.30
Total Tier I and Tier II capital ratio		15.40		15.26

(1)

Allowance for credit losses in respect of credits classified as normal or precautionary is used to calculate Tier II capital only to the extent such allowances represent up to 1.25% of risk-weighted assets.

SUPERVISION AND REGULATION OF WOORI FINANCIAL GROUP

Principal Regulations Applicable to Financial Holding Companies

General

The Financial Holding Company Act, last amended on October 31, 2017, regulates Korean financial holding companies and their subsidiaries. The entities that regulate and supervise Korean financial holding companies and their subsidiaries are the Financial Services Commission and the Financial Supervisory Service.

The Financial Services Commission exerts direct control over financial holding companies pursuant to the Financial Holding Company Act. Among other things, the Financial Services Commission approves the establishment of financial holding companies, issues regulations on the capital adequacy of financial holding companies and their subsidiaries, and drafts regulations relating to the supervision of financial holding companies.

Following the instructions and directives of the Financial Services Commission, the Financial Supervisory Service supervises and examines financial holding companies and their subsidiaries. In particular, the Financial Supervisory Service sets requirements relating to Korean financial holding companies’ liquidity and capital adequacy ratios and establishes reporting requirements within the authority delegated under the Financial Services Commission regulations. Financial holding companies must submit quarterly reports to the Financial Supervisory Service discussing business performance, financial status and other matters identified in the Enforcement Decree of the Financial Holding Company Act.

Under the Financial Holding Company Act, a financial holding company is a company which primarily engages in controlling its subsidiaries by holding equity stakes in them equal in aggregate to at least 50% of the financial holding company’s aggregate assets based on its balance sheet as of its date of establishment in its year of establishment or the end of the immediately preceding fiscal year in all other years. A company is required to obtain approval from the Financial Services Commission to become a financial holding company.

A financial holding company may engage only in controlling the management of its subsidiaries, as well as certain ancillary activities including:

•	financially supporting its direct and indirect subsidiaries;

•	raising capital necessary for investment in its subsidiaries or providing financial support to its direct and indirect subsidiaries;

•	supporting the business of its direct and indirect subsidiaries, including the development and marketing of financial products;

•	providing data processing, legal, accounting and other resources and services that have been commissioned by its direct and indirect subsidiaries so as to support their operations; and

•	any other businesses exempted from authorization, permission or approval under the applicable laws and regulations.

The Financial Holding Company Act requires every financial holding company (other than a financial holding company that is controlled by another financial holding company) and its subsidiaries to obtain prior approval from the Financial Services Commission before acquiring control of another company or to file a report with the Financial Services Commission within 30 days thereafter in certain cases (including acquiring control of another company whose assets are less than ~~W~~100 billion as of the end of the immediately preceding fiscal year). In addition, the Financial Services Commission must grant permission for a financial holding company to liquidate or to merge with any other company before the liquidation or merger. A financial holding company must report to the Financial Services Commission when certain events, including the following, occur:

•	when the largest shareholder changes;

•	in the case of a bank holding company, when a major investor changes;

•

when the shareholding of the controlling shareholder (i.e., the “largest shareholder” or a “principal shareholder,” each as defined in the Financial Holding Company Act) or a person who has a “special relationship” with such controlling shareholder (as defined in the Enforcement Decree of the Financial Holding Company Act) changes by 1% or more of the total issued and outstanding voting shares of the financial holding company;

•	when it changes its corporate name;

•	when there is a cause for its dissolution;

•	when it or its subsidiaries cease to control any of their respective direct or indirect subsidiaries by disposing of their shares of such direct or indirect subsidiary; and

•

cases where the management soundness of a financial holding company or its subsidiary is expected to be undermined, as prescribed by the Enforcement Decree of the Financial Holding Company Act, which include the following:

•	when it becomes criminally liable for an act pursuant to the Financial Holding Company Act;

•	when it becomes party to a lawsuit that may materially affect its business as a financial holding company;

•	when there is an application for its bankruptcy or commencement of rehabilitation procedures pursuant to the Debtor Rehabilitation and Bankruptcy Act;

•	when it receives a disposition for failure to make tax payments or is penalized for violating a tax-related law;

•	when it fails to meet the requirements of a financial holding company; and

•

when a financial institution that is a subsidiary, etc. of the financial holding company acquires the stock of another company that is subject to rehabilitation proceedings under the Corporate Restructuring Promotion Act or a joint management process pursuant to a voluntary agreement among creditors for corporate reorganization or the Debtor Rehabilitation and Bankruptcy Act, through a debt-to-equity swap for purposes of reorganization.

Capital Adequacy

The Financial Holding Company Act does not provide for a minimum paid-in capital requirement related to financial holding companies. However, all financial holding companies are required to maintain a specified level of solvency. In addition, with respect to the allocation of net profit earned in a fiscal term, a financial holding company must set aside in its legal reserve an amount equal to at least 10% of its net income after tax each time it pays dividends on its net profits earned until its legal reserve reaches at least the aggregate amount of its paid-in capital.

A bank holding company, which is a financial holding company controlling banks or other financial institutions conducting banking business as prescribed in the Financial Holding Company Act, was required to maintain a total minimum consolidated capital adequacy ratio of 9.75% (including applicable additional capital buffers and requirements as described below) as of December 31, 2017. “Consolidated capital adequacy ratio” is defined as the ratio of equity capital as a percentage of risk-weighted assets on a consolidated basis, determined in accordance with the Financial Services Commission requirements that have been formulated based on Bank of International Settlements, or BIS, standards. “Equity capital,” as applicable to bank holding companies, is defined as the sum of common equity Tier I capital, additional Tier I capital and Tier II capital less any deductible items, each as defined under the Regulation on the Supervision of Financial Holding Companies. “Risk-weighted assets” is defined as the sum of credit risk-weighted assets and market risk-weighted assets.

Pursuant to amended regulations promulgated by the Financial Services Commission commencing in 2013 to implement Basel III, Korean bank holding companies were required to maintain a minimum ratio of common equity Tier I capital to risk-weighted assets of 3.5% and Tier I capital to risk-weighted assets of 4.5% from December 1, 2013, which minimum ratios were increased to 4.0% and 5.5%, respectively, from January 1, 2014 and increased further to 4.5% and 6.0%, respectively, from January 1, 2015. Such requirements are in addition to the pre-existing requirement for a minimum ratio of Tier I and Tier II capital (less any capital deductions) to risk-weighted assets of 8.0%, which remains unchanged. The amended regulations also require an additional capital conservation buffer of 1.25% in 2017 and 1.875% in 2018, with such buffer to increase to 2.5% in 2019, as well as a potential counter-cyclical capital buffer of up to 2.5%, which is determined on a quarterly basis by the Financial Services Commission. Furthermore, we were designated as one of six domestic systemically important banks for 2017 and 2018 by the Financial Services Commission, which would have subjected our bank holding company to an additional capital requirement of 0.50% in 2017 and 0.75% in 2018, with such potential requirement to increase to 1.0% in 2019.

Liquidity

All financial holding companies are required to match the maturities of their assets and liabilities on a non-consolidated basis in accordance with the Financial Holding Company Act in order to ensure liquidity. Financial holding companies must:

•

maintain a Won liquidity ratio (defined as Won assets due within one month, including marketable securities, divided by Won liabilities due within one month) of not less than 100% on a non-consolidated basis;

•

maintain a foreign currency liquidity ratio (defined as foreign currency liquid assets due within three months divided by foreign currency liabilities due within three months) of not less than 80% on a non-consolidated basis (except that such requirement is not applicable to a financial holding company whose foreign currency liabilities constitute less than 1% of its total assets);

•

maintain a ratio of foreign currency liquid assets due within seven days less foreign currency liabilities due within seven days as a percentage of total foreign currency assets of not less than 0% on a non-consolidated basis (except that such requirement is not applicable to a financial holding company whose foreign currency liabilities constitute less than 1% of its total assets);

•

maintain a ratio of foreign currency liquid assets due within a month less foreign currency liabilities due within a month as a percentage of total foreign currency assets of not less than negative 10% on a non-consolidated basis (except that such requirement is not applicable to a financial holding company whose foreign currency liabilities constitute less than 1% of its total assets); and

•	make quarterly reports regarding their Won liquidity and foreign currency liquidity to the Financial Supervisory Service.

Financial Exposure to Any Individual Customer and Major Investor

Subject to certain exceptions, the aggregate credit (as defined in the Financial Holding Company Act, the Bank Act, the Financial Investment Services and Capital Markets Act, the Insurance Business Act, the Mutual Savings Bank Act and the Specialized Credit Financial Business Act, respectively) of a financial holding company and its direct and indirect subsidiaries that are banks, merchant banks, financial investment companies, insurance companies, savings banks or specialized credit financial business companies (which we refer to as “Financial Holding Company Total Credit”) to a single group of companies that belong to the same conglomerate as defined in the Monopoly Regulations and Fair Trade Act will not be permitted to exceed 25% of net aggregate equity capital (as defined below).

“Net aggregate equity capital” is defined under the Enforcement Decree of the Financial Holding Company Act as the sum of:

(1)	in case of a financial holding company, the capital amount as defined in Article 24-3(7), Item 2 of the Enforcement Decree of the Financial Holding Company Act;

(2)	in case of a bank, the capital amount as defined in Article 2(1), Item 5 of the Bank Act;

(3)	in case of a merchant bank, the capital amount as defined in Article 342(1) of the Financial Investment Services and Capital Markets Act; and

(4)	in case of a financial investment company, the capital amount as defined in Article 37(3) of the Enforcement Decree of the Financial Investment Services and Capital Markets Act;

(5)	in case of an insurance company, the capital amount as defined in Article 2, Item 15 of the Insurance Business Act;

(6)	in case of a savings bank, the capital amount as defined in Article 2, Item 4 of the Mutual Savings Bank Act; and

(7)	in case of a specialized credit financial business company, the capital amount as defined in Article 2, Item 19 of the Specialized Credit Financial Business Act;

less the sum of:

(1)	the amount of shares of direct and indirect subsidiaries held by the financial holding company;

(2)

the amount of shares that are cross-held by each direct and indirect subsidiary that is a bank, merchant bank, financial investment company, insurance company, savings bank or specialized credit financial business company; and

(3)

the amount of shares of a financial holding company held by such direct and indirect subsidiaries that are banks, merchant banks, financial investment companies, insurance companies, savings banks or specialized credit financial business companies.

The Financial Holding Company Total Credit to a single individual or judicial person may not exceed 20% of the net aggregate equity capital. In addition, the Financial Holding Company Total Credit to a shareholder holding (together with the persons who have a “special relationship” with the shareholder, as defined in the Enforcement Decree of the Financial Holding Company Act) in aggregate more than 10% of the total issued and outstanding voting shares of a financial holding company generally may not exceed the lesser of (x) 25% of the net aggregate equity capital and (y) the amount of the equity capital of the financial holding company multiplied by the shareholding ratio of the shareholder (together with the persons who have a special relationship with the shareholder).

Further, the total sum of credits (as defined in the Financial Holding Company Act, the Bank Act, the Financial Investment Services and Capital Markets Act, the Insurance Business Act, the Mutual Savings Bank Act and the Specialized Credit Financial Business Act, respectively) of a bank holding company and its direct and indirect subsidiaries that are banks, merchant banks, financial investment companies, insurance companies, savings banks or specialized credit financial business companies as applicable (“Bank Holding Company Total Credit”) extended to a “major investor” (as defined below) (together with the persons who have a special relationship with that major investor) will not be permitted to exceed the lesser of (x) 25% of the net aggregate equity capital and (y) the amount of the equity capital of the bank holding company multiplied by the shareholding ratio of the major investor, except for certain cases.

“Major investor” is defined as:

•

a shareholder holding (together with persons who have a special relationship with that shareholder), in excess of 10% (or in the case of a bank holding company controlling regional banks only, 15%) in the aggregate of the bank holding company’s total issued and outstanding voting shares; or

•

a shareholder holding (together with persons who have a special relationship with that shareholder), more than 4% in the aggregate of the total issued and outstanding voting shares of the bank holding company controlling nationwide banks, where the shareholder is the largest shareholder or has actual control over the major business affairs of the bank holding company through, for example, appointment and dismissal of the officers pursuant to the Enforcement Decree of the Financial Holding Company Act.

In addition, the total sum of the Bank Holding Company Total Credit granted to all of a bank holding company’s major investor must not exceed 25% of the bank holding company’s net aggregate equity capital. Furthermore, any bank holding company that, together with its direct and indirect subsidiaries, intends to extend credit to the bank holding company’s major investor in an amount equal to or exceeding the lesser of (x) the amount equivalent to 0.1% of the net aggregate equity capital and (y) ~~W~~5 billion, in any single transaction, must obtain prior unanimous board resolutions and then, immediately after providing the credit, must file a report to the Financial Services Commission and publicly disclose the filing of the report.

Restrictions on Transactions Among Direct and Indirect Subsidiaries and Financial Holding Company

Generally, a direct or indirect subsidiary of a financial holding company may not extend credits (excluding the amount of corporate credit card payments issued by a direct or indirect subsidiary of a financial holding company that is engaged in the banking business) to that financial holding company. In addition, a direct or indirect subsidiary of a financial holding company may not extend credits (excluding the amount of corporate credit card payments issued by a direct or indirect subsidiary of a financial holding company that is engaged in the banking business) to other direct or indirect subsidiaries of the financial holding company in excess of 10% of its capital amount on an individual basis or to those subsidiaries in excess of 20% of its capital amount on an aggregate basis. The subsidiary extending the credit must also obtain an adequate level of collateral depending on the type of such collateral from the other subsidiaries unless the credit is otherwise approved by the Financial Services Commission. The adequate level of collateral for each type of collateral is as follows:

(1)

for deposits and installment savings, obligations of the Korean government or the Bank of Korea, obligations guaranteed by the Korean government or the Bank of Korea, obligations secured by securities issued or guaranteed by the Korean government or the Bank of Korea, 100% of the credit extended;

(2)

for obligations of municipal governments under the Local Autonomy Act, local public enterprise under the Local Public Enterprises Act and investment institutions and other quasi-investment institutions under the Basic Act on the Management of Government-Invested Institution or for obligations guaranteed by, or secured by the securities issued or guaranteed by, the aforementioned entities pursuant to the relevant regulations, 110% of the credit extended; and

(3)	for any property other than those set forth in paragraphs (1) and (2) above, 130% of the credit extended.

Subject to certain exceptions, a direct or indirect subsidiary of a financial holding company is prohibited from owning the shares of any other direct or indirect subsidiaries (other than those directly controlled by that direct or indirect subsidiary) under the common control of the financial holding company.

Subject to certain exceptions, a direct or indirect subsidiary of a financial holding company is also prohibited from owning the shares of the financial holding company controlling that direct or indirect subsidiary. The transfer of certain assets classified as precautionary or below between a financial holding company and its direct or indirect subsidiary or between the direct and indirect subsidiaries of a financial holding company is prohibited except for:

(1)	transfers to a special purpose company, or entrustment with a trust company, for an asset-backed securitization transaction under the Asset-Backed Securitization Act;

(2)	transfers to a mortgage-backed securities issuance company for a mortgage securitization transaction;

(3)	transfers or in-kind contributions to a corporate restructuring vehicle under the Corporate Restructuring Investment Companies Act; and

(4)	transfers to a corporate restructuring company under the Industry Promotion Act.

Disclosure of Management Performance

For the purpose of protecting the depositors and investors in the subsidiaries of financial holding companies, the Financial Services Commission requires financial holding companies to disclose certain material matters including:

(1)	financial condition and profit and loss of the financial holding company and its direct and indirect subsidiaries;

(2)	fund-raising by the financial holding company and its direct and indirect subsidiaries and the appropriation of such funds;

(3)

any sanctions levied on the financial holding company and its direct and indirect subsidiaries under the Financial Holding Company Act or any corrective measures or sanctions under the Law on Improvement of Structure of Financial Industry; and

(4)

matters prescribed by the Financial Services Commission to be necessary for the protection of rights of depositors and investors, such as the occurrence of any non-performing assets or financial incident that may have a material adverse effect, or any other event as prescribed in the applicable regulations.

Restrictions on Shareholdings in Other Companies

Generally, a financial holding company may not own (i) more than 5% of the total issued and outstanding shares of another finance-related company, (ii) any shares of its affiliates, other than its direct or indirect subsidiaries or (iii) any shares of a non-finance-related company.

Restrictions on Shareholdings by Direct and Indirect Subsidiaries

Generally, a direct subsidiary of a financial holding company may not control any other company other than, as an indirect subsidiary of the financial holding company:

•	financial institutions established in foreign jurisdictions;

•	certain financial institutions which are engaged in any business that the direct subsidiary may conduct without any licenses or permits;

•

certain financial institutions whose business is related to the business of the direct subsidiary as described by the Enforcement Decree of the Financial Holding Company Act (for example, a bank subsidiary may control only credit information companies, credit card companies and financial investment companies with a dealing, brokerage, collective investment, investment advice, discretionary investment management and/or trust license);

•	certain financial institutions whose business is related to the financial business as prescribed by the regulations of the Ministry of Strategy and Finance; and

•

certain companies which are not financial institutions but whose business is related to the financial business of the financial holding company as prescribed by the Enforcement Decree of the Financial Holding Company Act (for example, a finance-related research company or a finance-related information technology company).

Acquisition of such indirect subsidiaries by direct subsidiaries of a financial holding company requires prior permission from the Financial Services Commission or the submission of a report to the Financial Services Commission, depending on the types of the indirect subsidiaries and the amount of total assets of the indirect subsidiaries.

Subject to certain exceptions, an indirect subsidiary of a financial holding company may not control any other company. If an indirect subsidiary of a financial holding company had control over another company at the time it became such an indirect subsidiary, the indirect subsidiary is required to dispose of its interest in the other company within two years from such time.

Restrictions on Transactions between a Bank Holding Company and its Major Investor

A bank holding company and its direct and indirect subsidiaries may not acquire (including through their respective trust accounts) shares issued by the bank holding company’s major investor in excess of 1% of the net aggregate equity capital (as defined above). In addition, if those entities intend to acquire shares issued by that major investor in any single transaction equal to or exceeding the lesser of (x) the amount equivalent to 0.1% of the net aggregate equity capital and (y) ~~W~~5 billion, that entity must obtain prior unanimous board resolutions and then, immediately after the acquisition, file a report to the Financial Services Commission and publicly disclose the filing of the report.

Restrictions on Ownership of a Financial Holding Company

Under the Financial Holding Company Act, a financial institution generally may not control a financial holding company. In addition, any single shareholder and persons who have a special relationship with that shareholder may acquire beneficial ownership of up to 10% of the total issued and outstanding shares with voting rights of a bank holding company that controls nationwide banks or 15% of the total issued and outstanding shares with voting rights of a bank holding company that controls only regional banks, subject to certain exceptions. Among others, the Korean government and the Korea Deposit Insurance Corporation are not subject to this limit. “Non-financial business group companies” (as defined below), however, may not acquire the beneficial ownership of shares of a bank holding company controlling nationwide banks in excess of 4% of that bank holding company’s outstanding voting shares unless they obtain the approval of the Financial Services Commission and agree not to exercise voting rights in respect of shares in excess of the 4% limit, in which case they may acquire beneficial ownership of up to 10%. Any other person (whether a Korean national or a foreign investor) may acquire no more than 10% of total voting shares issued and outstanding of a bank holding company controlling nationwide banks unless they obtain approval from the Financial Services Commission in each instance where the total holding will exceed 10% (or 15% in the case of a bank holding company controlling only regional banks), 25% or 33% of the total voting shares issued and outstanding of that bank holding company controlling nationwide banks.

Furthermore, in the case where a person (including Korean and foreign investors, but excluding certain persons prescribed under the Enforcement Decree of the Financial Holding Company Act) (i) acquires in excess of 4% of the total issued and outstanding voting shares of any bank holding company (other than a bank holding company controlling only regional banks), (ii) becomes the largest shareholder of such bank holding company in which such person has acquired in excess of 4% of the total issued and outstanding voting shares, (iii) changes its shareholding in such bank holding company, in which it has acquired in excess of 4% of the total issued and outstanding voting shares, by 1% or more of the total issued and outstanding voting shares of such bank holding company or (iv) is a private equity fund or an investment purpose company holding in excess of 4% of the total outstanding voting shares of a bank holding company and changes its members or shareholders, such person must file a report on such change with the Financial Services Commission (x) in case of (i) and (iii), within ten days after the end of the quarter in which such change occurred, or (y) in case of (ii) and (iv), within 10 days after the end of the month in which such change occurred.

“Non-financial business group companies” as defined under the Financial Holding Company Act include:

(1)

any same shareholder group where the aggregate net assets of all non-financial business companies belonging to that group equals or exceeds 25% of the aggregate net assets of all members of that group;

(2)	any same shareholder group where the aggregate assets of all non-financial business companies belonging to that group equals or exceeds ~~W~~2 trillion;

(3)

any mutual fund where a same shareholder group identified in (1) or (2) above beneficially owns and/or exercises the voting rights of more than 4% of the total issued and outstanding voting shares of that mutual fund;

(4)

any private equity fund (a) where a person falling under any of items (1) through (3) above is a limited partner holding not less than 10% of the total amount of contributions to the private equity fund, or (b) where a person falling under any of items (1) through (3) above is a general partner, or (c) where the total equity of the private equity fund acquired by each affiliate belonging to several enterprise groups subject to the limitation on mutual investment is 30% or more of the total amount of contributions to the private equity fund; or

(5)

the investment purpose company concerned, where a private equity fund falling under item (4) above acquires or holds stocks in excess of 4% of the stock or equity of such company or exercises de facto control over significant managerial matters of such company through appointment or dismissal of executives or in any other manner.

Sharing of Customer Information among Financial Holding Company and its Subsidiaries

Under the Act on Use and Protection of Credit Information, any individual customer’s credit information must be disclosed or otherwise used by financial institutions only to determine, establish or maintain existing commercial transactions with them and only after obtaining written consent to use that information. In addition, under the Act on Real Name Financial Transactions and Confidentiality, an individual working at a financial institution may not provide or reveal information or data concerning the contents of financial transactions to other persons unless such individual receives a request or consent in writing from the holder of a title deed, except under certain exceptions stipulated in the Act. Under the Financial Holding Company Act, a financial holding company and its direct and indirect subsidiaries, however, may share certain credit information of individual customers among themselves for internal management purposes outlined in the Enforcement Decree of the Financial Holding Company Act (such as credit risk management, internal control and customer analysis), without the customers’ written consent, subject to the methods and procedures for provision of such information set forth therein. A subsidiary financial investment company with a dealing and/or brokerage license of a financial holding company may provide that financial holding company and its other direct and indirect subsidiaries information relating to the aggregate amount of cash or securities that a customer of the financial investment company with a dealing and/or brokerage license has deposited, for internal management purposes outlined in the Enforcement Decree of the Financial Holding Company Act, subject to the methods and procedures for provision of such information set forth therein. Recent amendments to the Financial Holding Company Act, which became effective on November 29, 2014, limit the scope of credit information that may be shared without the customers’ prior consent and require certain procedures for provision of customer information as prescribed by the Financial Services Commission. Beginning on November 29, 2014, notice must be given to customers at least once a year regarding (i) the provider of customer information, (ii) the recipient of customer information, (iii) the purpose of providing the information and (iv) the categories of the information provided.

Principal Regulations Applicable to Banks, Credit Card Operations and Other Matters

For a description of the principal regulations applicable to banks and credit card operations, regulations on class action suits regarding securities in Korea, the regulations on the financial investment business and the Act on the Corporate Governance of Financial Institutions, see “Item 4.B. Business Overview—Supervision and Regulation” in our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus.

DESCRIPTION OF WOORI BANK’S CAPITAL STOCK

For a description of the material terms of our capital stock under the articles of incorporation currently in effect, and of certain relevant provisions of the Korean Commercial Code, the Financial Investment Services and Capital Market Act and certain related laws of Korea, see “Item 10.B. Memorandum and Articles of Association—Description of Capital Stock” in our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus.

DESCRIPTION OF WOORI FINANCIAL GROUP’S CAPITAL STOCK

Capital Stock

Total Shares. Woori Financial Group initially will have authority to issue a total of 4,000,000,000 shares of capital stock. Woori Financial Group’s proposed articles of incorporation provide that Woori Financial Group will be authorized to issue various types of “class shares,” which include shares of voting and non-voting preferred stock, convertible stock, redeemable preferred stock and hybrid securities comprising one or more elements of the foregoing types of shares, up to one-half of all of the issued and outstanding shares of common stock. Woori Financial Group’s proposed articles of incorporation also allow its shareholders, by special resolution, to grant to its officers, directors and employees stock options exercisable for up to 15% of the total number of all of the issued and outstanding shares. Woori Financial Group’s board of directors may also grant stock options exercisable for up to 1% of all of the issued and outstanding shares to persons other than its directors. However, any grant by Woori Financial Group’s board of directors must be approved by Woori Financial Group’s shareholders at their next general meeting convened immediately after the grant date.

Common Stock. Following completion of the stock transfer, we anticipate that approximately 673 million shares of Woori Financial Group common stock will be outstanding.

Class Shares. Following completion of the stock transfer, we anticipate that no “class shares” of Woori Financial Group will be outstanding.

Employee Stock Options. Following completion of the stock transfer, we anticipate that no stock options of Woori Financial Group will be outstanding.

Share certificates of Woori Financial Group common stock will be issued in denominations of one, five, 10, 50, 100, 500, 1,000 and 10,000 shares, which may be split or reverse split upon the request of a shareholder.

Proposed Articles of Incorporation

This section of the prospectus describes the material terms of the capital stock of Woori Financial Group under the proposed articles of incorporation that are expected to be in effect immediately after the stock transfer is completed. This section also briefly summarizes certain relevant provisions of the Korean Commercial Code, the Financial Investment Services and Capital Markets Act, the Financial Holding Company Act of Korea and certain related laws of Korea, as all currently in effect. The terms of the proposed Woori Financial Group articles of incorporation, as well as the terms of the Korean Commercial Code, the Financial Investment Services and Capital Markets Act, the Financial Holding Company Act and the other related laws of Korea, are more detailed than the general information provided below.

Organization and Register

Woori Financial Group will be a holding company established under the Financial Holding Company Act. Upon its incorporation, it will be registered with the commercial registry office of the Seoul Central District Court.

Dividends and Other Distributions

Dividends. Dividends will be distributed to Woori Financial Group shareholders in proportion to the number of shares of the relevant class of capital stock owned by each shareholder following approval by the shareholders at an annual general meeting of shareholders. Subject to the requirements of the Korean Commercial Code and other applicable laws and regulations, we expect Woori Financial Group to pay full annual dividends on newly issued shares for the year in which the new shares are issued.

Woori Financial Group will declare its dividend (if any) annually at the annual general meeting of shareholders, which will generally be held within three months after the end of each fiscal year. Once declared, the annual dividend must be paid to the shareholders of record as of the end of the preceding fiscal year within one month after the annual general meeting. Annual dividends may be distributed in cash or in stock. Cash dividends may be paid out of retained earnings that have not been appropriated to statutory reserves. In addition to the annual dividend, Woori Financial Group may also declare and distribute in cash, interim dividends once a year pursuant to a resolution by the board of directors.

Under the Korean Commercial Code and Woori Financial Group’s proposed articles of incorporation, Woori Financial Group will not have an obligation to pay any annual dividend unclaimed for five years from the payment date.

The Financial Holding Company Act and related regulations require that each time a Korean financial holding company pays an annual dividend, it must set aside in its legal reserve to stated capital an amount equal to at least one-10th of its net income after tax until the amount set aside reaches at least the aggregate amount of its stated capital. Unless it sets aside this amount, a Korean financial holding company may not pay an annual dividend. We expect Woori Financial Group to set aside allowances for loan losses and reserves for severance pay in addition to this legal reserve.

Distribution of Free Shares. In addition to permitting dividends in the form of shares to be paid out of retained or current earnings, the Korean Commercial Code permits a company to distribute to its shareholders, in the form of free shares, an amount transferred from the capital surplus or legal reserve to stated capital. These free shares must be distributed pro rata to all shareholders.

Preemptive Rights and Issuances of Additional Shares

Unless otherwise provided in the Korean Commercial Code, a company may issue authorized but unissued shares at such times and upon such terms as the board of directors of the company may determine. The company must offer the new shares on uniform terms to all shareholders who have preemptive rights and who are listed on the shareholders’ register as of the applicable record date. Woori Financial Group shareholders will be entitled to subscribe for any newly issued shares in proportion to their existing shareholdings. However, Woori Financial Group’s proposed articles of incorporation provide that new shares may be issued to persons other than existing shareholders if such shares are:

•

publicly offered pursuant to Article 165-6 of the Financial Investment Services and Capital Markets Act (where the number of shares so offered may not exceed 50% of the total number of issued shares of Woori Financial Group);

•	issued to directors or employees as a result of the exercise of stock options granted to them by Woori Financial Group pursuant to Article 542-3 of the Korean Commercial Code;

•	issued to the members of Woori Financial Group’s employee stock ownership association pursuant to Article 165-7 of the Financial Investment Services and Capital Markets Act; or

•

issued to specified foreign investors or foreign or domestic financial institutions for Woori Financial Group’s managerial needs, strategic alliances, financing or debt-to-equity swaps by those financial institutions (where the number of shares so offered may not exceed 50% of the total number of issued shares of Woori Financial Group).

Public notice of the preemptive rights to new shares and the transferability thereof must be given not less than two weeks (excluding the period during which the shareholders’ register is closed) prior to the record date. Woori Financial Group will notify the shareholders who are entitled to subscribe for newly issued shares of the deadline for subscription at least two weeks prior to the deadline. If a shareholder fails to subscribe on or before such deadline, the shareholder’s preemptive rights will lapse. The board of directors may determine how to distribute shares in respect of which preemptive rights have not been exercised or where fractions of shares occur.

Under the Financial Investment Services and Capital Markets Act, members of Woori Financial Group’s employee stock ownership association, whether or not they are shareholders, will have a preemptive right, subject to certain exceptions, to subscribe for up to 20% of the shares publicly offered. This right is exercisable only to the extent that the total number of shares so acquired and held by such members does not exceed 20% of the total number of shares then outstanding.

In addition, Woori Financial Group’s proposed articles of incorporation permit its issuance of convertible bonds or bonds with warrants, each up to an aggregate principal amount of ~~W~~2 trillion, to persons other than existing shareholders. Under the Korean Commercial Code, Woori Financial Group will be permitted to distribute convertible bonds or bonds with warrants to persons other than existing shareholders only when it deems that this distribution is necessary for managerial purposes, such as obtaining new technology or improving its financial condition.

Voting Rights

Each outstanding share of Woori Financial Group common stock will be entitled to one vote per share. However, voting rights with respect to shares of common stock that Woori Financial Group or any of its subsidiaries holds may not be exercised. Unless stated otherwise in a company’s articles of incorporation, the Korean Commercial Code permits holders of an aggregate of 1% or more of the issued and outstanding shares with voting rights to request cumulative voting when electing two or more directors. Woori Financial Group’s proposed articles of incorporation do not prohibit cumulative voting.

The Korean Commercial Code and Woori Financial Group’s proposed articles of incorporation provide that an ordinary resolution may be adopted if approval is obtained from the holders of at least a majority of those shares of common stock present or represented at such meeting and such majority also represents at least one-fourth of the total of Woori Financial Group’s issued voting shares. Holders of non-voting shares (other than enfranchised non-voting shares) will not be entitled to vote on any resolution or to receive notice of any general meeting of shareholders unless the agenda of the meeting includes consideration of a resolution on which such holders are entitled to vote. The Korean Commercial Code provides that a company’s articles of incorporation may prescribe conditions for the enfranchisement of non-voting shares. For example, if Woori Financial Group’s annual general shareholders’ meeting resolves not to pay to holders of non-voting shares with preferred dividends the annual dividend as determined by the board of directors at the time of issuance of such shares, the holders of non-voting shares with preferred dividends will be entitled to exercise voting rights from the general shareholders’ meeting following the meeting adopting such resolution to the end of a meeting to declare to pay such dividend with respect to the non-voting shares with preferred dividends. Holders of such enfranchised non-voting shares with preferred dividends will have the same rights as holders of common stock to request, receive notice of, attend and vote at a general meeting of shareholders.

The Korean Commercial Code provides that to amend the articles of incorporation, which is also required for any change to the authorized share capital of a company, and in certain other instances, including removal of a director of a company, dissolution, merger or consolidation of a company, transfer of the whole or a significant part of the business of a company, acquisition of all of the business of any other company, acquisition of a part of the business of any other company having a material effect on the business of the company or issuance of new shares at a price lower than their par value, a special resolution must be adopted by the approval of the holders of at least two-thirds of those shares present or represented at such meeting and such special majority also represents at least one-third of the total issued and outstanding shares with voting rights of the company.

In addition, in the case of amendments to the articles of incorporation or any merger or consolidation of a company or in certain other cases, where the rights or interest of the holders of “class shares” are adversely affected, a resolution must be adopted by a separate meeting of holders of “class shares.” Such a resolution may be adopted if the approval is obtained from shareholders of at least two-thirds of the “class shares” present or represented at such meeting and such shares also represent at least one-third of the total issued and outstanding “class shares” of the company.

A shareholder may exercise his voting rights by proxy. The proxy must present the power of attorney prior to the start of a meeting of shareholders.

Liquidation Rights

In the event Woori Financial Group is liquidated, the assets remaining after the payment of all debts, liquidation expenses and taxes will be distributed to the shareholders in proportion to the number of shares held by them.

General Meetings of Shareholders

There are two types of general meetings of shareholders: (1) annual general meetings and (2) extraordinary general meetings. Woori Financial Group will be required to convene its annual general meeting within three months after the end of each fiscal year. Subject to a board resolution or court approval, an extraordinary general meeting of shareholders may be held when necessary or at the request of the holders of an aggregate of 3% or more of Woori Financial Group’s outstanding shares, or the holders of an aggregate of 1.5% or more of Woori Financial Group’s outstanding stock with voting rights, who have held those shares at least for six months, under the Act on the Corporate Governance of Financial Companies and its sub-regulations. Under the Korean Commercial Code, an extraordinary general meeting of shareholders may also be convened at the request of Woori Financial Group’s audit committee, subject to a board resolution or court approval. Holders of non-voting shares may be entitled to request a general meeting of shareholders only to the extent the non-voting shares have become enfranchised as described under the section entitled “—Voting Rights” above, hereinafter referred to as “enfranchised non-voting shares.” Meeting agendas will be determined by the board of directors or proposed by holders of an aggregate of 3% or more of the outstanding shares with voting rights or by holders of an aggregate of 0.1% or more of Woori Financial Group’s issued and outstanding shares with voting rights, who have held those shares for at least six months, by way of a written proposal to the board of directors at least six weeks prior to the meeting, under the Act on the Corporate Governance of Financial Companies and its sub-regulations. Written notices or e-mail notices stating the date, place and agenda of the meeting must be given to the shareholders at least two weeks prior to the date of the general meeting of shareholders. Notice may, however, be given to holders of 1% or less of the total number of issued and outstanding shares which are entitled to vote, either by placing at least two public notices at least two weeks in advance of the meeting in at least two daily newspapers or by placing a notice through the electronic disclosure system operated by the Financial Supervisory Service or the Korea Exchange. Shareholders who are not on the shareholders’ register as of the record date will not be entitled to receive notice of the general meeting of shareholders, and they will not be entitled to attend or vote at such meeting. Holders of enfranchised non-voting shares who are on the shareholders’ register as of the record date will be entitled to receive notice of the general meeting of shareholders and they will be entitled to attend and vote at such meeting. Otherwise, holders of non-voting shares will not be entitled to receive notice of or vote at general meetings of shareholders.

The general meeting of shareholders will be held at Woori Financial Group’s head office, which will be Woori Financial Group’s registered head office, or, if necessary, may be held anywhere in the vicinity of Woori Financial Group’s head office.

Rights of Dissenting Shareholders

Pursuant to the Financial Investment Services and Capital Markets Act, in certain limited circumstances (including, without limitation, if Woori Financial Group transfers all or any significant part of its business, if Woori Financial Group acquires a part of the business of any other company and such acquisition has a material effect on its business, or if Woori Financial Group merges or consolidates with another company), dissenting holders of shares of Woori Financial Group common stock and Woori Financial Group stock with preferred dividends will have the right to require Woori Financial Group to purchase their shares. To exercise such a right, shareholders must submit to Woori Financial Group a written notice of their dissent by the day prior to the general meeting of shareholders. Within 20 days (10 days in the case of a stock transfer or exchange under the Financial Holding Company Act) after the date on which the relevant resolution is passed at such meeting, such dissenting shareholders must request in writing that Woori Financial Group purchase their shares. Woori Financial Group will be obligated to purchase the shares from dissenting shareholders within one month after the end of such request period at a price to be determined by negotiation between Woori Financial Group and the shareholder. If Woori Financial Group cannot agree on a price with the shareholder through such negotiations, the purchase price will be the arithmetic mean of (x) the weighted average of the closing share prices on the KRX KOSPI Market of the Korea Exchange for the two-month period prior to the date of the adoption of the relevant board of directors’ resolution, (y) the weighted average of the closing share prices on the KRX KOSPI Market of the Korea Exchange for the one-month period prior to the date of the adoption of the relevant board of directors’ resolution and (z) the weighted average of the closing share prices on the KRX KOSPI Market of the Korea Exchange for the one-week period prior to the date of the adoption of the relevant board of directors’ resolution. However, any dissenting shareholder who wishes to contest the purchase price may bring a claim in court.

Required Disclosure of Ownership

Under Korean law, shareholders who beneficially hold more than a certain percentage of Woori Financial Group common stock, or who are related to or are acting in concert with other holders of certain percentages of Woori Financial Group common stock or Woori Financial Group’s other equity securities, must report the status of their holdings to the Financial Services Commission and other relevant governmental authorities. For a description of such required disclosure of ownership, see “Korean Foreign Exchange Controls and Securities Regulations—Reporting Requirements for Holders of Substantial Interests” and “Supervision and Regulation of Woori Financial Group—Principal Regulations Applicable to Financial Holding Companies—Restrictions on Ownership of a Financial Holding Company.”

Other Provisions

Register of Shareholders and Record Dates. Woori Financial Group will maintain the register of its shareholders at its principal office in Seoul, Korea. Woori Financial Group will register transfers of shares on the register of shareholders upon presentation of the share certificates.

The record date for annual dividends of Woori Financial Group will be December 31. For the purpose of determining the holders of shares entitled to annual dividends, the register of shareholders will be closed for the period beginning from January 1 and ending on January 31. In addition, the Korean Commercial Code and Woori Financial Group’s proposed articles of incorporation permit Woori Financial Group upon at least two weeks’ public notice to set a record date and/or close the register of shareholders for not more than three months for the purpose of determining the shareholders entitled to certain rights pertaining to the shares. However, in the event that the register of shareholders is closed for the period beginning from January 1 and ending on January 31 for the purpose of determining the holders of shares entitled to attend the annual general meeting of shareholders, the Korean Commercial Code waives the requirement to provide at least two weeks’ public notice. The trading of shares and the delivery of certificates in respect thereof may continue while the register of shareholders is closed.

Annual and Interim Reports. At least one week before the annual general meeting of shareholders, Woori Financial Group must make its management report to shareholders and audited financial statements available for inspection at its head office and at all of its branch offices. Copies of this report, the audited financial statements and any resolutions adopted at the general meeting of shareholders will be available to Woori Financial Group’s shareholders.

Under the Financial Investment Services and Capital Markets Act, Woori Financial Group must file with the Financial Services Commission and the KRX KOSPI Market of the Korea Exchange an annual business report within 90 days after the end of each fiscal year, a half-year business report within 45 days after the end of the first six months of each fiscal year and quarterly business reports within 45 days after the end of the first three months and nine months of each fiscal year, respectively. Copies of such business reports will be available for public inspection at the Financial Services Commission and the KRX KOSPI Market of the Korea Exchange.

Transfer of Shares. Under the Korean Commercial Code, the transfer of shares is effected by the delivery of share certificates. The Financial Investment Services and Capital Markets Act provides, however, that in case of a company listed on the KRX KOSPI Market of the Korea Exchange such as Woori Financial Group, share transfers can be effected by the book-entry method. In order to assert shareholders’ rights against Woori Financial Group, the transferee must have his name and address registered on the register of shareholders. For this purpose, shareholders are required to file with Woori Financial Group their name, address and seal. Non-resident shareholders must notify Woori Financial Group of the name of their proxy in Korea to which notices can be sent.

Under current Korean regulations, the Korea Securities Depository, internationally recognized foreign custodians, financial investment companies with a dealing license (including domestic branches of foreign financial investment companies with such license), financial investment companies with a brokerage license (including domestic branches of foreign financial investment companies with such license), foreign exchange banks (including domestic branches of foreign banks) and financial investment companies with a collective investment license (including domestic branches of foreign financial investment companies with such license) may act as agents and provide related services for foreign shareholders.

In addition, foreign shareholders may appoint a standing proxy among the foregoing and generally may not allow any person other than the standing proxy to exercise rights to the acquired shares or perform any tasks related thereto on their behalf. Certain foreign exchange controls and securities regulations apply to the transfer of shares by non-residents or non-Koreans. See “Korean Foreign Exchange Controls and Securities Regulations.” Except as provided in the Financial Holding Company Act, the ceiling on the aggregate shareholdings of a single shareholder and persons who stand in a special relationship with such shareholder is 10% of Woori Financial Group’s issued and outstanding voting shares. See “Supervision and Regulation of Woori Financial Group—Principal Regulations Applicable to Financial Holding Companies—Restrictions on Ownership of a Financial Holding Company.”

Acquisition of Woori Financial Group Shares. Under the Korean Commercial Code, Woori Financial Group may acquire its own shares upon a resolution of a general meeting of shareholders by either (i) purchasing them on a stock exchange or (ii) purchasing a number of shares, other than redeemable shares as set forth in Article 345, Paragraph (1) of the Korean Commercial Code, from each shareholder in proportion to their existing shareholding ratio through the methods set forth in the Presidential Decree, provided that the total purchase price does not exceed the amount of Woori Financial Group’s profit that may be distributed as dividends in respect of the immediately preceding fiscal year.

Additionally, pursuant to the Financial Investment Services and Capital Markets Act and regulations under the Financial Holding Company Act and after submission of certain reports to the Financial Services Commission, Woori Financial Group may purchase its own shares on the KRX KOSPI Market or through a tender offer, subject to the restrictions that (i) the aggregate purchase price of such shares may not exceed the total amount available for distribution of dividends at the end of the preceding fiscal year; and (ii) the purchase of such shares shall meet the risk-weighted capital adequacy ratio requirements prescribed in the regulations under the Financial Holding Company Act based on BIS standards.

Subject to certain limited exceptions, subsidiaries of Woori Financial Group will not be permitted to acquire Woori Financial Group shares pursuant to the Financial Holding Company Act.

DESCRIPTION OF WOORI FINANCIAL GROUP’S AMERICAN DEPOSITARY SHARES

Unless otherwise indicated, all references in this section to “American depositary shares” are to Woori Financial Group American depositary shares, all references to “American depositary receipts” are to Woori Financial Group American depositary receipts and all references to “shares” are to shares of Woori Financial Group common stock.

Citibank, N.A. has agreed to act as the depositary for the American depositary shares of Woori Financial Group. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013, U.S.A. American depositary shares represent ownership interests in securities that are on deposit with the depositary, and may be represented by certificates that are commonly known as American depositary receipts. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian will be Korea Securities Depository, located in Seoul, Korea.

Citibank, N.A. will be appointed as depositary pursuant to the Second Amended and Restated Deposit Agreement among Woori Financial Group, the depositary, all holders and beneficial owners from time to time of American depositary shares issued thereunder. We will also be a party thereto solely to amend the existing Amended and Restated Deposit Agreement. A draft copy of the deposit agreement is attached as an exhibit to the registration statement on Form F-4 filed by us with the SEC, of which this prospectus forms a part. A copy of the deposit agreement will be filed with the SEC under cover of a Registration Statement on Form F-6. You may obtain a draft copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website at http://www.sec.gov. All references herein to the deposit agreement are to the Second Amended and Restated Deposit Agreement.

The following is a summary description of the material terms of the American depositary shares of Woori Financial Group and of your material rights as an owner of such American depositary shares. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of American depositary shares will be determined by reference to the terms of the deposit agreement and not by this summary. Please review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of American depositary shares but that may not be contained in the deposit agreement.

Each American depositary share will represent the right to receive three shares of Woori Financial Group common stock on deposit with the custodian. An American depositary share will also represent the right to receive any other property received by the depositary or the custodian on behalf of the owner of the American depositary share but that has not been distributed to the owners of American depositary shares because of legal restrictions or practical considerations. Woori Financial Group and the depositary may agree to change the American depositary share-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by owners of American depositary shares. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of American depositary shares. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will, under the terms of the deposit agreement, be vested in the beneficial owners of the American depositary shares. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the American depositary shares for the benefit of the holders and beneficial owners of the corresponding American depositary shares. A beneficial owner of American depositary shares may or may not be the holder of American depositary shares. Beneficial owners of American depositary shares will be able to receive, and exercise beneficial ownership interests in, the deposited property only through the registered holders of the American depositary shares, the registered holders of the American depositary shares (on behalf of the applicable owners of American depositary share) only through the depositary, and the depositary (on behalf of the owners of the corresponding American depositary shares) directly, or indirectly, through the custodian or their respective nominees, in each case in accordance with the terms of the deposit agreement.

If you become an owner of Woori Financial Group’s American depositary shares, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any American depositary receipt that represents your American depositary shares. The deposit agreement and the American depositary receipt specify Woori Financial Group’s rights and obligations as well as your rights and obligations as owner of American depositary shares and those of the depositary. As a holder of American depositary shares, you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the American depositary receipts are governed by New York law. However, Woori Financial Group’s obligations to the holders of Woori Financial Group shares will continue to be governed by the laws of Korea, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. None of the depositary, the custodian, Woori Financial Group or any of their respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

The manner in which you own the American depositary shares (e.g., in a brokerage account vs. as a registered holder, or as a holder of certificated vs. uncertificated American depositary shares) may affect your rights and obligations, and the manner in which, and the extent to which, the depositary’s services are made available to you. As an owner of American depositary shares, you may hold your American depositary shares either by means of an American depositary receipt registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated American depositary shares directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of American depositary shares by the depositary. Under the direct registration system, ownership of American depositary shares is evidenced by periodic statements issued by the depositary to the holders of the American depositary shares. The direct registration system includes automated transfers between the depositary and DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your American depositary shares through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as American depositary share owner. Banks and brokers typically hold securities such as the American depositary shares through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of American depositary shares. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All American depositary shares held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the American depositary shares directly by means of an American depositary share registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns American depositary shares and will own American depositary shares at the relevant time.

The registration of the shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable shares with the beneficial ownership rights and interests in such shares being at all times vested with the beneficial owners of the American depositary shares representing the shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the American depositary shares representing the deposited property.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions Woori Financial Group may make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of American depositary shares held as of a specified record date.

Distributions of Cash

Whenever Woori Financial Group makes a cash distribution for the securities on deposit with the custodian, it will deposit the funds with the Custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to Korean laws and regulations.

The conversion into U.S. dollars will take place only if commercially feasible and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of Shares

Whenever Woori Financial Group makes a free distribution of shares for the securities on deposit with the custodian, it will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new American depositary shares representing the shares deposited or modify the American depositary share-to-share ratio, in which case each American depositary share you hold will represent rights and interests in the additional shares so deposited. Only whole new American depositary shares will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of additional American depositary shares upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the shares so distributed.

No such distribution of additional American depositary shares will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not commercially feasible. If the depositary does not distribute additional American depositary shares or modify the American depositary share-to-share ratio as described above, it may sell the shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever Woori Financial Group intends to distribute rights to purchase additional shares or any rights of any other nature, the depositary, after consultation with Woori Financial Group and subject to the terms of the deposit agreement, will establish procedures to enable holders to exercise such rights if it is lawful and commercially feasible to make the rights available to holders of American depositary shares. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new American depositary shares upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new shares other than in the form of American depositary shares.

Due to restrictions under Korean law, you will not be entitled to any rights to subscribe for additional shares with respect to any shares of common stock or other deposited securities represented by your American depositary shares which, when taken together with all other shares of common stock beneficially owned by you and certain of your affiliates, exceeds a certain percentage of the total number of shares of common stock at the time issued and outstanding, or any other limit under Woori Financial Group’s articles of incorporation or applicable law of which Woori Financial Group may from time to time notify the depositary. See “Risk Factors—Risks Relating to Woori Financial Group Common Stock and American Depositary Shares—Ownership of Woori Financial Group common stock is restricted under Korean law.”

The depositary will not distribute the rights to you if:

•	Woori Financial Group does not timely request that the rights be distributed to you or Woori Financial Group requests that the rights not be distributed to you;

•	Woori Financial Group fails to deliver satisfactory documents to the depositary; or

•	It is not commercially feasible to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and commercially feasible. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever Woori Financial Group intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, Woori Financial Group will give prior notice thereof to the depositary and will indicate whether Woori Financial Group wishes the elective distribution to be made available to you. In such case, Woori Financial Group will assist the depositary in determining whether such distribution is lawful and commercially feasible.

The depositary will make the election available to you only if it is commercially feasible and if Woori Financial Group has provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional American depositary shares, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional American depositary shares, depending on what a shareholder in Korea would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever Woori Financial Group distributes property other than cash, shares or rights to purchase additional shares, the depositary will, upon receipt of such property other than cash, shares or rights to purchase additional shares, distribute such property to the holders in any manner that it deems commercially feasible, subject to applicable law.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	Woori Financial Group does not request that the property be distributed to you or if Woori Financial Group requests that the property not be distributed to you;

•	Woori Financial Group does not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not commercially feasible.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shares

The shares held on deposit for your American depositary shares may change from time to time. For example, there may be a change in nominal or par value, a split-up, consolidation or reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your American depositary shares would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The depositary may in such circumstances deliver new American depositary shares to you, or call for the surrender of outstanding American depositary receipts to be exchanged for new American depositary receipts specifically describing such new property or shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of American Depositary Shares upon Deposit of Shares

The depositary may create American depositary shares on your behalf if you or your broker deposits shares of Woori Financial Group common stock with the custodian. The depositary will deliver these American depositary shares to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares to the custodian. Your ability to deposit shares and receive American depositary shares may be limited by U.S. and Korean legal considerations applicable at the time of deposit.

The issuance of American depositary shares may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian.

The depositary will only issue American depositary shares in whole numbers.

When you make a deposit of shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

•	You are duly authorized to deposit the shares.

•	The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim.

•	The shares presented for deposit are not, and the American depositary shares issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, Woori Financial Group and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of American Depositary Receipts

As an American depositary receipt holder, you will be entitled to transfer, combine or split up your American depositary receipts and the American depositary shares evidenced thereby. For transfers of American depositary receipts, you will have to surrender the American depositary receipts to be transferred to the depositary and also must:

•	ensure that the surrendered American depositary receipt certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•

pay all applicable fees, charges, expenses, taxes and other government charges payable by American depositary receipt holders pursuant to the terms of the deposit agreement, upon the transfer of American depositary receipts.

To have your American depositary receipts either combined or split up, you must surrender the American depositary receipts in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by American depositary receipt holders, pursuant to the terms of the deposit agreement, upon a combination or split up of American depositary receipts.

Withdrawal of Woori Financial Group Common Stock Upon Cancellation of American Depositary Shares

As a holder, you will be entitled to present your American depositary shares to the depositary for cancellation and then receive the corresponding number of underlying shares of Woori Financial Group common stock at the custodian’s offices. Your ability to withdraw the shares may be limited by U.S. and Korean legal considerations applicable at the time of withdrawal, including, but not limited to, that such withdrawal of shares is not permitted unless and until such shares are listed on the KRX KOSPI Market. In order to withdraw the shares of Woori Financial Group common stock represented by your American depositary shares, you will be required to pay to the depositary the fees for cancellation of American depositary shares and any charges and taxes payable upon the transfer of the shares of Woori Financial Group common stock being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the American depositary shares will not have any rights under the deposit agreement.

If you hold American depositary shares registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your American depositary shares. The withdrawal of the shares of Woori Financial Group common stock represented by your American depositary shares may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept American depositary shares for cancellation that represent a whole number of shares of Woori Financial Group common stock on deposit.

You will have the right to withdraw the shares of Woori Financial Group common stock represented by your American depositary shares at any time except for:

•

Temporary delays that may arise because the transfer books for the shares or American depositary shares are closed, or (ii) shares of Woori Financial Group common stock are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to American depositary shares or the withdrawal of shares of Woori Financial Group common stock on deposit.

The deposit agreement may not be modified to impair your right to withdraw the shares of Woori Financial Group common stock represented by your American depositary shares except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the shares of Woori Financial Group common stock represented by your American depositary shares. The voting rights of holders of shares of Woori Financial Group common stock are described in the section titled “Description of Woori Financial Group’s Capital Stock.”

At Woori Financial Group’s request, the depositary will distribute to you any notice of a shareholders’ meeting received from Woori Financial Group together with information explaining how to instruct the depositary to exercise the voting rights of the shares of Woori Financial Group common stock represented by American depositary shares. In lieu of distributing such materials, the depositary may distribute to holders of American depositary shares instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of American depositary shares, it will endeavor to vote the shares of Woori Financial Group common stock represented by the holder’s American depositary shares in accordance with such voting instructions. To the extent the depositary does not receive timely voting instructions from holders, it will vote the shares represented by the unvoted American depositary shares in the same manner and in the same proportion on each matter as all other shares of Woori Financial Group common stock present or represented at the shareholders’ meeting are voted.

Due to restrictions under Korean law, you will not be entitled to instruct the depositary as to the exercise of voting rights with respect to any shares of common stock or other deposited securities represented by your American depositary shares which, when taken together with all other shares of common stock beneficially owned by you and certain of your affiliates, exceeds a certain percentage of the total number of shares of common stock at the time issued and outstanding, or any other limit under Woori Financial Group’s articles of incorporation or applicable law of which Woori Financial Group may from time to time notify the depositary. See “Risk Factors—Risks Relating to Woori Financial Group Common Stock and American Depositary Shares—Ownership of Woori Financial Group common stock is restricted under Korean law.”

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As a holder of Woori Financial Group American depositary shares, you will be required to pay the following fees under the terms of the deposit agreement:

Services	Fees
Issuance of American depositary shares (e.g., an issuance of American depositary shares upon a deposit of shares, upon a change in the American depositary share(s)-to share(s) ratio, or for any other reason), excluding American depositary share issuances as a result of distributions of shares	Up to $0.05 per American depositary share issued

Cancellation of American depositary shares (e.g., a cancellation of American depositary shares for delivery of deposited property, upon a change in the American depositary share(s)-to-share(s) ratio, or for any other reason)	Up to $0.05 per American depositary share cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per American depositary share held

Distribution of American depositary shares pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional American depositary shares	Up to $0.05 per American depositary share held

Distribution of securities other than American depositary shares or rights to purchase additional American depositary shares (e.g., upon a spin-off)	Up to $0.05 per American depositary share held

American depositary share services	Up to $0.05 per American depositary share held on the applicable record date(s) established by the depositary

As a holder of American depositary shares, you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of shares on the share register and applicable to transfers of shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•

the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, American depositary shares and American depositary receipts; and

•	the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

American depositary share fees and charges for (i) the issuance of American depositary shares, and (ii) the cancellation of American depositary shares are charged to the person for whom the American depositary shares are issued (in the case of American depositary share issuances) and to the person for whom American depositary shares are cancelled (in the case of American depositary share cancellations). In the case of American depositary shares issued by the depositary into DTC, the American depositary share issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the American depositary shares being issued or the DTC participant(s) holding the American depositary shares being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. American depositary share fees and charges in respect of distributions and the American depositary share services fee are charged to the holders as of the applicable American depositary share record date. In the case of distributions of cash, the amount of the applicable American depositary share fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the American depositary share services fee, holders as of the American depositary share record date will be invoiced for the amount of the American depositary share fees and charges and such American depositary share fees and charges may be deducted from distributions made to holders of American depositary shares. For American depositary shares held through DTC, the American depositary share fees and charges for distributions other than cash and the American depositary share services fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such American depositary share fees and charges to the beneficial owners for whom they hold American depositary shares.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the holder of American depositary shares. Certain depositary fees and charges (such as the American depositary share services fee) may become payable shortly after the closing of this transaction. Note that the fees and charges you may be required to pay may vary over time and may be changed by Woori Financial Group and by the depositary. You will receive prior notice of such changes. The depositary may reimburse Woori Financial Group for certain expenses incurred by Woori Financial Group in respect of the American depositary receipt program, by making available a portion of the American depositary share fees charged in respect of the American depositary receipt program or otherwise, upon such terms and conditions as Woori Financial Group and the depositary agree from time to time.

Amendments and Termination

Woori Financial Group may agree with the depositary to modify the deposit agreement at any time without your consent. Woori Financial Group is expected to undertake to give holders 30 days’ prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement. Woori Financial Group will not consider to be prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the American depositary shares to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, Woori Financial Group may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your American depositary shares after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the shares represented by your American depositary shares (except as permitted by law).

Woori Financial Group has the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect all distributions received on the shares on deposit, sell property and rights and convert the shares on deposit into cash, and deliver the shares on deposit, together with any distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for American depositary shares surrendered to the depositary (after deducting the applicable fees, charges and taxes). The depositary may sell the securities held on deposit after termination of the deposit agreement. The depositary will hold the proceeds from such sale and any other funds then held for the holders of American depositary shares in an un-segregated account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of American depositary shares still outstanding

Books of Depositary

The depositary will maintain records of the holders of American depositary shares at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the American depositary shares and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of American depositary shares. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits the obligations of Woori Financial Group and the depositary to you. Please note the following:

•	Woori Financial Group and the depositary are obligated only to take the actions specifically stated in the deposit agreement in good faith and without negligence.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and without negligence and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on behalf of Woori Financial Group or for the accuracy of any translation of such a document, for the investment risks associated with investing in shares, for the validity or worth of the shares, for any tax consequences that result from the ownership of American depositary shares, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of Woori Financial Group’s notices or for Woori Financial Group’s failure to give notice.

•	Woori Financial Group and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

Woori Financial Group and the depositary disclaim any liability if Woori Financial Group is prevented or forbidden from acting on account of any law or regulation, any provision of the articles of incorporation of Woori Financial Group, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond the control of Woori Financial Group.

•

Woori Financial Group and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in the articles of incorporation of Woori Financial Group or in any provisions of securities on deposit.

•

Woori Financial Group and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares of Woori Financial Group common stock for deposit, any holder of American depositary shares or authorized representatives thereof, or any other person believed by either of Woori Financial Group or the depositary in good faith to be competent to give such advice or information.

•

Woori Financial Group and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Woori Financial Group shares but is not, under the terms of the deposit agreement, made available to you.

•

Woori Financial Group and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	Woori Financial Group and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Taxes

You will be responsible for the taxes and other governmental charges payable on the American depositary shares and the securities represented by the American depositary shares. For example, if any securities transaction tax is payable in connection with the transfer of common stock to or from the depositary in exchange for American depositary shares, that tax would be for your account. Woori Financial Group, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue American depositary shares, to deliver, transfer, split and combine American depositary receipts or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify Woori Financial Group, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is commercially feasible, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If, in the reasonable judgment of the depositary, the foreign currency cannot be converted on a reasonable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law

The deposit agreement and the American depositary receipts will be interpreted in accordance with the laws of the State of New York. The rights of holders of shares (including shares represented by American depositary shares) are governed by the laws of Korea.

COMPARISON OF RIGHTS OF WOORI BANK SHAREHOLDERS AND

WOORI FINANCIAL GROUP SHAREHOLDERS

We are, and Woori Financial Group will be, organized under the law of the Republic of Korea. Any differences, therefore, in the rights of holders of our common stock and holders of Woori Financial Group common stock would arise primarily from differences in our respective articles of incorporation.

There will be no material differences in rights of holders of our common stock and holders of Woori Financial Group common stock under our articles of incorporation and the proposed articles of incorporation of Woori Financial Group. In addition, there will be no material adverse changes in the rights of holders of our American depositary shares compared to those of holders of Woori Financial Group American depositary shares under the applicable deposit agreements.

MARKET PRICE INFORMATION

The table below sets forth, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the KRX KOSPI Market for our or our predecessor’s common stock, as applicable, and the high and low closing prices and the average daily volume of trading activity on the New York Stock Exchange for our or our predecessor’s American depositary shares, as applicable.

	KRX KOSPI Market			New York Stock Exchange(1)
	Closing Price Per Common Stock		Average Daily Trading Volume	Closing Price Per American Depositary Share		Average Daily Trading Volume
	High	Low		High	Low
	(in Won)		(in thousands of shares)	(in U.S.$)		(in shares)
2013	13,500	9,800	1,676	38.33	25.09	13,557
2014	14,550	10,000	1,785	42.41	27.05	4,936
2015	11,200	8,780	2,246	31.32	22.03	6,229
2016	13,350	8,230	1,698	35.70	20.25	6,570
First Quarter	9,510	8,230	1,481	24.98	20.25	3,550
Second Quarter	10,800	9,220	1.920	28.31	23.94	7,359
Third Quarter	11,800	9,430	1,691	32.22	24.34	8,106
Fourth Quarter	13,350	11,350	1,700	35.70	30.42	7,359
2017	19,550	12,300	1,631	53.50	31.18	10,268
First Quarter	13,850	12,300	1,217	37.25	31.18	4,550
Second Quarter	18,600	13,050	2,162	48.70	35.21	6,033
Third Quarter	19,550	17,050	1,640	53.50	44.49	14,494
Fourth Quarter	18,100	15,400	1,506	47.76	41.20	15,994
2018 (through )	17,200	13,700	1,770	49.04	38.43	14,336
First Quarter	17,200	14,250	1,640	49.04	40.83	14,765
March	16,400	14,250	1,802	45.97	40.83	15,051
Second Quarter
April	16,100	13,700	2,188	44.72	38.43	12,242
May	15,850	15,200	1,396	45.15	42.66	11,397
June	17,100	15,500	1,874	47.57	42.64	21,299
Third Quarter
July	17,000	16,250	1,916	46.37	43.51	19,905
August	17,150	16,100	1,275	46.30	42.47	12,622

Source: KRX KOSPI Market; New York Stock Exchange

(1)	Each American depositary share represents the right to receive three shares of our common stock.

TAX CONSIDERATIONS

United States Taxation

This summary describes the material U.S. federal income tax consequences of the stock transfer for a U.S. holder (as defined below) of our common stock or American depositary shares. This summary applies to you only if you hold our common stock or American depositary shares as capital assets for tax purposes (a “holder”). For this purpose, the term “holder” does not include you if you are subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a bank or financial institution;

•	a life insurance company;

•	a tax-exempt organization;

•	an entity treated as a partnership or other passthrough entity (or investors therein) for U.S. federal income tax purposes;

•	a person that holds common stock or American depositary shares as part of a hedge;

•	a person that holds common stock or American depositary shares as part of a straddle or conversion transaction for tax purposes;

•	a non-resident alien individual present in the United States for more than 182 days in a taxable year;

•	a person whose functional currency for tax purposes is not the U.S. dollar;

•	a person who is under the jurisdiction of a court proceeding under a Title 11 of the United States Code or similar case; or

•	a person that owns or is deemed to own 5% or more of our stock, measured by voting power or value.

In addition, this summary does not discuss the application of the U.S. federal estate and gift taxes, the Medicare net investment income tax or the alternative minimum tax, or any state, local or other tax consequences of purchasing, owning, and disposing of common stock or American depositary shares. You should consult your own tax advisers concerning the U.S. federal, state, local, and other tax consequences of purchasing, owning, and disposing of common stock or American depositary shares in your particular circumstances.

This summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations promulgated thereunder, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

For purposes of this summary, you are a “U.S. holder” if you are a holder as described above that is the beneficial owner of our common stock or American depositary shares and are:

•	a citizen or resident of the United States;

•	a U.S. domestic corporation; or

•	otherwise subject to U.S. federal income tax on a net income basis with respect to income from the common stock or American depositary shares.

In general, if you are the beneficial owner of American depositary shares, you will be treated as the beneficial owner of the common stock represented by those American depositary shares for U.S. federal income tax purposes, and no gain or loss will be recognized if you exchange an American depositary share for the common stock represented by that American depositary share.

Consequences of Receiving Woori Financial Group Stock or American Depositary Shares Pursuant to the Stock Transfer

Our special U.S. tax counsel, Cleary Gottlieb Steen & Hamilton LLP, will provide an opinion which will be filed as an exhibit to the registration statement on Form F-4 filed by us with the SEC, of which this prospectus forms a part. In the opinion of our special U.S. tax counsel, based on certain assumptions, (i) U.S. holders will not recognize gain or loss for U.S. tax purposes when they exchange our common stock or American depositary shares for Woori Financial Group common stock or American depositary shares pursuant to the stock transfer, (ii) a U.S. holder’s tax basis in Woori Financial Group common stock or American depositary shares received in the stock transfer will equal the U.S. holder’s tax basis in our common stock or American depositary shares exchanged, and (iii) a U.S. holder’s holding period in Woori Financial Group common stock or American depositary shares received will include the holder’s holding period in our common stock or American depositary shares exchanged.

Consequences of Owning Woori Financial Group Common Stock and American Depositary Shares

Common stock and American depositary shares of Woori Financial Group that you receive pursuant to the stock transfer generally will be subject to the same U.S. tax rules as our common stock or American depositary shares that you deliver in exchange for them.

Dividends

The gross amount of cash dividends that you receive (prior to deduction of Korean taxes) generally will be subject to U.S. federal income taxation as foreign source dividend income and will not be eligible for the dividends received deduction. Dividends paid in Won will be included in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of your receipt of the dividend, in the case of common stock, or the depositary’s receipt, in the case of American depositary shares, regardless of whether the payment is in fact converted into U.S. dollars. If such a dividend is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual with respect to the American depositary shares will be subject to taxation at reduced rates if the dividends are “qualified dividends.” Dividends paid on the American depositary shares will be treated as qualified dividends if (i) the American depositary shares are readily tradable on an established securities market in the United States or Woori Financial Group is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Treasury determines is satisfactory for purposes of this provision and that includes an exchange of information program, (ii) Woori Financial Group was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company, which we refer to as a “PFIC.” The Woori Financial Group American depositary shares will be listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. In addition, the U.S. Treasury has determined that the Korea-United States income tax treaty meets the requirements for reduced rates of taxation, and we believe we are eligible for the benefits of that treaty. Based on our audited financial statements, we believe that we were not a PFIC in our 2017 taxable year. In addition, based on our current expectations regarding our income, assets and activities, we do not anticipate becoming a PFIC for our 2018 taxable year.

Distributions of additional shares in respect of common stock or American depositary shares that are made as part of a pro-rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Sale or Other Disposition

For U.S. federal income tax purposes, gain or loss you realize on a sale or other disposition of common stock or American depositary shares generally will be treated as U.S. source capital gain or loss, and will be long-term capital gain or loss if the common stock or American depositary shares were held for more than one year. Your ability to offset capital losses against ordinary income is limited. Long-term capital gain recognized by an individual U.S. holder generally is subject to taxation at reduced rates.

If a U.S. holder sells or otherwise disposes of common stock or American depositary shares in exchange for currency other than U.S. dollars, the amount realized generally will be the U.S. dollar value of the currency received at the spot rate on the date of sale or other disposition (or, if the shares are traded on an established securities market at such time, in the case of cash basis and electing accrual basis U.S. holders, the settlement date). An accrual basis U.S. holder that does not elect to determine the amount realized using the spot exchange rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot exchange rates in effect on the date of the sale or other disposition and the settlement date. If an accrual basis U.S. holder makes the election described in the first sentence of this paragraph, it must be applied consistently from year to year and cannot be revoked without the consent of the Internal Revenue Service. A U.S. holder should consult its own tax advisors regarding the treatment of any foreign currency gain or loss realized with respect to any currency received in a sale or other disposition of the common stock or American depositary shares.

Foreign Tax Credit Considerations

You should consult your own tax advisers to determine whether you are subject to any special rules that limit your ability to make effective use of foreign tax credits. If no such rules apply, you may claim a credit against your U.S. federal income tax liability for Korean taxes withheld at the rate provided for under the income tax treaty between the United States and Korea from dividends on the common stock or American depositary shares, so long as you have owned the common stock or American depositary shares (and not entered into specified kinds of hedging transactions) for at least a 16-day period that includes the ex-dividend date. Capital gain or loss recognized by a U.S. holder on a sale or other taxable disposition of common stock or American depositary shares generally will be treated as U.S.-source gain or loss. Consequently, if any such gain is subject to Korean withholding tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless the credit can be applied (subject to the applicable limitations) against tax due on other income treated as derived from foreign sources. Instead of claiming a credit, you may, if you so elect, deduct such Korean taxes in computing your taxable income, subject to generally applicable limitations under U.S. tax law.

Any Korean securities transaction tax or agriculture and fishery special surtax that you pay will not be creditable for foreign tax credit purposes.

Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities and may not be allowed in respect of arrangements in which a U.S. holder’s expected economic profit is insubstantial.

The calculation of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions involve the application of complex rules that depend on a U.S. holder’s particular circumstances. You should consult your own tax advisers regarding the creditability or deductibility of such taxes.

Specified Foreign Financial Assets

Certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the common stock and American depositary shares) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals.

Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the common stock or American depositary shares, including the application of the rules to their particular circumstances.

Treatment of Dissenting Shareholders

If you elect to exercise your appraisal rights and we purchase all of your common stock from you for cash, you will realize gain or loss that will be subject to taxation in the manner described in “—Sale or Other Disposition” above.

U.S. Information Reporting and Backup Withholding Rules

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the holder (i) is a corporation or other exempt recipient and demonstrates this when required or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Holders that are not U.S. persons generally are not subject to information reporting or backup withholding. However, such a holder may be required to provide a certification of its non-U.S. status in connection with payments received within the United States or through a U.S.-related financial intermediary.

Korean Tax Considerations

The following discussion is a summary of the material Korean tax consequences to non-Korean holders of our common stock and American depositary shares of the stock transfer and of ownership of Woori Financial Group common stock or American depositary shares.

For purposes of this discussion, a non-Korean holder means a holder who is not:

•	a resident of Korea;

•	a corporation with its head office, principal place of business or place of effective management in Korea; or

•	engaged in a trade or business in Korea through a permanent establishment or a fixed base to which the relevant income is attributable or with which the relevant income is effectively connected.

The discussion regarding Korean tax laws set forth below is based on the Korean tax laws currently in effect and as currently interpreted by the Korean taxation authorities. This discussion is not exhaustive and may not cover all possible tax considerations which may apply to a particular shareholder. The non-Korean holders of our common stock and American depositary shares are advised to consult their tax advisors as to the overall tax consequences to them of the stock transfer, including, in particular, the tax consequences under Korean law and the current tax treaty between Korea and the United States.

Consequence of the Stock Transfer

Under Korean tax laws, a non-Korean holder of our common stock will be able to defer taxation on any capital gains arising from the stock transfer, by virtue of the Special Tax Treatment Control Law of Korea, or the STTCL, until such holder’s sale of Woori Financial Group common stock received in the stock transfer, at which time the tax basis of such Woori Financial Group common stock will be the acquisition price at which such holder acquired the shares of our common stock being transferred pursuant to the stock transfer. However, non-Korean holders that are corporations may not defer such portion of tax on capital gains arising from the stock transfer that is attributable to the amount by which the market price of Woori Financial Group common stock (as calculated in accordance with applicable Korean laws and regulations) is in excess of the market price of our common stock. Any non-Korean holder of our common stock, including a corporation, which seeks to defer taxation on capital gains arising from the stock transfer will be required to submit a tax deferral application in prescribed form to the Korean tax authorities when filing its tax return for the applicable tax year.

Notwithstanding the foregoing, if our largest shareholder, the Korean Deposit Insurance Corporation, or the KDIC, disposes of more than 50% of its Woori Financial Group common stock received in the stock transfer within two years from the end of the fiscal year in which the date of the stock transfer falls, the deferral of taxation on capital gains will not be available, and you will generally be subject to Korean tax on capital gains in an amount equal to the lower of (i) 11.0% (inclusive of local income surtax) of the gross realization proceeds (i.e., the value of the Woori Financial Group common stock you receive in the stock transfer) or (ii) 22.0% (inclusive of local income surtax) of the net realized gain. However, such capital gains tax may not apply, or may apply at a reduced rate, if you establish your entitlement to an exemption or rate reduction under an applicable tax treaty or domestic tax law. See “—Tax Treaties” below for a discussion on claiming treaty benefits.

Pursuant to the STTCL, non-Korean holders of our common stock will be exempt from securities transaction tax otherwise applicable at the rate of 0.50% under Korean tax law in connection with the stock transfer, unless the KDIC disposes of more than 50% of its Woori Financial Group common stock received in the stock transfer during the fiscal year in which the date of the stock transfer falls.

Even though the tax treatment of non-Korean holders of American depositary shares under the current Korean tax law is not entirely clear, a non-Korean holder of our American depositary shares should be treated the same as a non-Korean holder of our common stock, and as such should be exempt for purposes of Korean taxation of the stock transfer by virtue of the STTCL, unless the KDIC disposes of more than 50% of its Woori Financial Group common stock received in the stock transfer within certain periods, as described in the preceding paragraphs.

Taxation of Dividends on Woori Financial Group Common Stock or American Depositary Shares

Woori Financial Group will deduct Korean withholding tax from dividends paid to you (whether payable in cash or in shares) at a rate of 22.0% (inclusive of local income surtax). If you are a qualified resident and a beneficial owner of the dividends in a country that has entered into a tax treaty with Korea, you may qualify for a reduced rate of Korean withholding tax. See “—Tax Treaties” below for a discussion on treaty benefits. If Woori Financial Group distributes to you free shares representing a transfer of earning surplus or certain capital reserves into paid-in capital, that distribution may be subject to Korean withholding tax.

Taxation of Capital Gains from Transfer of Woori Financial Group Common Stock or American Depositary Shares

As a general rule, capital gains earned by non-residents upon transfer of Woori Financial Group common stock or American depositary shares will be subject to Korean withholding tax at the lower of (i) 11.0% (inclusive of local income surtax) of the gross proceeds realized or (ii) subject to the production of satisfactory evidence of acquisition costs and certain direct transaction costs of the common stock or American depositary shares, 22.0% (inclusive of local income surtax) of the net realized gain, unless exempt from Korean income taxation under the applicable Korean tax treaty with the non-resident’s country of tax residence. See “—Tax Treaties” below for a discussion on treaty benefits. Even if you do not qualify for an exemption under a tax treaty, you will not be subject to the foregoing withholding tax on capital gains if you qualify under the relevant Korean domestic tax law exemptions discussed in the following paragraphs.

In regard to the transfer of Woori Financial Group common stock through the KRX KOSPI Market of the Korea Exchange, you will not be subject to the withholding tax on capital gains (as described in the preceding paragraph) if you (i) have no permanent establishment in Korea and (ii) do not own or have not owned (together with any shares owned by any person with which you have a certain special relationship) 25% or more of the total issued and outstanding shares, which may include the shares of common stock represented by the American depositary shares, at any time during the calendar year in which the sale occurs and during the five consecutive calendar years prior to the calendar year in which the sale occurs.

Under Korean tax law, American depositary shares are viewed as shares of common stock for capital gains tax purposes. Accordingly, capital gains from the sale or disposition of Woori Financial Group American depositary shares will be taxed (if such sale or disposition constitutes a taxable event) as if such gains are from the sale or disposition of the underlying shares of common stock. Capital gains that you earn (regardless of whether you have a permanent establishment in Korea) from a transfer of Woori Financial Group American depositary shares outside of Korea will generally be exempt from Korean income taxation by virtue of the STTCL, provided that the issuance of the American depositary shares is deemed to be an overseas issuance under the STTCL. However, if you transfer Woori Financial Group American depositary shares after having converted the underlying shares of common stock, such exemption under the STTCL will not apply and you will be required to file a corporate income tax return and pay tax in Korea with respect to any capital gains derived from such transfer unless the purchaser or a financial investment company with a brokerage license, as applicable, withholds and pays such tax.

If you are subject to tax on capital gains with respect to the sale of Woori Financial Group American depositary shares, or of shares of Woori Financial Group common stock you acquired as a result of a withdrawal, the purchaser or, in the case of the sale of the common stock on the KRX KOSPI Market of the Korea Exchange or through a financial investment company with a brokerage license in Korea, such financial investment company, will be required to withhold Korean tax on capital gain from the sales price in an amount equal to the lower of (i) 11.0% (inclusive of local income surtax) of the gross realization proceeds or (ii) subject to the production of satisfactory evidence of acquisition costs and certain direct transaction costs of the common stock or American depositary shares, 22.0% (inclusive of local income surtax) of the net realized gain, and to make payment of these amounts to the Korean tax authority, unless you establish your entitlement to an exemption under an applicable tax treaty or domestic tax law. See “—Tax Treaties” below for a discussion on claiming treaty benefits.

Tax Treaties

Korea has entered into a number of income tax treaties with other countries (including the United States), which would reduce or exempt Korean withholding tax on dividends on, and capital gains on transfer of, Woori Financial Group common stock or American depositary shares. For example, under the Korea-United States income tax treaty, reduced rates of Korean withholding tax of 16.5% or 11.0% (depending on your shareholding ratio and inclusive of local income surtax) on dividends and an exemption from Korean withholding tax on capital gains are available to residents of the United States that are beneficial owners of the relevant dividend income or capital gains, subject to certain exceptions. However, under Article 17 (Investment or Holding Companies) of the Korea-United States income tax treaty, such reduced rates and exemption do not apply if (i) you are a United States corporation, (ii) by reason of any special measures, the tax imposed on you by the United States with respect to such dividend income or capital gains is substantially less than the tax generally imposed by the United States on corporate profits and (iii) 25% or more of your capital is held of record or is otherwise determined, after consultation between competent authorities of the United States and Korea, to be owned directly or indirectly by one or more persons who are not individual residents of the United States. Also, under Article 16 (Capital Gains) of the Korea-United States income tax treaty, the exemption on capital gains does not apply if (a) you have a permanent establishment in Korea and any shares of Woori Financial Group common stock in which you hold an interest and which give rise to capital gains are effectively connected to such permanent establishment, (b) you are an individual and you maintain a fixed base in Korea for an aggregate of

183 days or more during a given taxable year and your Woori Financial Group American depositary shares or common stock giving rise to capital gains are effectively connected with such fixed base or (c) you are an individual and you are present in Korea for an aggregate of 183 days or more during a given taxable year.

You should inquire for yourself whether you are entitled to the benefit of a tax treaty between Korea and the country where you are a resident. It is the responsibility of the party claiming the benefits of an income tax treaty in respect of dividend payments or capital gains to submit to Woori Financial Group, the purchaser or the financial investment company, as applicable, a certificate as to his tax residence. In the absence of sufficient proof, Woori Financial Group, the purchaser or the financial investment company, as applicable, must withhold tax at the normal rates. Furthermore, in order for you to claim the benefit of a tax rate reduction or tax exemption on certain Korean source income (such as dividends or capital gains) under an applicable tax treaty, Korean tax law requires you (or your agent) to submit an application (for a reduced withholding tax rate, the “application for entitlement to a reduced tax rate,” and in the case of exemptions from withholding tax, the “application for tax exemption” along with a certificate of your tax residency issued by a competent authority of your country of tax residence, subject to certain exceptions) as the beneficial owner of such Korean source income, or a BO application. For example, a U.S. resident would be required to provide a Form 6166 as a certificate of tax residency together with the application for entitlement to reduced tax rate or the application for tax exemption. Such application should be submitted to the withholding agent prior to the payment date of the relevant income. Subject to certain exceptions, where the relevant income is paid to an overseas investment vehicle (which is not the beneficial owner of such income), or an OIV, a beneficial owner claiming the benefit of an applicable tax treaty with respect to such income must submit its BO application to such OIV, which must submit an OIV report and a schedule of beneficial owners to the withholding agent prior to the payment date of such income. In the case of a tax exemption application, the withholding agent is required to submit such application (together with the applicable OIV report in the case of income paid to an OIV) to the relevant district tax office by the ninth day of the month following the date of the payment of such income.

Inheritance Tax and Gift Tax

If you die while holding Woori Financial Group American depositary shares or donate Woori Financial Group American depositary shares, it is unclear whether, for Korean inheritance and gift tax purposes, you will be treated as the owner of the Woori Financial Group common stock underlying the American depositary shares. If the tax authority interprets depositary receipts as the underlying share certificates, you may be treated as the owner of Woori Financial Group common stock and your heir or the donee (or in certain circumstances, you as the donor) will be subject to Korean inheritance or gift tax presently at the rate of 10% to 50%; provided that the value of the Woori Financial Group American depositary shares or common stock is greater than a specified amount.

If you die while holding Woori Financial Group common stock or donate Woori Financial Group common stock, your heir or donee (or in certain circumstances, you as the donor) will be subject to Korean inheritance or gift tax at the same rate as indicated above.

At present, Korea has not entered into any tax treaty relating to inheritance or gift taxes.

Securities Transaction Tax

If you transfer Woori Financial Group common stock on the KRX KOSPI Market of the Korea Exchange, you will be subject to securities transaction tax at the rate of 0.15% and an agriculture and fishery special surtax at the rate of 0.15% of the sale price of the common stock. If your transfer of Woori Financial Group common stock is not made on the KRX KOSPI Market of the Korea Exchange, subject to certain exceptions, you will be subject to securities transaction tax at the rate of 0.5% and will not be subject to an agriculture and fishery special surtax.

Under the Securities Transaction Tax Law, depositary receipts (such as American depositary receipts) constitute share certificates subject to the securities transaction tax. However, the transfer of depositary receipts listed on the New York Stock Exchange, the Nasdaq Global Market, or other qualified foreign exchanges is exempt from the securities transaction tax.

In principle, the securities transaction tax, if applicable, must be paid by the transferor of the Woori Financial Group common stock or American depositary receipts. When the transfer is effected through a securities settlement company, such settlement company is generally required to withhold and pay the tax to the tax authorities. When such transfer is made through a financial investment company only, such financial investment company is required to withhold and pay the tax. Where the transfer is effected by a non-resident without a permanent establishment in Korea, other than through a securities settlement company or a financial investment company, the transferee is required to withhold the securities transaction tax.

Non-reporting or under-reporting of securities transaction tax will generally result in penalties equal to 20% to 60% of the non-reported tax amount or 10% to 60% of under-reported tax amount. Also, a failure to timely pay securities transaction tax will result in a penalty equal to 10.95% per annum of the due but unpaid tax amount. The penalties are imposed on the party responsible for paying the securities transaction tax or, if such tax is required to be withheld, on the party that has the obligation to withhold.

KOREAN FOREIGN EXCHANGE CONTROLS AND SECURITIES REGULATIONS

General

The Foreign Exchange Transaction Law and the Presidential Decree and regulations under such Law and Decree, which we refer to collectively as the “Foreign Exchange Transaction Laws,” regulate investments in Korean securities by non-residents and issuance of securities outside Korea by Korean companies. Non-residents may invest in Korean securities pursuant to the Foreign Exchange Transaction Laws. The Financial Services Commission has also adopted, pursuant to its authority under the Financial Investment Services and Capital Markets Act, regulations that restrict investment by foreigners in Korean securities and regulate the issuance of securities outside of Korea by Korean companies.

Subject to certain limitations, the Ministry of Strategy and Finance has the authority to take the following actions under the Foreign Exchange Transaction Laws:

•

if the Korean government deems it necessary on account of war, armed conflict, natural disaster or grave and sudden and significant changes in domestic or foreign economic circumstances or similar events or circumstances, the Ministry of Strategy and Finance may (i) temporarily suspend payment, receipt or performance under any or all foreign exchange transactions, in whole or in part, to which the Foreign Exchange Transaction Laws apply (including suspension of payment and receipt of foreign exchange), (ii) impose an obligation to deposit, safe-keep or sell precious metals or any means of payment to the Bank of Korea, a foreign exchange equalization fund or certain other governmental agencies or financial companies, or (iii) require resident creditors to collect and recover debts owed by non-resident debtors and to send such amounts to the creditors’ accounts in Korea; and

•

if the Korean government concludes that the international balance of payments and international financial markets are experiencing or are likely to experience significant disruption or that the movement of capital between Korea and other countries is likely to adversely affect its currency policies, exchange rate policies or other macroeconomic policies, the Ministry of Strategy and Finance may take action to require any person who intends to effect a capital transaction to obtain permission or to require any person who effects a capital transaction to deposit a portion of the means of payment acquired in such transaction with the Bank of Korea, a foreign exchange equalization fund or certain other governmental agencies or financial companies.

Such authority of the Ministry of Strategy and Finance would not, however, be applicable to foreign investments made pursuant to the Foreign Investment Promotion Act of Korea.

Issuance of American Depositary Shares

In order for Woori Financial Group to issue shares represented by American depositary shares in an amount exceeding U.S.$30 million (aggregating any amount of foreign currency borrowings and securities offerings outside Korea during the one year period immediately preceding the date of the submission of a report to the Ministry of Strategy and Finance or a foreign exchange bank), Woori Financial Group is required to file a prior report of the issuance with the Ministry of Strategy and Finance through a foreign exchange bank. The Ministry of Strategy and Finance may at its discretion direct Woori Financial Group to take necessary measures to avoid exchange rate fluctuations in connection with the issuance of the American depositary shares. In addition, Woori Financial Group is also required to submit a report to the Ministry of Strategy and Finance upon receipt of the full proceeds from the issuance of the American depositary shares. No further Korean governmental approval is necessary for the initial issuance of the American depositary shares.

Under current Korean laws and regulations, the depositary is required to obtain the prior consent of Woori Financial Group for the number of shares to be deposited in any given proposed deposit which exceeds the difference between (i) the aggregate number of shares that Woori Financial Group has deposited or has consented to allow to be deposited for the issuance of American depositary shares (including deposits in connection with the initial issuance and all subsequent offerings of American depositary shares and stock dividends or other distributions related to these American depositary shares), and (ii) the number of shares on deposit with the depositary at the time of such proposed deposit. Woori Financial Group cannot give any assurance that it would grant further consent for the deposit of any additional shares. Therefore, a holder of American depositary shares who surrenders American depositary shares and withdraws shares may not be permitted subsequently to deposit such shares and obtain American depositary shares.

Reporting Requirements for Holders of Substantial Interests

Under the Financial Investment Services and Capital Markets Act, any person whose direct or beneficial ownership of Woori Financial Group’s shares with voting rights, equity-related debt securities, including convertible bonds, bonds with warrants, exchangeable bonds, certificates representing the rights to subscribe for common stock, derivatives-linked securities and depositary receipts for the aforementioned securities, which we refer to collectively as “equity securities,” together with the equity securities directly or beneficially owned by certain related persons or by any person acting in concert with the person, accounts for 5% or more of the total outstanding equity securities (including treasury shares) of Woori Financial Group is required to report the status and purpose (in terms of whether the purpose of the shareholding is to participate in the management of the issuer) of the holdings, the major terms and conditions of the agreements relating to the equity securities and other matters prescribed by the Presidential Decree under the Financial Investment Services and Capital Markets Act to the Financial Services Commission and the Korea Exchange within five business days after reaching the 5% ownership interest.

In addition, (A) any change in the number of the owned equity securities that is 1% or more of the total outstanding equity securities subsequent to the report or (B) any change in (i) the purpose of the shareholding or ownership of the equity securities, (ii) the major terms and conditions of the agreements relating to the equity securities owned (such as trust agreements and collateral agreements) to the extent the number of relevant equity securities is 1% or more of the total outstanding equity securities or (iii) the type of the ownership (direct ownership or holdings) to the extent the number of relevant equity securities is equal to or exceeds 1% of the total outstanding equity securities, subsequent to the report, must be reported to the Financial Services Commission and the Korea Exchange, provided that clauses (B)(ii) and (B)(iii) are only applicable to shareholders whose investment purpose is to participate in the management of Woori Financial Group. Changes set forth in clauses (A) and (B) above must be reported within five business days from the date of such change (or by the 10th day of the month following the month in which the change described in (A) above occurs, in the case of a person (other than certain professional investors prescribed by the Presidential Decree under the Financial Investment Services and Capital Markets Act) with no intent to seek management control).

Notwithstanding the foregoing, certain professional investors prescribed by the Presidential Decree of the Financial Investment Services and Capital Markets Act may report the 5% ownership status and the changes described in (A) above to the Financial Services Commission and the Korea Exchange by the 10th day of the month immediately following the end of the quarter in which such 5% ownership interest is reached or the change occurs.

When filing a report to the Financial Services Commission and the Korea Exchange in accordance with the reporting requirements described above, a copy of such report must also be sent to Woori Financial Group.

Violation of these reporting requirements may subject a person to sanctions, such as a prohibition on the exercise of voting rights with respect to the equity securities for which the reporting requirement was violated, or fines and/or imprisonment. Furthermore, the Financial Services Commission may order the disposal of the equity securities for which the reporting requirement was violated or may impose a monetary penalty.

A person reporting to the Financial Services Commission and the Korea Exchange that its purpose of holding the equity securities is to participate in the management of Woori Financial Group is prohibited from acquiring additional equity securities of Woori Financial Group and exercising voting rights, during the period commencing from the date on which the event triggering the reporting requirement occurs and ending on the fifth day from the date on which the report is made.

In addition to the reporting requirements described above, any person whose direct or beneficial ownership of the voting shares of Woori Financial Group (whether in the form of common stock or American depositary shares) accounts for 10% or more of the total issued and outstanding voting shares, whom we refer to as a “major shareholder,” must file a report to the Securities and Futures Commission of Korea and to the Korea Exchange within five business days after the date on which the person reached such shareholding percentage. In addition, such person must file a report to the Securities and Futures Commission of Korea and to the Korea Exchange regarding any subsequent change in its shareholding. Such report on subsequent change in shareholding must be filed within five business days of the occurrence of any such change. Violation of these reporting requirements may subject a person to criminal sanctions such as fines and/or imprisonment.

Special Reporting Requirements for Companies Whose Securities are Listed on Foreign Exchanges

Under the Financial Services Commission regulations, (i) if a company listed on the Korea Exchange has reported to a foreign exchange material matters regarding management that has not been disclosed to the Korea Exchange pursuant to the laws of the jurisdiction in which the foreign exchange is located, it must submit to the Financial Services Commission and the Korea Exchange, a Korean translation of the material matters regarding management that have been reported to the foreign exchange, and (ii) if a company listed on the Korea Exchange has submitted business reports or similar documents to a foreign exchange, it must submit a Korean summary thereof to the Financial Services Commission and the Korea Exchange.

Restrictions Applicable to American Depositary Shares

No Korean governmental approval is necessary for the sale and purchase of American depositary shares in the secondary market outside Korea or for the withdrawal of shares underlying American depositary shares and the trading of those shares on the Korea Exchange, provided that a foreigner who intends to acquire such shares must register its identity with the Financial Supervisory Service as described in “—Restrictions Applicable to Shares” below. The acquisition of such shares by a foreigner must be reported immediately by the foreigner or his standing proxy in Korea to the governor of the Financial Supervisory Service.

Persons who have acquired shares as a result of the withdrawal of shares underlying the American depositary shares may exercise their preemptive rights for new shares, participate in free distributions and receive dividends on shares without any further governmental approval.

Restrictions Applicable to Shares

As a result of amendments to the Foreign Exchange Transaction Laws and Financial Services Commission regulations adopted in connection with the stock market opening from January 1992 and after that date (which we refer to collectively as the “Investment Rules”), foreigners may invest, with certain exceptions and subject to certain procedural requirements, in all shares of Korean companies, whether or not listed on the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange, unless prohibited by specific laws. Foreign investors may trade shares listed on the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange only through the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange, except in limited circumstances, including:

•	odd-lot trading of shares;

•

acquisition of shares (which we refer to as “converted shares”) by exercise of warrant, conversion right or exchange rights under bonds with warrants, convertible bonds or exchangeable bonds or withdrawal right under depositary receipts issued outside of Korea by a Korean company;

•

acquisition of shares as a result of inheritance, donation, bequest or exercise of shareholders’ rights, including preemptive rights or rights to participate in free distributions and receive dividends;

•

over-the-counter transactions between foreigners of shares of a public service corporation for which the upper limit on aggregate ownership by foreigners, as explained below, has been reached or exceeded;

•	shares acquired by way of foreign direct investment and/or the disposal of such shares by the investor;

•	disposal of shares pursuant to the exercise of appraisal rights of dissenting shareholders;

•	disposal of shares in connection with a tender offer;

•	acquisition of shares by a foreign depositary in connection with the issuance of depositary receipts;

•

acquisition and disposal of shares through an overseas stock exchange if such shares are simultaneously listed on the KRX KOSPI Market or the KRX KOSDAQ Market the Korea Exchange and such overseas stock exchange; and

•	arm’s-length transactions between foreigners, if all of such foreigners belong to the investment group managed by the same person.

For over-the-counter transactions of shares between foreigners outside the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange for shares with respect to which the limit on aggregate foreign ownership has been reached or exceeded, a securities company licensed in Korea must act as an intermediary. Odd-lot trading of shares outside the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange must involve a licensed securities company in Korea as the other party. Foreign investors are prohibited from engaging in margin transactions where securities companies lend securities to foreign investors with respect to shares which are subject to a foreign ownership limit.

The Investment Rules require a foreign investor who wishes to invest in shares on the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange (including shares being issued or sold for initial listing on the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange) to register its identity with the Financial Supervisory Service prior to making any such investment or disposal unless it has previously registered. However, the registration requirement does not apply to foreign investors who (i) acquire converted shares by exercising rights attached to securities offered by Korean companies outside Korea (including upon exercise of rights attached to convertible bonds, bonds with warrants, exchangeable bonds, depositary receipts, distribution depository securities and any other similar securities or certificates) with the intention of selling such converted shares within three months from the date of acquisition of the converted shares or (ii) acquire or dispose of shares outside the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange in connection with a foreign direct investment under the Foreign Investment Promotion Act of Korea. Upon registration, the Financial Supervisory Service will issue to the foreign investor an investment registration certificate which must be presented each time the foreign investor opens a dealing account or a brokerage account with an investment dealer or an investment broker licensed in Korea. Foreigners eligible to obtain an investment registration certificate include foreign nationals who have not been residing in Korea for a consecutive period of six months or more, foreign governments, foreign municipal authorities, foreign public institutions, international financial institutions or similar international organizations, corporations incorporated under foreign laws and any person in any additional category designated by a decree promulgated under the Financial Investment Services and Capital Markets Act. The offices of a foreign corporation in Korea are not subject to investment registration and are treated as a Korean national separately from the offices of the corporation outside Korea for the purpose of investment registration. A foreign corporation or depositary issuing depositary receipts may obtain one or more investment registration certificates in its name in certain circumstances as described in the relevant regulations.

Upon a purchase of shares through the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange by a foreign investor with a designated investment account at a foreign exchange bank in accordance with the Presidential Decree of the Financial Investment Services and Capital Markets Act and Investment Rules, no separate report by the investor is required because the investment registration certificate system is designed to control and oversee foreign investment through a computer system. However, a foreign investor’s acquisition or sale of shares outside the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange (as discussed above) must be reported by the foreign investor or his standing proxy to the Governor of the Financial Supervisory Service at the time of each such acquisition or sale; provided, however, that a foreign investor must ensure that any acquisition or sale by it of shares outside the KRX KOSPI Market or the KRX KOSDAQ Market of the Korea Exchange, in the case of trades in connection with a tender offer, odd-lot trading of shares, trades of shares of a public service corporation for which the aggregate foreign ownership limit has been reached or exceeded or any other case set forth in the Investment Rules, is reported to the Governor of the Financial Supervisory Service by the investment dealer or investment broker engaged to facilitate such transaction.

A foreign investor may appoint a standing proxy from among the Korea Securities Depository, foreign exchange banks (including domestic branches of foreign banks), investment dealers, investment brokers and collective investment companies (which we refer to as “financial investment firms”) (including domestic branches of foreign financial investment firms) and internationally recognized custodians which will act as a standing proxy to exercise shareholders’ rights or perform any matters related to the foregoing activities if the foreign investor does not perform these activities itself. Generally, a foreign investor may not permit any person, other than its standing proxy, to exercise rights relating to its shares or perform any tasks related thereto on its behalf. However, a foreign investor may be exempted from complying with these standing proxy rules with the approval of the Governor of the Financial Supervisory Service in cases deemed inevitable by reason of conflict between the laws of Korea and those of the home country of the foreign investor.

Certificates evidencing shares of a Korean company owned by a foreign investor must be kept in custody with an eligible custodian in Korea. Only foreign exchange banks (including domestic branches of foreign banks), financial investment firms (including domestic branches of foreign financial investment firms), the Korea Securities Depository and internationally recognized custodians are eligible to act as a custodian of shares for a foreign investor; provided, however, that a foreign investor may have the certificates evidencing shares released from such custody when it is necessary to exercise its rights to such shares or to inspect and confirm the presence of the certificates for such shares. The custodian of a foreign investor must deposit such foreign investor’s shares with the Korea Securities Depository. However, a foreign investor may be exempted from complying with this deposit requirement with the approval of the Governor of the Financial Supervisory Service in circumstances where compliance with that requirement is made impracticable, including cases where compliance would contravene the laws of the home country of such foreign investor.

Under the Investment Rules, with certain exceptions, foreign investors may own shares of a Korean company without being subject to any foreign investment ceiling. As one such exception, no person may hold for its own account shares issued by a designated public service corporation in excess of certain ceilings, regardless of the legal ownership of such shares. However, Woori Financial Group will not be such a designated public service corporation.

Furthermore, in the case of investments amounting to ~~W~~100 million or more, (i) an investment by a foreign investor in 10% or more of the outstanding shares with voting rights of a Korean company or (ii) an acquisition of the right by a foreign investor holding shares of a Korean company to second or appoint directors or officers of such company constitutes a foreign direct investment for purposes of the Foreign Investment Promotion Act of Korea. Generally, under the Foreign Investment Promotion Act of Korea, a foreign direct investment must be reported to a foreign exchange bank or Korea Trade-Investment Promotion Agency designated by the Ministry of Trade, Industry and Energy prior to such investment (within 60 days after the date of such investment, if the investment is made by acquiring outstanding shares of a Korean company listed on the

Korea Exchange). The acquisition of shares of a Korean company by a foreign investor may also be subject to certain foreign or other shareholding restrictions in the event that the restrictions are prescribed in a specific law that regulates the business of the Korean company. Changes in ownership of shares of a Korean company by a foreign direct investor, as well as changes in certain aspects of the foreign direct investment (including change in the foreign direct investor’s name, address or business), are subject to reporting requirements.

Under the Foreign Exchange Transaction Laws, a foreign investor who wishes to trade shares without obtaining separate governmental approvals or submitting separate reports to the Korean government must designate a foreign exchange bank and open a foreign currency account and a Won account with the bank exclusively for stock investments. No approval is required for remittance of foreign currency funds into Korea or for deposit of foreign currency funds in the foreign currency account. Foreign currency funds may be transferred from the foreign currency account to a Won account opened with an investment dealer or an investment broker at the time the foreign investor is required to place a deposit for, or settle the purchase price of, a stock purchase transaction. Funds in the foreign currency account may be remitted abroad without any governmental approval.

Dividends on shares of Korean companies are paid in Won. No governmental approval is required for foreign investors to receive dividends on, or the Won proceeds of the sale of, any shares to be paid, received and retained in Korea. Dividends paid on, and the Won proceeds of the sale of, any shares held by a non-resident of Korea may be deposited either in a Won account with the investor’s investment dealer or investment broker or its Won account with the foreign exchange bank. Funds in the investor’s Won account may be transferred to its foreign currency account or withdrawn for local living expenses, provided that any withdrawal of local living expenses in excess of a certain amount must be reported to the Governor of the Financial Supervisory Service by the foreign exchange bank at which the Won account is maintained. Funds in the Won account in Korea may also be used for future investment in shares or for payment of the subscription price of new shares acquired through the exercise of preemptive rights.

Investment dealers and investment brokers are allowed to open foreign currency accounts with foreign exchange banks exclusively for accommodating foreign investors’ stock investments in Korea. Through these accounts, investment dealers and investment brokers may enter into foreign exchange transactions on a limited basis, such as conversion of foreign currency funds and Won funds, either as a counterparty to or on behalf of foreign investors, without the investors having to open their own accounts with foreign exchange banks.

MANAGEMENT OF WOORI FINANCIAL GROUP

Board of Directors of Woori Financial Group

Woori Financial Group’s board of directors, which will initially consist of        standing directors,        non-standing directors and        outside directors, will have the ultimate responsibility for the management of Woori Financial Group’s affairs.        of our directors and        of our executive officers have been nominated to become Woori Financial Group’s directors. Standing directors will be directors who are either full-time executive officers or standing Audit Committee members, while non-standing directors and outside directors will be directors who are not full-time executive officers. Outside directors must also satisfy certain requirements under Korean law and Woori Financial Group’s articles of incorporation to evidence their independence from Woori Financial Group.

Woori Financial Group’s proposed articles of incorporation provide that the board can have no more than 15 directors. There must be at least three outside directors and they must comprise a majority of the of directors. Each director may be elected for a term of office not exceeding three years and may be re-elected, provided that each outside director may be elected for a term of office not exceeding two years and may be re-elected on an annual basis but may not serve in such office for more than six consecutive years. In addition, with respect to all directors, such term of office will be extended until the close of the annual general meeting of shareholders convened in respect of the last fiscal year of the director’s term of office. These terms are subject to the Korean Commercial Code, the Bank Act and related regulations.

Pursuant to an agreement we entered into with the KDIC in December 2016, we are required to use our best efforts to cause an employee of the KDIC nominated by it to be appointed as our non-standing director, so long as the KDIC either (x) owns 10% or more of our total issued shares with voting rights or (y) owns more than 4% but less than 10% of our total issued shares with voting rights and remains our largest shareholder (other than the National Pension Service of Korea). See “Item 10.C. Material Contracts” of our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus. We currently expect that Woori Financial Group will succeed to this agreement.

We expect Woori Financial Group’s board of directors to meet regularly on a quarterly basis to discuss and resolve various corporate matters. The board may also convene for additional extraordinary meetings at the request of the president or chairman of the board. A director (other than the president or chairman of the board) may request the president or chairman of the board to convene an extraordinary meeting. In the event that the president or chairman of the board rejects such request without justifiable reason, another director may convene the extraordinary meeting.

At the extraordinary general meeting of our shareholders to approve the stock transfer plan, holders of our common stock will be voting on the election of the directors of Woori Financial Group nominated by us, as part of their vote on the stock transfer plan. The names and positions of the persons nominated to serve as Woori Financial Group’s directors are set forth below. The business address of all of the directors will be Woori Financial Group’s registered office.

Standing Directors

The persons nominated to serve as Woori Financial Group’s standing directors are as follows.

Name	Age	Expected Position at Woori Financial Group

We expect that none of the standing directors will have any significant activities outside Woori Financial Group.

[Biographies of nominees to be inserted]

Non-Standing Directors

The persons nominated to serve as Woori Financial Group’s non-standing directors are as follows.

Name	Age	Expected Position at Woori Financial Group

[Biographies of nominees to be inserted]

Outside Directors

Pursuant to a commitment made by the KDIC in connection with the bidding process for the sale of a combined 29.7% ownership interest in us in December 2016 and January 2017, five of the seven winning bidders each nominated one person to become a new outside director, and each such nominee was elected as a new outside director at an extraordinary general meeting of our shareholders held in December 2016. See “Item 4.A. History and Development of the Company—Privatization Plan—Sales of the KDIC’s Ownership Interest” of our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus. We currently expect that this commitment will continue to apply to Woori Financial Group. The persons nominated to serve as Woori Financial Group’s outside directors are as follows.

Name	Age	Expected Position at Woori Financial Group

[Biographies of nominees to be inserted]

Any director wishing to enter into a transaction with Woori Financial Group in his or her personal capacity would be required to obtain the prior approval of the board of directors of Woori Financial Group. The director having an interest in the transaction may not vote at the meeting of the board of directors to approve the transaction.

Committees of the Board of Directors of Woori Financial Group

Upon completion of the stock transfer, we expect that the board of directors of Woori Financial Group will form five committees to serve under the board: the Committee for Recommending Executive Officer Candidates, the Audit Committee, the Board Risk Management Committee, the Compensation Committee and the Committee for Recommending Group Executive Officer Candidates. Each committee member will be appointed by the board of directors, except for members of the Audit Committee, who will be elected at the extraordinary general meeting of our shareholders.

Committee for Recommending Executive Officer Candidates

Expected to consist of        directors, at least two-thirds of whom will be outside directors, the function of the Committee for Recommending Executive Officer Candidates will be to oversee the selection of candidates for the president and chief executive officer, outside directors and Audit Committee members, among others. This committee is expected to hold meetings when such persons need to be appointed.

Audit Committee

Expected to consist of        directors, all of whom (other than the standing member) will be outside directors and at least one of whom will be an expert in accounting or finance, the Audit Committee will review all audit and compliance-related matters and make recommendations to the board of directors. The Audit Committee, whose members must meet certain qualifications as experts under the committee charter, is also expected to be responsible for the following:

•	formulating, executing, evaluating and managing internal audit plans (including the financial and operational audits);

•	approving the appointment and dismissal of the head of the audit team;

•	approving the appointment of external auditors and evaluating the activities carried out by external auditors;

•	formulating appropriate measures to correct problems identified from internal audits;

•	overseeing Woori Financial Group’s reporting systems in light of relevant disclosure rules and requirements to ensure compliance with applicable regulations; and

•	examining internal procedures or making decisions on material matters that are related to audits as determined by regulatory authorities, the board of directors or other committees.

This committee will also make recommendations on regulatory issues to the Financial Supervisory Service, if and when deemed necessary. In addition, in connection with general meetings of shareholders, the committee will examine the agenda for, and financial statements and other reports to be submitted by the board of directors to, each general meeting of shareholders. The internal and external auditors will report directly to the Audit Committee chairman. Woori Financial Group’s external auditor will be invited to attend meetings of this committee when needed or when matters pertaining to the audit are discussed.

The committee is expected to hold regular meetings every quarter or as necessary.

Board Risk Management Committee

Expected to consist of    directors, at least a majority of whom will be outside directors, the Risk Management Committee’s function will be to oversee and make determinations on all significant issues relating to Woori Financial Group’s risk management system. It is expected to implement policies regarding, monitor and have ultimate responsibility for managing credit, market and liquidity risk and asset and liability management. The major roles of the Board Risk Management Committee are expected to include:

•	determining and amending risk management policies, guidelines and limits in conformity with the strategy established by the board of directors;

•

determining the appropriate level of risks that Woori Financial Group should be willing to undertake, including in connection with key business activities such as acquisitions, investments or entering into new business areas, prior to a decision by the board of directors on such matters;

•	allocating risk capital and approving the risk limit requests of Woori Financial Group’s subsidiaries;

•	reviewing Woori Financial Group’s risk profile, including the level of risks it is exposed to and the status of its risk management operations; and

•	monitoring compliance with risk policies.

This committee is expected to hold regular meetings every quarter.

Compensation Committee

Expected to consist of        directors, at least a majority of whom will be outside directors, the Compensation Committee is expected to be responsible for all matters relating to the following:

•	evaluating management’s performance in developing Woori Financial Group’s business;

•	setting goals and targets with respect to executive performance; and

•	fixing executive compensation, including incentives and bonuses.

This committee is expected to hold regular meetings every quarter.

Committee for Recommending Group Executive Officer Candidates

Expected to consist of        directors, at least a majority of whom will be outside directors, the function of the Committee for Recommending Group Executive Officer Candidates will be to oversee the selection of candidates for the chief executive officers of the subsidiaries of Woori Financial Group, among others. This committee is expected to hold meetings when such persons need to be appointed.

Executive Officers of Woori Financial Group

We expect that the executive officers of Woori Financial Group, other than those executive officers of Woori Financial Group who have been nominated to serve as standing directors, will be selected by us around or after the date of the extraordinary general meeting and appointed by the board of directors of Woori Financial Group. We expect that none of the executive officers will have any significant activities outside Woori Financial Group.

Compensation of Directors and Executive Officers

Woori Financial Group. As Woori Financial Group has not yet been formed, it has not paid any compensation to any person nominated to become a director or executive officer of Woori Financial Group. The form and amount of the compensation to be paid to each of Woori Financial Group’s directors and executive officers in any period following the completion of the stock transfer will be determined by the Compensation Committee of Woori Financial Group’s board of directors.

Woori Bank. Of the persons nominated to become directors of Woori Financial Group,        were our directors or executive officers during the year ended December 31, 2017. The aggregate of the remuneration and benefits-in-kind paid by us in 2017 to such persons was ~~W~~            million. In 2017, we did not record additional provisions for severance and retirement benefits for such directors and executive officers.

Share Ownership

Common Stock. As of                                             , 2018, the persons who have been nominated to become directors of Woori Financial Group, as a group, held an aggregate of                shares of our common stock, representing        % of our outstanding common stock as of such date.

In connection with the stock transfer, holders of our common stock will receive one share of Woori Financial Group common stock for every share of our common stock they own. Accordingly, after the completion of the stock transfer, we expect that the persons nominated to become directors of Woori Financial Group, as a group, will hold an aggregate of                shares of Woori Financial Group common stock, representing        % of the outstanding Woori Financial Group common stock.

Stock Options. We do not have any stock options outstanding.

Related Party Transactions

As of December 31, 2015, 2016 and 2017, respectively, we had an aggregate of ~~W~~                million, ~~W~~                million and ~~W~~                million of loans outstanding to persons who have been nominated to become directors of Woori Financial Group. All of these loans were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

For further information regarding related party transactions involving our directors and executive officers, see “Item 7.B. Related Party Transactions” in our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the common stock of Woori Financial Group that will be issued in the stock transfer will be passed on for us by Kim & Chang, our Korean counsel. Cleary Gottlieb Steen & Hamilton LLP, our special U.S. tax counsel, will pass on certain U.S. federal income tax consequences of the stock transfer to U.S. holders of our common stock or American depositary shares.

EXPERTS

The financial statements incorporated into this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2017, and the effectiveness of our internal control over financial reporting have been audited by Deloitte Anjin LLC, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such financial statements have been incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

WOORI BANK AND SUBSIDIARIES

CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2018 AND DECEMBER 31, 2017

	Korean Won		U.S. Dollars
	December 31, 2017 (*)	June 30, 2018 (*)	June 30, 2018 (*)
	(in millions)		(in thousands) (Note 2)
ASSETS
Cash and cash equivalents (Note 6)	6,908,286	5,920,568	5,325,210
Financial assets at fair value through profit or loss (“FVTPL”) (IFRS 9) (Notes 4, 7, 11, 12, 18 and 26)	—	6,340,704	5,703,098
Financial assets at FVTPL (IAS 39) (Notes 4, 7, 11, 12, 18 and 26)	5,843,077	—	—
Financial assets at FVTOCI (Notes 4, 8, 11, 12, and 18)	—	14,644,608	13,171,981
Available-for-sale (“AFS”) financial assets (Notes 4,8,11,12 and 18)	15,352,950	—	—
Securities at amortized cost (Notes 4, 9, 11, 12 and 18)	—	17,702,129	15,922,044
Held-to-maturity (“HTM”) financial assets (Notes 4, 9, 11, 12 and 18)	16,749,296	—	—
Loans and other financial assets at amortized cost (Notes 4, 10, 11, 12, 18 and 44)	—	277,720,003	249,793,131
Loans and receivables (Notes 4,10,11,12,18 and 44)	267,106,204	—	—
Investments in joint ventures and associates (Note 13)	417,051	412,940	371,416
Investment properties (Note 14)	371,301	381,177	342,847
Premises and equipment (Notes 15 and 18)	2,477,545	2,450,754	2,204,312
Intangible assets and goodwill (Note 16)	518,599	653,514	587,798
Assets held for sale (Note 17)	48,624	18,705	16,824
Current tax assets	4,722	11,322	10,183
Deferred tax assets	280,130	89,711	80,690
Derivative assets (Notes 4,11,12 and 26)	59,272	12,395	11,149
Other assets (Notes 19 and 44)	158,404	202,800	182,406

Total assets	316,295,461	326,561,330	293,723,089

LIABILITIES
Financial liabilities at FVTPL (IFRS 9) (Notes 4, 11, 12, 20 and 26)	—	2,578,332	2,319,061
Financial liabilities at FVTPL (IAS 39) (Notes 4, 11, 12, 20 and 26)	3,427,909	—	—
Deposits due to customers (Notes 4,11,21 and 44)	234,695,084	237,900,166	213,977,483
Borrowings (Notes 4, 11, 12 and 22)	14,784,706	15,899,599	14,300,773
Debentures (Notes 4, 11 and 22)	27,869,651	26,752,725	24,062,534
Provisions (Notes 23, 43 and 44)	410,470	386,374	347,521
Net defined benefit liability (Note 24)	43,264	99,859	89,817
Current tax liabilities	232,600	154,202	138,696
Deferred tax liabilities	22,681	14,777	13,291
Derivative liabilities (Notes 4,11,12 and 26)	67,754	67,505	60,717
Other financial liabilities (Notes 4,11,12, 25 and 44)	13,892,461	21,408,267	19,255,502
Other liabilities (Notes 25 and 44)	283,981	302,913	272,453

Total liabilities	295,730,561	305,564,719	274,837,848

EQUITY
Owners’ equity:	20,365,892	20,790,188	18,699,575
Capital stock (Note 28)	3,381,392	3,381,392	3,041,367
Hybrid securities (Note 29)	3,017,888	2,763,256	2,485,389
Capital surplus (Note 28)	285,880	285,885	257,137
Other equity (Note 30)	(1,939,274)	(2,113,798)	(1,901,239)
Retained earnings (Note 31)	15,620,006	16,473,453	14,816,921
Non-controlling interests	199,008	206,423	185,666

Total equity	20,564,900	20,996,611	18,885,241

Total liabilities and equity	316,295,461	326,561,330	293,723,089

The consolidated interim statements of financial position as of June 30, 2018 was prepared in accordance with IFRS 9; however, the comparative consolidated statements of financial position as of December 31, 2017 were not retrospectively restated accordance with IFRS 9.

See accompanying notes

WOORI BANK AND SUBSIDIARIES

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

	Korean Won				U.S. Dollars
	2017 (*)		2018 (*)		2018 (*)
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30	Six months ended June 30
	(in millions, except per share data)				(in thousands, except per share data) (Note 2)
Interest income	2,105,808	4,189,584	2,368,669	4,643,416	4,176,485
Financial assets at FVTPL (IFRS 9)	—	—	13,367	28,537	25,667
Financial assets at FVTOCI	—	—	62,170	119,446	107,435
Financial assets at amortized cost	—	—	2,293,132	4,495,433	4,043,383
Financial assets at FVTPL (IAS 39)	13,074	26,806	—	—	—
AFS financial assets	67,667	144,067	—	—	—
HTM financial assets	74,690	149,673	—	—	—
Loans and receivables	1,950,377	3,869,038	—	—	—
Interest expense	(818,232)	(1,639,264)	(971,346)	(1,878,942)	(1,690,000)

Net interest income (Notes 33 and 44)	1,287,576	2,550,320	1,397,323	2,764,474	2,486,485
Fees and commissions income	506,281	1,013,893	555,400	1,113,006	1,001,084
Fees and commissions expense	(243,533)	(476,193)	(258,053)	(510,351)	(459,031)

Net fees and commissions income (Notes 34 and 44)	262,748	537,700	297,347	602,655	542,053
Dividend Income (Note 35 and 44)	19,617	59,445	14,151	49,704	44,706
Net gain on financial instruments at FVTPL (IFRS 9) (Notes 11, 36 and 44)	—	—	67,693	117,023	105,255
Gain (loss) on financial instruments at FVTPL (IAS 39) (Notes 11, 36 and 44)	12,066	(146,409)	—	—	—
Net gain on financial assets at FVTOCI (Notes 11 and 37)	—	—	475	1,287	1,158
Net gain on AFS financial assets (Notes 11 and 37)	88,387	104,172	—	—	—
Net gain arising on financial assets at amortized cost	—	—	9,361	30,886	27,780
Net gain on disposals of securities at amortized cost	—	—	—	431	388
Net gain on disposals of loans and other financial assets at amortized cost	—	—	9,361	30,455	27,392
Reversal of allowance for (Impairment losses due to) credit loss (Notes 38 and 44)	(204,486)	(283,763)	150,673	28,438	25,578
General and administrative expenses (Notes 39 and 44)	(784,157)	(1,538,427)	(827,654)	(1,567,338)	(1,409,730)
Other net operating income (expenses) (Notes 39 and 44)	(77,267)	201,190	(122,951)	(219,414)	(197,350)

Operating income	604,484	1,484,228	986,418	1,807,715	1,625,935
Share of profits (losses) of joint ventures and associates (Note 13)	(14,863)	(64,278)	7,681	(1,462)	(1,315)
Net other non-operating income (expenses)	11,697	9,998	1,398	(4,721)	(4,246)

Non-operating income (expenses) (Note 40)	(3,166)	(54,280)	9,079	(6,183)	(5,561)

Net income before income tax expense	601,318	1,429,948	995,497	1,801,532	1,620,374
Income tax expense (Note 41)	(135,034)	(320,933)	(273,701)	(485,216)	(436,424)

Net income	466,284	1,109,015	721,796	1,316,316	1,183,950

Net gain on valuation of equity securities at FVTOCI	—	—	2,490	31,428	28,268
Net gain on valuation of financial liabilities designated as at FVTPL due to own credit risk	—	—	40	130	117
Items out of change in equity method securities due to change in equity of investee that will not be reclassified to profit or loss	(41)	(3,087)	1,145	1,456	1,310
Remeasurement gain (loss) related to defined benefit plan	16,840	(9,677)	(6,113)	(59,573)	(53,583)

Items that will not be reclassified to profit or loss	16,799	(12,764)	(2,438)	(26,559)	(23,888)

(Continued)

WOORI BANK AND SUBSIDIARIES

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

	Korean Won				U.S. Dollars
	2017 (*)		2018 (*)		2018 (*)
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30	Six months ended June 30
	(Korean Won in millions, except per share data)				(in thousands, except per share data) (Note 2)
Net gain on valuation of debt securities at FVTOCI	—	—	8,009	10,024	9,016
Net loss on valuation of AFS financial assets	(41,680)	(28,706)	—	—	—
Share of other comprehensive gain (loss) of joint ventures and associates	(156)	4,594	955	(246)	(221)
Gain (loss) on foreign currency translation for foreign operations	31,450	(69,010)	37,268	35,526	31,954
Net loss on valuation of cash flow hedge	(673)	(1,526)	(2,787)	(6,213)	(5,588)
Net loss on disposal of assets held for sale	—	—	(4,709)	(4,709)	(4,236)

Items that may be reclassified to profit or loss	(11,059)	(94,648)	38,736	34,382	30,925
Other comprehensive income (loss), net of tax	5,740	(107,412)	36,298	7,823	7,037

Total comprehensive income	472,024	1,001,603	758,094	1,324,139	1,190,987

Net income attributable to:
Net income attributable to owners	460,888	1,098,361	716,142	1,305,878	1,174,562
Net income attributable to non-controlling interests	5,396	10,654	5,654	10,438	9,388
Total comprehensive income attributable to:
Comprehensive income attributable to owners	464,129	995,742	751,528	1,315,322	1,183,056
Comprehensive income attributable to non-controlling interests	7,895	5,861	6,566	8,817	7,931
Basic and diluted earnings per share (Note 42) (Unit: Korean Won and U.S. Dollar)	623	1,497	1,008	1,828	1,644

The consolidated interim statements of comprehensive income for the three months and six months ended June 30, 2018 was prepared in accordance with IFRS 9; however, the comparative consolidated interim statements of comprehensive income for the three months and six months ended June 30, 2017 was not retrospectively restated in accordance with IFRS 9.

See accompanying notes

WOORI BANK AND SUBSIDIARIES

CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

	Capital Stock	Hybrid securities	Capital surplus	Other equity	Retained earnings	Controlling interests	Non- controlling interests	Total equity
	(Korean Won in millions)
January 1, 2017	3,381,392	3,574,896	286,331	(1,468,025)	14,611,566	20,386,160	159,793	20,545,953
Net income	—	—	—	—	1,098,361	1,098,361	10,654	1,109,015
Dividends to common stocks	—	—	—	—	(269,308)	(269,308)	(1,534)	(270,842)
Capital increase of subsidiaries	—	—	(257)	—	—	(257)	—	(257)
Gain on valuation of available-for-sale financial assets	—	—	—	(29,033)	—	(29,033)	327	(28,706)
Changes in equity of joint ventures and associates	—	—	—	1,507	—	1,507	—	1,507
Loss on foreign currency translation of foreign operations	—	—	—	(63,944)	—	(63,944)	(5,066)	(69,010)
Loss on valuation of cash flow hedge	—	—	—	(1,526)	—	(1,526)	—	(1,526)
Remeasurement loss related to defined benefit plan	—	—	—	(9,622)	—	(9,622)	(55)	(9,677)
Dividends to hybrid securities	—	—	—	—	(90,823)	(90,823)	—	(90,823)
Issuance of hybrid securities	—	559,565	—	—	—	559,565	—	559,565
Redemption of hybrid securities	—	(1,116,573)	—	(208,158)	—	(1,324,731)	—	(1,324,731)

June 30, 2017 (*)	3,381,392	3,017,888	286,074	(1,778,801)	15,349,796	20,256,349	164,119	20,420,468

	Capital Stock	Hybrid securities	Capital surplus	Other equity	Retained earnings	Controlling interests	Non- controlling interests	Total equity
	(Korean Won in millions)
January 1, 2018	3,381,392	3,017,888	285,880	(1,939,274)	15,620,006	20,365,892	199,008	20,564,900
Cumulative effect of change in accounting policy (Note 2)	—	—	—	(392,176)	177,091	(215,085)	723	(214,362)
Adjusted balance, beginning of period	3,381,392	3,017,888	285,880	(2,331,450)	15,797,097	20,150,807	199,731	20,350,538

Net income	—	—	—	—	1,305,878	1,305,878	10,438	1,316,316
Dividends to common stocks	—	—	—	—	(336,636)	(336,636)	(2,108)	(338,744)
Net gain on valuation of financial liabilities designated as at FVTPL due to own credit risk	—	—	—	130	—	130	—	130
Changes in other comprehensive income due to redemption of financial liabilities designated as at FVTPL	—	—	—	(5)	5	—	—	—
Gain (loss) on valuation of financial assets at FVTOCI	—	—	—	41,736	—	41,736	(284)	41,452
Changes in other comprehensive income due to disposal of equity securities at FVTOCI	—	—	—	424	(424)	—	—	—
Change in equity method securities due to change in equity of investees’	—	—	—	1,210	(8,706)	(7,496)	—	(7,496)
Gain (loss) on foreign currency translation of foreign operations	—	—	—	36,769	—	36,769	(1,243)	35,526
Loss on valuation of cash flow hedge	—	—	—	(6,213)	—	(6,213)	—	(6,213)
Remeasurement loss related to defined benefit plan	—	—	—	(59,480)	—	(59,480)	(93)	(59,573)
Equity related to assets held for sale	—	—	—	(4,709)	—	(4,709)	—	(4,709)
Dividends to hybrid securities	—	—	—	—	(75,603)	(75,603)	—	(75,603)
Redemption of hybrid securities	—	(254,632)	—	(368)	—	(255,000)	—	(255,000)
Appropriation of retained earnings	—	—	—	208,158	(208,158)	—	—	—
Capital decrease of subsidiaries	—	—	5	—	—	5	(18)	(13)

June 30, 2018 (*)	3,381,392	2,763,256	285,885	(2,113,798)	16,473,453	20,790,188	206,423	20,996,611

(Continued)

WOORI BANK AND SUBSIDIARIES

CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY (CONTINUED)

FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

	Capital Stock	Hybrid securities	Capital surplus	Other equity	Retained earnings	Controlling interests	Non- controlling interests	Total equity
	(U.S. Dollars in thousands)
January 1, 2018	3,041,367	2,714,416	257,133	(1,744,265)	14,049,295	18,317,946	178,996	18,496,942
Cumulative effect of change in accounting policy (Note 2)	—	—	—	(352,740)	159,283	(193,457)	651	(192,806)
Adjusted balance, beginning of period	3,041,367	2,714,416	257,133	(2,097,005)	14,208,578	18,124,489	179,647	18,304,136

Net income	—	—	—	—	1,174,562	1,174,562	9,388	1,183,950
Dividends to common stocks	—	—	—	—	(302,785)	(302,785)	(1,896)	(304,681)
Net gain on valuation of financial liabilities designated as at FVTPL due to own credit risk	—	—	—	117	—	117	—	117
Changes in other comprehensive income due to redemption of financial liabilities designated as at FVTPL	—	—	—	(4)	4	—	—	—
Gain (loss) on valuation of financial assets at FVTOCI	—	—	—	37,539	—	37,539	(255)	37,284
Changes in other comprehensive income due to disposal of equity securities at FVTOCI	—	—	—	381	(381)	—	—	—
Change in equity method securities due to change in equity of investees’	—	—	—	1,089	(7,831)	(6,742)	—	(6,742)
Gain (loss) on foreign currency translation of foreign operations	—	—	—	33,072	—	33,072	(1,118)	31,954
Loss on valuation of cash flow hedge	—	—	—	(5,588)	—	(5,588)	—	(5,588)
Remeasurement loss related to defined benefit plan	—	—	—	(53,499)	—	(53,499)	(84)	(53,583)
Equity related to assets held for sale	—	—	—	(4,236)	—	(4,236)	—	(4,236)
Dividends to hybrid securities	—	—	—	—	(68,000)	(68,000)	—	(68,000)
Redemption of hybrid securities	—	(229,027)	—	(331)	—	(229,358)	—	(229,358)
Appropriation of retained earnings	—	—	—	187,226	(187,226)	—	—	—
Capital decrease of subsidiaries	—	—	4	—	—	4	(16)	(12)

June 30, 2018 (*)	3,041,367	2,485,389	257,137	(1,901,239)	14,816,921	18,699,575	185,666	18,885,241

The consolidated interim statements of changes in equity for the six months ended June 30, 2018 was prepared in accordance with IFRS 9; however, the comparative consolidated interim statements of changes in equity for the six months ended June 30, 2017 was not retrospectively restated in accordance with IFRS 9.

See accompanying notes

WOORI BANK AND SUBSIDIARIES

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

	Korean Won		U.S. Dollars
	For the six months ended June 30
	2017 (*)	2018 (*)	2018 (*)
	(in millions)		(in thousands) (Note 2)
Cash flows from operating activities:
Net income	1,109,015	1,316,316	1,183,950
Adjustments to net income:
Income tax expense	320,933	485,216	436,424
Interest income	(4,189,584)	(4,643,416)	(4,176,485)
Interest expense	1,639,264	1,878,942	1,690,000
Dividend income	(59,445)	(49,704)	(44,706)

	(2,288,832)	(2,328,962)	(2,094,767)

Additions of expenses not involving cash outflows:
Impairment losses due to credit loss	283,763	—	—
Share of losses of investments in joint ventures and associates	67,594	16,809	15,119
Loss on disposal of investments in joint ventures and associates	27,730	2,931	2,636
Loss on transaction and valuation of derivatives (hedging)	31,131	62,366	56,095
Loss on hedged items (fair value hedge)	15,846	—	—
Loss on provision	35,665	38,553	34,676
Retirement benefits	71,902	71,631	64,428
Depreciation and amortization	121,361	126,886	114,127
Loss on disposal of premises and equipment and other assets	608	221	199
Impairment loss on premises and equipment and other assets	160	2	2
Loss on financial assets at FVTOCI	—	477	429

	655,760	319,876	287,711

Deductions of income not involving cash inflows:
Reversal of impairment losses due to credit loss	—	28,438	25,578
Gain on valuation of financial assets at FVTPL (IFRS 9)	—	167,268	150,448
Gain on valuation of financial instruments at FVTPL (IAS 39)	7,859	—	—
Gain on financial assets at FVTOCI	—	1,764	1,587
Gain on AFS financial assets	104,172	—	—
Gain on disposal of securities at amortized cost	—	431	388
Share of profits of investments in joint ventures and associates	3,316	15,347	13,804
Gain on disposal of investments in joint ventures and associates	32,886	—	—
Gain on transaction and valuation of derivatives (hedging)	11,656	28,943	26,033
Gain on hedged items (fair value hedge)	11,860	66,555	59,862
Gain on provisions	1,285	1,220	1,097
Gain on disposal of premises and equipment and other assets	1,675	17,037	15,324
Reversal of impairment loss on premises and equipment and other assets	32	341	307

	174,741	327,344	294,428

Changes in operating assets and liabilities:
Financial assets at FVTPL (IFRS 9)	—	440,367	396,085
Financial assets at FVTPL (IAS 39)	(187,086)	—	—
Loans and other financial assets at amortized cost	—	(10,667,142)	(9,594,479)
Loans and receivables	(7,908,486)	—	—
Other assets	(995)	85,119	76,560
Deposits due to customers	5,182,735	3,149,083	2,832,419
Provisions	(98,114)	(26,838)	(24,139)
Net defined benefit liability	(19,799)	(97,206)	(87,431)
Other financial liabilities	2,790,480	7,366,307	6,625,568
Other liabilities	(29,837)	11,536	10,376

	(271,102)	261,226	234,959

Cash received from (paid for) operating activities:
Interest income received	4,281,385	4,609,449	4,145,934
Interest expense paid	(1,749,917)	(1,776,933)	(1,598,249)
Dividends received	62,014	49,917	44,897
Income tax paid	(236,246)	(312,471)	(281,050)

Net cash provided by operating activities	1,387,336	1,811,074	1,628,957

(Continued)

WOORI BANK AND SUBSIDIARIES

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017 (CONTINUED)

	Korean Won		U.S. Dollars
	For the six months ended June 30
	2017 (*)	2018 (*)	2018 (*)
	(Korean Won in millions)		(in thousands) (Note 2)
Cash flows from investing activities:
Cash in-flows from investing activities:
Disposal of financial assets at FVTPL (IFRS 9)	—	5,316,190	4,781,606
Disposal of financial assets at FVTOCI	—	4,280,921	3,850,442
Disposal of AFS financial assets	13,312,489	—	—
Redemption of securities at amortized cost	—	4,873,896	4,383,788
Redemption of HTM financial assets	4,665,209	—	—
Disposal of investments in joint ventures and associates	62,974	3,855	3,467
Disposal of investment properties	162	2,076	1,867
Disposal of premises and equipment	1,042	119	107
Disposal of intangible assets	933	3,779	3,399
Disposal of assets held for sale	6,488	50,190	45,143

	18,049,297	14,531,026	13,069,819

Cash out-flows from investing activities:
Net cash in-flows of business combination	—	71,559	64,363
Acquisition of financial assets at FVTPL (IFRS 9)	—	5,342,987	4,805,709
Acquisition of financial assets at FVTOCI	—	5,075,580	4,565,192
Acquisition of AFS financial assets	11,268,756	—	—
Acquisition of securities at amortized cost	—	5,829,462	5,243,265
Acquisition of HTM financial assets	5,945,147	—	—
Acquisition of investments in joint ventures and associates	13,485	20,048	18,032
Acquisition of investment properties	1,221	7,311	6,576
Acquisition of premises and equipment	68,596	42,695	38,402
Acquisition of intangible assets	97,977	107,344	96,550

	17,395,182	16,496,986	14,838,089

Net cash provided by (used in) investing activities	654,115	(1,965,960)	(1,768,270)

Cash flows from financing activities:
Cash in-flows from financing activities:
Increase in borrowings	4,349,952	4,972,075	4,472,095
Issuance of debentures	10,299,507	10,100,189	9,084,538
Issuance of hybrid securities	559,565	—	—

	15,209,024	15,072,264	13,556,633

Cash out-flows from financing activities:
Repayment of borrowings	7,432,992	4,114,751	3,700,981
Repayment of debentures	8,223,263	11,441,709	10,291,158
Payment of dividends	269,308	336,636	302,785
Dividends paid on hybrid securities	100,627	75,683	68,071
Redemption of hybrid securities	1,323,400	255,000	229,358
Dividends paid on non-controlling interests	1,534	2,108	1,896

	17,351,124	16,225,887	14,594,249

Net cash used in financing activities	(2,142,100)	(1,153,623)	(1,037,616)

Net decrease in cash and cash equivalents	(100,649)	(1,308,509)	(1,176,929)
Cash and cash equivalents, beginning of the period	7,591,324	6,908,286	6,213,605
Effects of exchange rate changes on cash and cash equivalents	(113,551)	320,791	288,534

Cash and cash equivalents, end of the period	7,377,124	5,920,568	5,325,210

The consolidated interim statements of cash flows for the six months ended June 30, 2018 was prepared in accordance with IFRS 9; however, the comparative consolidated interim statements of cash flows for the six months ended June 30, 2017 was not retrospectively restated to apply IFRS 9.

See accompanying notes

WOORI BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

AS OF JUNE 30, 2018 AND FOR THE THREE MONTHS AND THE SIX MONTHS ENDED

JUNE 30, 2018 AND 2017

1.	GENERAL

(1)	Summary of the parent company

Woori Bank (hereinafter referred to the “Bank”), which is a controlling entity in accordance with International Financial Reporting Standards (“IFRS”) 10 – Consolidated Financial Statements, was established in 1899 and is engaged in the commercial banking business under the Banking Act, trust business and foreign exchange business under the Financial Investment Services and Capital Market Act.

Previously, Woori Finance Holdings Co., Ltd., the former holding company of Woori Financial Group, established on March 27, 2001 held a 100% ownership of the Bank. Effective November 1, 2014, Woori Finance Holdings Co., Ltd. completed its merger (the “Merger”) with and into the Bank. Accordingly, the shares of the Bank, 597 million shares, prior to the merger, were reduced to nil in accordance with capital reduction procedure, and then, in accordance with the merger ratio, the Bank newly issued 676 million shares. As a result, as of June 30, 2018, the common stock of the Bank amounts to 3,381,392 million Korean Won.

During the year ended December 31, 2016, the Korea Deposit Insurance Corporation (“KDIC”), the majority shareholder of the Bank, sold its 187 million shares in the Bank in accordance with the contract of “Disposal of Woori Bank’s shares to Oligopolistic Shareholders”. In addition to the sale, during the year ended December 31, 2017, KDIC sold additional 33 million shares. As of June 30, 2018 and December 31, 2017, KDIC held 125 million shares (18.43% ownership interest), of the Bank’s shares issued.

On June 24, 2002, Woori Finance Holdings Co., Ltd. listed its common shares on the Korea Exchange through public offering. In addition, on September 29, 2003, the holding company registered with the Securities and Exchange Commission in the United States of America and, on the same day, listed its American Depositary Shares on the New York Stock Exchange. As Woori Finance Holdings Co., Ltd. was merged into the Bank, the Bank, which is the existing company, succeeded such rights and obligations as a listed company on the Korea Exchange and the New York Stock Exchange.

As a result of such merger, the Bank incorporated Woori Card Co., Ltd., Woori Investment Bank Co., Ltd., Woori FIS Co., Ltd., Woori Private Equity Asset Management Co., Ltd., and Woori Finance Research Institute Co., Ltd. as its subsidiaries.

The headquarters of the Bank is located in 51, Sogong-ro, Jung Gu, Seoul, Korea. The Bank has 880 branches and offices in Korea, and 23 branches and offices overseas as of June 30, 2018.

(2)	The consolidated financial statements for Woori Bank and its subsidiaries (the “Group”) include the following subsidiaries:

		Percentage of ownership (%)		Location	Financial statements as of (2018)
Subsidiaries	Main business	June 30, 2018	December 31, 2017
Woori Bank:
Woori FIS Co., Ltd.	System software development & maintenance	100.0	100.0	Korea	June 30
Woori Private Equity Asset Management Co., Ltd.	Finance	100.0	100.0	Korea	June 30
Woori Finance Research Institute Co., Ltd.	Other service business	100.0	100.0	Korea	June 30
Woori Card Co., Ltd.	Finance	100.0	100.0	Korea	June 30
Woori Investment Bank Co., Ltd.	Other credit finance business	59.8	59.8	Korea	June 30
Woori Credit Information Co., Ltd.	Credit information	100.0	100.0	Korea	June 30
Woori America Bank	Finance	100.0	100.0	U.S.A.	June 30
Woori Global Markets Asia Limited	”	100.0	100.0	Hong Kong	June 30
Woori Bank China Limited	”	100.0	100.0	China	June 30
AO Woori Bank	”	100.0	100.0	Russia	June 30
PT Bank Woori Saudara Indonesia 1906 Tbk	”	79.9	79.9	Indonesia	June 30
Banco Woori Bank do Brasil S.A.	”	100.0	100.0	Brazil	June 30
Korea BTL Infrastructure Fund	”	99.9	99.9	Korea	June 30
Woori Fund Service Co., Ltd.	”	100.0	100.0	Korea	June 30
Woori Finance Cambodia PLC.	”	100.0	100.0	Cambodia	June 30
Woori Finance Myanmar Co., Ltd.	”	100.0	100.0	Myanmar	June 30
Wealth Development Bank	”	51.0	51.0	Philippines	June 30
Woori Bank Vietnam Limited	”	100.0	100.0	Vietnam	June 30
WB Finance Co., Ltd.	”	100.0	—	Cambodia	June 30
Kumho Trust First Co., Ltd. (*1)	Asset securitization	0.0	0.0	Korea	June 30
Asiana Saigon Inc. (*1)	”	0.0	0.0	Korea	June 30
Consus Eighth Co., LLC (*1)	”	0.0	0.0	Korea	June 30
KAMCO Value Recreation First Securitization Specialty Co., Ltd. (*1)	”	15.0	15.0	Korea	June 30
Hermes STX Co., Ltd. (*1)	”	0.0	0.0	Korea	June 30
BWL First Co., LLC (*1)	”	0.0	0.0	Korea	June 30
Deogi Dream Fourth Co., Ltd. (*1)	”	0.0	0.0	Korea	June 30
Jeonju Iwon Ltd. (*1)	”	0.0	0.0	Korea	June 30
Wonju I one Inc. (*1)	”	0.0	0.0	Korea	June 30
Heitz Third Co., Ltd. (*1)	”	0.0	0.0	Korea	June 30
Woorihansoop 1st Co., Ltd. (*1)	”	0.0	0.0	Korea	June 30
Electric Cable First Co., Ltd. (*1)	”	0.0	0.0	Korea	June 30
Woori International First Co., Ltd. (*1)	”	0.0	0.0	Korea	June 30
Woori HJ First Co., Ltd. (*1)	”	0.0	0.0	Korea	June 30
Woori WEBST 1st Co., Ltd. (*1)	”	0.0	0.0	Korea	June 30
Wibihansoop 1st Co., Ltd. (*1)	”	0.0	0.0	Korea	June 30
HNLD 1st Inc.(*4)	”	—	0.0	Korea	—

		Percentage of ownership (%)		Location	Financial statements as of (2018)
Subsidiaries	Main business	June 30, 2018	December 31, 2017
Uri QS 1st Co., Ltd. (*1)	”	0.0	0.0	Korea	June 30
Uri Display 1st Co., Ltd.(*1)	”	0.0	0.0	Korea	June 30
Tiger Eyes 2nd Co., Ltd.(*1)	”	0.0	0.0	Korea	June 30
Woori Serveone 1st Co., Ltd. (*1)	”	0.0	0.0	Korea	June 30
Uri Display 2nd Co.,Ltd. (*1)	”	0.0	—	Korea	June 30
Woori the Colony Unjung Securitization Specialty Co., Ltd. (*1)	”	0.0	—	Korea	June 30
Woori Dream 1st Co., Ltd. (*1)	”	0.0	—	Korea	June 30
Woori HS 1st Co., Ltd. (*1)	”	0.0	—	Korea	June 30
Smart Casting Inc. (*1)	”	0.0	—	Korea	June 30
HeungkukWoori Tech Company Private Placement Investment Trust No. 1 and 6 beneficiary certificates (*2)	Securities investment and others	—	—	Korea	June 30
Principle Guaranteed Trust (*3)	Trust	0.0	0.0	Korea	June 30
Principle and Interest Guaranteed Trust (*3)	”	0.0	0.0	Korea	June 30
Woori Investment Bank:
Dongwoo First Securitization Specialty Co., Ltd. (*1)	Asset securitization	5.0	5.0	Korea	June 30
Seari First Securitization Specialty Co., Ltd. (*1)	”	5.0	5.0	Korea	June 30
Namjong 1st Securitization Specialty Co., Ltd. (*1)	”	5.0	5.0	Korea	June 30
Bukgeum First Securitization Specialty Co., Ltd. (*1)	”	5.0	5.0	Korea	June 30
Seori Second Securitization Specialty Co., Ltd. (*1)	Asset securitization	5.0	—	Korea	June 30
Bukgeum Second Securitization Specialty Co., Ltd. (*1)	”	5.0	—	Korea	June 30
Woori Card Co., Ltd.:
TUTU Finance-WCI Myanmar Co., Ltd.	Finance	100.0	100.0	Myanmar	June 30
Woori Card one of 2017-1 Securitization Specialty Co., Ltd. (*1)	Asset securitization	0.5	0.5	Korea	June 30
Woori Card one of 2017-2 Securitization Specialty Co., Ltd. (*1)	”	0.5	0.5	Korea	June 30

(*1)

The entity was a structured entity for the purpose of asset securitization and was in scope for consolidation. Although the Group is not a majority shareholder, the Group 1) had the power over the investee, 2) was exposed, or had rights, to variable returns from its involvement with the investee, and 3) had the ability to use its power to affect its returns.

(*2)

The entity was a structured entity for the purpose of investment in securities and was in scope for consolidation, considering that the Group 1) had the power over the investee, 2) was exposed, or has rights, to variable returns from its involvement with the investee, and 3) has the ability to use its power to affect its returns.

(*3)

The entity was a money trust under the Financial Investment Services and Capital Markets Act and was in scope for consolidation. Although the Group was not a majority shareholder, the Group 1) has the power over the investee, 2) was exposed, or has rights, to variable returns from its involvement with the investee, and 3) has the ability to use its power to affect its returns.
(*4)

The entity is a structured entity for the purpose of asset securitization and is not in scope for consolidation considering that the Group 1) does not have the power over the investee, 2) is not exposed, or does not have rights to variable returns from its involvement with the investee, and 3) does not have the ability to use its power to affect its returns.

(3)

As of June 30, 2018, and December 31, 2017, despite having more than 50% ownership interest, the Group has not consolidated the following companies as the Group does not have the ability to control following subsidiaries:

	As of June 30, 2018
Subsidiaries	Location	Main Business	Percentage of ownership (%)
Golden Bridge NHN Online Private Equity Investment (*)	Korea	Securities Investment	60.0
Mirae Asset Maps Clean Water Private Equity Investment Trust 7th (*)	Korea	Securities Investment	57.1
Kiwoom Yonsei Private Equity Investment Trust (*)	Korea	Securities Investment	88.3
Hana Walmart Real Estate Investment Trust 41-1 (*)	Korea	Securities Investment	77.0
IGIS Global Private Placement Real Estate Fund No. 148-1 (*)	Korea	Securities Investment	75.0
IGIS Global Private Placement Real Estate Fund No. 148-2 (*)	Korea	Securities Investment	75.0
Mirae Asset Seoul Ring Expressway Private Special Asset Fund I (*)	Korea	Securities Investment	66.2
Hangkang Sewage Treatment Plant Fund (*)	Korea	Securities Investment	55.6
Consus KyungJu Green Private Placement Real Estate Fund 1st (*)	Korea	Securities Investment	52.4

(*)

The Group owns the majority ownership interest in these structured entities, but has no power on the investees’ relevant activities. As results, it is deemed that the Group has no power or control on the structured entities.

	As of December 31, 2017
Subsidiaries	Location	Main Business	Percentage of ownership (%)
Golden Bridge NHN Online Private Equity Investment (*)	Korea	Securities Investment	60.0
Mirae Asset Maps Clean Water Private Equity Investment Trust 7th (*)	Korea	Securities Investment	59.7
Kiwoom Yonsei Private Equity Investment Trust (*)	Korea	Securities Investment	88.9
Hana Walmart Real Estate Investment Trust 41-1 (*)	Korea	Securities Investment	90.1
IGIS Global Private Placement Real Estate Fund No. 148-1 (*)	Korea	Securities Investment	75.0
IGIS Global Private Placement Real Estate Fund No. 148-2 (*)	Korea	Securities Investment	75.0

(*)

The Group owns the majority ownership interest in these structured entities, but has no power on the investees’ relevant activities. As results, it is deemed that the Group has no power or control on the structured entities.

(4)

The summarized financial information before the elimination of intercompany transactions of the subsidiaries whose financial information was prepared under IFRS for the Group’s consolidated financial statements is as follows (Unit: Korean Won in millions):

	As of and for the six months ended June 30, 2018
	Assets	Liabilities	Operating revenue	Net income (loss) attributable to owners	Comprehensive income (loss) attributable to owners
Woori FIS Co., Ltd.	80,851	55,312	138,088	(7,006)	(7,040)
Woori Private Equity Asset Management Co., Ltd.	40,799	2,064	556	(1,493)	(1,490)
Woori Finance Research Institute Co., Ltd.	4,314	615	2,776	258	258
Woori Card Co., Ltd.	9,100,890	7,462,577	944,657	67,618	62,866
Woori Investment Bank Co., Ltd.	2,723,251	2,418,664	109,428	14,722	14,878
Woori Credit Information Co., Ltd.	34,130	6,167	17,601	839	839
Woori America Bank	2,073,420	1,777,327	42,624	11,186	24,091
Woori Global Markets Asia Limited	406,684	287,622	7,302	2,156	7,298
Woori Bank China Limited	5,120,070	4,596,883	143,390	7,382	25,267
AO Woori Bank	277,555	224,860	8,778	2,570	200
PT Bank Woori Saudara Indonesia 1906 Tbk	2,349,222	1,858,176	96,177	22,401	15,947
Banco Woori Bank do Brasil S.A.	155,083	125,288	7,341	882	(2,515)
Korea BTL Infrastructure Fund	777,576	297	14,704	12,865	12,865
Woori Fund Service Co., Ltd.	13,411	977	4,922	1,023	1,023
Woori Finance Cambodia PLC.	73,212	52,584	4,912	1,277	2,197
Woori Finance Myanmar Co., Ltd.	19,837	6,496	2,086	(187)	412
Wealth Development Bank	185,866	152,414	6,240	(2)	(788)
Woori Bank Vietnam Limited	1,142,018	990,228	23,746	3,545	8,822
WB Finance Co., Ltd.	227,582	186,772	—	—	—
Money trust under the FISCM Act (*)	1,573,367	1,543,491	24,029	(36)	(36)
Structured entity for the securitization of financial assets	1,226,022	1,631,837	32,089	12,202	5,725
Structured entity for the investments in securities	41,221	40	785	(798)	(1,869)

(*)	FISCM Act: Financial Investment Services and Capital Markets Act

	As of and for the year ended December 31, 2017
	Assets	Liabilities	Operating revenue	Net income (loss) attributable to owners	Comprehensive income (loss) attributable to owners
Woori FIS Co., Ltd.	103,932	71,386	252,460	1,940	(2,963)
Woori Private Equity Asset Management Co., Ltd.	42,894	2,670	7,257	(4,114)	(4,074)
Woori Finance Research Institute Co., Ltd.	3,790	350	4,733	83	64
Woori Card Co., Ltd.	8,605,993	6,973,705	1,771,157	101,214	107,321
Woori Investment Bank Co., Ltd.	1,880,157	1,588,610	183,376	20,023	20,210
Woori Credit Information Co., Ltd.	33,298	6,175	31,580	861	752
Woori America Bank	1,954,301	1,679,248	81,337	11,869	(16,833)
Woori Global Markets Asia Limited	290,226	178,343	11,345	1,922	(12,544)
Woori Bank China Limited	4,960,637	4,458,683	388,913	13,809	(15,252)
AO Woori Bank	201,704	149,101	15,656	4,748	1,217

	As of and for the year ended December 31, 2017
	Assets	Liabilities	Operating revenue	Net income (loss) attributable to owners	Comprehensive income (loss) attributable to owners
PT Bank Woori Saudara Indonesia 1906 Tbk	2,230,617	1,745,171	192,485	38,488	(18,689)
Banco Woori Bank do Brasil S.A.	213,889	181,544	20,455	1,843	(2,840)
Korea BTL Infrastructure Fund	786,480	301	30,240	26,390	26,390
Woori Fund Service Co., Ltd.	12,653	1,242	9,021	1,398	1,398
Woori Finance Cambodia PLC.	51,304	32,873	5,895	983	(473)
Woori Finance Myanmar Co., Ltd.	18,236	5,307	2,506	791	15
Wealth Development Bank	191,049	156,808	13,632	1,323	(1,093)
Woori Bank Vietnam Limited	775,758	632,160	29,698	2,436	(15,347)
Money trust under the FISCM Act (*)	1,560,672	1,530,760	44,344	582	582
Structured entity for the securitization of financial assets	867,583	1,275,719	22,730	1,179	(2,800)
Structured entity for the investments in securities	34,939	76	377	(475)	(38,592)

(*)	FISCM Act: Financial Investment Services and Capital Markets Act

(5)	The financial support that the Group provides to consolidated structured entities is as follows:

-	Structured entity for the securitization of financial assets

The structured entity is established for the purpose of securitization of project financing loans, corporate bonds, and other financial assets. The Group is involved with the structured entity through providing with credit facility over asset-backed commercial papers issued by the entity, originating loans directly to the structured entity, or purchasing 100% of the subordinated debts issued by the structured entity.

-	Structured entity for the investments in securities

The structured entity is established for the purpose of investments in securities. The Group acquires beneficiary certificates through its contribution of fund to the structured entity, and it is exposed to the risk that it may not be able to recover its fund depending on the result of investment performance of asset managers of the structured entity.

-	Money trust under the Financial Investment Services and Capital Markets Act

The Group provides with financial guarantee of principal and interest or principal only to some of its trust products. Due to the financial guarantees, the Group may be obliged to supplement when the principal and interest or principal of the trust product sold is short of the guaranteed amount depending on the result of investment performance of the trust product.

-

The Group is providing purchase commitment and credit facilities to structured entities that are subsidiaries of the Group. Purchase commitments guarantee the purchase and payment of outstanding commercial papers that were issued but were not repurchased by the structured entities. Credit facilities allow lending of funds to structured entities under certain conditions when there are grounds for discontinuing the issuance of commercial papers, or when structured entities default due to some reasons.

As of June 30, 2018, the Group is providing credit facilities (including ABCP purchase commitments, etc.) amounting to 1,156,431 million Won to aforementioned structured entities.

(6)

The Group has entered into various agreements with structured entities such as asset securitization vehicles, structured finance and investment funds, and monetary funds. Where it is determined in accordance with IFRS 10 that the Group has no controlling power over such structured entities, the entities are not consolidated. The nature of interests, which the Group retains, and the risks, to which the Group is exposed, of the unconsolidated structured entities are as follows:

The interests to unconsolidated structured entities, which the Group retains, are classified to asset securitization vehicles, structured finance and investment fund, based on the nature and the purpose of the structured entities.

Asset securitization vehicle issues asset-backed securities and redeems the principal and interest or distributes dividends on asset-backed securities with profits from collecting cash flows or sale of securitized assets. The Group, as a secondary guarantor, provides purchase commitments for its asset-backed securities or guarantees to such asset securitization vehicle and recognizes commission income or interest income related to the commitment or guarantees. Therefore, the Group would be exposed to risks to purchases or pays back asset-backed securities issued by the vehicles when a primary guarantor fails to provide the financing asset securitization vehicles.

Structured finance includes investments in project financing on real estates, social overhead capital (“SOC”), infrastructure and shipping finance. They are formed as special purpose entity by funding through equity investments and loans from various investors. Investment decisions are made by the Group based on business outlook of such projects. In relation to such investments, the Group recognizes interest income on loans, gains or losses on valuation of equity investments or dividend income. The structured finance is secured by additional funding agreement, guarantee or credit facilities. However, the structured financing project would fail to return the capital of equity investments or principal of loans to the Group if it is discontinued or did not achieve business outcome.

Investment funds include trusts and private equity funds. A trust is formed by contributions from various investors, operated by a manager engaged to the trust and distributed proceeds from sales of investments to the investors. A private equity fund is established in order to acquire ownership interests in a portfolio company with exit strategy after implementing financial and operational restructuring of the company. The Group recognizes unrealized gains or losses on change in value of investments in proposition of ownership interests in investments. The Group would be exposed to risks of loss when the value of portfolio investment is decreased.

Total assets of the unconsolidated structured entities, the carrying value of the related items recorded, the maximum exposure to risks, and the loss recognized in conjunction with the unconsolidated structured entities as of June 30, 2018 and December 31, 2017 are as follows (Unit: Korean Won in millions):

	June 30, 2018
	Asset securitization vehicle	Structured finance	Investment Funds
Total asset of the unconsolidated structured entities	7,955,990	36,949,944	14,777,372
Assets recognized in the consolidated financial statements related to the unconsolidated structured entities	2,956,395	2,162,493	1,333,612
Financial assets at FVTPL	232,931	69,259	1,079,544
Financial assets at FVTOCI	499,861	49,538	—
Financial assets at amortized cost	2,223,211	2,039,184	10,697
Investments in joint ventures and associates	—	885	243,371
Derivative assets	392	3,627	—
Liabilities recognized in the consolidated financial statements related to the unconsolidated structured entities	1,442	1,587	81
Derivative liabilities	361	749	—
Other liabilities (including provisions)	1,081	838	81
The maximum exposure to risks	3,697,522	2,818,678	1,398,067
Investments	2,956,395	2,162,493	1,333,612
Credit facilities	741,127	656,185	64,455
Loss recognized on unconsolidated structured entities	158	8,757	9,110

	December 31, 2017
	Asset securitization vehicle	Structured finance	Investment Funds
Total asset of the unconsolidated structured entities	7,295,601	40,172,830	13,641,135
Assets recognized in the consolidated financial statements related to the unconsolidated structured entities	3,215,159	2,314,043	1,138,523
Loans and receivables	43,180	1,969,760	—
Financial assets held for trading	—	233,428	10,160
AFS financial assets	902,390	106,819	904,774
HTM financial assets	2,269,451	—	—
Investments in joint ventures and associates	—	—	223,589
Derivative assets	138	4,036	—
Liabilities recognized in the consolidated financial statements related to the unconsolidated structured entities	1,433	1,506	—
Derivative liabilities	575	968	—
Other liabilities (including provisions)	858	538	—
The maximum exposure to risks	4,032,531	2,918,448	1,138,523
Investments	3,215,159	2,314,043	1,138,523
Credit facilities	817,372	604,405	—
Loss recognized on unconsolidated structured entities	837	3,939	5,993

(7)	Subsidiaries of which non-controlling interests are significant to the Group’s consolidated financial statements are as follows (Unit: Korean Won in millions):

1)	Accumulated non-controlling interests at the end of the reporting period

	June 30, 2018	December 31, 2017
Woori Investment Bank	125,809	119,111
PT Bank Woori Saudara Indonesia 1906 Tbk	66,004	64,877
Wealth Development Bank	16,391	16,778

2)	Net income attributable to non-controlling interests

	For the six months ended June 30, 2018	For the six months ended June 30, 2017
Woori Investment Bank	5,912	5,072
PT Bank Woori Saudara Indonesia 1906 Tbk	4,508	5,048
Wealth Development Bank	(1)	515

3)	Dividends to non-controlling interests

	For the six months ended June 30, 2018	For the six months ended June 30, 2017
PT Bank Woori Saudara Indonesia 1906 Tbk	2,082	1,513

2.	BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Group’s consolidated interim financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) 34, Interim Financial Reporting and IFRS 10, Consolidated Financial Statements. It is necessary to use the annual consolidated financial statements for the year ended December 31, 2017 for understanding of the accompanying interim financial statements.

Unless stated below, the accounting policies applied in preparing the accompanying consolidated interim financial statements have been applied consistently with the annual consolidated financial statements as of and for the year ended December 31, 2017.

(1)	The Group has newly adopted the following adoption of IFRS that affected the Group’s accounting policies:

-	Adoption of IFRS 9 – Financial instruments (enacted)

The Group applied for the first time as of January 1, 2018, the adoption to IFRS 9 and other standards related to IFRS 9, which introduces new rules: 1) classification and measurement of financial assets and financial liabilities, 2) impairment of financial assets, and 3) hedge accounting.

The Group decided not to restate the prior period figures when applying the Standard for the first time, thus the comparative financial statements presented are not restated.

The main contents of the new accounting standard and the effect on the financial statements of the Group are as follows:

a) Classification and measurement of financial assets and financial liabilities

All financial assets included in the scope of IFRS 9 are subsequently measured at amortized cost or fair value based on the business model for the management of financial assets and the nature of the contractual cash flows.

Debt instruments that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding are generally measured at amortized cost at the end of subsequent accounting periods (financial assets at amortized cost).

Debt instruments that are held within a business model whose objective is achieved both by collecting contractual cash flows and selling financial assets, and that have contractual terms that give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding, are generally measured at fair value through other comprehensive income (financial assets at fair value through other comprehensive income (“FVTOCI”)).

All other debt instruments and equity instruments are measured at their fair value at the end of subsequent accounting periods (financial assets at fair value through profit or loss (“FVTPL”)).

Notwithstanding the foregoing, the Group may make the following irrevocable choice or designation at the time of initial recognition of financial assets.

The Group may make an irrevocable election to present in other comprehensive income subsequent changes in the fair value of an investment in an equity instrument within the scope of this Standard that is neither held for trading nor contingent consideration recognized by an acquirer in a business combination to which IFRS 3(R) applies.

At initial recognition, financial assets at amortized cost or FVTOCI may be irrevocably designated as financial assets at fair value through profit or loss mandatorily measured at fair value if doing so eliminate or significantly reduce a measurement or recognition inconsistency.

As of the date of first adoption of IFRS 9, there are no debt instruments classified either as financial assets at amortized cost or FVTOCI that are designated as financial assets at fair value through profit or loss.

When debt instruments measured at FVTOCI are removed, the cumulative gain or loss recognized in other comprehensive income is reclassified from equity to profit or loss as a reclassification adjustment. On the other hand, for equity instruments designated as financial assets at fair value through other comprehensive income, cumulative gains or losses previously recognized in other comprehensive income are not subsequently reclassified to profit or loss. Debt instruments measured subsequently at amortized cost or fair value through other comprehensive income are subject to impairment provisions.

The classification and measurement of financial assets and financial liabilities in accordance with IFRS 9 and IAS 39 as of January 1, 2018 are as follows (Unit: Korean Won in millions):

Account	Classification according to IAS 39	Classification according to IFRS 9	Classification according to IAS 39	Reclassificati- on	Remeasure- ment	Classification according to IFRS 9
Deposit	Loans and receivables	Loan and other financial assets at amortized cost	8,870,835	—	—	8,870,835
Deposit	Financial assets at FVTPL	Financial assets at FVTPL	25,972	—	—	25,972
Debt securities	Financial assets at FVTPL	Financial assets at FVTPL(*)	2,654,027	—	—	2,654,027
Equity securities	Financial assets at FVTPL	Financial assets at FVTPL(*)	47,304	—	—	47,304
Derivatives	Financial assets at FVTPL	Financial assets at FVTPL(*)	3,115,775	(2,137)	—	3,113,638
Equity securities	Available-for-sale financial assets	Financial assets at FVTPL(*)	1,273,498	1,219	—	1,274,717
Equity securities	Available-for-sale financial assets	Financial assets at FVTOCI	850,207	—	—	850,207
Debt securities	Available-for-sale financial assets	Financial assets at FVTPL	46,855	—	—	46,855
Debt securities	Available-for-sale financial assets	Financial assets at FVTOCI	12,874,209	—	—	12,874,209
Debt securities	Available-for-sale financial assets	Securities at amortized cost	308,181	—	14,119	322,300
Debt securities	Held to maturity financial assets	Securities at amortized cost	16,749,296	—	—	16,749,296
Loans	Loans and receivables	Financial assets at FVTPL (*)	279,032	918	50	280,000
Loans	Loans and receivables	Loan and other financial assets at amortized cost	253,014,491	—	—	253,014,491
Derivatives	Derivatives	Derivatives	59,272	—	—	59,272
Other financial assets	Loans and receivables	Loan and other financial assets at amortized cost	6,772,088	—	—	6,772,088

Total financial assets			306,941,042	—	14,169	306,955,211

(*)

Under IAS 39, the embedded derivatives out of hybrid financial instruments are accounted for as derivatives assets or liabilities if the criteria for separation of the embedded derivative are met and the rest of host contracts in those instruments are recorded as available-for-sale financial assets or loans and receivables respectively. Since IFRS 9 requires financial instruments be accounted for based on the terms of the entire financial instruments, the hybrid financial assets are revalued and recorded as financial assets at fair value through profit or loss.

Account	Classification according to IAS 39	Classification according to IFRS 9	Classification according to IAS 39	Reclassifica- tion	Remeasure- ment	Classification according to IFRS 9
Deposit due to customers	Financial liabilities at FVTPL	Financial liabilities at FVTPL	25,964	—	—	25,964
Deposit due to customers	Deposit due to customers	Financial liabilities at amortized cost	234,695,084	—	—	234,695,084
Borrowings	Borrowings	Financial liabilities at amortized cost	14,784,706	—	—	14,784,706
Debentures	Financial liabilities at FVTPL	Financial liabilities at FVTPL	91,739	—	—	91,739
Debentures	Debentures	Financial liabilities at amortized cost	27,869,651	—	—	27,869,651
Equity-linked securities	Financial liabilities at FVTPL	Financial liabilities at FVTPL	160,057	—	—	160,057
Derivatives liabilities	Financial liabilities at FVTPL	Financial liabilities at FVTPL	3,150,149	—	—	3,150,149
Derivatives liabilities	Derivatives liabilities	Derivatives liabilities	67,754	—	—	67,754
Other financial liabilities	Other financial liabilities	Financial liabilities at amortized cost	13,892,461	—	—	13,892,461
Provision for financial guarantee	Provision for financial guarantee	Financial liabilities at amortized cost	71,697	—	—	71,697

Total financial liabilities			294,809,262	—	—	294,809,262

At the date of the initial application of IFRS 9, there were no financial assets or liabilities measured at FVTPL that were reclassified to FVTOCI or amortized cost category.

As of the date of first adoption of IFRS 9, the amount of valuation gain or loss and the fair value of financial assets that would have been recognized in the book, had the entity decided not to reclassify financial assets at FVTPL or FVTOCI that has been reclassified into financial assets at amortized cost, are as follows: (Unit: Korean Won in millions)

Account subject	Category before the adoption of IFRS 9	Amount of valuation gain/loss had it not been reclassified	Fair value
Debt securities	AFS securities	(236)	302,638

b) Impairment of financial assets

The impairment model under IFRS 9 reflects expected credit losses, as opposed to incurred credit losses under IAS 39. Under the impairment approach in IFRS 9, it is no longer necessary for a credit event to have occurred before credit losses are recognized. Instead, the Group accounts for expected credit losses and changes in those expected credit losses. The amount of expected credit losses should be updated at each reporting date to reflect changes in credit risk since initial recognition.

The Group is required to recognize the expected credit losses for financial instruments measured at amortized cost or FVTOCI, and loan commitments and financial guarantee contracts that are subject to the impairment provisions of IFRS 9. In particular, when the credit risk of the financial instruments are significantly increased after initial recognition, or when the credit quality of the financial instruments are already impaired at acquisition, the loss allowance is measured as the expected credit loss for the whole life of the financial assets. If the credit risk of a financial instruments does not increase significantly after initial recognition (excluding POCI loans - for financial assets already impaired at initial recognition), the Group measures the loss allowance on the financial instruments at the amount equivalent to the expected 12-month credit loss.

Management determined the credit risk at the date of initial recognition of the financial instrument in accordance with IFRS 9 and provided a reasonable and supportive measure that can be used without undue cost or effort in comparison with the credit risk of the initial application date (January 1, 2018) the Group used information that could be used to assess the impairment of the Group’s financial assets, lending arrangements and financial guarantees at the date of initial application. As of January 1, 2018, the evaluation results are as follows (Unit: Korean Won in millions):

Account	Classification according to IAS 39	Classification according to IFRS 9	Loss allowance per IAS 39 (A)	Loss allowance per IFRS 9 (B)	Increases (B-A)
Deposit	Loans and receivables	Loans and other financial assets at amortized cost	2,458	3,092	634
Debt securities
AFS debt securities	AFS financial assets	Financial assets at FVTOCI	—	4,236	4,236
HTM securities	HTM financial assets	Securities at amortized cost	—	5,078	5,078
Loans and other financial assets	Loans and receivables	Loans and other financial assets at amortized cost	1,827,785	2,076,873	249,088
Payment guarantee			183,247	192,924	9,677
Loan commitment			66,115	104,985	38,870

Total			2,079,605	2,387,188	307,583

c) Classification and measurement of financial liabilities

One of the major changes related to the classification and measurement of financial liabilities as a result of the adoption of IFRS 9 is the change in the fair value of financial liabilities designated at fair value through profit or loss due to the changes in issuer’s own credit risk. The Group recognizes the effect of changes in the credit risk of financial liabilities designated as at FVTOCI in other comprehensive income, except for cases where it causes or disproves accounting mismatch of the profit or loss. Changes in fair value due to credit risk of financial liabilities are not subsequently reclassified to profit or loss, but are reclassified as retained earnings when financial liabilities are eliminated.

In accordance with IAS 39, the entire of changes in fair value of financial liabilities designated as at FVTPL are recognized in profit or loss. As of January 1, 2018, the Group designated 251,796 million Korean Won of FVTPL out of 294,813,795 million of financial liabilities, and recognized 133 million Korean Won as accumulated other comprehensive loss in relation to the changes in credit risk of financial liabilities.

d) Hedge accounting

The new hedge accounting model maintains three types of hedge accounting. However, it is introduced more flexibility in the types of transactions that are eligible for hedge accounting and is expanded the types of hedging instruments and non-financial hedge items that qualify for hedge accounting. As a whole, it has been amended and replaced by the principle of “economic relationship” between the hedged item and the hedging instrument. Retrospective assessment of the hedging effectiveness is no longer required. Additional disclosure requirements have been introduced in relation to the Group’s risk management activities.

In accordance with the transitional provisions of IFRS 9 on hedge accounting, the Group adopted the hedge accounting provisions of IFRS 9 prospectively from January 1, 2018. As of the date of initial application, the Group has considered that the hedging relationship in accordance with IAS 39 is appropriate for hedge accounting under IFRS 9, thus the hedging relationship is considered to exist continually. Since the major conditions for hedging instruments and the hedged items are consistent, all hedging relationships are consistent with the effectiveness assessment requirements of IFRS 9. The Group has not designated a hedging relationship in accordance with IFRS 9 in which the hedge relationship would not have met the requirements for hedge accounting under IAS 39.

Consistent with prior periods, the Group continues to designate fair value changes in interest rate swaps as hedging instruments in the fair value hedge relationship.

e) Effect on equity as a result of adoption of IFRS 9

The effect on equity due to the adoption of IFRS 9 as of January 1, 2018 is as follows (Unit: Korean Won in millions):

-	Impact on accumulated other comprehensive loss as result of financial assets at FVTOCI, etc.

Amount
Beginning balance (prior to IFRS 9)	(89,723)
Reclassification	(392,177)
Reclassification of available-for-sale financial assets to financial assets at Amortized cost	494
Reclassification of available-for-sale financial assets to financial assets at FVTPL	(152,124)
Recognition of expected credit losses of debt securities at FVTOCI	4,293
Reclassified of available for sale financial assets (equity securities) to financial assets at FVTOCI	(397,508)
Effect on changes in credit risk of financial liabilities at fair value through profit or loss designated as upon initial recognition	(133)
Others	3,005
Income tax effect	149,796

Ending balance (based on IFRS 9)	(481,900)

-	Retained earnings impact

Amount
Beginning balance (prior to IFRS 9)	15,620,006
Reclassification	177,091
Reclassification of available-for-sale financial assets to financial assets at Amortized cost	(494)
Reclassification of available-for-sale financial assets to financial assets at FVTPL	152,067
Recognition of expected credit losses of debt instruments at FVTOCI	(4,236)
Reclassified of available for sale financial assets (equity securities) to financial assets at FVTOCI	397,508
Effect on revaluation of financial assets at amortized cost from loan and receivables or AFS financial assets	282
Recognition of expected credit losses of financial assets at amortized cost which were previously loan and receivables	(240,683)
Effect of payment guarantees / unused commitments on liabilities	(48,548)
Effect on changes in credit risk of financial liabilities at fair value through profit or loss designated as upon initial recognition	133
Others	(4,456)
Income tax effect	(74,482)

Ending balance (based on IFRS 9)	15,797,097

-	Adoption of IFRS 15 – Revenue from contracts with customers (enacted)

The Group adopted IFRS 15 for the first time and decided to retrospectively apply the cumulative effect of the first application of IFRS 15 as of January 1, 2018. In addition, the Standard has been retrospectively applied only to contracts that are not completed on the date of initial application, and all contractual changes made prior to the first application date are not rewritten.

In addition, the Group decided not to restate the prior periods when applying IFRS 15 for the first time. Accordingly, the Group has not retroactively restated the comparative consolidated financial statements presented herein.

-	Amendments to IFRS 2 – Classification and Measurement of Share-based Payment Transactions

The amendments clarify the following; i) In estimating the fair value of a cash-settled share-based payment, the accounting for the effects of vesting and non-vesting conditions should follow the same approach as for equity-settled share-based payments ii) Where tax law or regulation requires an entity to withhold a specified number of equity instruments equal to the monetary value of the employee’s tax obligation to meet the employee’s tax liability which is then remitted to the tax authority, i.e. the share-based payment arrangement has a ‘net settlement feature’, such an arrangement should be classified as equity-settled in its entirety, provided that the share-based payment would have been classified as equity-settled had it not included the net settlement feature, iii) A modification of a share-based payment that changes the transaction from cash-settled to equity-settled should be accounted for as follows; a) the original liability is derecognized; b) the equity-settled share-based payment is recognized at the modification date fair value of the equity instrument granted to the extent that services have been rendered up to the modification date; and c) any difference between the carrying amount of the liability at the modification date and the amount recognized in equity should be recognized in profit or loss immediately.

-	Amendments to IAS 40 – Transfers of Investment Property

The amendments clarify that a transfer to, or from, investment property necessitates an assessment of whether a property meets the definition of investment property, supported by observable evidence that a change in use has occurred. The amendments further clarify that the situations listed in IAS 40 are not exhaustive and that a change in use is possible for properties under construction (i.e. a change in use is not limited to completed properties).

-	Amendments to IFRIC 22 – Foreign Currency Transactions and Advance Consideration

IFRIC 22 addresses how to determine the ‘date of transaction’ for the purpose of determining the exchange rate to use on initial recognition of an asset, expense or income (or part of them), when consideration for that item has been paid or received in advance in a foreign currency which resulted in the recognition of a non-monetary asset or non-monetary liability (e.g. a non-refundable deposit or deferred revenue).

The Interpretation specifies that the date of transaction is the date on which the entity initially recognizes the non-monetary asset or non-monetary liability arising from the payment or receipt of advance consideration. If there are multiple payments or receipts in advance, the Interpretation requires an entity to determine the date of transaction for each payment or receipt of advance consideration.

-	Annual Improvements to IFRS 2014-2016 Cycle

The amendments include partial amendments to IFRS 1 ‘First-time Adoption of IFRS’ and IAS 28 ‘Investments in Associates and Joint Ventures.’ Amendments to IAS 28 provide that an investment company such as a venture capital investment vehicle may selectively designate each of its investment in associates and/or joint ventures to be measured at fair value through profit or loss mandatorily measured at fair value, and that such designation must be made at the time of each investment’s initial recognition. In addition, when non-investment companies apply equity method to investment in associates and/or joint ventures that are investment companies, these companies may apply the same fair value measurement used by the said associates to value their own subsidiaries. This accounting treatment may be selectively applied to each associate.

There are no significant impacts on financial statements due to newly adopted accounting standards except for IFRS 9.

(2)	The Group has not applied the following IFRS that have been issued but are not yet effective:

-	IFRS 16—Leases (enacted)

IFRS 16 introduces a comprehensive model for the identification of lease arrangements and accounting treatments for both lessors and lessees. IFRS 16 will supersede the current lease guidance including IAS 17 Leases and the related interpretations, and will be applied to periods beginning on or after January 1, 2019.

IFRS 16 distinguishes leases and service contracts on the basis of whether an identified asset is controlled by a customer. Distinctions of operating leases and finance leases are removed for lessee accounting, and is replaced by model where a right-of-use asset and corresponding liability have to be recognized for all leases by lessees except for short-term leases and leases of low value assets.

The right-of-use asset is initially measured at cost and subsequently measured at cost (subject to certain exceptions) less accumulated depreciation and impairment losses, adjusted for any remeasurement of the lease liability. The lease liability is initially measured at the present value of the lease payments that are not paid at that date. Subsequently, the lease liability is adjusted for interest and lease payments, as well as the impact of lease modifications, amongst others. Furthermore, the classification of cash flows will also be affected as operating lease payments under IAS 17 are presented as operating cash flows; whereas under the IFRS 16 model, the lease payments will be split into a principal and an interest portion which will be presented as financing and operating cash flows respectively.

In contrast to lessee accounting, IFRS 16 substantially carries forward the lessor accounting requirements in IAS 17, and continues to require a lessor to classify a lease either as an operating lease or a finance lease. Also, IFRS 16 requires expanded disclosures.

According to the preliminary assessment of the Group, the lease agreements entered into by the Group as of June 30, 2018 are expected to meet the definition of lease under the Standard, and accordingly, if the Group adopts the Standard, it applies to all leases except short-term leases and leases of low value assets, and the Group will recognize the right-of-use assets and related liabilities accordingly. The Group is currently analyzing the potential impact of this standards as of June 30, 2018.

3.	SIGNIFICANT ACCOUNTING ESTIMATES AND ASSUMPTIONS

In the application of the Group’s accounting policies to the interim financial statements, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results can differ from those estimates based on such definitions.

The significant judgments which management has made about the application of the Group’s accounting policies and key sources of uncertainty in estimate do not differ from those used in preparing the consolidated financial statements for the year ended December 31, 2017, except the Group’s policy, accounting estimates and assumptions described below;

(1)	Income taxes

The Group is operating in numerous countries and the income generated from these operations is subject to income taxes based on tax laws and interpretations of tax authorities in numerous jurisdictions. There are many transactions and calculations which makes the ultimate tax determination uncertain. If certain portion of the taxable income is not used for investments, increase in wages, and others in accordance with the Tax System for Promotion of investment and Collaborative Cooperation (Recirculation of Corporate Income), the Group is liable to pay additional income tax calculated based on the tax laws. The new tax system is effective for three years from 2018. Accordingly, the measurement of current and deferred income tax is affected by the tax effects from the new system. As the Group’s income tax is dependent on the investments, increase in wages, and others, there exists uncertainty with regard to measuring the final tax effects.

(2)	Provisions for credit losses (allowances for loan losses, provisions for acceptances and guarantees, and unused loan commitments)

In accordance with IFRS 9, the Group tests impairment and recognizes allowances for losses on financial assets classified at amortized cost, and debt instruments measured at fair value through other comprehensive income and lease receivables through impairment testing and recognizes provisions for guarantees, and unused loan commitments. Accuracy of provisions for credit losses is dependent upon estimation of expected cash flows of the borrower for individually assessed allowances of loans, and upon assumptions and methodology used for collectively assessed allowances for the Group’s of loans, guarantees and unused loan commitments.

4.	RISK MANAGEMENT

The Group’s operating activity is exposed to various financial risks. The Group is required to analyze and assess the level of complex risks, and determine the permissible level of risks and manage such risks. The Group’s risk management procedures have been established to improve the quality of assets for holding or investment purposes by making decisions as how to avoid or mitigate risks through the identification of the source of the potential risks and their impact.

The Group has established an approach to manage the acceptable level of risks and reduce the excessive risks in financial instruments in order to maximize the profit given risks present, for which the Group has implemented processes for risk identification, assessment, control, and monitoring and reporting.

The risk is managed by the risk management department in accordance with the Group’s risk management policy. The Risk Management Committee makes decisions on the risk strategies such as the allocation of risk capital and the establishment of acceptable level of risk.

(1)	Credit risk

Credit risk represents the possibility of financial losses incurred when the counterparty fails to fulfill its contractual obligations. The goal of credit risk management is to maintain the Group’s credit risk exposure to a permissible degree and to optimize its rate of return considering such credit risk.

1)	Credit risk management

The Group considers the probability of failure in performing the obligation of its counterparties, credit exposure to the counterparty, the related default risk and the rate of default loss. The Group uses the credit rating model to assess the possibility of counterparty’s default risk; and when assessing the obligor’s credit grade, the Group utilizes credit grades derived using statistical methods.

In order to manage credit risk limit, the Group establishes the appropriate credit line per obligor, company or industry. It monitors obligor’s credit line, total exposures and loan portfolios when approving the loan.

The Group mitigates credit risk resulting from the obligor’s credit condition by using financial and physical collateral, guarantees, netting agreements and credit derivatives. The Group has adopted the entrapment method to mitigate its credit risk. Credit risk mitigation is reflected in qualifying financial collateral, trade receivables, guarantees, residential and commercial real estate and other collaterals. The Group regularly performs a revaluation of collateral reflecting such credit risk mitigation.

2)	Maximum exposure to credit risk

The Group’s maximum exposure to credit risk refers to net book value of financial assets net of allowances, which shows the uncertainties of maximum changes of net value of financial assets attributable to a particular risk without considering collateral and other credit enhancements obtained. However, the maximum exposure is the fair value amount (recorded on the books) for derivatives, maximum contractual obligation for payment guarantees and unused commitment.

The maximum exposure to credit risk is as follows (Unit: Korean Won in millions):

		June 30, 2018	December 31, 2017
Loans and other financial assets at amortized cost	Korean treasury and government agencies	17,912,135	—
	Banks	21,942,788	—
	Corporates	92,333,155	—
	Consumers	145,531,925	—

	Subtotal	277,720,003	—

Loans and receivables	Korean treasury and government agencies	—	8,823,584
	Banks	—	26,845,309
	Corporates	—	90,570,551
	Consumers	—	140,866,760

	Subtotal	—	267,106,204

Financial assets at FVTPL (IFRS 9)	Deposit	24,921	—
	Debt securities	1,993,851	—
	Loans and receivables	336,967	—
	Derivative assets	2,391,211	—

	Subtotal	4,746,950	—

Financial assets at FVTPL (IAS 39)	Deposit	—	25,972
	Debt securities	—	2,644,333
	Financial assets designated at FVTPL	—	9,694
	Derivative assets	—	3,115,775

	Subtotal	—	5,795,774

Financial assets at FVTOCI	Debt securities	13,738,829	—
AFS financial assets	Debt securities	—	13,229,244
Securities at amortized cost	Debt securities	17,702,129	—
HTM financial assets	Debt securities	—	16,749,296
Derivative assets	Derivative assets (hedging)	12,395	59,272
Off-balance accounts	Guarantees	12,372,573	12,859,715
	Loan commitments	98,251,006	80,760,325

	Subtotal	110,623,579	93,620,040

	total	424,543,885	396,559,830

a)	Credit risk exposure by geographical areas

The following tables analyze credit risk exposure by geographical areas (Unit: Korean Won in millions):

	June 30, 2018
	Korea	China	USA	UK	Japan	Others (*)	Total
Loans and other financial assets at amortized cost	258,023,468	4,589,930	4,514,541	1,268,461	400,907	8,922,696	277,720,003
Securities at amortized cost	17,531,402	—	64,856	—	—	105,871	17,702,129
Financial assets at FVTPL	4,493,256	6,077	—	147,242	—	100,375	4,746,950
Financial assets at FVTOCI	12,749,695	50,874	43,352	78,485	2,274	814,149	13,738,829
Derivative assets	7,450	—	—	4,945	—	—	12,395
Off-balance accounts	108,052,029	928,841	175,050	70,503	31,216	1,365,940	110,623,579

Total	400,857,300	5,575,722	4,797,799	1,569,636	434,397	11,309,031	424,543,885

	December 31, 2017
	Korea	China	USA	UK	Japan	Others (*)	Total
Loans and receivables	250,678,479	4,104,912	2,823,247	1,094,988	381,890	8,022,688	267,106,204
Financial assets at FVTPL	5,551,870	2,937	—	148,955	—	92,012	5,795,774
AFS debt securities	12,407,602	52,259	151,131	—	—	618,252	13,229,244
HTM securities	16,606,692	—	63,732	—	—	78,872	16,749,296
Derivative assets	16,590	—	—	42,682	—	—	59,272
Off-balance accounts	91,603,852	529,193	172,570	66,974	25,039	1,222,412	93,620,040

Total	376,865,085	4,689,301	3,210,680	1,353,599	406,929	10,034,236	396,559,830

(*)	Others consist of financial assets in Indonesia, Hong Kong, Singapore, and other countries.

b)	Credit risk exposure by industries

The following tables analyze credit risk exposure by industries, which are service, manufacturing, finance and insurance, construction, individuals and others in accordance with the Korea Standard Industrial Classification Code (Unit: Korean Won in millions):

	June 30, 2018
	Service	Manufacturing	Finance and insurance	Construction	Individuals	Others	Total
Loans and other financial assets at amortized cost	48,025,922	35,583,702	42,207,115	3,657,220	138,906,711	9,339,333	277,720,003
Securities at amortized cost	1,142,178	—	11,516,407	313,936	—	4,729,608	17,702,129
Financial assets at FVTPL	97,529	166,054	3,404,674	43,899	3,019	1,031,775	4,746,950
Financial assets at FVTOCI	434,389	54,445	9,020,012	214,549	—	4,015,434	13,738,829
Derivative assets	—	—	12,395	—	—	—	12,395
Off-balance accounts	18,236,857	22,675,034	9,503,718	4,052,757	49,105,163	7,050,050	110,623,579

Total	67,936,875	58,479,235	75,664,321	8,282,361	188,014,893	26,166,200	424,543,885

	December 31, 2017
	Service	Manufacturing	Finance and insurance	Construction	Individuals	Others	Total
Loans and receivables	47,192,641	34,502,509	38,260,051	3,574,746	133,094,287	10,481,970	267,106,204
Financial assets at FVTPL	100,766	83,239	4,640,068	15,073	1,040	955,588	5,795,774
AFS debt securities	707,737	37,719	7,331,774	153,534	—	4,998,480	13,229,244
HTM securities	1,348,754	—	10,962,149	296,214	—	4,142,179	16,749,296
Derivative assets	—	—	59,272	—	—	—	59,272
Off-balance accounts	16,892,926	21,427,378	9,841,379	3,842,479	36,928,554	4,687,324	93,620,040

Total	66,242,824	56,050,845	71,094,693	7,882,046	170,023,881	25,265,541	396,559,830

3)	Credit risk exposure

The allowance to be recognized under IFRS 9 is the amount of expected 12-month credit loss or the expected lifetime credit loss, according to the three stages of credit risk deterioration since initial recognition as shown below:

	Stage 1	Stage 2	Stage 3
	Credit risk has not significantly increased since initial recognition (*)	Credit risk has significantly increased since initial recognition	Credit has been impaired
Allowance for expected credit losses	Expected 12-month credit losses:	Expected lifetime credit losses:
	Expected credit losses due to possible defaults on financial instruments within a 12-month period from the reporting date.	Expected credit losses from all possible defaults during the expected lifetime of the financial instruments.

(*)	Credit risk may be considered to not have been significantly increased when credit risk is low at the reporting date.

The Group has estimated the allowance for credit losses based on experience losses with taken account of forward-looking information.

The probability of default and loss at given default per financial assets considering account type of borrowers, credit rate grade, portfolio are used in estimation of allowance for expected credit losses and those factors are reviewed periodically to reduce the difference of expected losses and actual losses.

The Group also measures expected credit losses using supportive and reasonable macroeconomic indicators, such as economic growth rates, interest rates, and composite stock indices. The methods for the estimation of forward-looking are also regularly reviewed.

The Group undertakes the following procedures in order to predict and apply the forward-looking economic information:

- Development of a prediction model by analyzing the correlation between macroeconomic data and yearly default rate of corporate and retail exposures.

- Calculation of predicted annual default rate by applying forward-looking economic information, which includes estimated macroeconomic indices provided by verified institutions such as Bank of Korea and National Assembly Budget Office, to the prediction model developed.

- If the predicted default rate is above the applicable default rate of the current period, application of the increase in default rate as a form of adjustment coefficient to the forward-looking economic information, thereby adjusting the current period estimation.

At the end of each period the Group evaluates whether there has been a significant increase in the credit risk since initial recognition. The Group is assessing the change in the risk of a default occurring over the expected life of the financial instruments instead of the change in the amount of expected credit losses. The Group distinguishes corporates/consumers exposures when determining significant increase in credit risk, and the applied methodology is as follows:

Corporates exposure	Consumers exposure

Under precautionary in assets quality

More than 30 days past due

Watch grade in early warning system

Significant change of borrower financial situation (Working capital deficiencies, Adverse opinion, Disclaimer of opinion)

Significant decreases in credit ratings

Under precautionary in assets quality More than 30 days past due Significant decreases in credit ratings

At the end of each reporting period, the Group assesses whether there is a significant increase in credit risk at the end of the reporting period compared to its initial recognition. The Group uses credit ratings, asset soundness, early warning systems, and delinquency days to determine whether the credit risk has significantly increased.

The financial assets are impaired if the following conditions are met;

- The principal and interest of the loan has been overdue for more than 90 days due to the serious deterioration of the credit condition,

- It is deemed that the borrowers will not pay any portion of the debts without actions of recourse such as the disposition of the collateral is not taken

- Objective evidence of impairment of financial assets are identified

The Group writes off assets when it is determined that the receivables are virtually impossible to collect. The Group determines which receivable to write-off and subsequently writes them off in accordance with the company’s policy. Regardless of whether assets have been written off, the Group may continue to exercise its right of collection in accordance with company’s policy on receivables collection.

a)	Financial assets

The maximum exposure to credit risk, except for financial assets at FVTPL and derivative asset is as follows (Unit: Korean Won in millions):

	June 30, 2018
	Stage 1		Stage 2		Stage 3	Total	Loss allowance	Total, net	Collateral value of damaged property
	Above appropriate credit rating (*1)	Less than a limited credit rating (*2)	Above appropriate credit rating (*1)	Less than a limited credit rating (*2)
Loans and other financial assets at amortized cost	246,719,865	18,794,529	6,195,331	5,772,369	2,068,664	279,550,758	(1,830,755)	277,720,003	789,660
Korean treasury and government agencies	17,916,231	—	—	—	—	17,916,231	(4,096)	17,912,135	—
Banks	21,599,560	83,471	269,742	—	10,905	21,963,678	(20,890)	21,942,788	—
Corporates	72,113,414	15,745,380	582,857	3,618,576	1,482,948	93,543,175	(1,210,020)	92,333,155	555,228
General business	42,620,870	6,674,237	510,663	1,681,120	1,231,634	52,718,524	(843,365)	51,875,159	405,304
Small- and medium-sized enterprise	25,012,286	8,491,759	72,194	1,766,232	222,804	35,565,275	(327,323)	35,237,952	130,181
Project financing and others	4,480,258	579,384	—	171,224	28,510	5,259,376	(39,332)	5,220,044	19,743

	June 30, 2018
	Stage 1		Stage 2		Stage 3	Total	Loss allowance	Total, net	Collateral value of damaged property
	Above appropriate credit rating (*1)	Less than a limited credit rating (*2)	Above appropriate credit rating (*1)	Less than a limited credit rating (*2)
Consumers	135,090,660	2,965,678	5,342,732	2,153,793	574,811	146,127,674	(595,749)	145,531,925	234,432
Securities at amortized cost	17,707,379	—	—	—	—	17,707,379	(5,250)	17,702,129	—
Financial assets at FVTOCI (*3)	13,675,528	48,126	15,175	—	—	13,738,829	(4,670)	13,738,829	—

Total	278,102,772	18,842,655	6,210,506	5,772,369	2,068,664	310,996,966	(1,840,675)	309,160,961	789,660

(*1)	Credit grade of corporates are AAA ~ BBB, and consumers are grades 1 ~ 6.
(*2)	Credit grade of corporates are BBB- ~ C, and consumers are grades 7 ~ 10.
(*3)	Financial assets at FVTOCI have not been disclosed as the amount before deducting provisions because the carrying amount does not decrease.

-	Loans and receivables

	December 31, 2017
			Corporates
	Korean treasury and government agencies	Banks	General business	Small and medium sized enterprise	Project financing and others	Subtotal	Consumers	Total
Loans and receivables neither overdue nor impaired	8,825,767	26,861,286	50,463,112	34,107,547	5,547,950	90,118,609	139,886,407	265,692,069
Loans and receivables overdue but not impaired	8	—	65,616	63,067	—	128,683	878,406	1,007,097
Impaired loans and receivables	—	—	1,402,131	251,431	46,717	1,700,279	537,001	2,237,280

Total	8,825,775	26,861,286	51,930,859	34,422,045	5,594,667	91,947,571	141,301,814	268,936,446

Allowance for credit losses	2,191	15,977	1,078,733	267,162	31,125	1,377,020	435,054	1,830,242

Total, net	8,823,584	26,845,309	50,852,126	34,154,883	5,563,542	90,570,551	140,866,760	267,106,204

-	Debt securities

The Group manages debt securities based on the external credit rating. Credit soundness of debt securities on the basis of External Credit Assessment Institution (ECAI)’s rating is as follows (Unit: Korean Won in millions):

	December 31, 2017
	Financial assets at FVTPL (*)	AFS debt securities	HTM securities	Total
AAA	1,685,099	9,897,689	15,806,327	27,389,115
AA- ~ AA+	722,923	2,386,567	888,547	3,998,037
BBB- ~ A+	236,311	876,482	52,188	1,164,981
Below BBB-	9,694	68,506	2,234	80,434

Total	2,654,027	13,229,244	16,749,296	32,632,567

(*)	Financial assets at FVTPL comprise debt securities held for trading and financial assets designated at FVTPL

b)	Guarantees and loan commitments

The credit quality of the guarantees and loan commitments as of June 30, 2018 as follows (Unit: Korean Won in millions):

	June 30, 2018
Financial assets	Stage 1		Stage 2		Stage 3	Total
	Above appropriate credit rating (*1)	Less than a limited credit rating (*2)	Above appropriate credit rating (*1)	Less than a limited credit rating (*2)
Off-balance accounts Guarantees	10,684,154	1,104,097	12,464	390,253	181,605	12,372,573
Loan commitments	92,335,107	3,717,790	1,455,884	740,283	1,942	98,251,006

Total	103,019,261	4,821,887	1,468,348	1,130,536	183,547	110,623,579

(*1)	Credit grade of corporates are AAA ~ BBB, and consumers are grades 1 ~ 6.
(*2)	Credit grade of corporate are BBB- ~ C, and consumers are grades 7 ~ 10.

4) Collateral and other credit enhancements

There have been no significant changes in the value of collateral or other credit enhancements held by the Group during the current quarter, changes in collateral or other credit enhancements due to changes in the collateral policy of the Group. As of June 30, 2018, there are no financial assets that do not recognize the allowance for losses due to collateral.

(2)	Market risk

Market risk is the possible risk of loss arising from trading activities and non-trading activities in the volatility of market factors such as interest rates, stock prices and foreign exchange rates. Market risk occurs as a result of changes in the interest rates and foreign exchange rates for financial instruments that are not yet settled, and all contracts are exposed to a certain level of volatility according to changes in the interest rates, credit spreads, foreign exchange rates and the price of equity securities.

1) Market risk management

For trading activities and non-trading activities, the Group avoids, bears, or mitigates risks by identifying the underlying source of the risks, measuring parameters and evaluating their appropriateness.

On a yearly basis, the Risk Management Committee establishes a Value at Risk (“VaR”, maximum losses) limit, loss limit and risk capital limit by subsidiaries for its management purposes. The limit by investment desk/dealer is independently managed to the extent of the limit given to subsidiaries and the limit by investment and loss cut is managed by the risk management personnel within the department.

The Group uses both a standard-based and an internal model-based approach to measure market risk. The standard-based approach is used to calculate individual market risk of owned capital while the internal model-based approach is used to calculate general capital market risk and it is used to measure internal risk management measure. For the trading activities, the Risk Management department measures the VaR limit by department, risk factor and loss limit on a daily basis and reports regularly to the Risk Management Committee.

2) Sensitivity analysis of market risk

The Group performs the sensitivity analyses both for trading and for non-trading activities.

For trading activities, the Group uses a VaR model that uses certain assumptions of possible fluctuations in market condition and, by conducting simulations of gains and losses, under which the model estimates the maximum losses that may occur. A VaR model predicts based on statistics of possible losses on the portfolio at a certain period currently or in the future. It indicates the maximum expected loss with at least 99% confidence level. In short, there exists a one percent possibility that the actual loss might exceed the predicted loss generated from the VaR calculation. The actual results are periodically monitored to examine the validity of the assumptions, variables, and factors that are used in VaR calculations. However, this approach cannot prevent the loss when the market fluctuation exceeds expectation.

For the non-trading activities, interest rate Earning at Risk (“EaR”) and interest rate VaR, which is based on the simulations of the Net Interest Income (“NII”) and Net Portfolio Value (“NPV”), are calculated for the Bank and the consolidated trusts, and the risks for all other subsidiaries are measured and managed by the interest rate EaR and the interest rate VaR calculations based on the Bank for International Settlements (“BIS”) Framework.

NII is a profit-based indicator for displaying the profit changes in short term due to the short-term interest changes. It will be estimated as subtracting interest expenses of liabilities from the interest income of assets. NPV is an indicator for displaying risks in economic view according to unfavorable changes related to interest rate. It will be estimated as subtracting the present value of liabilities from the present value of assets.

EaR shows the maximum profit-loss amount, which indicates the maximum deduction amount caused by the unfavorable changes related to the interest rate of a certain period (i.e. 1 year). Interest rate VaR shows the potential maximum loss generated by the unfavorable changes during a certain period of time in the present or future.

a)	Trading activities

The minimum, maximum and average VaR for the six months ended June 30, 2018 and for the year ended December 31, 2017, respectively, and the VaR as of June 30, 2018 and December 31, 2017, respectively, are as follows (Unit: Korean Won in millions):

	As of June 30, 2018	For the six months ended June 30, 2018			As of December 31, 2017	For the year ended December 31, 2017
Risk factor		Average	Maximum	Minimum		Average	Maximum	Minimum
Interest rate	2,179	3,787	4,992	1,730	4,183	3,799	4,918	2,467
Stock price	2,872	2,524	4,618	1,138	909	2,863	4,419	909
Foreign currencies	4,224	4,853	6,136	3,695	4,750	5,051	6,636	4,061
Commodity price	2	1	4	—	—	31	188	—
Diversification	(4,095)	(4,745)	(7,136)	(1,749)	(4,472)	(4,621)	(6,798)	(2,067)

Total VaR(*)	5,182	6,420	8,614	4,814	5,370	7,123	9,363	5,370

(*)	VaR : Maximum losses

b)	Non-trading activities

The NII and NPV are calculated for the assets and liabilities owned by the Bank and consolidated trusts, respectively, by using the simulation method. The scenario responding to interest rate (“IR”) changes are as follows (Unit: Korean Won in millions):

	June 30, 2018		December 31, 2017
	NII(*1)	NPV(*2)	NII(*1)	NPV(*2)
Base case	4,497,407	23,856,916	4,916,138	23,472,792
Base case (Prepay)	4,491,363	23,546,002	4,916,015	23,163,942
IR 100bp up	5,022,303	23,803,250	5,361,546	22,886,122
IR 100bp down	4,051,601	23,933,844	4,386,437	24,127,559
IR 200bp up	5,992,145	23,766,488	5,806,723	22,372,208
IR 200bp down	3,672,050	24,043,703	3,452,590	24,830,482
IR 300bp up	6,848,435	23,742,304	6,251,897	21,929,189
IR 300bp down	3,527,210	24,201,770	2,254,609	26,633,807

(*1)	NII: Net Interest Income
(*2)	NPV: Net Portfolio Value

The interest EaR and VaR calculated based on the BIS Framework of subsidiaries other than the Bank and consolidated trusts are as follows (Unit: Korean Won in millions):

June 30, 2018		December 31, 2017
EaR (*1)	VaR (*2)	EaR (*1)	VaR (*2)
209,621	148,818	255,679	130,821

(*1)	EaR: Earning at Risk
(*2)	VaR: Value at Risk

The Group estimates and manages risks related to changes in interest rate due to the difference in the maturities of interest-bearing assets and liabilities and discrepancies in the terms of interest rates. Cash flows (both principal and interest) from non-trading, interest bearing assets and liabilities, presented by each re-pricing date, are as follows (Unit: Korean Won in millions):

	June 30, 2018
	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 to 5 years	Over 5 years	Total
Asset:
Loans and other financial assets at amortized cost	148,324,408	41,273,662	9,372,945	8,650,081	47,212,644	4,314,787	259,148,527
Financial assets at FVTOCI	6,771,707	3,243,204	1,902,718	1,637,346	5,246,163	180,998	18,982,136
Securities at amortized cost	2,350,831	1,983,421	1,725,286	2,005,103	9,955,809	350,744	18,371,194

Total	157,446,946	46,500,287	13,000,949	12,292,530	62,414,616	4,846,529	296,501,857

Liability:
Deposits due to customers	101,367,145	48,458,377	29,955,015	19,029,698	38,912,199	296,042	238,018,476
Borrowings	9,390,749	2,020,828	859,698	513,068	2,823,334	523,418	16,131,095
Debentures	979,221	1,801,149	2,183,459	2,407,879	18,625,611	2,727,547	28,724,866

Total	111,737,115	52,280,354	32,998,172	21,950,645	60,361,144	3,547,007	282,874,437

	December 31, 2017
	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 to 5 years	Over 5 years	Total
Asset:
Loans and receivables	161,653,892	41,671,530	7,614,159	6,411,841	54,150,998	26,272,958	297,775,378
AFS financial assets	2,150,708	2,500,103	2,016,711	2,367,762	4,229,000	601,735	13,866,019
HTM financial assets	2,286,179	2,161,467	1,433,425	1,687,362	9,369,794	345,868	17,284,095

Total	166,090,779	46,333,100	11,064,295	10,466,965	67,749,792	27,220,561	328,925,492

Liability:
Deposits due to customers	106,815,564	37,750,367	25,117,556	27,585,458	37,518,878	91,246	234,879,069
Borrowings	9,865,249	1,056,579	412,966	437,431	2,709,010	479,827	14,961,062
Debentures	1,955,902	2,452,240	1,018,563	1,752,847	19,770,538	2,869,766	29,819,856

Total	118,636,715	41,259,186	26,549,085	29,775,736	59,998,426	3,440,839	279,659,987

3)	Currency risk

Currency risk arises from the financial instruments denominated in foreign currencies other than the functional currency. Therefore, no currency risk arises from non-monetary items or financial instruments denominated in the functional currency.

Financial instruments in foreign currencies exposed to currency risk are as follows (Unit: USD in millions, JPY in millions, CNY in millions, EUR in millions, and Korean Won in millions):

		June 30, 2018
		USD		JPY		CNY		EUR		Others	Total
		Foreign currency	Korean Won equivalent	Foreign currency	Korean Won equivalent	Foreign currency	Korean Won equivalent	Foreign currency	Korean Won equivalent	Korean Won equivalent	Korean Won equivalent
Asset	Loans and other financial assets at amortized cost	24,664	27,694,163	135,138	1,371,362	31,972	5,416,294	1,172	1,520,044	4,472,890	40,474,753
	Financial assets at FVTPL	84	94,261	359	3,645	—	—	36	46,488	75,122	219,516
	Financial assets at FVTOCI	1,726	1,936,385	—	—	300	50,874	—	—	338,214	2,325,473
	Securities at amortized cost	115	129,245	—	—	—	—	—	—	105,949	235,194

	Total	26,589	29,854,054	135,497	1,375,007	32,272	5,467,168	1,208	1,566,532	4,992,175	43,254,936

Liability	Financial liabilities at FVTPL	63	70,963	505	5,127	—	—	33	43,070	102,226	221,386
	Deposits due to customer	11,160	12,517,349	145,058	1,472,035	21,633	3,664,842	1,230	1,595,651	2,700,164	21,950,041
	Borrowings	6,417	7,201,536	2,211	22,438	—	—	232	303,001	476,871	8,003,846
	Debentures	3,708	4,159,175	—	—	—	—	—	—	284,293	4,443,468
	Other financial liabilities	3,240	3,633,942	23,541	238,890	5,568	943,321	140	182,002	4,602	5,002,757

	Total	24,588	27,582,965	171,315	1,738,490	27,201	4,608,163	1,635	2,123,724	3,568,156	39,621,498

Off-balance accounts		6,374	7,149,273	32,887	333,730	4,804	813,812	453	587,615	827,004	9,711,434

		December 31, 2017
		USD		JPY		CNY		EUR		Others	Total
		Foreign currency	Korean Won equivalent	Foreign currency	Korean Won equivalent	Foreign currency	Korean Won equivalent	Foreign currency	Korean Won equivalent	Korean Won equivalent	Korean Won equivalent
Asset	Loans and receivables	23,000	24,642,900	126,944	1,204,843	25,224	4,127,936	1,156	1,479,351	3,937,733	35,392,763
	Financial assets at FVTPL	32	34,303	25	238	—	—	27	34,583	104,892	174,016
	AFS financial assets	1,966	2,105,972	—	—	319	52,259	—	590	302,801	2,461,622
	HTM financial assets	111	118,868	—	—	—	—	—	—	78,175	197,043

	Total	25,109	26,902,043	126,969	1,205,081	25,543	4,180,195	1,183	1,514,524	4,423,601	38,225,444

Liability	Financial liabilities at FVTPL	41	43,423	79	752	—	—	19	24,878	69,977	139,030
	Deposits due to customer	13,744	14,725,686	195,176	1,852,440	21,865	3,578,142	883	1,129,802	2,396,826	23,682,896
	Borrowings	6,604	7,080,118	2,218	21,056	—	—	247	315,685	242,874	7,659,733
	Debentures	3,467	3,714,411	—	—	700	114,555	—	—	375,749	4,204,715
	Other financial liabilities	2,392	2,562,740	16,125	153,043	1,802	294,950	129	165,189	588,625	3,764,547

	Total	26,248	28,126,378	213,598	2,027,291	24,367	3,987,647	1,278	1,635,554	3,674,051	39,450,921

Off-balance accounts		8,108	8,687,009	33,624	319,127	1,199	196,261	406	519,843	176,886	9,899,126

(3)	Liquidity risk

Liquidity risk refers to the risk that the Group may encounter difficulties in meeting obligations from its financial liabilities.

1)	Liquidity risk management

Liquidity risk management is to prevent potential cash shortages as a result of mismatching the use of funds (assets) and sources of funds (liabilities) or unexpected cash outflows. The financial liabilities that are relevant to liquidity risk are incorporated within the scope of risk management. Derivatives instruments are excluded from those financial liabilities as they reflect expected cash flows for a pre-determined period.

Assets and liabilities are grouped by account under Asset Liability Management (“ALM”) in accordance with the characteristics of the account. The Group manages liquidity risk by identifying the maturity gap and such gap ratio through various cash flows analysis (i.e. based on remaining maturity and contract period, etc.), while maintaining the gap ratio at or below the target limit.

2)	Maturity analysis of non-derivative financial liabilities

a)	Cash flows of principals and interests by remaining contractual maturities of non-derivative financial liabilities are as follows (Unit: Korean Won in millions):

	June 30, 2018
	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 to 5 years	Over 5 years	Total
Financial liabilities at FVTPL	176,097	—	—	—	—	—	176,097
Deposits due to customers	145,033,422	38,505,386	22,976,591	24,574,059	7,487,432	2,144,802	240,721,692
Borrowings	6,407,137	2,639,064	1,876,893	1,478,115	3,238,353	545,403	16,184,965
Debentures	979,221	1,801,149	2,183,459	2,407,879	18,626,696	2,726,462	28,724,866
Other financial liabilities	14,098,508	216,627	3,644	908	621,127	1,955,992	16,896,806

Total	166,694,385	43,162,226	27,040,587	28,460,961	29,973,608	7,372,659	302,704,426

	December 31, 2017
	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 to 5 years	Over 5 years	Total
Financial liabilities at FVTPL	168,442	155,984	1,717	512	375	—	327,030
Deposits due to customers	148,008,777	29,563,310	18,175,348	32,468,110	7,409,118	2,624,594	238,249,257
Borrowings	6,115,732	1,893,173	1,489,272	1,178,107	3,924,681	479,568	15,080,533
Debentures	1,955,255	2,452,565	1,018,714	1,744,731	19,770,380	2,869,699	29,811,344
Other financial liabilities	7,121,342	162,871	825	1,003	128,940	2,730,001	10,144,982

Total	163,369,548	34,227,903	20,685,876	35,392,463	31,233,494	8,703,862	293,613,146

b)	Cash flows of principals and interests by expected maturities of non-derivative financial liabilities are as follows (Unit: Korean Won in millions):

	June 30, 2018
	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 to 5 years	Over 5 years	Total
Financial liabilities at FVTPL	176,097	—	—	—	—	—	176,097
Deposits due to customers	154,934,637	40,340,567	20,220,152	18,154,029	6,115,894	348,774	240,114,053
Borrowings	6,407,137	2,639,064	1,876,893	1,478,115	3,242,839	540,917	16,184,965
Debentures	979,221	1,801,149	2,183,459	2,407,879	18,626,696	2,726,462	28,724,866
Other financial liabilities	14,098,508	216,627	3,644	908	621,127	1,955,992	16,896,806

Total	176,595,600	44,997,407	24,284,148	22,040,931	28,606,556	5,572,145	302,096,787

	December 31, 2017
	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 to 5 years	Over 5 years	Total
Financial liabilities at FVTPL	168,442	155,984	1,717	512	375	—	327,030
Deposits due to customers	159,146,602	31,298,562	16,667,130	21,995,294	6,487,047	2,278,756	237,873,391
Borrowings	6,115,732	1,893,173	1,489,272	1,178,107	3,924,681	479,568	15,080,533
Debentures	1,955,255	2,452,565	1,018,714	1,744,731	19,770,380	2,869,699	29,811,344
Other financial liabilities	7,121,342	162,871	825	1,003	128,940	2,730,001	10,144,982

Total	174,507,373	35,963,155	19,177,658	24,919,647	30,311,423	8,358,024	293,237,280

3)	Maturity analysis of derivative financial liabilities

Derivatives held for trading purpose are not managed in accordance with their contractual maturity, since the Group holds such financial instruments with the purpose of disposing or redemption before their maturity. As such, those derivatives are incorporated as “within 3 months” in the table below.

Derivatives held for hedging purpose are estimated by offsetting cash inflows and cash outflows.

The cash flow by the maturity of derivative financial liabilities as of June 30, 2018 and December 31, 2017 is as follows (Unit: Korean Won in millions):

	Remaining maturity
	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 to 5 years	Over 5 years	Total
June 30, 2018	2,377,750	2,130	—	—	59,820	5,555	2,445,255
December 31, 2017	3,150,149	—	—	381	67,373	—	3,217,903

4)	Maturity analysis of off-balance accounts

The Group provides guarantees on behalf of customers. A financial guarantee represents an irrevocable undertaking that the Group should meet a customer’s obligations to third parties if the customer fails to do so. Under a loan commitment, the Group agrees to make funds available to a customer in the future. Loan commitments that are usually for a specified term may persist or may be unconditionally cancellable, provided all conditions in the loan facility are satisfied or waived. Commitments to lend include commercial standby facilities and credit lines, liquidity facilities to commercial paper conduits and utilized overdraft facilities. The maximum limit to be paid by the Group in accordance with guarantees and loan commitment only applies to principal amounts. There are contractual maturities for financial guarantees, such as guarantees for debentures issued or loans, loan commitments, and other guarantees, however, under the terms of the guarantees and loan commitments, funds should be paid upon demand from the counterparty. Details of off-balance accounts are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Guarantees	12,372,573	12,859,715
Loan commitments	98,251,005	80,760,325

(4)	Operational risk

The Group defines the operational risk that could cause a negative effect on capital resulting from inadequate internal process, labor work and systematic problem or external factors.

1) Operational risk management

The Group has been running the operational risk management system under Basel II. The Group developed Advanced Measurement Approaches (“AMA”) to quantify required capital for operational risk. This system is used for reinforcement in foreign competitions, reducing the amount of risk capitals, managing the risk, and precaution for any unexpected occasions. This system has been tested by an independent third party, and this system approved by the Financial Supervisory Service.

2) Operational risk measurement

To quantify required capital for operational risk, the Group applies AMA using internal and external loss data, business environment and internal control factors, and scenario analysis. For the operational risk management for its subsidiaries, the Group adopted the Basic Indicator Approach.

(5)	Capital management

The Group complies with the standard of capital adequacy provided by financial regulatory authorities. The capital adequacy standard is based on Basel III of Basel Committee on Banking Supervision and Basel III was applied from the end of December, 2013. The capital adequacy ratio is calculated by dividing own capital by asset (weighted with a risk premium – risk weighted assets) based on the consolidated financial statements of the Group.

According to the above regulations, the Group is required to meet the following new minimum requirements: Common Equity Tier 1 capital ratio of 7.13% and 6.25%, a minimum Tier 1 ratio of 8.63% and 7.75% and a minimum total regulatory capital of 10.63% and 9.75% as of June 30, 2018 and December 31, 2017, respectively.

Details of the Group’s capital adequacy ratio as of June 30, 2018 and December 31, 2017 are as follows (Unit: Korean Won in millions):

	June 30, 2018 (*)	December 31, 2017
Tier 1 capital	16,952,436	16,074,987
Other Tier 1 capital	2,748,005	3,041,664
Tier 2 capital	3,499,122	3,486,555

Total risk-adjusted capital	23,199,563	22,603,206

Risk-weighted assets for credit risk	139,868,803	134,767,711
Risk-weighted assets for market risk	2,292,979	2,316,938
Risk-weighted assets for operational risk	9,826,809	9,677,559

Total risk-weighted assets	151,988,591	146,762,208

Common Equity Tier 1 ratio	11.15%	10.95%

Tier 1 capital ratio	12.96%	13.03%

Total capital ratio	15.26%	15.40%

(*)	Capital adequacy ratio as of June 30, 2018 is tentatively measured.

5.	OPERATING SEGMENTS

In evaluating the results of the Group and allocating resources, the Group’s Chief Operation Decision Maker (“CODM”) utilizes the information per type of customers. This financial information of the segments is regularly reviewed by the CODM to make decisions about resources to be allocated to each segment and evaluate its performance.

(1)	Segment by type of customers

The Group’s reporting segments comprise the following customers: consumer banking, corporate banking, investment banking, capital market, credit card market and headquarters and others. The reportable segments are classified based on the target customers for whom the service is being provided.

•	Consumer banking: Loans/deposits and financial services for retail and individual consumers, etc.
•	Corporate banking: Loans/deposits and export/import, financial services for corporations, etc.
•	Investment banking: Domestic/foreign investment, structured finance, M&A, equity & fund investment related business, venture advisory related tasks, real estate SOC development practices, etc.

•	Capital market: Fund management, investment in securities and derivatives, etc.
•	Credit card: Credit card, cash service and card loan, etc.
•	Headquarter and others: Segments that do not belong to above operating segments

The details of operating income by each segment are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018
	Consumer banking	Corporate banking	Investment banking	Capital market	Credit cards	Headquarters and others	Subtotal	Adjustments	Total
Net Interest income
Interest income	1,703,521	1,638,747	74,670	5,687	323,443	747,596	4,493,664	149,752	4,643,416
Interest expense	(499,830)	(994,523)	(92)	—	(75,716)	(458,733)	(2,028,894)	149,952	(1,878,942)
Inter-segment	(274,405)	323,139	(77,656)	10,259	—	18,663	—	—	—

	929,286	967,363	(3,078)	15,946	247,727	307,526	2,464,770	299,704	2,764,474

Net non-interest income
Non-interest income	405,145	432,262	137,031	4,765,167	605,165	516,766	6,861,536	(236,269)	6,625,267
Non-interest expense	(127,357)	(183,814)	(40,188)	(4,725,584)	(562,210)	(218,710)	(5,857,863)	(182,141)	(6,040,004)
Inter-segment	78,522	36,407	—	—	—	(114,929)	—	—	—

	356,310	284,855	96,843	39,583	42,955	183,127	1,003,673	(418,410)	585,263

Other income (expense) Administrative expense	(875,328)	(403,216)	(5,689)	(7,852)	(83,575)	(327,244)	(1,702,904)	135,566	(1,567,338)
Reversal of allowance for credit loss and impairment losses due to credit loss	(53,008)	109,283	52,244	(3,268)	(113,960)	62,729	54,020	(28,704)	25,316

	(928,336)	(293,933)	46,555	(11,120)	(197,535)	(264,515)	(1,648,884)	106,862	(1,542,022)

Operating income (expenses)	357,260	958,285	140,320	44,409	93,147	226,138	1,819,559	(11,844)	1,807,715
Non-operating income (expenses)	(9,889)	671	17,411	—	(2,988)	17,615	22,820	(29,003)	(6,183)
Net income before income tax expense	347,371	958,956	157,731	44,409	90,159	243,753	1,842,379	(40,847)	1,801,532
Income tax expense	(95,528)	(260,186)	(43,377)	(12,212)	(22,541)	(52,320)	(486,164)	948	(485,216)

Net income	251,843	698,770	114,354	32,197	67,618	191,433	1,356,215	(39,899)	1,316,316

	For the six months ended June 30, 2017
	Consumer banking	Corporate banking	Investment banking	Capital market	Credit cards	Headquarters and others	Subtotal	Adjustments	Total
Net Interest income
Interest income	1,539,729	1,456,198	72,232	8,938	288,648	668,644	4,034,389	155,195	4,189,584
Interest expense	(480,814)	(818,422)	(126)	—	(65,600)	(411,449)	(1,776,411)	137,147	(1,639,264)
Inter-segment	(248,116)	229,029	(66,693)	8,324	—	77,456	—	—	—

	810,799	866,805	5,413	17,262	223,048	334,651	2,257,978	292,342	2,550,320

Net non-interest income
Non-interest income	424,214	333,646	212,107	4,991,598	566,107	1,129,696	7,657,368	(126,727)	7,530,641
Non-interest expense	(146,630)	(82,261)	(121,238)	(4,968,840)	(520,469)	(862,571)	(6,702,009)	(240,504)	(6,942,513)
Inter-segment	45,402	29,680	—	—	—	(75,082)	—	—	—

	322,986	281,065	90,869	22,758	45,638	192,043	955,359	(367,231)	588,128

	For the six months ended June 30, 2017
	Consumer banking	Corporate banking	Investment banking	Capital market	Credit cards	Headquarters and others	Subtotal	Adjustments	Total
Other income (expense)
General and administrative expense	(869,732)	(402,661)	(5,696)	(7,721)	(77,909)	(298,578)	(1,662,297)	123,870	(1,538,427)
Reversal of allowance for credit loss and impairment losses due to credit loss	(45,964)	(128,685)	31,311	22,135	(106,698)	152,836	(75,065)	(40,728)	(115,793)

	(915,696)	(531,346)	25,615	14,414	(184,607)	(145,742)	(1,737,362)	83,142	(1,654,220)

Operating income	218,089	616,524	121,897	54,434	84,079	380,952	1,475,975	8,253	1,484,228
Non-operating income (expense)	8,862	(3,122)	22,581	—	(2,399)	(26,180)	(258)	(54,022)	(54,280)

Net income before income tax expense	226,951	613,402	144,478	54,434	81,680	354,772	1,475,717	(45,769)	1,429,948
Income tax expense	(54,923)	(139,138)	(34,964)	(13,173)	(19,816)	(50,841)	(312,855)	(8,078)	(320,933)

Net income	172,028	474,264	109,514	41,261	61,864	303,931	1,162,862	(53,847)	1,109,015

(2)	Information on products and services

The products of the Group are classified as interest-bearing products such as loans, deposits and debt securities and non-interest bearing products such as loan commitment, credit commitment, equity securities, and credit card service. This classification of products has been reflected in the segment information presenting interest income and non-interest income.

(3)	Information on geographical areas

Among the Group’s revenue (interest income and non-interest income) from services, revenue from the domestic customers for the six months ended June 30, 2018 and 2017 amounted to 10,626,155 million Won and 11,185,991 million Won, respectively, and revenue from the foreign customers amounted to 642,528 million Won and 534,234 million Won, respectively. Among the Group’s non-current assets (investments in joint ventures and associates, investment properties, premises and equipment and intangible assets), non-current assets attributed to domestic subsidiaries as of June 30, 2018 and December 31, 2017 are 3,664,521 million Won and 3,550,764 million Won, respectively, and foreign subsidiaries are 233,864 million Won and 233,732 million Won, respectively.

6.	CASH AND CASH EQUIVALENTS

(1)	Details of cash and cash equivalents are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Cash	1,889,739	2,009,363
Foreign currencies	795,692	617,155
Demand deposits	2,777,874	3,423,355
Fixed deposits	457,263	858,413

Total	5,920,568	6,908,286

(2)	Significant transactions of investing activities and financing activities not involving cash inflows and outflows are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018	For the six months ended June 30, 2017
Changes in other comprehensive gain due to remeasurement of financial assets designated at FVTOCI	41,452	—
Changes in other comprehensive loss due to valuation of AFS financial assets	—	(28,706)
Changes in other comprehensive income of investment in associates	1,210	1,507
Changes in other comprehensive gain (loss) of foreign operations translation	35,526	(69,010)
Changes in other comprehensive loss related to valuation of cash flow hedging	(6,213)	(1,526)
Changes in other comprehensive loss due to remeasurement of the net defined benefit liability	(59,573)	(9,677)
Changes in investments in associates due to debt-equity swap	—	51,405
Changes in investments in associates due to accounts transfer	(5,865)	(16,354)
Changes in accrued dividends of hybrid equity securities	(80)	(9,804)
Changes in intangible assets related to accounts payable	32,369	(8,506)
Classified to assets held for sale from premises and equipment	6,050	2,184

7.	FINANCIAL ASSETS AT FVTPL

(1)	Financial assets at FVTPL are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Financial assets at fair value through profit or loss mandatorily measured at fair value	6,340,704	—
Financial assets held for trading	—	5,820,787
Financial assets designated at FVTPL	—	22,290

Total	6,340,704	5,843,077

(2)	Financial assets at fair value through profit or loss mandatorily measured at fair value and financial assets held for trading are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Deposits:
Gold banking asset	24,921	25,972
Securities:
Debt securities
Korean treasury and government agencies	639,476	540,438
Financial institutions	639,711	1,476,498
Corporates	714,508	627,397
Others	156	—

	June 30, 2018	December 31, 2017
Equity securities	433,316	21,666
Capital contributions	349,470	—
Beneficiary certificates	810,968	13,041

Subtotal	3,587,605	2,679,040

Loans	336,967	—
Derivatives assets	2,391,211	3,115,775

Total	6,340,704	5,820,787

(3)

Financial assets at fair value through profit or loss designated as upon initial recognition as of June 30, 2018 and financial assets at fair value through profit or loss designated as upon initial recognition as of December 31, 2017 are as follows (Unit: Korean Won in millions):

December 31, 2017
Debt securities	9,694
Equity securities	12,596

Total	22,290

8. FINANCIAL ASSETS AT FVTOCI AND AFS FINANCIAL ASSETS

(1)	Details of financial assets at FVTOCI as of June 30, 2018 and AFS financial assets as of December 31, 2017 are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Debt securities:
Korean treasury and government agencies	2,195,526	2,330,567
Financial institutions	7,370,107	5,217,266
Corporates	1,797,635	2,725,232
Asset-backed securities	—	308,181
Bond denominated in foreign currencies	2,325,422	2,442,579
Others	—	35,163

Subtotal	13,688,690	13,058,988

Equity securities	905,779	1,411,078
Beneficiary certificates	—	712,628
Securities loaned	50,139	170,256

Total	14,644,608	15,352,950

(2)	Details of equity securities designated as financial assets at FVTOCI are as follows (Unit: Korean Won in millions):

June 30, 2018
Purpose of acquisition	Fair value
Strategic business partnership	737,104
Debt-equity swap	168,533
Others(*)	142

Total	905,779

(*)	Cooperate insurance, etc.

(3)	Changes in the loss allowance and gross carrying amount of financial assets at FVTOCI are as follows (Unit: Korean Won in millions):

1) Loss allowance

	For the six months ended June 30, 2018
	Stage 1	Stage 2	Stage 3	Total
Beginning balance (*1)	(4,107)	(129)	—	(4,236)
Transfer to 12-month expected credit losses	—	—	—	—
Transfer to lifetime expected credit losses	—	—	—	—
Transfer to credit-impaired financial assets	—	—	—	—
Net reversal (provision) of loss allowance	(562)	103	—	(459)
Disposal	27	—	—	27
Others (*2)	(2)	—	—	(2)

Ending balance	(4,644)	(26)	—	(4,670)

(*1)	The beginning balance was restated in accordance with IFRS 9.
(*2)	Others consist of foreign currencies translation, etc.

2) Gross carrying amount

	For the six months ended June 30, 2018
	Stage 1	Stage 2	Stage 3	Total
Beginning balance	12,843,997	30,212	—	12,874,209
Transfer to 12-month expected credit losses	—	—	—	—
Transfer to lifetime expected credit losses	—	—	—	—
Transfer to credit-impaired financial assets	—	—	—	—
Acquisition	5,075,597	—	—	5,075,597
Disposal	(4,294,135)	(15,047)	—	(4,309,182)
Gain (loss) on valuation	12,874	10	—	12,884
Amortization on the effective interest method	(2,289)	—	—	(2,289)
Others (*)	87,610	—	—	87,610

Ending balance	13,723,654	15,175	—	13,738,829

(*)	Others consist of foreign currencies translation, etc.

(4)

The Group disposed equity securities designated as financial assets at FVTOCI in accordance with the resolution of disposal from the creditors’ council for the six months ended June 30, 2018. The fair value and accumulative loss on valuation of that equity securities at disposal date are 3,974 million Won and 424 million Won, respectively.

9. SECURITIES AT AMORTIZED COST AND HTM FINANCIAL ASSETS

(1)	Details of securities at amortized cost as of June 30, 2018 and HTM financial assets as of December 31, 2017 are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Korean treasury and government agencies	4,630,598	3,994,857
Financial institutions	7,767,490	7,245,426
Corporates	5,074,097	5,311,970
Bond denominated in foreign currencies	235,194	197,043
Loss allowance	(5,250)	—

Total	17,702,129	16,749,296

(2)	Changes in the loss allowance and gross carrying amount of securities at amortized cost are as follows (Unit: Korean Won in millions):

1) Loss allowance

	For the six months ended June 30, 2018
	Stage 1	Stage 2	Stage 3	Total
Beginning balance (*1)	(5,078)	—	—	(5,078)
Transfer to 12-month expected credit losses	—	—	—	—
Transfer to lifetime expected credit losses	—	—	—	—
Transfer to credit-impaired financial assets	—	—	—	—
Net provision of loss allowance	(191)	—	—	(191)
Disposal	22	—	—	22
Others (*2)	(3)	—	—	(3)

Ending balance	(5,250)	—	—	(5,250)

(*1)	The beginning balance was restated in accordance with IFRS 9.
(*2)	Others consist of foreign currencies translation, etc.

2) Gross carrying amount

	For the six months ended June 30, 2018
	Stage 1	Stage 2	Stage 3	Total
Beginning balance	16,749,296	—	—	16,749,296
Transfer to 12-month expected credit losses	—	—	—	—
Transfer to lifetime expected credit losses	—	—	—	—
Transfer to credit-impaired financial assets	—	—	—	—
Acquisition	5,829,462	—	—	5,829,462
Disposal / Redemption	(4,873,896)	—	—	(4,873,896)
Amortization on the effective interest method	(6,008)	—	—	(6,008)
Others (*)	8,525	—	—	8,525

Ending balance	17,707,379	—	—	17,707,379

(*)	Others consist of foreign currencies translation, etc.

10.	LOANS AND OTHER FINANCIAL ASSETS AT AMORTIZED COST, AND LOANS AND RECEIVABLES

(1)	Details of loans and other financial assets at amortized cost as of June 30, 2018 and loans and receivables as of December 31, 2017 are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Due from banks	17,770,356	8,868,378
Loans	248,794,014	251,523,301
Other financial assets (other receivables)	11,155,633	6,714,525

Total	277,720,003	267,106,204

(2)	Details of due from banks are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Due from banks in local currency:
Due from The Bank of Korea (“BOK”)	14,500,746	6,246,496
Due from depository banks	90,003	30,003
Due from non-depository institutions	33	150
Due from the Korea Exchange	—	50,000
Others	68,132	97,365
Loss allowance	(3,475)	(1,541)

Subtotal	14,655,439	6,422,473

Due from banks in foreign currencies:
Due from banks on demand	1,055,513	794,353
Due from banks on time	1,237,312	972,915
Others	824,229	679,554
Loss allowance	(2,137)	(917)

Subtotal	3,114,917	2,445,905

Total	17,770,356	8,868,378

(3)	Details of restricted due from banks are as follows (Unit: Korean Won in millions):

	Counterparty	June 30, 2018	Reason of restriction
Due from banks in local currency:
Due from BOK	The BOK	14,500,746	Reserve deposits under the BOK Act
Others	The Korea Exchange and others	64,150	Central counterparty KRW margin and others

Subtotal		14,564,896

Due from banks in foreign currencies:
Due from banks on demand	The BOK and others	1,048,609	Reserve deposits under the BOK Act and others
Others	The People’s Bank of China and others	824,229	Reserve deposits and others
Due from banks on time	National Bank of Cambodia	56	Fast And Secure Transfer (Payment system)

Subtotal		1,872,894

Total		16,437,790

	Counterparty	December 31, 2017	Reason of restriction
Due from banks in local currency:
Due from BOK	The BOK	6,246,496	Reserve deposits under the BOK Act
Others	The Korea Exchange and others	94,394	Central counterparty KRW margin and others

Subtotal		6,340,890

	Counterparty	December 31, 2017	Reason of restriction
Due from banks in foreign currencies:
Due from banks on demand	The BOK and others	787,520	Reserve deposits under the BOK Act and others
Others	The People’s Bank of China and others	367,108	Reserve deposits and others

Subtotal		1,154,628

Total		7,495,518

(4)	Changes in the loss allowance and gross carrying amount of due from banks are as follows (Unit: Korean Won in millions):

1)	Loss allowance

	For the six months ended June 30, 2018
	Stage 1	Stage 2	Stage 3	Total
Beginning balance (*1)	(3,092)	—	—	(3,092)
Transfer to 12-month expected credit losses	—	—	—	—
Transfer to lifetime expected credit losses	—	—	—	—
Transfer to credit-impaired financial assets	—	—	—	—
Net provision of loss allowance	(2,500)	—	—	(2,500)
Others (*2)	(20)	—	—	(20)

Ending balance	(5,612)	—	—	(5,612)

(*1)	The beginning balance was restated in accordance with IFRS 9.
(*2)	Others consist of foreign currencies translation and etc.

2)	Gross carrying amount

	For the six months ended June 30, 2018
	Stage 1	Stage 2	Stage 3	Total
Beginning balance	8,870,835	—	—	8,870,835
Transfer to 12-month expected credit losses	—	—	—	—
Transfer to lifetime expected credit losses	—	—	—	—
Transfer to credit-impaired financial assets	—	—	—	—
Net increase	8,855,041	—	—	8,855,041
Others (*)	50,092	—	—	50,092

Ending balance	17,775,968	—	—	17,775,968

(*)	Others consist of foreign currencies translation and etc.

(5)	Details of loans are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Loans in local currency	204,830,133	200,213,230
Loans in foreign currencies	14,731,407	13,147,888
Domestic banker’s letter of credit	3,074,011	2,516,907
Credit card accounts	7,570,281	6,827,295
Bills bought in foreign currencies	6,830,374	8,197,159
Bills bought in local currency	257,405	334,714
Factoring receivables	61,382	137,523

	June 30, 2018	December 31, 2017
Advances for customers on guarantees	14,910	23,620
Private placement bonds	433,591	362,319
Securitized loans	1,228,212	563,152
Call loans	3,135,670	3,003,455
Bonds purchased under resale agreements	6,999,881	16,859,064
Loan origination costs and fees	545,864	510,860
Others	836,266	607,325
Discounted present value	(5,068)	(10,988)
Loss allowance	(1,750,305)	(1,770,222)

Total	248,794,014	251,523,301

(6)	Changes in the loss allowance on loans for the six months ended June 30, 2018 are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018
	Consumers			Corporates
	Stage 1	Stage 2	Stage 3	Stage 1	Stage 2	Stage 3
Beginning balance (*1)	(101,479)	(41,358)	(117,168)	(365,246)	(255,926)	(905,243)
Transfer to 12-month expected credit losses	(9,219)	8,797	421	(20,913)	20,634	280
Transfer to lifetime expected credit losses	6,076	(7,514)	1,438	17,263	(106,963)	89,700
Transfer to credit-impaired financial assets	19,177	23,228	(42,406)	2,976	12,016	(14,991)
Net reversal (provision) of loss allowance	(22,903)	(29,025)	(51,219)	(5,600)	30,121	154,111
Recoveries of loans previously charged off	—	—	(23,392)	—	—	(52,273)
Charge-off	—	—	117,228	—	—	121,847
Disposal	—	—	780	—	67	17,676
Unwinding effect	—	—	3,665	—	—	12,961
Others (*2)	(1,994)	(39)	(1,156)	23,916	(87)	(312)

Ending balance	(110,342)	(45,911)	(111,809)	(347,604)	(300,138)	(576,244)

	For the six months ended June 30, 2018
	Credit card accounts			Sub-total
	Stage 1	Stage 2	Stage 3	Stage 1	Stage 2	Stage 3
Beginning balance (*1)	(57,134)	(71,463)	(102,858)	(523,859)	(368,747)	(1,125,269)
Transfer to 12-month expected credit losses	(12,969)	12,880	89	(43,101)	42,311	790
Transfer to lifetime expected credit losses	6,963	(7,307)	344	30,302	(121,784)	91,482
Transfer to credit-impaired financial assets	698	2,537	(3,235)	22,851	37,781	(60,632)
Net reversal (provision) of loss allowance	(409)	(11,715)	(90,448)	(28,912)	(10,619)	12,444
Recoveries of loans previously charged off	—	—	(28,706)	—	—	(104,371)
Charge-off	—	—	104,478	—	—	343,553
Disposal	—	—	—	—	67	18,456
Unwinding effect	—	—	—	—	—	16,626
Others (*2)	(2)	—	—	21,920	(126)	(1,468)

Ending balance	(62,853)	(75,068)	(120,336)	(520,799)	(421,117)	(808,389)

(*1)	The beginning balance was restated in accordance with IFRS 9.
(*2)	Others consist of debt-equity swap, foreign currencies translation and etc.

Changes in the loss allowances on loans and receivables for the six months ended June 30, 2017 are as follows (Unit: Korean Won in millions):

	For six months ended June 30, 2017
	Consumers	Corporates	Credit card	Others	Total
Beginning balance	(163,858)	(1,498,842)	(155,372)	(209,024)	(2,027,096)
Net reversal (provision) of loss allowance	(65,582)	(191,263)	(91,022)	13,891	(333,976)
Recoveries of loans previously charged off	(21,659)	(55,319)	(24,808)	(3)	(101,789)
Charge-off	67,593	220,598	104,195	51,260	443,646
Disposal	830	58,431	—	29,264	88,525
Unwinding effect	4,620	20,047	—	—	24,667
Others (*)	416	179,068	—	(633)	178,851

Ending balance	(177,640)	(1,267,280)	(167,007)	(115,245)	(1,727,172)

(*)	Others consist of debt-equity swap, foreign currencies translation and etc.

(7)	Changes in the gross carrying amount of loans are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018
	Consumers			Corporates
	Stage 1	Stage 2	Stage 3	Stage 1	Stage 2	Stage 3
Beginning balance	103,502,347	5,487,758	326,739	130,561,786	5,000,966	1,622,410
Transfer to 12-month expected credit losses	1,772,982	(1,768,978)	(4,004)	1,113,857	(1,112,533)	(1,324)
Transfer to lifetime expected credit losses	(2,731,516)	2,746,818	(15,302)	(2,112,755)	2,222,364	(109,609)
Transfer to credit-impaired financial assets	(84,885)	(101,151)	186,036	(155,933)	(118,707)	274,640
Charge-off	—	—	(117,228)	—	—	(121,847)
Disposal	—	(270)	(13,483)	—	(883)	(67,695)
Net increase (decrease)	2,913,765	(742,949)	(22,980)	(4,520,684)	(688,875)	(149,456)

Ending balance	105,372,693	5,621,228	339,778	124,886,271	5,302,332	1,447,119

	For the six months ended June 30, 2018
	Credit card accounts			Sub-total
	Stage 1	Stage 2	Stage 3	Stage 1	Stage 2	Stage 3
Beginning balance	5,721,743	935,266	177,983	239,785,876	11,423,990	2,127,132
Transfer to 12-month expected credit losses	243,044	(242,932)	(112)	3,129,883	(3,124,443)	(5,440)
Transfer to lifetime expected credit losses	(299,729)	300,190	(461)	(5,144,000)	5,269,372	(125,372)
Transfer to credit-impaired financial assets	(27,288)	(24,128)	51,416	(268,106)	(243,986)	512,092
Charge-off	—	—	(104,478)	—	—	(343,553)
Disposal	—	—	—	—	(1,153)	(81,178)
Net increase (decrease)	722,640	46,551	75,193	(884,279)	(1,385,273)	(97,243)

Ending balance	6,360,410	1,014,947	199,541	236,619,374	11,938,507	1,986,438

(8)	Details of other financial assets (other receivables) are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
CMA accounts	200,000	135,000
Receivables	8,721,745	4,459,318
Accrued income	1,055,713	1,026,273
Telex and telephone subscription rights and refundable deposits	980,611	984,620
Other receivables	272,403	166,877
Loss allowance	(74,839)	(57,563)

Total	11,155,633	6,714,525

(9)	Changes in the loss allowances on other financial assets are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018
	Stage 1	Stage 2	Stage 3	Total
Beginning balance (*)	(2,955)	(1,832)	(54,211)	(58,998)
Transfer to 12-month expected credit losses	(161)	146	15	—
Transfer to lifetime expected credit losses	112	(122)	10	—
Transfer to credit-impaired financial assets	23	167	(190)	—
Net provision of loss allowance	(360)	(256)	(30,854)	(31,470)
Recoveries of other financial assets previously charged off	—	—	(2)	(2)
Charge-off	—	—	15,225	15,225
Disposal	—	—	593	593
Others	(208)	—	21	(187)

Ending balance	(3,549)	(1,897)	(69,393)	(74,839)

(*)	The beginning balance was restated in accordance with IFRS 9.

(10)	Changes in the gross carrying amount of other financial assets are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018
	Stage 1	Stage 2	Stage 3	Total
Beginning balance	6,662,335	29,124	79,912	6,771,371
Transfer to 12-month expected credit losses	8,130	(8,109)	(21)	—
Transfer to lifetime expected credit losses	(10,935)	10,949	(14)	—
Transfer to credit-impaired financial assets	(768)	(1,120)	1,888	—
Charge-off	—	—	(15,225)	(15,225)
Disposal	—	(2)	(735)	(737)
Net increase and others	4,460,291	(1,650)	16,422	4,475,063

Ending balance	11,119,053	29,192	82,227	11,230,472

11.	FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

(1)	The fair value hierarchy

The fair value hierarchy is determined by the levels of judgment involved in estimating fair values of financial assets and liabilities. The specific financial instruments characteristics and market condition such as volume of transactions and transparency are reflected to the market observable inputs. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities. The Group maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value of its financial assets and financial liabilities. Fair value is measured based on the perspective of a market participant. As such, even when market assumptions are not readily available, the Group’s own assumptions reflect those that market participants would use for measuring the assets or liabilities at the measurement date.

The fair value measurement is described in the one of the following three levels used to classify fair value measurements:

•

Level 1—fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities. The types of financial assets or liabilities generally included in Level 1 are publicly traded equity securities, derivatives, and debt securities issued by governmental bodies.

•

Level 2—fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. prices) or indirectly (i.e. derived from prices). The types of financial assets or liabilities generally included in Level 2 are debt securities not traded in active markets and derivatives traded in OTC but not required significant judgment.

•

Level 3—fair value measurements are those derived from valuation technique that include inputs for the asset or liability that are not based on observable market data (unobservable inputs). The types of financial assets or liabilities generally included in Level 3 are non-public securities and derivatives and debt securities of which valuation techniques require significant judgments and subjectivity.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Group’s assessment of the significance of a particular input to a fair value measurement in its entirety requires judgment and consideration of inherent factors of the asset or liability.

(2)	Fair value hierarchy of financial assets and liabilities measured at fair value are as follows (Unit: Korean Won in millions):

	June 30, 2018
	Level 1 (*1)	Level 2 (*1)	Level 3	Total
Financial assets:
Financial assets at fair value through profit or loss mandatorily measured at fair value
Deposits	24,921	—	—	24,921
Debt securities	375,280	1,611,129	7,442	1,993,851
Equity securities	80,536	—	352,780	433,316
Capital contributions	—	—	349,470	349,470
Beneficiary certificates	—	62,173	748,795	810,968
Loans	—	85,000	251,967	336,967
Derivative assets	17,439	2,337,601	36,171	2,391,211

Subtotal	498,176	4,095,903	1,746,625	6,340,704

Financial assets at FVTOCI
Debt securities	2,463,992	11,224,698	—	13,688,690
Equity securities	440,038	—	465,741	905,779
Securities loaned	—	50,139	—	50,139

Subtotal	2,904,030	11,274,837	465,741	14,644,608

Derivative assets	—	12,395	—	12,395

Total	3,402,206	15,383,135	2,212,366	20,997,707

	June 30, 2018
	Level 1 (*1)	Level 2 (*1)	Level 3	Total
Financial liabilities:
Financial liabilities at fair value through profit or loss mandatorily measured at fair value
Deposits due to customers	24,485	—	—	24,485
Derivative liabilities	3,269	2,333,558	40,923	2,377,750

Subtotal	27,754	2,333,558	40,923	2,402,235

Financial liabilities at fair value through profit or loss designated as upon initial recognition
Equity-linked securities	—	—	176,097	176,097

Derivative liabilities	—	67,505	—	67,505

Total	27,754	2,401,063	217,020	2,645,837

	December 31, 2017
	Level 1 (*1)	Level 2 (*1)	Level 3 (*2)	Total
Financial assets:
Financial assets held for trading
Deposits	25,972	—	—	25,972
Debt securities	405,942	2,238,391	—	2,644,333
Equity securities	21,666	—	—	21,666
Beneficiary certificates	—	13,041	—	13,041
Derivative assets	1,021	3,093,272	21,482	3,115,775

Subtotal	454,601	5,344,704	21,482	5,820,787

Financial assets designated at FVTPL
Debt securities	—	—	9,694	9,694
Equity securities	—	—	12,596	12,596

Subtotal	—	—	22,290	22,290

AFS financial assets
Debt securities	2,710,172	10,348,816	—	13,058,988
Equity securities	399,214	—	1,011,864	1,411,078
Beneficiary certificates	—	68,722	643,906	712,628
Securities loaned	69,778	100,478	—	170,256

Subtotal	3,179,164	10,518,016	1,655,770	15,352,950

Derivative assets	—	59,272	—	59,272

Total	3,633,765	15,921,992	1,699,542	21,255,299

Financial liabilities:
Financial liabilities held for trading
Deposits due to customers	25,964	—	—	25,964
Derivative liabilities	2,613	3,126,585	20,951	3,150,149

Subtotal	28,577	3,126,585	20,951	3,176,113

Financial liabilities designated at FVTPL
Equity-linked securities	—	—	160,057	160,057
Debentures	—	91,739	—	91,739

Subtotal	—	91,739	160,057	251,796

Derivative liabilities	—	67,754	—	67,754

Total	28,577	3,286,078	181,008	3,495,663

(*1)

There were no transfers between Level 1 and Level 2 of financial assets and liabilities measured at fair value. The Group recognizes transfers among levels at the end of reporting period in which events have occurred or conditions have changed.

(*2)

Certain AFS unquoted equity securities were measured at cost as of December 31, 2017, that amounted to 37,092 million Won. These unquoted equity instruments mostly represent minority investments in structured entity vehicles, such as asset securitization structures. They are measured at cost because (a) observable inputs of financial information to measure fair value were not available to obtain, (b) there was a significant variance in likely estimated cash flows or (c) the probabilities for various estimated cash flows could not be measured reliably. In addition, the Group has no intention to dispose these investments in the foreseeable future.

Financial assets and liabilities at fair value through profit or loss mandatorily measured at fair value, financial liabilities at fair value through profit or loss designated as upon initial recognition, financial assets at FVTOCI, and derivative assets and liabilities are recognized at fair value. Fair value is the amount that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date.

Financial instruments are measured at fair value using a quoted market price in active markets. If there is no active market for a financial instrument, the Group determines the fair value using valuation methods. Valuation methods and input variables for each type of financial instruments are as follows:

	Valuation methods	Input variables
Loans	The fair value of Loans is measured by the Binomial tree given the values of underlying assets and volatility.	Values of underlying assets, Volatility

Debt securities

The fair value is measured by discounting the projected cash flows of debt securities by applying the market discount rate that has been applied to a proxy company that has similar credit rating to the issuers of the securities.

Risk-free market rate, credit spread

Equity securities, capital contribution and Beneficiary certificates

Among DCF (Discounted Cash Flow) Model, FCFE (Free Cash Flow to Equity) Model, Comparable Company Analysis, Dividend Discount Model, Risk-adjusted Rate of Return Method, and Net Asset Value Method, more than one method is used given the characteristic of the subject of fair value measurement.

Risk-free market rate, market risk premium, Beta, etc.

	Valuation methods	Input variables
Derivatives

The in-house developed model which is based on the models that are used by market participants in the valuation of general OTC derivative products, such as options, interest rate swaps, currency swap and currency forward that are based on inputs observable in the market.

However, for some complicated financial instruments of which valuation should be based on some assumptions since some significant or all inputs to be used in the model are not observable in the market, the in-house derived model which is developed from the general valuation models, such as Finite Difference Method (“FDM”) or Monte Carlo Simulation.

Risk-free market rate, forward rate, volatility, foreign exchange rate, stock prices, etc.

Equity-linked securities	The fair value of security linked to stock prices or derivatives is measured by the models such as DCF model, FDM, or Monte Carlo Simulation given the natures of the securities or underlying assets.	Values of underlying assets, risk-free market rate, market rate, dividend and convenience yield, volatility, correlation coefficient, credit spread, and foreign exchange rate

Debentures	The fair value is measured by discounting the projected cash flows of a debenture by applying the market discount rate that is reflecting credit rating of the Group.	Risk-free market rate, forward rate

Valuation methods of financial assets and liabilities measured at fair value and classified into Level 3 and significant but unobservable inputs are as follows:

	Fair value measurement technique	Input variable	Range	Impact of changes in significant unobservable inputs on fair value measurement
Loans	Binomial tree	Stock, Volatility of underlying asset	14.92% – 41.24%	Variation of fair value increases as volatility increases.
Derivative assets	Option valuation model and others	Correlation coefficient	0.900 – 0.970	Variation of fair value increases as correlation coefficient increases.
		Volatility of underlying asset	10.61% – 27.59%	Variation of fair value increases as volatility increases.
Derivative liabilities	Option valuation model and others	Correlation coefficient	0.900 – 0.970	Variation of fair value increases as correlation coefficient increases.
		Volatility of underlying asset	10.61% – 27.59%	Variation of fair value increases as volatility increases.
Equity-linked securities	Monte Carlo Simulation and others	Correlation coefficient	0.0861 – 0.688

Equity-linked securities’ variation of fair value increases if both volatility and correlation coefficient increase. However, when correlation coefficient decreases despite the increase in volatility, the variation of fair value of a compound financial instrument may decrease.

		Volatility of underlying asset	18.60% – 26.88%
Equity securities and beneficiary certificates	External appraisal value and others	Expected growth rate	0.00%	Fair value increases as expected growth rate increases.
		Discount rate	0.99% – 18.73%	Fair value increases as discount rate decreases.
		Volatility of real estate sale price	0.00%	Fair value increases as sale price increases.

Fair value of financial assets and liabilities classified into Level 3 is measured by the Group using its own valuation methods or using external specialists. Unobservable inputs used in the fair value measurements are produced by the internal system of the Group and the appropriateness of inputs is reviewed regularly.

(3)	Changes in financial assets and liabilities measured at fair value classified into Level 3 are as follows (Unit: Korean Won in millions):

	For six months ended June 30, 2018
	January 1, 2018	Net income (loss) (*1)	Other comprehensive income	Purchases/ issuances	Disposals/ settlements	Transfer to or out of Level 3 (*2)	June 30, 2018
Financial assets:
Financial assets at fair value through profit or loss mandatorily measured at fair value
Debt securities	9,694	(111)	—	—	(2,141)	—	7,442
Equity securities	280,171	22,834	—	50,005	(230)	—	352,780
Capital contributions	294,121	21,934	—	49,367	(15,952)	—	349,470
Beneficiary certificates	654,066	12,973	—	1,924,763	(1,843,007)	—	748,795
Loans	165,001	3,616	—	125,807	(42,457)	—	251,967
Derivative assets	19,346	65,856	—	1,936	(50,967)	—	36,171

Subtotal	1,422,399	127,102	—	2,151,878	(1,954,754)	—	1,746,625

Financial assets at FVTOCI
Equity securities	451,287	(393)	14,557	290	—	—	465,741

Total	1,873,686	126,709	14,557	2,152,168	(1,954,754)	—	2,212,366

Financial liabilities:
Financial liabilities at fair value through profit or loss mandatorily measured at fair value
Derivative liabilities	20,951	73,951	—	(3,058)	(50,921)	—	40,923
Financial liabilities at fair value through profit or loss designated as upon initial recognition
Equity-linked securities	160,057	(1,438)	—	179,044	(161,566)	—	176,097

Total	181,008	72,513	—	175,986	(212,487)	—	217,020

(*1)

The losses that increase financial liabilities are presented as positive amounts, and the gains that decrease financial liabilities are presented as negative amounts. The gain amounting to 61,323 million Won for six months ended June 30, 2018, which is from financial assets and liabilities that the Group holds as at the end of the periods, has been recognized in net gain (loss) on financial assets at FVTPL and net gain (loss) on financial assets at FVTOCI in the consolidated statement of comprehensive income.

(*2)	The Group recognizes transfers between levels at the end of reporting period within which events have occurred or conditions have changed.

	For the six months ended June 30, 2017
	January 1, 2017	Net income (loss) (*1)	Other comprehensive income (loss)	Purchases/ Issuances	Disposals/ Settlements	Transfer to or out of level 3 (*2)	June 30, 2017
Financial assets:
Financial assets held for trading
Derivative assets	23,153	21,217	—	472	(17,420)	—	27,422
Financial assets designed at FVTPL
Debt securities	4,348	191	—	2,000	—	—	6,539
Equity securities	12,652	(207)	—	—	—	—	12,445

Sub-total	17,000	(16)	—	2,000	—	—	18,984

	For the six months ended June 30, 2017
	January 1, 2017	Net income (loss) (*1)	Other comprehensive income (loss)	Purchases/ Issuances	Disposals/ Settlements	Transfer to or out of level 3 (*2)	June 30, 2017
AFS financial assets
Equity securities	1,024,935	19,241	10,175	27,289	(31,692)	—	1,049,948
Beneficiary certificates	530,511	3,442	(2,188)	127,147	(70,600)	—	588,312

Sub-total	1,555,446	22,683	7,987	154,436	(102,292)	—	1,638,260

Derivative assets	99	185	—	—	(284)	—	—

Total	1,595,698	44,069	7,987	156,908	(119,996)	—	1,684,666

Financial liabilities:
Financial liabilities held for trading
Derivative liabilities	33,524	14,142	—	501	(15,015)	—	33,152
Financial liabilities designated at FVTPL
Equity-linked securities	673,709	83,962	—	—	(235,296)	—	522,375

Total	707,233	98,104	—	501	(250,311)	—	555,527

(*1)

The loss amounting to 61,518 million Won for the six months ended June 30, 2017, which is from financial assets and liabilities that the Group holds, has been recognized in net gain (loss) on financial instruments at FVTPL and net gain (loss) on AFS financial assets in the statement of comprehensive income.

(*2)	The Group recognizes transfers between levels at the end of reporting period within which events have occurred or conditions have changed.

(4)	Sensitivity analysis on the unobservable inputs used for measuring Level 3 financial instruments

The sensitivity analysis of the financial instruments has been performed by classifying with favorable and unfavorable changes based on how changes in unobservable assumptions would have effects on the fluctuations of financial instruments’ value. When the fair value of a financial instrument is affected by more than one unobservable assumption, the below table reflects the most favorable or the most unfavorable changes which resulted from varying the assumptions individually. The sensitivity analysis was performed for two types of level 3 financial instruments: (1) interest rate related derivatives, currency related derivatives, equity related derivatives, equity-linked securities beneficiary certificates and loans of which fair value changes are recognized as net income; (2) equity securities of which fair value changes are recognized as other comprehensive income.

The equity investments classified as Level 3 equity securities whose costs are considered to provide the best estimate of fair value are excluded from sensitivity analysis.

The following table presents the sensitivity analysis to disclose the effect of reasonably possible volatility on the fair value of a Level 3 financial instruments (Unit: Korean Won in millions):

	June 30, 2018
	Net income (loss)		Other comprehensive income (loss)
	Favorable	Unfavorable	Favorable	Unfavorable
Financial assets:
Financial assets at FVTPL
Derivative assets (*1) (*2)	4,305	(2,452)	—	—
Loans	422	(323)	—	—
Debt securities	914	(784)	—	—
Equity securities (*3) (*4)	10,740	(7,562)	—	—
Beneficiary certificates (*4)	1,436	(1,544)	—	—
Financial assets at FVTOCI
Equity securities (*3) (*4)	—	—	19,464	(8,704)

Total	17,817	(12,665)	19,464	(8,704)

	June 30, 2018
	Net income (loss)		Other comprehensive income (loss)
	Favorable	Unfavorable	Favorable	Unfavorable
Financial liabilities:
Financial liabilities at fair value through profit or loss mandatorily measured at fair value
Derivative liabilities (*1) (*2)	2,409	(4,285)	—	—
Financial liabilities at fair value through profit or loss designated as upon initial recognition
Equity-linked securities (*1)	1,083	(1,158)	—	—

Total	3,492	(5,443)	—	—

	December 31, 2017
	Net income (loss)		Other comprehensive income (loss)
	Favorable	Unfavorable	Favorable	Unfavorable
Financial assets:
Financial assets held for trading
Derivatives assets (*1) (*2)	1,234	(526)	—	—
Financial assets designed at FVTPL
Debt securities (*5)	265	(309)	—	—
Equity securities (*5)	670	(624)	—	—
AFS Financial assets
Equity securities (*3) (*4)	—	—	28,583	(15,246)
Beneficiary certificates (*4)	—	—	1,861	(1,857)

Total	2,169	(1,459)	30,444	(17,103)

Financial liabilities:
Financial liabilities held for trading
Derivative liabilities (*1) (*2)	5	(513)	—	—
Financial liabilities designated at FVTPL
Equity-linked securities (*1)	8	(7)	—	—

Total	13	(520)	—	—

(*1)

Fair value changes of equity related derivatives assets and liabilities and equity-linked securities are calculated by increasing or decreasing historical volatility of the stock price and correlation, which are major unobservable variables, by 10%, respectively. In the case of interest rate related derivative assets and liabilities, fair value changes are calculated by increasing or decreasing the volatility of interest rate, which are major unobservable variables, by 10%.

(*2)	Both derivative assets and liabilities for held for trading and hedging are included.
(*3)

Fair value changes of equity securities are calculated by increasing or decreasing growth rate (0~1%) and discount rate or liquidation value (-1~1%). The growth rate, discount rate, and liquidation value are major unobservable variables.

(*4)

Even if the sensitivity analysis of the capital contributions and beneficiary certificates is not possible in practice, fair value changes of beneficiary certificates and other securities whose major unobservable variables are composed of the real estate are calculated by increasing or decreasing price fluctuation of real estate which is underlying assets and discount rate by 1%.

(*5)	Changes of fair value are measured by increasing or decreasing the discount rate by 10%, which is major unobservable variable, respectively.

(5)	Fair value and carrying amount of financial assets and liabilities that are recorded at amortized cost are as follows (Unit: Korean Won in millions):

	June 30, 2018
	Fair value				Book value
	Level 1	Level 2	Level 3	Total
Financial assets:
Securities at amortized cost	1,792,215	15,911,262	—	17,703,477	17,702,129
Loans and other financial assets at amortized cost	—	—	277,718,440	277,718,440	277,720,003
Financial liabilities:
Deposits due to customers	—	237,811,780	—	237,811,780	237,900,166
Borrowings	—	15,924,417	—	15,924,417	15,899,599
Debentures	—	26,586,897	—	26,586,897	26,752,725
Other financial liabilities	—	21,405,921	—	21,405,921	21,408,267

	December 31, 2017
	Fair value				Book value
	Level 1	Level 2	Level 3	Total
Financial assets:
HTM financial assets	1,206,292	15,509,387	—	16,715,679	16,749,296
Loans and receivables	—	—	265,570,649	265,570,649	267,106,204
Financial liabilities:
Deposits due to customers	—	234,682,775	—	234,682,775	234,695,084
Borrowings	—	14,754,506	—	14,754,506	14,784,706
Debentures	—	27,889,781	—	27,889,781	27,869,651
Other financial liabilities	—	13,890,789	—	13,890,789	13,892,461

The fair values of financial instruments are measured using quoted market price in active markets. In case there is no active market for financial instruments, the Group determines the fair value using valuation methods. Valuation methods and input variables for financial assets and liabilities that are measured at amortized costs are given as follows:

	Valuation methods	Input variables
Securities at amortized cost (HTM financial assets in previous year)

The fair value is measured by discounting the projected cash flows of debt securities by applying the market discount rate that has been applied to a proxy company that has similar credit rating to the issuers of the securities.

Risk-free market rate and credit spread
Loans and other financial assets at amortized cost (Loans and receivables in previous year)

The fair value is measured by discounting the projected cash flows of loan products by applying the market discount rate that has been applied to a proxy company that has similar credit rating to the debtor.

Risk-free market rate, credit spread and prepayment-rate
Deposits due to customers, borrowings, debentures and other financial liabilities	The fair value is measured by discounting the projected cash flows of debt products by applying the market discount rate that is reflecting credit rating of the Group.	Risk-free market rate and forward rate

(6)	Financial instruments by category

Carrying amounts of financial assets and liabilities are as follows (Unit: Korean Won in millions):

	June 30, 2018
Financial assets	Financial asset at FVTPL	Financial assets at FVTOCI	Financial assets at amortized cost	Derivatives assets held for hedging	Total
Deposits	24,921	—	17,770,356	—	17,795,277
Securities at fair value through profit or loss	3,587,605	—	—	—	3,587,605
Securities at FVTOCI	—	14,644,608	—	—	14,644,608
Securities at amortized cost	—	—	17,702,129	—	17,702,129
Loans	336,967	—	248,794,014	—	249,130,981
Derivative assets	2,391,211	—	—	12,395	2,403,606
Other financial assets at amortized cost	—	—	11,155,633	—	11,155,633

Total	6,340,704	14,644,608	295,422,132	12,395	316,419,839

Financial liabilities	June 30, 2018
	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Derivatives liabilities held for hedging	Total
Deposits due to customers	24,485	237,900,166	—	237,924,651
Borrowings	176,097	15,899,599	—	16,075,696
Debentures	—	26,752,725	—	26,752,725
Derivative liabilities	2,377,750	—	67,505	2,445,255
Other financial liabilities (*)	—	21,463,163	—	21,463,163

Total	2,578,332	302,015,653	67,505	304,661,490

(*)	Other financial liabilities include 54,896 million Won of financial guarantee liabilities measured at amortized cost included in provisions (Note 23).

	December 31, 2017
Financial assets	Financial assets at FVTPL	AFS financial assets	HTM financial assets	Loans	Derivatives assets held for hedging	Total
Deposits	25,972	—	—	8,868,378	—	8,894,350
Financial assets at FVTPL	2,701,330	—	—	—	—	2,701,330
AFS financial assets	—	15,352,950	—	—	—	15,352,950
HTM financial assets	—	—	16,749,296	—	—	16,749,296
Loans	—	—	—	251,523,301	—	251,523,301
Derivative assets	3,115,775	—	—	—	59,272	3,175,047
Other financial assets at amortized cost	—	—	—	6,714,525	—	6,714,525

Total	5,843,077	15,352,950	16,749,296	267,106,204	59,272	305,110,799

Financial liabilities	June 30, 2017
	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Derivatives liabilities held for hedging	Total
Deposits due to customers	25,964	234,695,084	—	234,721,048
Borrowings	160,057	14,784,706	—	14,944,763
Debentures	91,739	27,869,651	—	27,961,390
Derivative liabilities	3,150,149	—	67,754	3,217,903
Other financial liabilities (*)	—	13,964,158	—	13,964,158

Total	3,427,909	291,313,599	67,754	294,809,262

(*)	Other financial liabilities include 71,697 million Won of financial guarantee liabilities measured at amortized cost included in provisions (Note 23).

12.	DERECOGNITION AND OFFSET OF FINANCIAL INSTRUMENTS

(1)	Derecognition of financial instruments

Transferred financial assets that do not meet the condition of derecognition in their entirety.

a)	Disposal of securities under repurchase agreements

The financial instruments that were disposed but the Group agreed to repurchase at the fixed amounts at the same time, so that they did not meet the conditions of derecognition, are as follows (Unit: Korean Won in millions):

		June 30, 2018	December 31, 2017
Assets transferred	Financial assets at FVTOCI	10,002	—
	AFS financial assets	—	9,998
	Securities at amortized cost	5,444	—
	HTM financial assets	—	5,436

	Total	15,446	15,434

Related liabilities	Bonds sold under repurchase agreements	5,372	3,173

b)	Securities loaned

When the Group loans its securities to outside parties, the legal ownerships of the securities are transferred; however, they should be returned at the end of lending period. Therefore, the Group does not derecognize them from the financial statements as it owns majority of risks and benefits from the securities continuously, regardless of the transfer of legal ownership. The carrying amounts of the securities loaned are as follows (Unit: Korean Won in millions):

		June 30, 2018	December 31, 2017	Loaned to
Financial assets at FVTOCI	Korean treasury, corporation bonds and others	50,139	—	Korea Securities Finance Corporation
AFS financial assets	Korean treasury, government bonds and others	—	170,256	Korea Securities Finance Corporation and others

	Total	50,139	170,256

The details of the transferred financial assets that are not meet the condition of derecognition in their entirety, such as disposal of securities under repurchase agreement or securities loaned, are explained in Note 18.

(2)	The offset of financial assets and liabilities

The Group possesses both the uncollected domestic exchange receivables and the unpaid domestic exchange payable, which satisfy offsetting criteria of IAS 32. Therefore, the total number of uncollected domestic exchange receivables or unpaid domestic exchange payable has been countervailed with part of unpaid domestic exchange payable or uncollected domestic exchange receivables and has been disclosed in loans at amortized cost and other financial assets (loans and receivables in previous year) or other financial liabilities of the Group’s statements of financial position.

The Group possesses the derivative assets, derivative liabilities, receivable spot exchange and payable spot exchange that do not satisfy the offsetting criteria of IAS 32, but provide the Group under the circumstances of the trading party’s defaults, insolvency or bankruptcy, the right of offsetting. Item such as cash collateral cannot satisfy the offsetting criteria of IAS 32, but in accordance with the collateral arrangements and under the circumstances of the trading party’s default, insolvency or bankruptcy, the net amount of derivative assets and derivative liabilities, receivable spot exchange and payable spot exchange can be offset.

The Group has entered into a resale and repurchase agreement and accounted it as a collateralized borrowing. The Group has also entered into a resale and purchase agreement and accounted it as a secured advance. The resale and repurchase agreements can have the offsetting right only under the trading party’s default, insolvency or bankruptcy, which do not satisfy the offsetting criteria of IAS 32. The Group recorded the collateralized borrowing in borrowings and the secured loans in loans and receivables. The Group under the repurchase agreements has offsetting right only upon the counterparty’s default, insolvency or bankruptcy; thus, the repurchase agreements are applied by the TBMA/ISMA Global Master Repurchase Agreement, which does not satisfy the offsetting criteria of IAS 32. The Group disclosed bonds sold (purchased) under repurchase(resale) agreements as borrowings loan at amortized cost and other financial assets (loans and receivables in previous year).

As of June 30, 2018 and December 31, 2017, the financial instruments to be off set and may be covered by master netting agreements and similar agreements are as follows (Unit: Korean Won in millions):

	June 30, 2018
	Gross amounts of recognized financial assets	Gross amounts of recognized financial assets set off	Net amounts of financial assets presented	Related amounts not set off in the consolidated statement of financial position		Net amounts
				Netting agreements and others	Cash collateral received
Financial assets:
Derivative assets and others (*1)	2,132,698	—	2,132,698	8,716,272	21,543	857,980
Receivable spot exchange (*2)	7,463,097	—	7,463,097
Bonds purchased under resale agreements (*2)	6,999,881	—	6,999,881	6,999,881	—	—
Domestic exchanges receivable (*2)(*5)	27,527,610	27,338,204	189,406	—	—	189,406

Total	44,123,286	27,338,204	16,785,082	15,716,153	21,543	1,047,386

	June 30, 2018
	Gross amounts of recognized financial liabilities	Gross amounts of recognized financial liabilities set off	Net amounts of financial liabilities presented	Related amounts not set off in the consolidated statement of financial position		Net amounts
				Netting agreements and others	Cash collateral pledged
Financial liabilities:
Derivative liabilities and others (*1)	2,305,516	—	2,305,516	8,704,614	208,955	856,626
Payable spot exchange (*3)	7,464,679	—	7,464,679
Bonds sold under repurchase agreements (*4)	5,372	—	5,372	5,372	—	—
Domestic exchanges payable (*3)(*5)	31,538,065	27,338,204	4,199,861	3,408,953	—	790,908

Total	41,313,632	27,338,204	13,975,428	12,118,939	208,955	1,647,534

(*1)	The items include derivatives held for trading, derivatives held for hedging and equity-linked securities.
(*2)	The items are included in loan at amortized cost and other financial assets.
(*3)	The items are included in other financial liabilities.
(*4)	The items are included in borrowings.
(*5)	Certain financial assets and liabilities are presented as net amounts.

	December 31, 2017
	Gross amounts of recognized financial assets	Gross amounts of recognized financial assets set off	Net amounts of financial assets presented	Related amounts not set off in the consolidated statement of financial position		Net amounts
				Netting agreements and others	Cash collateral received
Financial assets:
Derivative assets and others (*1)	2,992,476	1,710	2,990,766	5,787,448	174,415	796,629
Receivable spot exchange (*2)	3,767,726	—	3,767,726
Bonds purchased under resale agreements (*2)	16,859,064	—	16,859,064	16,859,064	—	—
Domestic exchanges receivable (*2)(*5)	39,050,227	38,985,354	64,873	—	—	64,873

Total	62,669,493	38,987,064	23,682,429	22,646,512	174,415	861,502

	December 31, 2017
	Gross amounts of recognized financial liabilities	Gross amounts of recognized financial liabilities set off	Net amounts of financial liabilities presented	Related amounts not set off in the consolidated statement of financial position		Net amounts
				Netting agreements and others	Cash collateral pledged
Financial liabilities:
Derivative liabilities and others (*1)	3,160,217	1,710	3,158,507	5,866,682	157,750	857,961
Payable spot exchange (*3)	3,723,886	—	3,723,886
Bonds sold under repurchase agreements (*4)	3,173	—	3,173	3,173	—	—
Domestic exchanges payable (*3)(*5)	40,284,515	38,985,354	1,299,161	1,293,931	—	5,230

Total	47,171,791	38,987,064	8,184,727	7,163,786	157,750	863,191

(*1)	The items include derivatives held for trading, derivatives for hedging and equity linked securities.
(*2)	The items are included in loans and receivables.
(*3)	The items are included in other financial liabilities.
(*4)	The items are included in borrowings.
(*5)	Certain financial assets and liabilities are presented at as net amounts.

13. INVESTMENTS IN JOINT VENTURES AND ASSOCIATES

(1)	Investments in joint ventures and associates accounted for using the equity method of accounting are as follows (Unit: Korean Won in millions):

		Percentage of ownership (%)		Financial statements as of (2018)
Joint ventures and Associates	Main business	June 30, 2018	December 31, 2017
Woori Bank:
Kumho Tire Co., Inc. (*1)(*2)	Manufacturing	14.2	14.2	March 31	(*3)
Woori Service Networks Co., Ltd. (*4)	Freight & staffing services	4.9	4.9	May 31	(*3)
Korea Credit Bureau Co., Ltd. (*5)	Credit information	9.9	9.9	June 30
Korea Finance Security Co., Ltd. (*4)	Security service	15.0	15.0	May 31	(*3)
Chin Hung International Inc. (*2)	Construction	25.3	25.3	May 31	(*3)
Poonglim Industrial Co., Ltd. (*6)(*9)	Construction	—	29.4	—
STX Engine Co., Ltd. (*10)	Manufacturing	—	29.2	—
STX Corporation (*1)(*11)	Wholesale of non-specialized goods	19.7	19.7	May 31	(*3)
Saman Corporation (*5)	General construction Technology service	9.2	9.2	May 31	(*3)
Dongwoo C & C Co., Ltd. (*6)	Construction	23.2	23.2	—
SJCO Co., Ltd. (*6)	Aggregate transportation and wholesale	26.5	26.5	—
G2 Collection Co., Ltd. (*6)	Wholesale and retail sales	28.9	28.9	—
The Base Enterprise Co., Ltd. (*6)	Manufacturing	48.4	48.4	—
Kyesan Engineering Co., Ltd. (*6)	Construction	23.2	23.2	—
Good Software Lap Co., Ltd. (*6)	Service	28.9	28.9	—
Wongwang Co., Ltd. (*6)	Wholesale and real estate	29.0	29.0	—
Sejin Construction Co., Ltd. (*6)	Construction	29.6	29.6	—
QTS Shipping Co., Ltd. (*6)	Composite transportation Arrangement	49.4	49.4	—
DAEA SNC Co., Ltd. (*6)	Wholesale and retail sales	24.0	24.0
ARES-TECH Co., Ltd. (*6)	Electronic component manufacturing	23.4	23.4	—
Reading Doctors Co., Ltd. (*6)	Other service business	35.4	35.4	—
PREXCO Co., Ltd. (*6)	Manufacturing	28.1	28.1	—
Hyunwoo International Co., Ltd. (*6)	Manufacturing	25.9	25.9	—
Jiwon Plating Co., Ltd. (*6)	Plating	20.5	20.5	—
Cultizm Korea LTD Co., Ltd. (*6)	Wholesale and retail sales	31.3	31.3	—
Gil Co.,Ltd. (*6)	Manufacturing	26.1	26.1	—
NK Eng Co., Ltd. (*6)	Manufacturing	23.1	23.1	—
Youngdong Sea Food Co., Ltd. (*6)(*7)	Processed sea food manufacturing	24.0	—	—
Woori Growth Partnerships New Technology Private Equity Fund	Other financial business	23.1	23.1	June 30
2016KIF-IMM Woori Bank Technology Venture Fund	Other financial business	20.0	20.0	June 30
K BANK Co., Ltd. (*5)	Finance	13.0	13.0	May 31	(*3)
Smart Private Equity Fund No.2	Other financial business	20.0	20.0	June 30
Woori Bank-Company K Korea Movie Asset Fund	Other financial business	25.0	25.0	June 30
Well to Sea No. 3 Private Equity Fund (*12)	Finance	50.0	50.0	March 31	(*3)
Partner One Value Up I Private Equity Fund (*8)	Other financial business	23.3	—	June 30
IBK KIP Seongjang Dideemdol 1st Private Investment Limited Partnership (*8)	Other Finance business	20.0	—	June 30
Woori Investment Bank Co., Ltd.:
Nomura-Rifa Private Real Estate Investment Trust No.17	Other financial business	21.9	25.0	June 30

(*1)	The Group has significant influence on these entities through its position in the creditors’ council which is the decision making body regarding to financial and operational policies of associates.
(*2)

The investments in associates that have quoted market prices are Kumho Tire Co., Ltd. (current period: KRW 6,310, previous year: KRW 4,425), Chin Hung International Inc. (current period: KRW 1,935, previous year: KRW 1,915).

(*3)	The significant transactions and events between the end of reporting period of the associates and the Group have been properly incorporated.
(*4)	Most of the significant business transactions of associates are with the Group as of June 30, 2018 and December 31, 2017.
(*5)	The Group can participate in decision-making body and exercise significant influence over associates through business partnerships.
(*6)	The carrying values of investments in associates are nil as of June 30, 2018 and December 31, 2017.
(*7)

As of December 31, 2017, the ownership ratio of the common stocks was more than 20%, but the entity was excluded from investments in associates because it has been under rehabilitation and not able to exercise significant influence. However, as of June 30, 2018, it was included in investments in associates by finalizing rehabilitation process by the court administration.

(*8)	Due to capital contribution by the Group for the six months ended June 30, 2018, the entities has been included in the investment in associates.
(*9)

The Group does not have significant influence over the entity since it is going through work-out process under receivership, thus it is excluded from the investment in associates for the six months ended June 30, 2018.

(*10)	The entity was sold after it was transferred to assets held for sale for the year ended June 30, 2018.
(*11)

The shares of STX Corporation owned by the Group were reclassified as assets held for sale, as the creditor financial institutions committee entered into a contract with AFC Korea Co., Ltd. during the previous year to sell STX Corporation shares.

(*12)

The Bank has entered into a contract whereas the Bank (or a third party designated by the Bank) obtains a preemptive right to acquire the base assets (Aju Capital Co. Ltd.) of Well to Sea No. 3 Private Equity Fund, an affiliate of the Bank, when the Fund disposes them.

(2)	Changes in the carrying value of investments in joint ventures and associates accounted for using the equity method of accounting are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018
	Acquisition cost	January 1, 2018	Share of profits (losses)	Acquisition	Disposal and others (*1)	Dividends	Change in Capital	June 30, 2018
Kumho Tire Co., Inc.	175,652	98,933	(10,451)	—	—	—	(5,196)	83,286
Woori Service Networks Co., Ltd.	108	158	(20)	—	—	—	—	138
Korea Credit Bureau Co., Ltd.	3,313	5,816	692	—	—	(113)	—	6,395
Korea Finance Security Co., Ltd.	3,267	3,519	4	—	—	(54)	1	3,470
Chin Hung International Inc.	130,779	45,101	3,179	—	—	—	(484)	47,796
Poonglim Industrial Co., Ltd.	13,916	—	—	—	—	—	—	—
STX Corporation	50,760	6,947	(816)	—	(5,865)	—	(266)	—
Saman Corporation	8,521	1,254	(48)	—	—	—	34	1,240
Woori Growth Partnerships New Technology Private Equity Fund	28,833	27,611	1,139	—	(3,346)	(484)	—	24,920
2016KIF-IMM Woori Bank Technology Venture Fund	6,840	6,840	—	6,780	—	—	—	13,620
K BANK Co., Ltd.	45,392	31,735	(5,384)	—	—	—	7	26,358
Smart Private Equity Fund No.2	3,000	2,932	(21)	—	—	—	—	2,911
Woori Bank-Company K Korea Movie Asset Fund	3,000	2,957	10	—	—	—	—	2,967
Well to Sea No.3 Private Equity Fund	101,992	182,309	10,321	—	(508)	—	(6,423)	185,699
Partner One Value Up I Private Equity Fund	10,000	—	(13)	10,000	—	—	—	9,987
IBK KIP Seongjang Dideemdol 1st Private Investment Limited Partnership	3,268	—	—	3,268	—	—	—	3,268
Nomura-Rifa Private Real Estate Investment Trust No.17	1,000	939	(54)	—	—	—	—	885

Total	589,641	417,051	(1,462)	20,048	(9,719)	(651)	(12,327)	412,940

(*1)	Investments in joint ventures and associates decreased by 5,865 million Won through transfers to assets held for sale which occurred during the six months ended June 30, 2018.

	For the six months ended June 30, 2017
	Acquisition cost	January 1, 2017	Share of profits (losses)	Acquisition (*1)	Disposal and others (*2)	Dividends	Change in Capital	Others (*1)	June 30, 2017
Woori Blackstone Korea Opportunity No.1 Private Equity Fund	6,881	15,289	(1,460)	—	—	—	—	—	13,829
Kumho Tire Co., Inc.	175,652	200,332	2	—	—	—	(1,623)	—	198,711
Woori Service Networks Co., Ltd.	108	145	(10)	—	—	(8)	—	—	127
Korea Credit Bureau Co., Ltd.	3,313	5,592	508	—	—	(149)	—	—	5,951
Korea Finance Security Co., Ltd.	3,266	3,376	63	—	—	(54)	—	—	3,385
Chin Hung International Inc.	89,725	43,032	(20,050)	41,053	—	—	171	(25,966)	38,240
Poonglim Industrial Co., Ltd.	13,916	—	—	—	—	—	—	—	—
STX Engine Co., Ltd.	92,038	43,036	722	—	—	—	4,047	—	47,805
SamHo Co., Ltd.	7,492	19,729	2,021	—	(16,354)	—	(73)	(5,323)	—
STX Corporation	42,215	—	(33,739)	8,546	—	—	(215)	27,772	2,364
Saman Corporation	8,521	8,699	(96)	—	—	—	26	—	8,629
Woori Growth Partnerships New Technology Private Equity Fund	13,602	13,118	(371)	5,745	(498)	—	(156)	—	17,838
2016KIF-IMM Woori Bank Technology Venture Fund	1,800	1,800	—	3,240	—	—	—	—	5,040
K BANK Co., Ltd.	32,500	30,442	(5,861)	—	—	—	(139)	—	24,442
Smart Private Equity Fund No.2	3,000	—	(47)	3,000	—	—	—	—	2,953
Woori Bank-Company K Korea Movie Asset Fund	1,500	—	(15)	1,500	—	—	—	—	1,485
Woori Renaissance Holdings	63,000	54,422	(622)	—	—	(57,109)	—	3,309	—

	558,529	439,012	(58,955)	63,084	(16,852)	(57,320)	2,038	(208)	370,799

(*1)	Changes in investments in joint ventures and associates due to debt-equity swap is 51,405 million Won.
(*2)	Investments in joint ventures and associates decreased by 16,354 million Won through transfers to assets held for sale occurred for the six months ended June 30, 2017.

(3)	Summary financial information relating to investments in joint ventures and associates accounted for using the equity method of accounting is as follows (Unit: Korean Won in millions):

	June 30, 2018
	Assets	Liabilities	Operating revenue	Net income (loss)
Kumho Tire Co., Inc.	4,513,972	3,521,608	624,981	(10,774)
Woori Service Networks Co., Ltd.	4,909	2,111	7,250	456
Korea Credit Bureau Co., Ltd.	80,792	18,764	37,342	5,919
Korea Finance Security Co., Ltd.	32,635	9,501	27,161	91
Chin Hung International Inc.	403,962	311,502	263,861	19,062
Saman Corporation	89,932	61,583	26,418	(326)
Woori Growth Partnerships New Technology Private Equity Fund	108,427	441	7,865	4,936
2016KIF-IMM Woori Bank Technology Venture Fund	65,760	383	6	(754)
K BANK Co., Ltd.	1,758,930	1,557,206	24,296	(32,126)
Smart Private Equity Fund No.2	14,605	51	1	(106)
Woori Bank-Company K Korea Movie Asset Fund	11,872	3	893	769
Well to Sea No.3 Private Equity Fund	5,297,764	4,759,158	140,041	13,450
Partner One Value Up I Private Equity Fund	43,114	172	114	(58)
IBK KIP Seongjang Dideemdol 1st Private Investment Limited Partnership	15,843	744	4	(822)
Nomura-Rifa Private Real Estate Investment Trust No.17	20,433	16,407	56	(55)

	December 31, 2017
	Assets	Liabilities	Operating revenue	Net income (loss)
Kumho Tire Co., Inc.	5,105,107	3,928,327	2,136,569	(61,748)
Woori Service Networks Co., Ltd.	4,982	1,780	14,887	1,003
Korea Credit Bureau Co., Ltd.	75,504	19,323	68,750	3,580
Korea Finance Security Co., Ltd.	33,915	10,461	55,610	1,071
Chin Hung International Inc.	341,284	259,454	513,285	28,698
Poonglim Industrial Co., Ltd.	241,063	309,925	107,360	(29,812)
STX Corporation	595,348	543,458	1,371,272	342,869
Saman Corporation	98,435	69,929	76,135	(6,096)
Woori Growth Partnerships New Technology Private Equity Fund	120,133	485	1,024	(3,199)
2016KIF-IMM Woori Bank Technology Venture Fund	32,815	380	6	(1,515)
K BANK Co., Ltd.	1,244,270	1,001,121	19,231	(74,403)
Smart Private Equity Fund No.2	14,711	51	1	(340)
Woori Bank-Company K Korea Movie Asset Fund	11,830	2	16	(172)
Well to Sea No.3 Private Equity Fund	5,068,424	4,534,957	131,488	162,743
Nomura-Rifa Private Real Estate Investment Trust No.17	20,265	16,507	62	(242)

(4)	The entities that the Group has not applied equity method of accounting although the Group’s ownership interest is more than 20% as of June 30, 2018 and December 31, 2017 are as follows:

	June 30, 2018
Associate (*)	Number of shares owned	Ownership (%)
Poonglim Industrial Co., Ltd.	4,142,782	29.1
Orient Shipyard Co., Ltd.	464,812	21.4
Saenuel Co., Ltd.	3,531	37.4
E Mirae Tech Co., Ltd.	7,696	41.0
Jehin Trading Co., Ltd.	81,610	27.3
The season Co., Ltd.	18,187	30.1
Yuil PESC Co., Ltd.	8,642	24.0
Sinseong Trading Co., Ltd.	2,584	27.2
CL Tech Co., Ltd.	13,759	38.6
Force TEC Co., Ltd.	4,780,907	25.8
Protronics Co., Ltd.	95,921	48.1
Instern Co., Ltd.	14,296	20.1

(*)

Even though the Group’s ownership interest of the entity is more than 20%, the Group does not have significant influence over the entity since it is going through work-out process under receivership, thus it is excluded from the investment in associates.

	As of December 31, 2017
Associate (*)	Number of shares owned	Ownership (%)
Orient Shipyard Co., Ltd.	465,050	21.4
Saenuel Co., Ltd.	3,531	37.4
E Mirae Tech Co., Ltd.	7,696	41.0
Jehin Trading Co., Ltd.	81,610	27.3
The season Co., Ltd.	18,187	30.1
Yuil PESC Co., Ltd.	8,642	24.0
Youngdong Sea Food Co., Ltd.	12,106	24.0
Sinseong Trading Co., Ltd.	2,584	27.2
CL Tech Co., Ltd.	13,759	38.6
Force TEC Co., Ltd.	4,780,907	25.8
Protronics Co., Ltd.	95,921	48.1
Instern Co., Ltd.	14,296	20.1

(*)

Even though the Group’s ownership interest of the entity is more than 20%, the Group does not have significant influence over the entity since it is going through work-out process under receivership, thus it is excluded from the investment in associates.

(5)

As of June 30, 2018 and December 31, 2017, the reconciliations from the net assets of associates based on the ownership ratio of the Group to its corresponding book value of investment in joint ventures and associates are as follows (Unit: Korean Won in millions except for ownership):

	June 30, 2018
	Total net asset	Ownership (%)	Ownership portion of net assets	Cost-book value differential and others	Impairment	Intercompany transaction and others	Book value
Kumho Tire Co., Inc. (*)	954,857	14.2	135,122	48,459	(102,843)	2,548	83,286
Woori Service Networks Co., Ltd.	2,798	4.9	138	—	—	—	138
Korea Credit Bureau Co., Ltd.	62,028	9.9	6,149	246	—	—	6,395
Korea Finance Security Co., Ltd.	23,134	15.0	3,470	—	—	—	3,470
Chin Hung International Inc. (*)	92,316	25.3	23,361	24,565	—	(130)	47,796
Saman Corporation	28,349	9.2	2,605	5,373	(6,738)	—	1,240
Woori Growth Partnerships New Technology Private Equity Fund	107,986	23.1	24,920	—	—	—	24,920
2016KIF-IMM Woori Bank Technology Venture Fund	65,377	20.0	13,075	—	—	545	13,620
K BANK Co., Ltd.	201,724	13.0	26,162	—	—	196	26,358
Smart Private Equity Fund No.2	14,554	20.0	2,911	—	—	—	2,911
Woori Bank-Company K Korea Movie Asset Fund	11,869	25.0	2,967	—	—	—	2,967
Well to Sea No.3 Private Equity Fund (*)	371,813	50.0	185,816	—	—	(117)	185,699
Partner One Value Up I Private Equity Fund	42,942	23.3	9,987	—	—	—	9,987
IBK KIP Seongjang Dideemdol 1st Private Investment Limited Partnership	15,099	20.0	3,020	—	—	248	3,268
Nomura-Rifa Private Real Estate Investment Trust No.17	4,026	21.9	882	—	—	3	885

(*)	The net asset amount is after reflecting debt-equity swap and others.

	December 31, 2017
	Total net asset	Ownership (%)	Ownership portion of net assets	Cost-book value differential and others	Impairment	Intercompany transaction and others	Book value
Kumho Tire Co., Inc. (*)	1,065,421	14.2	150,767	48,459	(102,843)	2,550	98,933
Woori Service Networks Co., Ltd.	3,202	4.9	158	—	—	—	158
Korea Credit Bureau Co., Ltd.	56,181	9.9	5,568	248	—	—	5,816
Korea Finance Security Co., Ltd.	23,454	15.0	3,519	—	—	—	3,519
Chin Hung International Inc. (*)	81,686	25.3	20,671	24,565	—	(135)	45,101
Poonglim Industrial Co., Ltd. (*)	(168,154)	29.4	(49,446)	54,542	(20,504)	15,408	—
STX Corporation	51,890	19.7	10,232	24,614	(27,904)	5	6,947
Saman Corporation	28,506	9.2	2,619	5,373	(6,738)	—	1,254
Woori Growth Partnerships New Technology Private Equity Fund	119,648	23.1	27,611	—	—	—	27,611
2016KIF-IMM Woori Bank Technology Venture Fund	32,435	20.0	6,487	—	—	353	6,840
K BANK Co., Ltd.	243,149	13.0	31,535	—	—	200	31,735
Smart Private Equity Fund No.2	14,660	20.0	2,932	—	—	—	2,932
Woori Bank-Company K Korea Movie Asset Fund	11,828	25.0	2,957	—	—	—	2,957
Well to Sea No.3 Private Equity Fund (*)	364,909	50.0	182,366	—	—	(57)	182,309
Nomura-Rifa Private Real Estate Investment Trust No.17	3,758	25.0	939	—	—	—	939

(*)	The net asset amount is after reflecting debt-equity swap and others.

14. INVESTMENT PROPERTIES

(1)	Details of investment properties are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Acquisition cost	417,692	404,741
Accumulated depreciation	(36,515)	(33,440)

Net carrying value	381,177	371,301

(2)	Changes in investment properties are as follows (Unit: Korean Won in millions):

	For the six months ended June 30
	2018	2017
Beginning balance	371,301	358,497
Acquisition	7,311	1,221
Disposal	(1,738)	(225)
Depreciation	(2,010)	(1,991)
Transfers	6,333	(2,708)
Classified to held for sale	—	(534)
Foreign currencies translation adjustments	(79)	(120)
Others	59	5,797

Ending balance	381,177	359,937

(3)	Rental fee earned from investment properties is amounting to 2,396 million Won and 2,411 million Won for the six months ended June 30, 2018 and 2017, respectively.

15. PREMISES AND EQUIPMENT

(1)	Details of premises and equipment are as follows (Unit: Korean Won in millions):

	June 30, 2018
	Land	Building	Properties for business use	Structures in leased office	Construction in progress	Structures	Total
Acquisition cost	1,482,169	863,503	1,105,029	441,835	4,421	20	3,896,977
Accumulated depreciation	—	(197,688)	(868,768)	(379,750)	—	(17)	(1,446,223)

Net carrying value	1,482,169	665,815	236,261	62,085	4,421	3	2,450,754

	December 31, 2017
	Land	Building	Properties for business use	Structures in leased office	Construction in progress	Structures	Total
Acquisition cost	1,487,278	867,804	1,024,186	429,665	64,559	20	3,873,512
Accumulated depreciation	—	(186,958)	(844,114)	(364,878)	—	(17)	(1,395,967)

Net carrying value	1,487,278	680,846	180,072	64,787	64,559	3	2,477,545

(2)	Details of changes in premises and equipment are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018
	Land	Building	Properties for business use	Structures in leased office	Construction in progress	Structures	Total
Beginning balance	1,487,278	680,846	180,072	64,787	64,559	3	2,477,545
Acquisitions	463	4,326	27,635	6,928	3,342	—	42,694
Disposals	—	—	(72)	(89)	—	—	(161)
Depreciation	—	(12,960)	(36,144)	(17,696)	—	—	(66,800)
Classified to held for sale	(3,573)	(2,477)	—	—	—	—	(6,050)
Transfer	(1,910)	(4,423)	63,433	—	(63,433)	—	(6,333)
Foreign currencies translation adjustments	(89)	(121)	352	489	(47)	—	584
Acquisition through business combination	—	—	969	661	—	—	1,630
Others	—	624	16	7,005	—	—	7,645

Ending balance	1,482,169	665,815	236,261	62,085	4,421	3	2,450,754

	For the six months ended June 30, 2017
	Land	Building	Properties for business use	Structures in leased office	Construction in progress	Structures	Total
Beginning balance	1,488,745	691,699	189,902	68,958	18,717	4	2,458,025
Acquisitions	—	3,831	31,624	8,120	25,053	—	68,628
Disposals	(606)	(205)	(235)	(423)	—	—	(1,469)
Depreciation	—	(13,029)	(38,063)	(18,253)	—	(1)	(69,346)
Classified to assets held for sale	(1,743)	(441)	—	—	—	—	(2,184)
Transfer	2,466	403	5,485	—	(5,646)	—	2,708
Foreign currencies translation adjustments	(596)	(560)	(676)	(675)	(247)	—	(2,754)
Others	—	(6)	188	5,386	—	—	5,568

Ending balance	1,488,266	681,692	188,225	63,113	37,877	3	2,459,176

16. INTANGIBLE ASSETS

(1)	Details of intangible assets are as follows (Unit: Korean Won in millions):

	June 30, 2018
	Goodwill	Software	Industrial property rights	Development cost	Others	Membership deposit	Construction in progress	Total
Acquisition cost	154,644	208,383	1,180	463,361	717,332	26,087	8,978	1,579,965
Accumulated amortization	—	(170,700)	(611)	(199,179)	(550,996)	—	—	(921,486)
Accumulated impairment losses	—	—	—	—	(137)	(4,828)	—	(4,965)

Net carrying value	154,644	37,683	569	264,182	166,199	21,259	8,978	653,514

	December 31, 2017
	Goodwill	Software	Industrial property rights	Development cost	Others	Membership deposit	Construction in progress	Total
Acquisition cost	108,707	203,418	1,063	260,087	634,150	27,337	153,209	1,387,971
Accumulated amortization	—	(162,746)	(524)	(182,846)	(516,467)	—	—	(862,583)
Accumulated impairment losses	—	—	—	—	(137)	(6,652)	—	(6,789)

Net carrying value	108,707	40,672	539	77,241	117,546	20,685	153,209	518,599

(2)	Details of changes in intangible assets are as follows (Unit: Korean Won in millions):

	June 30, 2018
	Goodwill	Software	Industrial property rights	Development cost	Others	Membership deposit	Construction in progress	Total
Beginning balance	108,707	40,672	539	77,241	117,546	20,685	153,209	518,599
Acquisitions	—	3,737	117	21,455	36,191	2,311	84,318	148,129
Disposal	—	—	—	—	—	(2,107)	—	(2,107)
Amortization (*)	—	(7,510)	(87)	(16,317)	(34,162)	—	—	(58,076)
Reversal of impairment loss	—	—	—	—	—	339	—	339
Transfer	—	—	—	181,803	46,746	—	(228,549)	—
Acquisition through business combination	47,406	763	—	—	—	—	—	48,169
Foreign currencies translation adjustment	(1,469)	21	—	—	243	74	—	(1,131)
Others	—	—	—	—	(365)	(43)	—	(408)

Ending balance	154,644	37,683	569	264,182	166,199	21,259	8,978	653,514

(*)	Amortization of other intangible assets amounting to 25,179 million Won is included in other operating expenses.

	June 30, 2017
	Goodwill	Software	Industrial property rights	Development cost	Others	Membership deposit	Construction in progress	Total
Beginning balance	124,803	35,477	313	70,697	164,364	20,086	67,999	483,739
Acquisitions	105	10,152	54	12,628	10,276	480	55,984	89,679
Disposal	—	—	—	—	—	(866)	—	(866)
Amortization (*)	—	(8,064)	(56)	(11,515)	(30,389)	—	—	(50,024)
Impairment loss	—	—	—	—	—	(128)	—	(128)
Transfer	—	8,091	—	—	36	—	(8,127)	—
Foreign currencies translation adjustment	(7,479)	(68)	—	—	(1,053)	(81)	(383)	(9,064)
Others	—	(22)	—	(55)	(6,371)	(6)	—	(6,454)

Ending balance	117,429	45,566	311	71,755	136,863	19,485	115,473	506,882

(*)	Amortization of other intangible assets amounting to 24,443 million Won is included in other operating expenses.

17. ASSETS HELD FOR SALE

Assets held for sale are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Investments in joint ventures and associates	5,865	46,217
Premises and equipment, etc (*)	12,840	2,407

Total	18,705	48,624

(*)

As of June 30, 2018 and December 31, 2017, non-operating assets of the subsidiaries include land and buildings classified as assets held for sale amounting to 5,223 million Won and 840 million Won, respectively.

18.	ASSETS SUBJECT TO LIEN AND ASSETS ACQUIRED THROUGH FORECLOSURES

(1)	Assets subjected to lien are as follows (Unit: Korean Won in millions):

		June 30, 2018
		Collateral given to	Amount	Reason for collateral
Loan at amortized cost and other financial assets	Due from banks on time in local currency	DaishinAMC and others	1,500	Right of pledge
	Due from banks in local currencies	Samsung Securities Co., Ltd. and others	19,698	Margin deposit for futures or option
	Due from banks in foreign currencies	Korea Investment & Securities Co., Ltd. and others	135,515	Foreign margin deposit for future or option and others
Financial assets at FVTPL	Korean financial institutions’ debt securities and others	Kyobo Life Insurance Co., Ltd. and others	72,915	CSA collateral and others
Financial assets at FVTOCI	Korean treasury and corporate bonds	Korea Securities Depository	10,002	Related to bonds sold under repurchase agreements (*)
	Korean treasury and government bonds and others	The BOK and others	1,621,221	Settlement risk and others
Securities at amortized cost	Korean treasury and government bonds	Korea Securities Depository	5,444	Related to bonds sold under repurchase agreements (*)
	Korean treasury and government bonds and others	The BOK and others	4,908,149	Settlement risk and others
Premises and equipment	Land and building	Credit Counselling & Recovery Service and others	6,065	Right to collateral and others

		Total	6,780,509

(*)

The Group has the agreements to repurchase the sold assets at the predetermined price or the price that includes the rate of return and to provide the guarantee on the assets. The transferee has the right to sell or to provide as guarantee. Therefore, the Group does not derecognize the assets, but recognizes the relevant amounts as liability (bonds sold under repurchase agreements).

		December 31, 2017
		Collateral given to	Amount	Reason for collateral
Loan and receivables	Due from banks on time in local currency	Bank of China and others	6,629	Collaterals for issuing letter of guarantee and others
	Due from banks in local currencies	Samsung Securities Co., Ltd. and others	10,809	Margin deposit for futures or option
	Due from banks in foreign currencies	Korea Investment & Securities Co., Ltd. and others	9,136	Foreign margin deposit for future or option and others
Financial assets at FVTPL	Korean financial institutions’ debt securities and others	Yuanta Securities Co., Ltd. and others	501,523	Substitute securities and others
AFS financial assets	Korean treasury and corporate bonds	Korea Securities Depository and others	9,998	Related to bonds sold under repurchase agreements (*)
	Korean treasury and government bonds and others	The BOK and others	1,570,608	Settlement risk and others
HTM financial assets	Korean treasury and government bonds	Korea Securities Depository	5,436	Related to bonds sold under repurchase agreements (*)
	Korean financial institutions’ debt securities and others	The BOK and others	7,605,292	Settlement risk and others
Premises and equipment	Land and building	Credit Counselling & Recovery Service and others	6,186	Leasehold rights and others

		Total	9,725,617

(*)

The Group has the agreements to repurchase the sold assets at the predetermined price or the price that includes the rate of return and to provide the guarantee on the assets. The transferee has the right to sell or to provide as guarantee. Therefore, the Group does not derecognize the assets, but recognizes the relevant amounts as liability (bonds sold under repurchase agreements).

(2)	The carrying amounts of assets acquired through foreclosure are as follows. (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Land	327	332
Buildings	—	44

Total	327	376

(3)	Securities loaned are as follows (Unit: Korean Won in millions):

		June 30, 2018	December 31, 2017	Loaned to
Financial assets at FVTOCI	Korean treasury, corporate bonds and others	50,139	—	Korea Securities Finance Corporation
AFS financial assets	Korean treasury, government bonds and others	—	170,256	Korea Securities Finance Corporation and others

Total		50,139	170,256

Securities loaned are lending of specific securities to borrowers who agree to return the same quantity of the same security at the end of lending period. As the Group does not derecognize these securities, there are no liabilities recognized through such transactions relates to securities loaned.

(4)	Collaterals held that can be disposed and re-subjected to lien regardless of defaults of counterparties

Fair values of collaterals held that can be disposed and re-subjected to lien regardless of defaults of counterparties as of June 30, 2018 and December 31, 2017 are as follows (Unit: Korean Won in millions):

	June 30, 2018
	Fair values of collaterals	Fair values of collaterals were disposed or re-subjected to lien
Securities	7,303,137	—

	December 31, 2017
	Fair values of collaterals	Fair values of collaterals were disposed or re-subjected to lien
Securities	17,671,490	—

19.	OTHER ASSETS

Details of other assets are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Prepaid expenses	165,150	130,245
Advance payments	24,879	18,363
Non-operative assets	327	376
Others	12,444	9,420

Total	202,800	158,404

20.	FINANCIAL LIABILITIES AT FVTPL

(1)	Financial liabilities at FVTPL are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Financial liabilities at fair value through profit or loss mandatorily measured at fair value	2,402,235	—
Financial liabilities held for trading	—	3,176,113
Financial liabilities at fair value through profit or loss designated as upon initial recognition	176,097	—
Financial liabilities designated as at FVTPL	—	251,796

Total	2,578,332	3,427,909

(2)	Financial liabilities at fair value through profit or loss mandatorily measured at fair value(Financial liabilities held for trading) are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Deposits
Gold banking liabilities	24,485	25,964
Derivative liabilities	2,377,750	3,150,149

Total	2,402,235	3,176,113

(3)	Financial liabilities at fair value through profit or loss designated as upon initial recognition(Financial liabilities designated as at FVTPL) are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Equity linked securities index:
Equity linked securities index in short position	176,097	160,057
Debentures:
Debentures in local currency	—	91,739

Total	176,097	251,796

Financial liabilities at fair value through profit or loss designated are designated as such in order to eliminate or significantly reduce accounting mismatch arising from recognition or measurement.

(4)

Credit risk adjustments to financial liabilities at fair value through profit or loss designated as upon initial recognition(Financial liabilities designated as at FVTPL) are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018	For the six months ended June 30, 2017
Financial liabilities at fair value through profit or loss designated as upon initial recognition	176,097	—
Financial liabilities designated as at FVTPL	—	616,177
Changes in fair value for credit risk adjustments	(179)	(261)
Accumulated changes in credit risk adjustments	(39)	89

The adjustment to reflect Group’s credit risk is considered in measuring the fair value of derivatives. The Group’s credit risk is determined by adjusting credit spread observed in credit rating of bank.

(5)

The difference between financial liabilities at fair value through profit or loss designated as upon initial recognition’s(Financial liabilities designated as at FVTPL) carrying amount and nominal amount at maturity is as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Carrying amount	176,097	251,796
Nominal amount at maturity	212,259	255,408

Difference	(36,162)	(3,612)

(6)	Changes in equity in relation to Financial liabilities at fair value through profit or loss designated as upon initial recognition

1)	Realized cumulative gain or loss designated in other comprehensive income due to derecognition of financial liabilities designated at FVTPL is nil for the six months ended June 30, 2018.

2)	Cumulative gains on financial liabilities designated at FVTPL replaced to retained earnings from other comprehensive income are as follows (Unit: Korean Won in millions):

For the six months ended June 30, 2018
Equity-linked securities index:	(8)

21.	DEPOSITS DUE TO CUSTOMERS

Details of deposits due to customers by type are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Deposits in local currency:
Deposits on demand	9,337,563	9,349,070
Deposits at termination	198,768,356	194,292,679
Mutual installment	32,292	34,055
Deposits on notes payables	1,705,871	1,323,679
Deposits on CMA	154,782	164,431
Certificate of deposits	4,592,575	4,436,443
Other deposits	1,401,853	1,451,841

Subtotal	215,993,292	211,052,198

Deposits in foreign currency:
Deposits in foreign currencies	21,950,041	23,682,896

Present value discount	(43,167)	(40,010)

Total	237,900,166	234,695,084

22.	BORROWINGS AND DEBENTURES

(1)	Details of borrowings are as follows (Unit: Korean Won in millions):

	June 30, 2018
	Lenders	Interest rate (%)	Amount
Borrowings in local currency:
Borrowings from The BOK	The BOK	0.5 ~ 0.8	1,420,990
Borrowings from government funds	Small Enterprise And Market Service and others	0.0 ~ 2.5	1,782,603
Others	The Korea Development Bank and others	0.0 ~ 4.0	4,665,845

Subtotal			7,869,438

Borrowings in foreign currencies:
Borrowings in foreign currencies	The Export-Import Bank of Korea and others	0.0 ~ 6.5	7,148,402
Offshore borrowings in foreign currencies	JPMORGAN CHASE BANK	2.8	33,651

Subtotal			7,182,053

Bills sold	Others	0.0 ~ 1.2	23,874
Call money	Bank and others	0.0 ~ 6.3	818,889
Bonds sold under repurchase agreements	Other financial institutions	0.7 ~ 12.7	5,372
Present value discount			(27)

Total			15,899,599

	December 31, 2017
	Lenders	Interest rate (%)	Amount
Borrowings in local currency:
Borrowings from The BOK	The BOK	0.5 ~ 0.8	1,404,087
Borrowings from government funds	Small Enterprise And Market Service and others	0.0 ~ 2.9	1,723,340
Others	The Korea Development Bank and others	0.0 ~ 3.2	3,957,421

Subtotal			7,084,848

Borrowings in foreign currencies:
Borrowings in foreign currencies	The Export-Import Bank of Korea and others	0.0 ~ 6.8	6,996,551
Offshore borrowings in foreign currencies	Commonwealth Bank	1.8	28,285

Subtotal			7,024,836

Bills sold	Others	0.0 ~ 1.2	36,953
Call money	Bank and others	1.5 ~ 2.7	635,061
Bonds sold under repurchase agreements	Other financial institutions	0.6 ~ 12.7	3,173
Present value discount			(165)

Total			14,784,706

(2)	Details of debentures are as follows (Unit: Korean Won in millions):

	June 30, 2018		December 31, 2017
	Interest rate (%)	Amount	Interest rate (%)	Amount
Face value of bond(*):
Ordinary bonds	1.5 ~ 4.5	21,105,565	1.5 ~ 5.8	22,468,908
Subordinated bonds	3.0 ~ 12.6	5,006,632	3.4 ~ 12.6	4,781,301
Other bonds	1.9 ~ 17.0	676,144	1.6 ~ 17.0	649,615

Subtotal		26,788,341		27,899,824

Discounts on bonds		(35,616)		(30,173)

Total		26,752,725		27,869,651

(*)

Included debentures under fair value hedge relationships are 3,150,145 million Won and 3,089,751 million Won as of June 30, 2018 and December 31, 2017, respectively. Also, debentures under cash flow hedge amounting to 724,487 million Won and 694,548 million Won are included as of June 30, 2018 and December 31, 2017.

23.	PROVISIONS

(1)	Details of provisions are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Asset retirement obligation	67,458	61,872
Provisions for guarantees (*1)	106,827	183,247
Provisions for unused commitments	101,874	66,115
Provisions for customer reward credits	46,735	40,445
Other provisions (*2)	63,480	58,791

Total	386,374	410,470

(*1)	Provisions for guarantees includes provision for financial guarantee of 54,896 million Won and 71,697 million Won as of June 30, 2018 and December 31, 2017, respectively.
(*2)	Other provisions consist of provision for litigation and others.

(2)	Changes in provisions for guarantees and loan commitments are as follows (Unit: Korean Won in millions):

1)	Provisions for guarantees

	For the six months ended June 30, 2018
	Stage1	Stage2	Stage3	Total
Beginning balance (*)	47,132	18,281	127,511	192,924
Replaced by 12-month expected credit loss	76	(76)	—	—
Replaced with expected credit loss for the entire period	(954)	58,894	(57,940)	—
Replaced with credit-impaired financial assets	(21)	(20)	41	—
Provisions used	(8,506)	—	—	(8,506)
Net reversal of unused amount	(4,873)	(46,344)	(35,773)	(86,990)
Others	9,393	6	—	9,399

Ending balance	42,247	30,741	33,839	106,827

(*)	The beginning balance was restated in accordance with IFRS 9.

For the six months ended June 30, 2017
Beginning balance	238,117
Provisions provided	1,003
Provisions used	(12,335)
Reversal of provisions unused	(45,971)
Foreign currencies translation adjustments	20
Others	7,920

Ending balance	188,754

2)	Provisions for unused commitment

	For the six months ended June 30, 2018
	Stage1	Stage2	Stage3	Total
Beginning balance (*)	75,232	27,875	1,878	104,985
Replaced by 12-month expected credit loss	6,262	(6,145)	(117)	—
Replaced with expected credit loss for the entire period	(2,543)	2,614	(71)	—
Replaced with credit-impaired financial assets	(159)	(325)	484	—
Net provision(reversal) of unused amount	(6,183)	3,356	(328)	(3,155)
Others	44	—	—	44

Ending balance	72,653	27,375	1,846	101,874

(*)	The beginning balance was restated in accordance with IFRS 9.

For the six months ended June 30, 2017
Beginning balance	87,909
Provisions provided	491
Provisions used	(42)
Reversal of provisions unused	(5,736)
Foreign currencies translation adjustments	(1)

Ending balance	82,621

(3)	Changes in asset retirement obligation are as follows (Unit: Korean Won in millions):

	For the six months ended June 30
	2018	2017
Beginning balance	61,872	58,076
Provisions provided	1,083	654
Provisions used	(295)	(416)
Reversal of provisions unused	(993)	(727)
Amortization	259	203
Increase in restoration costs and others	5,532	4,163

Ending balance	67,458	61,953

The amount of the asset retirement obligation is the present value of the best estimate of future expected recovery cost arising from leased premises as of June 30, 2018, discounted by appropriate discount rate. The expenditure of the recovery cost is expected to occur by the end of each premise’s lease period, and the Group has used average lease period of each category of leases terminated during the past years in order to rationally estimate the lease period. In addition, the Group used average amount of actual recovery cost for the past 3 years and the average inflation rate for last year in order to estimate future recovery cost.

(4)	Changes in other provisions are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018
	Provisions for customer reward credits	Other provisions	Total
Beginning balance	40,445	58,791	99,236
Provisions provided	36,044	2,236	38,280
Provisions used	(48,891)	(2,199)	(51,090)
Reversal of unused amount	—	(40)	(40)
Foreign currencies translation adjustments	—	(7)	(7)
Transfer (*)	5,467	—	5,467
Others	13,670	4,699	18,369

Ending balance	46,735	63,480	110,215

(*)	As the credits of the affiliates were transferred to the Group, the allowance for the provisions for customer reward credits increased for the six months ended June 30, 2018.

	For the six months ended June 30, 2017
	Provisions for customer reward credits	Other provisions	Total
Beginning balance	22,093	22,282	44,375
Provisions provided	32,208	2,390	34,598
Provisions used	(39,402)	(9,013)	(48,415)
Reversal of unused amount	—	(40)	(40)
Foreign currencies translation adjustments	—	(146)	(146)
Transfer (*)	11,482	—	11,482
Amortization	—	53	53
Others	5,667	128	5,795

Ending balance	32,048	15,654	47,702

(*)	As the credits of the affiliates were transferred to the Group, the allowance for the provisions for customer reward credits increased for the six months ended June 30, 2017.

24. NET DEFINED BENEFIT LIABILITY

The characteristics of the Group’s defined benefit retirement pension plans characteristics are as follows:

Employees and directors with one or more years of service are entitled to receive a payment upon termination of their employment, based on their length of service and rate of pay at the time of termination. The assets of the plans are measured at their fair value at the end of reporting date. The plan liabilities are measured using the projected unit method, which takes account of projected earnings increases, using actuarial assumptions that give the best estimate of the future cash flows that will arise under the plan liabilities.

The Group is exposed to various risks through defined benefit retirement pension plan, and the most significant risks are as follows:

Volatility of asset

The defined benefit obligation was estimated with an interest rate calculated based on blue chip corporate bonds earnings. A deficit may occur if the rate of return of plan assets falls short of the interest rate.

Decrease in profitability of blue chip bonds

A decrease in profitability of blue chip bonds will be offset by some increase in the value of debt securities that the employee benefit plan owns but will bring an increase in the defined benefit obligation.

Risk of inflation

Defined benefit obligations are related to inflation rate; the higher the inflation rate is, the higher the level of liabilities. Therefore, deficit occurs in the system if an inflation rate increases.

(1)	Details of net defined benefit liability are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Defined benefit obligation	1,175,786	1,071,170
Fair value of plan assets	(1,075,927)	(1,027,906)

Net defined benefit liability	99,859	43,264

(2)	Changes in the carrying value of defined benefit obligation are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018	For the six months ended June 30, 2017
Beginning balance	1,071,170	984,381
Current service cost	72,460	73,564
Interest cost	15,797	13,144
Remeasurements	72,374	4,639
Foreign currencies translation adjustments	8	(121)
Retirement benefit paid	(57,109)	(31,022)
Curtailment or settlement	—	(10,076)
Others	1,086	127

Ending balance	1,175,786	1,034,636

(3)	Changes in the plan assets are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018	For the six months ended June 30, 2017
Beginning balance	1,027,906	990,653
Interest income	16,626	15,127
Remeasurements	(9,088)	(7,847)
Employer’s contributions	96,273	18,000
Retirement benefit paid	(55,790)	(29,431)
Curtailment or settlement	—	(10,396)
Others	—	43,113

Ending balance	1,075,927	1,019,219

(4)

Plan assets wholly consist of time deposits as of June 30, 2018 and December 31, 2017, respectively. Among plan assets, realized returns on plan assets amount to 7,538 million Won and 7,280 million Won for the six months ended June 30, 2018 and 2017, respectively.

Meanwhile, the contribution expected to be paid in the current accounting year amounts to 125,818 million Won.

(5)

Current service cost, net interest income, loss (gain) on the curtailment or settlement and remeasurements recognized in the consolidated statements of net income and total comprehensive income are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018	For the six months ended June 30, 2017
Current service cost	72,460	73,564
Net interest income	(829)	(1,983)
Loss (gain) on the curtailment or settlement	—	321

Cost recognized in net income	71,631	71,902

Remeasurements(*)	81,462	12,486

Cost recognized in total comprehensive income	153,093	84,388

(*)	This is an amount before considering the tax effects.

Retirement benefit service costs related to defined contribution plans amount to 1,304 million Won and 2,155 million Won for the six months ended June 30, 2018 and 2017, respectively.

(6)	Key actuarial assumptions used in defined benefit liability measurement are as follows:

	June 30, 2018	December 31, 2017
Discount rate	3.25%	3.18%
Future wage growth rate	6.18%	6.18%
Mortality rate	Issued by Korea Insurance Development Institute	Issued by Korea Insurance Development Institute
Retirement rate	Experience rate for each employment classification	Experience rate for each employment classification

The weighted average maturity of defined benefit liability is 12.94 years.

(7)	The sensitivity to actuarial assumptions used in the assessment of defined benefit obligation is as follows (Unit: Korean Won in millions):

		June 30, 2018	December 31, 2017
Discount rate	Increase by 1% point	(124,157)	(116,405)
	Decrease by 1% point	146,273	137,151
Future wage growth rate	Increase by 1% point	145,794	136,707
	Decrease by 1% point	(125,567)	(117,765)

25.	OTHER FINANCIAL LIABILITIES AND OTHER LIABILITIES

Other financial liabilities and other liabilities are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Other financial liabilities:
Accounts payable	9,021,786	4,692,320
Accrued expenses	1,809,499	2,049,861
Borrowings from trust accounts	3,999,899	3,271,817
Agency business revenue	258,497	344,591
Foreign exchange payables	604,344	590,667
Domestic exchange payables	4,229,125	1,309,646
Other miscellaneous financial liabilities	1,487,513	1,635,156
Present value discount	(2,396)	(1,597)

Subtotal	21,408,267	13,892,461

	June 30, 2018	December 31, 2017
Other liabilities:
Unearned income	178,799	180,664
Other miscellaneous liabilities	124,114	103,317

Subtotal	302,913	283,981

Total	21,711,180	14,176,442

26. DERIVATIVES

(1) Derivative assets and derivative liabilities are as follows (Unit: Korean Won in millions):

	June 30, 2018
	Nominal amount	Assets		Liabilities
		For fair value hedge	For trading	For cash flow hedge	For fair value hedge	For trading
Interest rate:
Futures	272,778	—	—	—	—	—
Swaps	143,307,983	12,395	218,551	—	34,540	232,719
Purchase options	660,000	—	10,897	—	—	—
Written options	785,000	—	—	—	—	11,731
Currency:
Futures	371,529	—	—	—	—	—
Forwards	80,082,126	—	1,200,200	—	—	1,164,623
Swaps	56,427,354	—	806,790	32,965	—	750,377
Purchase options	2,635,551	—	36,079	—	—	—
Written options	4,651,496	—	—	—	—	49,352
Equity:
Futures	124,009	—	—	—	—	—
Swaps	435,790	—	3,021	—	—	4,542
Purchase options	4,272,150	—	115,210	—	—	—
Written options	5,661,146	—	—	—	—	163,966
Others:
Futures	965	—	—	—	—	—
Forward	5,618	—	—	—	—	—
Swaps	8,081	—	463	—	—	440

Total	299,701,576	12,395	2,391,211	32,965	34,540	2,377,750

	December 31, 2017
	Nominal amount	Assets		Liabilities
		For fair value hedge	For trading	For cash flow hedge	For fair value hedge	For trading
Interest rate:
Futures	75,845	—	—	—	—	—
Swaps	130,197,378	59,272	223,935	—	12,103	253,972
Purchase options	630,000	—	12,346	—	—	—
Written options	795,000	—	—	—	—	12,869

	December 31, 2017
	Nominal amount	Assets		Liabilities
		For fair value hedge	For trading	For cash flow hedge	For fair value hedge	For trading
Currency:
Futures	318,217	—	—	—	—	—
Forwards	72,526,956	—	1,314,368	—	—	1,375,799
Swaps	48,176,306	—	1,352,924	55,651	—	1,347,905
Purchase options	2,291,154	—	64,267	—	—	—
Written options	4,038,237	—	—	—	—	58,687
Equity:
Futures	91,436	—	—	—	—	—
Swaps	15,000	—	103	—	—	10
Purchase options	5,060,706	—	146,775	—	—	—
Written options	4,504,290	—	—	—	—	99,770
Others:
Futures	—	—	—	—	—	—
Swaps	7,805	—	1,057	—	—	1,037
Purchase options	—	—	—	—	—	—
Written options	5,000	—	—	—	—	100

Total	268,733,330	59,272	3,115,775	55,651	12,103	3,150,149

Derivatives held for trading are classified into financial assets at FVTPL (Note 7) and financial liabilities at FVTPL (Note 20), and derivatives held for hedging are presented as a separate line item in the consolidated statements of financial position.

(2)	Overview of the Group’s hedge accounting

1)	Fair value hedge

As of the current period end, the Group has applied fair value hedge on fixed interest rate foreign currency denominated debentures amounting to 3,150,145 million Won. The purpose of the hedging is to avoid fair value volatility risk of fixed interest rate foreign currency denominated debentures derived from fluctuations of market interest rate, and as such the Group entered into interest rate swap agreements designated as hedging instruments.

The Group entered into interest rate swap agreements to manage its exposure to interest rate risk and designated as hedging instruments. Pursuant to the interest rate swap agreement, hedge ratio is determined by matching the nominal value to the face value of the hedging instrument.

In this hedging relationship, only the market interest rate fluctuation, which is the most significant part of the fair value change of the hedged item, is designated as the hedged risk, and other risk factors including credit risk are not included in the hedged risk. Therefore, the ineffective portion of the hedge could arise from fluctuations in the timing of the cash flow of the hedged item, the change in the total amount and price of the hedged item, or significant credit risk fluctuation of either party of the hedged item.

The interest rate swap agreements and the hedged items are subject to fluctuations in the underlying market rate of interest and the Group expects the value of the interest rate swap contract and the value of the hedged item to generally change in the opposite direction.

The fair value of the interest rate swap at the end of the reporting period is determined by discounting future cash flows estimated using the yield curve at the end of the reporting period and the credit risk embedded in the contract and the average interest rate is determined based on the outstanding balance at the end of the reporting period. The variable interest rate applied to the interest rate swap is USD Libor 3M (6M) plus spread. In accordance with the terms of each interest rate swap contract designated as a hedging instrument, the Group receives interest at a fixed interest rate and pays interest at a variable interest rate.

2)	Cash Flow Hedge

As of the current period end, the Group has applied Cash Flow hedge on foreign currency denominated bonds amounting to 724,487 million Won. The Group’s objectives of hedging are to (1) Mitigate risks of cash flow fluctuation from principal and interest of variable interest rate debentures denominated in foreign currency, which arise from changes in foreign exchange rate and market interest rate; and (2) Mitigate the risks of cash flow fluctuation from principal and interest of fixed-interest rate debentures denominated in foreign currency, which arise from changes in foreign exchange rates. The Group has designated foreign currency swap contracts as hedging instruments in order to achieve such objectives.

(3)	The nominal amounts of the hedging instrument as of June 30, 2018 are as follows (Unit: USD, SGD):

	1 year or less	1 year to 5 years	More than 5 years	Total
Fair value hedging derivatives
Interest rate risk
Interest rate swap (USD)	500,000,000	1,350,000,000	1,000,000,000	2,850,000,000
Cash flow hedge
Foreign currencies translation risk and interest rate risk
Currency swap (USD)	50,000,000	450,000,000	—	500,000,000
Foreign currencies translation risk
Currency swap (SGD)	—	204,000,000	—	204,000,000

(4)	The average interest rate and average currency rate of the hedging instrument as of June 30, 2018 are as follows:

Average interest rate and average currency rate
Fair value hedging derivatives
Interest rate risk
Interest rate swaps (USD)	Fixed 3.98% receipt and 3.96% floating paid
Cash flow hedge
Foreign currencies translation risk and interest rate risk
Currency swap (USD)	USD 2.65% receipt, KRW 1.71% paid, USD/KRW = 1,173 Won
Foreign currencies translation risk
Currency swap (SGD)	SGD 1.91% receipt, KRW 1.98% paid, SGD/KRW = 828 Won

(5)	The amounts related to items designated as hedging instruments as of June 30, 2018 are as follows (Unit: Korean Won in millions, USD, SGD):

		Carrying amounts of the hedging instrument		Line item in the statement of financial position where the hedging instrument is located
	Nominal amounts of the hedging instrument	Assets	Liabilities		Changing in fair value used for calculating hedge ineffectiveness
Fair value hedge
Interest rate risk
Interest rate swaps	USD2,850,000,000	12,395	34,540	Derivative assets, Derivative liabilities	(62,246)
Cash flow hedge
Foreign currencies translation risk and interest rate risk
Currency swap	USD500,000,000	—	27,594	Derivative liabilities	22,013
Foreign currencies translation risk
Currency swap	SGD204,000,000	—	5,372	Derivative liabilities	672

(6)	Details of carrying amount to hedged and amount adjusted due to hedge accounting as of June 30, 2018 are as follows (Unit: Korean won in millions):

	Carrying amounts of the hedging item		Accumulated amount of fair value hedge adjustments on the hedged item included in the carrying amount of the hedged item		Line item in the statement of financial position in which the hedged item is included	Changing in fair value used for calculating hedge ineffectiveness	Cash flow hedge reserve (*)
	Assets	Liabilities	Assets	Liabilities
Fair value hedging
Interest rate risk
Debenture	—	3,150,145	—	60,732	Debentures	66,455	—
Cash flow hedge
Foreign currencies translation risk and interest rate risk
Debenture	—	558,258	—	—	Debentures	(21,725)	(1,665)
Foreign currencies translation risk
Debenture	—	166,229	—	—	Debentures	(505)	(3,770)

(*)	Amount after tax deduction

(7)	Amounts recognized in profit or loss due to the ineffective portion of fair value hedges during the current period are as follows (Unit: Korean Won in millions):

		Hedge ineffectiveness recognized in profit or loss	Line item in the profit that includes hedge ineffectiveness
Fair value hedge	Interest rate risk	4,209	Other net operating income

(8)	Reclassification of profit or loss from other comprehensive income and equity related to cash flow hedges is as follows (Unit: Korean Won in millions):

		Changes in the value of hedging instruments recognized in cash flow hedge reserve	Hedge ineffectiveness recognized in profit or loss	Line item in the profit or loss that includes hedge ineffectiveness	Amounts reclassified from cash flow hedge reserve to profit or loss	Line item affected in profit or loss because of the reclassification
Cash flow hedge	Foreign currencies translation risk and interest rate risk	22,043	(30)	Other net operating expense	25,049	Other net operating income
	Foreign currencies translation risk	672	—	Other net operating income	3,894	Other net operating income

27.	DEFERRED DAY 1 PROFITS OR LOSSES

Changes in deferred day 1 profits or losses are as follows (Unit: Korean Won in millions):

	For the six months ended June 30
	2018	2017
Beginning balance	7,416	13,422
New transactions	20,820	500
Amounts recognized in losses	(3,000)	(3,613)

Ending balance	25,236	10,309

In case some variables to measure fair values of financial instruments are not observable or available in the market, valuation techniques are utilized to evaluate such financial instruments. Those financial instruments are recorded at the fair value produced by the valuation techniques as at the time of acquisition, even though there are difference noted between the transaction price and the fair value. The table above presents the difference yet to be realized as profit or losses.

28.	CAPITAL STOCK AND CAPITAL SURPLUS

(1)	The number of shares authorized and others are as follows:

	June 30, 2018	December 31, 2017
Shares of common stock authorized	5,000,000,000 Shares	5,000,000,000 Shares
Par value	5,000 Won	5,000 Won
Shares of common stock issued	676,000,000 Shares	676,000,000 Shares
Capital stock	3,381,392 million Won	3,381,392 million Won

(2)	There is no change to be disclosed in numbers of issued and outstanding shares of common stock for the six months ended June, 2018 and 2017.

(3)	Details of capital surplus are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Capital in excess of par value	269,533	269,533
Other capital surplus	16,352	16,347

Total	285,885	285,880

29.	HYBRID SECURITIES

The bond-type hybrid securities classified as owner’s equity are as follows (Unit: Korean Won in millions):

	Issue date	Maturity	Interest rate (%)	June 30, 2018	December 31, 2017
Securities in local currency	June 20, 2008	June 20, 2038	7.7	—	255,000
	April 25, 2013	April 25, 2043	4.4	500,000	500,000
	November 13, 2013	November 13, 2043	5.7	200,000	200,000
	December 12, 2014	December 12, 2044	5.2	160,000	160,000
	June 3, 2015	June 3, 2045	4.4	240,000	240,000
Securities in foreign currencies	June 10, 2015	June 10, 2045	5.0	559,650	559,650
	September 27, 2016	—	4.5	553,450	553,450
	May 16, 2017	—	5.3	562,700	562,700
Issuance cost				(12,544)	(12,912)

Total				2,763,256	3,017,888

The hybrid securities mentioned above are either without a maturity date or its maturity can be extended indefinitely at the maturity date without change of terms. Further, if a resolution is passed not to pay dividends on common stock, interest payments on the hybrid securities may be not occur.

30.	OTHER EQUITY

(1)	Details of other equity are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Accumulated other comprehensive loss:
Net gain or loss on valuation of financial assets at FVTOCI	(46,746)	—
Gain on valuation of AFS financial assets	—	301,930
Gain (loss) on financial liabilities at fair value through profit or loss designated as upon initial recognition due to own credit risk	29	—
Share of other comprehensive loss of joint ventures and associates	(1,446)	(1,251)
Loss on foreign currency translation of foreign operations	(206,037)	(242,700)
Remeasurement loss related to defined benefit plan	(211,838)	(152,624)
Gain (loss) on valuation of cash flow hedges	(5,436)	777
Equity related to assets held for sale	(564)	4,145

Subtotal	(472,038)	(89,723)

Treasury shares	(34,113)	(34,113)
Other capital adjustments	(1,607,647)	(1,815,438)

Total	(2,113,798)	(1,939,274)

(2)	Changes in the accumulated other comprehensive loss are as follows (Unit: Korean Won in millions):

	For the six months ended June 30, 2018
	Beginning balance (*1)	Increase (decrease) (*2)	Reclassification adjustments	Income tax effect	Ending balance
Net gain or loss on valuation of financial assets at FVTOCI	(88,906)	58,846	(694)	(15,992)	(46,746)
Gain (loss) on financial liabilities at fair value through profit or loss designated as upon initial recognition due to own credit risk	(96)	172	—	(47)	29
Share of other comprehensive gain (loss) of joint ventures and associates	(2,656)	1,669	—	(459)	(1,446)
Gain (loss) on foreign currency translation of foreign operations	(242,806)	50,717	—	(13,948)	(206,037)
Remeasurement gain (loss) related to defined benefit plan	(152,358)	(82,041)	—	22,561	(211,838)
Gain (loss) on valuation of cash flow hedges	777	(8,570)	—	2,357	(5,436)
Transfer to non-current assets held for sale	4,145	(564)	(4,145)	—	(564)

Total	(481,900)	20,229	(4,839)	(5,528)	(472,038)

(*1)	The beginning balance was restated in accordance with IFRS 9.
(*2)	Net gain or loss on valuation of financial assets at FVTOCI included the 1,500 million Won transfer to retained earnings due to disposal of equity securities.

	For the six months ended June 30, 2017
	Beginning balance	Increase (decrease)(*)	Reclassification adjustments(*)	Income tax effect	Ending balance
Gain (loss) on valuation of AFS financial assets	386,981	46,479	(81,114)	5,602	357,948
Share of other comprehensive income (loss) of joint ventures and associates	(1,863)	2,038	—	(531)	(356)
Gain (loss) on foreign currency translation of foreign operations	(48,353)	(81,571)	—	17,627	(112,297)
Remeasurement gain (loss) related to defined benefit plan	(163,397)	(12,642)	—	3,020	(173,019)
Gain (loss) on valuation of cash flow hedges	—	(1,947)	—	421	(1,526)

Total	173,368	(47,643)	(81,114)	26,139	70,750

(*)

For the change in gain (loss) on valuation of AFS financial assets, “increase (decrease)” represents change due to the valuation during the period, and “reclassification adjustments” represents disposal or recognition of impairment losses on AFS financial assets.

31.	RETAINED EARNINGS

(1)	Details of retained earnings are as follows (Unit: Korean Won in millions):

		June 30, 2018	December 31, 2017
Legal reserve	Earned surplus reserve	1,857,754	1,729,754
	Other legal reserve	46,384	45,668

	Subtotal	1,904,138	1,775,422

Voluntary reserve	Business rationalization reserve	8,000	8,000
	Reserve for financial structure improvement	235,400	235,400
	Additional reserve	7,759,804	7,418,806
	Regulatory reserve for credit loss	2,578,457	2,438,191
	Revaluation reserve	715,860	751,964
	Other voluntary reserve	—	11,700

	Subtotal	11,297,521	10,864,061

Conversion of loss on disposal of equity securities at FVTOCI to retained earnings		(424)	—
Derecognition of the credit risk on financial liabilities designated at FVTPL		5	—
Retained earnings before appropriation		3,272,213	2,980,523

Total		16,473,453	15,620,006

i.	Earned surplus reserve

In accordance with the Banking Act, earned surplus reserve is appropriated at least one tenth of the earnings after tax on every dividend declaration, not exceeding the paid in capital. This reserve may not be used other than for offsetting a deficit or transferring to capital.

ii.	Other legal reserve

Other legal reserves were appropriated in the branches located in Japan, Vietnam and Bangladesh according to the banking laws of Japan, Vietnam and Bangladesh, and may be used to offset any deficit incurred in those branches.

iii.	Business rationalization reserve

Pursuant to the Restriction of Special Taxation Act, the Group was previously required to appropriate, as a reserve for business rationalization, amounts equal to tax reductions arising from tax exemptions and tax credits up to December 31, 2001. The requirement was no longer effective from 2002.

iv.	Reserve for financial structure improvement

From 2002 to 2014, the Finance Supervisory Services recommended banks in Korea to appropriate at least 10 percent of net income after accumulated deficit for financial structure improvement, until tangible common equity ratio equals 5.5 percent. But this reserve is not available for payment of cash dividends; however, it can be used to reduce a deficit or be transferred to capital. The reserve and appropriation are an Autonomous judgment matter of the Group since 2015.

v.	Additional reserve

Additional reserve was appropriated for capital adequacy and other management purpose.

vi.	Regulatory reserve for credit loss

In accordance with Article 29 of the Regulation on Supervision of Banking Business (“RSBB”), if provisions for credit loss under IFRS for the accounting purpose are lower than provisions under RSBB, the Group discloses such short fall amount as regulatory reserve for credit loss.

vii.	Revaluation reserve

Revaluation reserve is the amount of limited dividends set by the board of directors to be the recognized as complementary capital when the gain or loss occurred in the property revaluation by adopting IFRS.

(2)	Changes in retained earnings are as follows (Unit: Korean Won in millions):

	For the six months ended June 30
	2018 (*)	2017
Beginning balance	15,797,097	14,611,566
Net attributable to owners	1,305,878	1,098,361
Dividends on common stock	(336,636)	(269,308)
Dividends on hybrid securities	(75,603)	(90,823)
Loss on disposal of equity securities at FVTOCI	(424)	—
Derecognition of the credit risk on financial liabilities designated at FVTPL	5	—
Capital adjustments due to appropriation of retained earnings	(216,864)	—

Ending balance	16,473,453	15,349,796

(*)	The beginning balance as of 2018 was restated in accordance with IFRS 9.

32.	DIVIDENDS

At the shareholders’ meeting on March 23, 2018, dividend payment for the year ended December 31, 2017 amounting to 336,636 million Won (500 Won per share) was approved and paid for the six months ended June 30, 2018.

33.	NET INTEREST INCOME

(1)	Interest income recognized is as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Financial assets at FVTPL (IFRS 9)	13,367	28,537	—	—
Financial assets at FVTPL (IAS 39)	—	—	13,074	26,806
Financial assets at FVTOCI	62,170	119,446	—	—
AFS financial assets	—	—	67,667	144,067
Securities at amortized cost	87,587	168,789	—	—
HTM financial assets	—	—	74,690	149,673
Financial assets at amortized cost:
Interest on due from banks	28,323	61,461	—	—
Interest on loans	2,170,291	4,251,497	—	—
Interest of other receivables	6,931	13,686	—	—

Subtotal	2,205,545	4,326,644	—	—

Loans and receivables:
Interest on due from banks	—	—	20,182	41,403
Interest on loans	—	—	1,921,359	3,810,008
Interest of other receivables	—	—	8,836	17,627

Subtotal	—	—	1,950,377	3,869,038

Total	2,368,669	4,643,416	2,105,808	4,189,584

(2)	Interest expense recognized is as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Interest on deposits due to customers	704,007	1,358,964	586,051	1,174,384
Interest on borrowings	70,519	129,929	57,666	115,548
Interest on debentures	174,890	346,948	154,445	305,804
Other interest expense	21,930	43,101	20,070	43,528

Total	971,346	1,878,942	818,232	1,639,264

34.	NET FEES AND COMMISSIONS INCOME

(1)	Details of fees and commissions income recognized are as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Fees and commissions received (*)	169,171	346,925	163,688	336,322
Fees and commissions received for provision of guarantee	14,660	30,263	15,911	31,700
Fees and commissions received on project financing	10,528	16,945	4,614	6,334
Fees and commissions received on credit card	283,407	556,984	268,887	527,566
Fees and commissions received on securities	23,767	50,238	19,757	40,267
Other fees and commissions received	53,867	111,651	33,424	71,704

Total	555,400	1,113,006	506,281	1,013,893

(*)

Fees and commissions received include fees income from agency commission, fees income from electronic finance, fees income related to loan, fees for import letter of credit dealing, commission received on foreign exchange and others.

(2)	Details of fees and commissions expense incurred are as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Fees and commissions paid	41,532	80,866	41,930	73,167
Credit card commission	213,887	425,204	200,275	400,349
Brokerage commission	934	1,268	121	348
Others	1,700	3,013	1,207	2,329

Total	258,053	510,351	243,533	476,193

35.	DIVIDEND INCOME

(1)	Details of dividend income recognized are as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Financial assets at FVTPL (IFRS 9)	12,210	31,860	—	—
Financial assets at FVTPL (IAS 39)	—	—	47	190
Financial assets at FVTOCI	1,941	17,844	—	—
AFS financial assets	—	—	19,570	59,255

Total	14,151	49,704	19,617	59,445

(2)	Details of dividends related to financial assets at FVTOCI are as follows (Unit: Korean Won in millions):

Six month ended June 30, 2018
Dividend income recognized from assets held
Equity securities	17,570
Dividend income recognized in assets derecognized	274

Total	17,844

36.	NET GAIN OR LOSS ON FINANCIAL INSTRUMENTS AT FAIR VALUE THROUGH PROFIT OR LOSS MANDATORILY MEASURED AT FAIR VALUE (IFRS 9 AND IAS 39)

(1)	Details of gains or losses related to net gain or loss on financial instruments at FVTPL (IFRS 9 and IAS 39) are as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Gains on financial assets at fair value through profit or loss mandatorily measured at fair value	70,116	114,146	—	—
Gains (losses) on financial instruments held for trading	—	—	36,266	(60,186)
Gains (losses) on financial instrument at fair value through profit or loss designated as upon initial recognition	(2,423)	2,877	—	—
Losses on financial instruments at fair value through profit or loss designated as upon initial recognition	—	—	(24,200)	(86,223)

Total	67,693	117,023	12,066	(146,409)

(2)

Details of net gain or loss on financial instrument at fair value through profit or loss mandatorily measured at fair value and financial assets held for trading are as follows (Unit: Korean Won in millions):

			2018		2017
			Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Financial assets at FVTPL (financial assets held for trading)	Securities	Gain on valuation	36,982	81,861	1,055	5,895
		Gain on disposals	18,885	22,377	3,936	9,860
		Loss on valuation	(11,957)	(23,795)	(2,785)	(6,511)
		Loss on disposals	(7,481)	(9,180)	(1,308)	(2,057)

		Subtotal	36,429	71,263	898	7,187

	Loans	Gain on valuation	373	3,191	—	—
		Loss on valuation	(107)	(127)	—	—

		Subtotal	266	3,064	—	—

	Other financial assets	Gain on valuation	228	1,969	1,495	3,071
		Gain on disposals	143	405	814	933
		Loss on valuation	(320)	(2,193)	(1,971)	(3,590)
		Loss on disposals	(11)	(83)	(211)	(234)

		Subtotal	40	98	127	180

	Total of financial assets held for trading		36,735	74,425	1,025	7,367

			2018		2017
			Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Derivatives (for trading)	Interest rates derivatives	Gain on transactions and valuation	231,372	600,362	201,637	433,349
		Loss on transactions and valuation	(247,381)	(594,525)	(198,170)	(421,734)

		Subtotal	(16,009)	5,837	3,467	11,615

	Currency derivatives	Gain on transactions and valuation	2,546,154	3,535,106	(94,206)	3,773,565
		Loss on transactions and valuation	(2,502,934)	(3,505,890)	105,055	(3,943,609)

		Subtotal	43,220	29,216	10,849	(170,044)

	Equity derivatives	Gain on transactions and valuation	115,712	249,364	92,302	302,927
		Loss on transactions and valuation	(109,288)	(244,063)	(71,116)	(211,551)

		Subtotal	6,424	5,301	21,186	91,376

	Other derivatives	Gain on transactions and valuation	2,142	2,790	2,295	12,312
		Loss on transactions and valuation	(2,396)	(3,423)	(2,556)	(12,812)

		Subtotal	(254)	(633)	(261)	(500)

	Total of derivatives (for trading)		33,381	39,721	35,241	(67,553)

	Total		70,116	114,146	36,266	(60,186)

(3)	Details of net gain or loss on financial instrument at fair value through profit or loss designated as upon initial recognition are as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Gain (loss) on equity-linked securities:
Loss on disposals of equity-linked securities	(1,203)	(1,534)	(3,686)	(15,877)
Gain (loss) on valuation of equity-linked securities	(2,164)	2,814	(20,667)	(69,714)

Subtotal	(3,367)	1,280	(24,353)	(85,591)

Loss on other securities:
Loss on valuation of other securities	—	—	(114)	(16)

Gain (loss) on other financial instruments:
Gain (loss) on valuation of other financial instruments	944	1,597	267	(616)

Total	(2,423)	2,877	(24,200)	(86,223)

37.	NET GAIN OR LOSS ON FINANCIAL ASSETS AT FVTOCI AND AFS FINANCIAL ASSETS

Details of net gain on financial assets at FVTOCI and AFS financial assets recognized are as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Gains on redemption of securities	11	16	220	547
Gains on transaction of securities	464	1,271	95,019	116,262
Impairment losses on securities	—	—	(6,852)	(12,637)

Total	475	1,287	88,387	104,172

38.	REVERSAL OF ALLOWANCE FOR (IMPAIRMENT LOSSES DUE TO) CREDIT LOSS

Reversal of allowance for (Impairment losses due to) credit loss are as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Reversal of credit loss on financial assets at FVTOCI	(679)	(459)	—	—
Reversal of credit loss on securities at amortized cost losses	(199)	(191)	—	—
Provision for credit loss on loans and other financial assets at amortized cost	76,699	(61,057)	—	—
Impairment losses due to credit loss	—	—	(211,842)	(333,976)
Reversal of provision on guarantee	76,354	86,990	16,071	44,968
Reversal of provision on (provision for) loan commitment	(1,502)	3,155	(8,715)	5,245

Total	150,673	28,438	(204,486)	(283,763)

39.	GENERAL ADMINISTRATIVE EXPENSES AND OTHER NET OPERATING INCOME (EXPENSES)

(1)	Details of general and administrative expenses recognized are as follows (Unit: Korean Won in millions):

			2018		2017
			Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Salaries	Short term employee benefits	Salaries	341,645	644,663	326,034	654,191
		Employee benefits	108,933	213,627	114,170	213,600
	Retirement benefit service costs		36,610	72,936	36,972	74,057
	Termination		20,994	20,994	5,477	5,477

	Subtotal		508,182	952,220	482,653	947,325

		2018		2017
		Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Depreciation and amortization		52,222	99,698	45,380	94,927
Other general and administrative expenses	Rent	79,546	159,126	76,297	156,708
	Taxes and public dues	38,275	67,385	34,077	63,178
	Service charges	52,807	104,970	47,611	96,418
	Computer and IT related	21,704	43,581	16,089	30,477
	Telephone and communication	16,819	33,729	16,111	31,590
	Operating promotion	9,339	19,768	10,003	21,053
	Advertising	13,808	20,493	22,434	29,880
	Printing	1,928	3,892	2,095	4,237
	Traveling	2,679	6,034	2,920	6,024
	Supplies	1,737	3,223	1,517	3,117
	Insurance premium	1,961	4,002	1,956	4,169
	Reimbursement	4,964	5,902	4,710	9,177
	Maintenance	3,672	8,027	3,331	6,882
	Water, light, and heating	2,809	7,203	2,883	7,146
	Vehicle maintenance	2,379	4,594	2,602	4,964
	Others	12,823	23,491	11,488	21,155

	Subtotal	267,250	515,420	256,124	496,175

	Total	827,654	1,567,338	784,157	1,538,427

(2)	Details of other operating income recognized are as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Gains on transaction of foreign exchange	157,245	847,397	619,297	1,698,987
Gains on disposal of loans and receivables (*1)	—	—	14,861	201,860
Gains related to derivatives	26,373	28,943	11,592	11,656
Gains on fair value hedged items	18,861	66,555	(7,094)	11,860
Others (*2)	1,741	17,522	5,813	68,668

Total	204,220	960,417	644,469	1,993,031

(*1)

Gain on disposal of loan and receivables occurred for the six month ended June 30, 2018 was presented into a separate account for gain related to financial assets at amortized cost in accordance with the adoption of IFRS 9.

(*2)

Other income includes such income amounting to 28,800 million Won for the six months ended June 30, 2017, respectively, that the Group recognized for it is to receive from other creditor financial institutions in accordance with the creditor financial institutions committee agreement.

(3)	Details of other operating expenses recognized are as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Losses on transactions of foreign exchange	114,971	726,348	534,740	1,374,764
KDIC deposit insurance premium	79,585	156,765	77,146	150,256
Contribution to miscellaneous funds	73,849	146,781	71,927	144,262
Losses (Gains) on disposals of loans and receivables (*1)	—	—	(40)	28
Losses (Gains) related to derivatives	13,059	62,366	(16,441)	31,131
Losses on fair value hedged items	—	—	15,820	15,846
Others (*2)	45,707	87,571	38,584	75,554

Total	327,171	1,179,831	721,736	1,791,841

(*1)

Loss on disposal of loan and receivables occurred for the six month ended June 30, 2018 was presented into a separate account for loss related to financial assets at amortized cost in accordance with the adoption of IFRS 9.

(*2)

Other expense includes such expenses amounting to 1,412 million Won and 3,325 million Won for the six months ended June 30, 2018 and 2017, respectively, which are related to the Group’s expected payments to other creditor financial institutions in accordance with the creditor financial institutions committee agreement. In addition, ‘Other expense’ for the six months ended June 30, 2018 and 2017 includes 25,179 million Won and 24,443 million Won, respectively, of intangible asset amortization expense.

40.	OTHER NON-OPERATING INCOME (EXPENSES)

(1)	Details of gains or losses on valuation of investments in joint ventures and associates are as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Gain on valuation	10,687	15,347	(10,061)	3,316
Loss on valuation	(3,006)	(16,809)	521	(62,271)
Impairment loss	—	—	(5,323)	(5,323)

Total	7,681	(1,462)	(14,863)	(64,278)

(2)	Details of other non-operating income and expenses recognized are as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Other non-operating income	23,345	39,041	30,411	77,185
Other non-operating expenses	(21,947)	(43,762)	(18,714)	(67,187)

Total	1,398	(4,721)	11,697	9,998

(3)	Details of other non-operating income recognized are as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Rental fee income	1,687	3,203	1,880	3,700
Gains on disposal of investments in joint ventures and associates	—	—	4,466	32,886
Gains on disposal of premises and equipment, intangible assets and other assets	15,760	17,037	1,494	1,675
Reversal of impairment loss of premises and equipment, intangible assets and other assets	1	341	—	32
Others	5,897	18,460	22,571	38,892

Total	23,345	39,041	30,411	77,185

(4)	Details of other non-operating expenses recognized are as follows (Unit: Korean Won in millions):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Depreciation on investment properties	1,004	2,010	992	1,991
Interest expense of rent leasehold deposits	150	292	105	223
Losses on disposal of investment in joint ventures and associates	—	2,931	46	27,730
Losses on disposal of premises and equipment, intangible assets and other assets	167	221	271	608
Impairment losses of premises and equipment, intangible assets and other assets	2	2	40	160
Donation	8,551	22,042	10,426	14,980
Others	12,073	16,264	6,834	21,495

Total	21,947	43,762	18,714	67,187

41.	INCOME TAX EXPENSE

(1)	Details of income tax expenses are as follows (Unit: Korean Won in millions):

	For the six months ended June 30
	2018	2017
Current tax expense
Current tax expense in respect of the current period	231,393	284,030
Adjustments recognized in the current period in relation to the current tax of prior periods	(3,632)	(4,919)

Subtotal	227,761	279,111

Deferred tax expense
Deferred tax assets (liabilities) relating to the origination and reversal of temporary differences	182,515	13,889
Deferred tax charged directly to equity	(378)	27,933
Others (tax effect charged directly to equity due to the adoption of IFRS 9)	75,318	—

Subtotal	257,455	41,822

Income tax expense	485,216	320,933

(2)	Income tax expense reconciled to net income before income tax expense is as follows (Unit: Korean Won in millions):

	For the six months ended June 30
	2018	2017
Net income before income tax expense	1,801,532	1,429,948
Tax calculated at statutory tax rate (*)	490,240	345,585
Adjustments
Effect of income that is exempt from taxation	(19,695)	(32,683)
Effect of expense not deductible in determining taxable profit	9,395	9,624
Adjustments recognized in the current period in relation to the current tax of prior periods	(3,632)	(4,919)
Others	8,908	3,326

Subtotal	(5,024)	(24,652)

Income tax expense	485,216	320,933

Effective tax rate	26.9%	22.4%

(*)

The applicable income tax rate; 1) 11% for below 200 million Won, 2) 22% for above 200 million Won and below 20 billion Won, 3) 24.2% for above 20 billion Won and below 300 billion Won, 4) 27.5% for above 300 billion Won.

(3)	Details of accumulated deferred tax charged directly to equity are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Net gain on valuation of financial assets at FVTOCI	18,568	—
Loss on valuation of AFS securities	—	(114,169)
Share of other comprehensive gain (loss) of joint ventures and associates	378	(954)
Foreign currency translation of foreign operations	6,852	15,855
Remeasurements of the net defined benefit liability	78,685	56,317
Gain (loss) on cash flow hedge	1,735	(248)

Total	106,218	(43,199)

42.	EARNINGS PER SHARE (“EPS”)

Basic EPS is calculated by dividing net income by weighted average number of common shares outstanding (Unit: Korean Won in millions, except for EPS and number of shares):

	2018		2017
	Three months ended June 30	Six months ended June 30	Three months ended June 30	Six months ended June 30
Net income attributable to Owners	716,142	1,305,878	460,888	1,098,361
Dividends to hybrid securities	(37,748)	(75,603)	(41,557)	(90,823)
Net income attributable to common shareholders	678,394	1,230,275	419,331	1,007,538
Weighted average number of common shares outstanding	673 shares in million	673 shares in million	673 shares in million	673 shares in million
Basic EPS	1,008	1,828	623	1,497

Diluted EPS is equal to basic EPS because there is no dilution effect for the three and six months ended June 30, 2018 and 2017.

43.	CONTINGENT LIABILITIES AND COMMITMENTS

(1)	Details of guarantees are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Confirmed guarantees
Guarantee for loans	141,193	157,299
Acceptances	333,365	320,519
Guarantees in acceptances of imported goods	106,675	108,238
Other confirmed guarantees	5,981,767	6,288,965

Sub-total	6,563,000	6,875,021

Unconfirmed guarantees
Local letter of credit	365,302	383,117
Letter of credit	3,207,797	3,637,787
Other unconfirmed guarantees	936,971	505,689

Sub-total	4,510,070	4,526,593

Commercial paper purchase commitments and others	1,299,503	1,458,101

Total	12,372,573	12,859,715

(2)	Details of loan commitments and others are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017
Loan commitments	98,251,006	80,760,325
Other commitments	5,942,784	4,546,090

(3)	Litigation case

Legal cases where the Group is involved are as follows (Unit: Korean Won in millions):

	June 30, 2018		December 31, 2017
	As plaintiff	As defendant	As plaintiff	As defendant
Number of cases (*)	68 cases	161 cases	83 cases	155 cases
Amount of litigation	443,234	256,147	413,267	244,767
Provisions for litigations		19,887		9,277

(*)	The number of lawsuits as of June 30, 2018 and December 31, 2017 does not include fraud lawsuits, etc. and those lawsuits that are filed only to extend the statute of limitation.

(4)	Other

The Group provides settlement services for payments in Korean Won to facilitate trade transactions between Korea and Iran. In connection with these services, the Group is currently being investigated by US government agencies including US prosecutors (United States Attorney’s Office and New York State Attorney General’s Office) as to whether the Group has violated United States laws by participating in prohibited transactions involving countries sanctioned by the US.

44. RELATED PARTY TRANSACTIONS

Related parties of the Group as of June 30, 2018, assets and liabilities recognized, guarantees and commitments, and major transactions with related parties for the six months ended June 30, 2018 and 2017 are as follows:

(1)	Related parties

Related parties
Associates	Kumho Tire Co., Inc., Woori Service Networks Co., Ltd., Korea Credit Bureau Co., Ltd., Korea Finance Security Co., Ltd., Chin Hung International Inc., STX Corporation, 2016KIF-IMM Woori Bank Technology Venture Fund, K BANK Co., Ltd., Well to Sea No. 3 Private Equity Fund, and Others (Dongwoo C & C Co., Ltd. and other 25 associates)

(2)	Assets and liabilities from transactions with related parties are as follows (Unit: Korean Won in millions):

Related party		A title of account	June 30, 2018	December 31, 2017
Associates	Kumho Tire Co., Inc.	Loans	257,856	170,917
		Loss allowance	(62,957)	(156,712)
		Deposits due to customers	482	666
		Other liabilities	489	50

	Woori Service Networks Co., Ltd.	Loans	22	45
		Deposits due to customers	1,732	1,311
		Other liabilities	339	357

	Korea Credit Bureau Co., Ltd.	Loans	4	6
		Deposits due to customers	1,063	5,586
		Other liabilities	6	54

	Korea Finance Security Co., Ltd.	Loans	42	56
		Loss allowance	(2)	—
		Deposits due to customers	3,078	2,854
		Other liabilities	4	7

	Chin Hung International Inc.	Loans	182	408
		Loss allowance	(24)	(22)
		Deposits due to customers	61,551	46,220
		Other liabilities	2,899	1,658

	Poonglim Industrial Co., Ltd. (*1)	Deposits due to customers	—	4

	STX Engine Co., Ltd. (*2)	Loans	—	106,176
		Loss allowance	—	(88,734)
		Deposits due to customers	—	18,092
		Other liabilities	—	29

	STX Corporation	Loans	73,519	47,711
		Loss allowance	(49,734)	(31,210)
		Deposits due to customers	2,130	77,555
		Other liabilities	131	80

Associates	K BANK Co., Ltd.	Loans	103	212

	Well to Sea No.3 Private Equity Fund	Loans	85,000	73,810
		Loss allowance	(85)	(39)
		Deposits due to customers	3,213	61
		Other liabilities	69	27

Related party	A title of account	June 30, 2018	December 31, 2017
Others (*3)	Loans	260	499
	Loss allowance	(235)	(471)
	Other assets	1	1
	Deposits due to customers	6,369	2,906
	Other liabilities	153	73

(*1)

The Group did not have significant influence over the entity due to the fact that the entity was going through workout process under receivership, and thus the entity was excluded from the investment in associates

(*2)	The entity was sold after it was transferred to assets held for sale for the year ended December 31, 2017 and was excluded from the investment in associates as of June 30, 2018.
(*3)	Others include Saman Corporation, Kyesan Engineering Co., Ltd., Hyunwoo International Co., Ltd., DAEA SNC Co., Ltd. and others as of June 30, 2018 and December 31, 2017.

(3)	Gain or loss from transactions with related parties are as follows (Unit: Korean Won in millions):

			For the six months ended June 30
Related party		A title of account	2018	2017
Corporation that has significant influence over the group	KDIC (*1)	Interest expenses	—	15,331

Associates	Kumho Tire Co., Inc.	Interest income	1,098	1,501
		Fees income	—	6
		Impairment losses due to credit loss (reversal of allowance for credit loss)	(93,755)	1,042

	Woori Blackstone Korea Opportunity Private Equity Fund No.1 (*2)	Fees income	—	29

	Woori Service Networks Co., Ltd.	Other income	15	15
		Interest expenses	7	13
		Fees expenses	270	335
		Other expenses	231	249

	Korea Credit Bureau Co., Ltd.	Interest expenses	21	38
		Fees expenses	1,038	1,023

	Korea Finance Security Co., Ltd.	Interest expenses	4	5
		Impairment losses due to credit loss	2	—
		Fees expenses	71	—

	Chin Hung International Inc.	Interest income	—	53
		Fees income	—	1
		Interest expenses	21	13
		Impairment losses due to credit loss (reversal of allowance for credit loss)	2	(4,270)

			For the six months ended June 30
Related party		A title of account	2018	2017
Associates	STX Engine Co., Ltd (*3).	Interest income	333	672
		Fees income	—	28
		Interest expenses	86	72
		Reversal of allowance for credit loss	(88,734)	(1,835)

	Samho International Co., Ltd. (*4)	Interest income	—	364
		Fees income	—	6
		Interest expenses	—	214
		Reversal of allowance for credit loss	—	(116)

	STX Corporation	Interest income	—	219
		Fees income	—	58
		Interest expenses	2	4
		Impairment losses due to credit loss (reversal of allowance for credit loss)	18,524	(59,507)

	K BANK Co., Ltd.	Fees income	514	396
		Other income	5	1,051

	Well to Sea No.3	Interest income	1,288	—

	Private Equity Fund (*5)	Interest expenses	4	—
		Impairment losses due to credit loss	46	—

	Others (*6)	Other income	6	—
		Interest expenses	22	5
		Reversal of impairment losses due to credit loss	(236)	(10)

(*1)	As its ownership interest in the Group is lower than 20% as of December 31, 2017, it has been excluded from the corporation that have significant influence over the Group.
(*2)	Due to disposition previous year, the entity is not in scope for associate.
(*3)	The entity was sold after it was transferred to assets held for sale for the year ended December 31, 2017 and was excluded from the investment in associates as of June 30, 2018.
(*4)	The entity was sold after it was transferred to assets held for sale and was excluded from the investment in associates for the year ended December 31, 2017.
(*5)	Due to capital contribution for the year ended December 31, 2017, the entity has been included in the investment in associates.
(*6)

Others include the amount transacted with Saman Corporation, Kyesan Engineering Co., Ltd., Hyunwoo International Co., Ltd., DAEA SNC Co., Ltd. and others for the six months ended June 30, 2018 and 2017.

(4)	Major loan transactions with related parties for the six months ended June 30, 2018 and June 30, 2017 are as follows (Unit: Korean Won in millions):

		For the six months ended June 30, 2018
Related parties		Beginning balance	Loan	Collection	Others	Ending balance (*1)
Associates	Kumho Tire Co., Inc.	57,470	—	7,057	—	50,413
	Well to Sea No. 3 Private Equity Fund (*2)	73,810	11,190	—	—	85,000
	STX Engine Co., Ltd. (*3)	39,886	—	2,177	(37,709)	—

		For the six months ended June 30, 2017
Related parties		Beginning balance	Loan	Collection	Others	Ending balance (*1)
Associates	Kumho Tire Co., Inc.	50,413	—	—	—	50,413
	STX Engine Co., Ltd. (*3)	44,797	—	7,088	—	37,709

(*1)	Settlement payment caused in operation among the related parties were excluded, and in the case of a limited loan, it was presented as a net increase (decrease).
(*2)	The entity is in scope for the associates due to contribution as of the year ended December 31, 2017.
(*3)	The entity was sold after it was transferred to assets held for sale for the year ended December 31, 2017 and was excluded from the investment in associates as of June 30, 2018.

(5)	There are no major borrowing transactions with related parties for the six months ended June 30, 2018 and June 30, 2017.

(6)	Guarantees provided to the related parties are as follows (Unit: Korean Won in millions):

	June 30, 2018	December 31, 2017	Warranty
Kumho Tire Co., Inc.	13,830	4,181	Import credit in foreign currencies and others
	511	636	Loan commitment
Korea Finance Security Co., Ltd.	218	204	Loan commitment
Korea Credit Bureau Co., Ltd.	31	29	Loan commitment
Woori Service Networks Co., Ltd.	178	155	Loan commitment
Chin Hung International Inc.	32,117	31,891	Loan commitment
STX Engine Co., Ltd. (*)	—	68,858	Import credit in foreign currencies and others
STX corporation	14,914	17,557	Import credit in foreign currencies and others
	132	53	Loan commitment
K BANK Co., Ltd.	101	—	Loan commitment
Well to Sea No. 3 Private Equity Fund	225,000	236,190	Loan commitment

(*)	The entity was sold after it was transferred to assets held for sale for the year ended December 31, 2017 and was excluded from the investment in associates as of June 30, 2018.

For the guarantee provided to the related parties, the Group recognized provisions for guarantees amounting to 11,525 million Won and 71,459 million Won, as of June 30, 2018 and December 31, 2017, respectively.

(7)	Compensation for key management is as follows (Unit: Korean Won in millions):

	For the six months ended June 30
	2018	2017
Short term benefits	6,023	6,524
Severance payments	280	280

Total	6,303	6,804

Key management includes registered executives and non-registered executives. Outstanding assets and liabilities from transactions with key management amount to 2,155 million Won and 6,946 million Won, respectively, as of June 30, 2018, and with respect to the assets, the Group has not recognized any allowance nor provision.

45.	BUSINESS COMBINATION

The business combination occurred during the current period is as follows:

(1)	Acquisition of WB Finance Co., Ltd.

In order to expand Cambodia’s retail business, the Group had acquired 100% ownership of Vision Fund Cambodia on June, 2018. And The Group changed its name to WB Finance Co., Ltd..

(2)	Details of the accounting for the business combination are as follows (Unit: Korean Won in millions):

June 30, 2018
Consideration transferred:
Cash and cash equivalents	88,216
Identifiable assets and liabilities recognized:
Cash and cash equivalents	16,657
Financial assets at FVTOCI	17
Loans and other financial assets at amortized cost	205,451
Premises and equipment	1,630
Intangible assets	763
Current tax assets	173
Deferred tax assets	1,381
Other assets	1,510

Total assets	227,582

Deposits due to customers	54,615
Borrowings	120,644
Other financial liabilities	6,149
Current tax liabilities	640
Other liabilities	4,724

Total liabilities	186,772

Identifiable net fair value	40,810
Goodwill(*)	47,406

(*)

Identifying the intangible assets and measuring the fair value of identifiable assets acquired are incomplete as the acquisition date was June 21, 2018. The amount of Goodwill could change due to the result of the measurement of the identifiable assets and liabilities.

46.	ESTABLISHMENT OF A FINANCIAL HODING COMPANY AND PLAN OF STOCK TRANSFER

The Group’s board of directors held a meeting on June 19, 2018, approving the plan to transfer shares which was formulated to facilitate the establishment of a financial holding company by means of comprehensive share transfer. In relation to the establishment of the financial holding company, the Group is currently undertaking processes to obtain approval from the Financial Services Committee.

The six companies that are subject to the share transfer plan include the Bank, Woori FIS Co., Ltd., Woori Finance Research Institute Co., Ltd., Woori Credit Information Co., Ltd., Woori Fund Service Co., Ltd., and Woori Private Equity Asset Management Co., Ltd. After the Group obtains approval from the Financial Services Committee, the Group is planning to establish the financial holding company during the first half of 2019 through processes such as annual shareholders’ meeting. Following the establishment of the financial holding company, the six companies mentioned above will become fully owned subsidiaries of the holding company.

After the financial holding company is established, the shares of the Group will be delisted from the Korea Stock Exchange and New York Stock Exchange during the first half of the 2019, and the shares of the newly established financial holding company will be listed on both Korea Stock Exchange and New York Stock Exchange.

Annex I

STOCK TRANSFER PLAN

1.	Companies that are parties to the comprehensive stock transfer, pursuant to which a financial holding company will be established

-

Woori Bank, Woori FIS Co., Ltd., Woori Finance Research Institute Co., Ltd., Woori Credit Information Co., Ltd., Woori Fund Services Co., Ltd. and Woori Private Equity Asset Management Co., Ltd. (collectively, the “Stock Transfer Companies”) will participate in the comprehensive stock transfer to establish a financial holding company

2.	Articles of incorporation of the financial holding company

-	The Articles of Incorporation of the financial holding company will be as set forth in Attachment 1 attached hereto; see Attachment 1 (Articles of Incorporation of Woori Financial Group, Inc.—Draft)

3.	Allocation of shares of the financial holding company to shareholders of the Stock Transfer Companies

-

Pursuant to Article 4, Paragraph 1 of the Financial Holding Company Act and Article 5, Paragraph 5 of its Enforcement Decree, shares of the financial holding company will be allocated to the shareholders of the Stock Transfer Companies in accordance with the following stock transfer ratios (the “Stock Transfer Ratios”)

-

However, in the event fractional shares result through application of the Stock Transfer Ratios, cash payments for such fractional shares based on the closing share price of the financial holding company as of the first day of its trading on the KRX KOSPI Market of the Korea Exchange (with any amount less than Won 1 rounded up to a whole number) will be made to the shareholders of the relevant Stock Transfer Company

Stock Transfer Company	Stock Transfer Ratio
Woori Bank	Per one share of registered common stock, 1.0000000 share of registered common stock of the financial holding company
Woori FIS Co., Ltd.	Per one share of registered common stock, 0.2999709 share of registered common stock of the financial holding company
Woori Finance Research Institute Co., Ltd.	Per one share of registered common stock, 0.1888161 share of registered common stock of the financial holding company
Woori Credit Information Co., Ltd.	Per one share of registered common stock, 1.1037294 share of registered common stock of the financial holding company
Woori Fund Services Co., Ltd.	Per one share of registered common stock, 0.4709031 share of registered common stock of the financial holding company
Woori Private Equity Asset Management Co., Ltd.	Per one share of registered common stock, 0.0877992 share of registered common stock of the financial holding company

4.	Number and types of shares to be issued by the financial holding company pursuant to the stock transfer

-	The shares issued by the financial holding company will be shares of registered common stock

-	The number of shares issued will be as follows

Stock Transfer Company	Type of shares	Total number of issued shares	Stock Transfer Ratio	Total number of shares of financial holding company common stock to be issued
Woori Bank	Common stock	676,000,000	1.0000000	676,000,000
Woori FIS Co., Ltd.	Common stock	4,900,000	0.2999709	1,469,857
Woori Finance Research Institute Co., Ltd.	Common stock	600,000	0.1888161	113,289
Woori Credit Information Co., Ltd.	Common stock	1,008,000	1.1037294	1,112,559
Woori Fund Services Co., Ltd.	Common stock	2,000,000	0.4709031	941,806
Woori Private Equity Asset Management Co., Ltd.	Common stock	6,000,000	0.0877992	526,795
Total	Common stock	690,508,000		680,164,306

5.	Capital stock and capital reserves of the financial holding company

-

Capital stock: Won 3,400,821,530,000, calculated as the product of (i) 680,164,306 shares, the total number of shares to be issued by the financial holding company, and (ii) Won 5,000, the par value per share of such stock

-

Capital reserves: Calculated as the difference between (i) the aggregate acquisition cost of shares of the Stock Transfer Companies acquired by the financial holding company pursuant to the stock transfer and (ii) the total amount of capital stock of the financial holding company set forth above

6.	Other moneys or assets to be paid to the shareholders of the Stock Transfer Companies

-	Not applicable, except for cash payments for fractional shares

7.	Effective date of the stock transfer

-

-

Subject to change by mutual agreement of the Stock Transfer Companies or as necessary due to domestic or international regulations, such as the approval or securities registration statement review process of the relevant regulatory authorities

8.	Profit distribution of the Stock Transfer Companies up to the effective date of the stock transfer and maximum amounts thereof

-	Among the Stock Transfer Companies, the following may distribute profits until the effective date of the stock transfer up to the amounts set forth in the table below

Name of company	Maximum amount of profit distribution
Woori Bank	Won 505,000 million
Woori Credit Information Co., Ltd.	Won 1,008 million

9.	Names and resident registration numbers of the directors and audit committee members of the financial holding company

-	To be determined

10.	Conditions to the completion of the stock transfer plan

-	Approval for the establishment of a financial holding company from the Financial Services Commission must be obtained pursuant to Article 3 of the Financial Holding Company Act

-

In the event that the dissenting shareholders of a Stock Transfer Company exercise appraisal rights in respect of a number of shares exceeding 15% of the total number of issued shares of common stock of such Stock Transfer Company, each Stock Transfer Company may decide to suspend the stock transfer by a resolution of its board of directors, and in the case of such suspension, such Stock Transfer Company must provide written notice to the other Stock Transfer Companies

-	In such a case, the remaining Stock Transfer Companies may amend the stock transfer plan or suspend the comprehensive stock transfer procedures by a resolution of their respective board of directors

Attachment A

ARTICLES OF INCORPORATION OF WOORI FINANCIAL GROUP – DRAFT

CHAPTER I.

GENERAL PROVISIONS

Article 1.	(Corporate Name)

The name of this company is “Chusik Hoesa Woori Geumyungjiju” (the “Company”), which shall be “Woori Financial Group Inc.” in English.

Article 2.	(Business Purpose)

The purposes of the Company are the acquisition and ownership of shares or interests in companies engaged in or closely related to the financial business, the control or administration and management of subsidiaries (as defined in the Financial Holding Company Act and includes subsidiaries, second-tier subsidiaries and companies controlled by second-tier subsidiaries; hereinafter the same shall apply) and any other business ancillary to such purposes:

1.	Administration and management activities

A.	to establish the business goals and approve business plans of subsidiaries

B.	to evaluate the business performance of and determine compensation with respect to subsidiaries

C.	to determine the corporate governance structure of subsidiaries

D.	to inspect the affairs and financial status of subsidiaries

E.	to perform internal control and risk management of subsidiaries

F.	to perform activities ancillary to Items A through E

2.	Business ancillary to the administration and management activities

A.	to financially support subsidiaries

B.	to make capital investments in subsidiaries or to raise funds for financial support to subsidiaries

C.	to provide support for the development and sales of financial products of subsidiaries and other resources necessary for the business of subsidiaries

D.	to conduct any business entrusted by subsidiaries in order to support their business, including IT, legal and accounting

3.	Any other business for which a license, permit or approval is not required by law

4.	Other business permitted under laws and regulations

5.	Business ancillary or relating to the above

Article 3.	(Location of Head Office and Establishment of Branches)

(1)	The head office of the Company shall be located in Seoul, Korea.

(2)	The Company may establish branches, agencies, business offices and local subsidiaries in and outside of Korea by a resolution of the Board of Directors, as it deems necessary.

Article 4.	(Method of Public Notices)

Public notices of the Company shall be made on the website of the Company (www.woorifg.com); provided, that if such public notice on its website cannot be made due to a computer malfunction or any other unavoidable reason, public notice of the Company shall be made in The Seoul Shinmun and The Maeil Business News, daily newspapers published in Seoul, Korea.

CHAPTER II.

SHARES

Article 5.	(Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be 4,000,000,000 shares.

Article 6.	(Per Share Value)

The par value of each share to be issued by the Company shall be KRW 5,000.

Article 7.	(Total Number of Shares to be Issued upon Incorporation)

The total number of shares to be issued by the Company upon its incorporation shall be 680,164,306.

Article 8.	(Classes of Shares)

(1)	Shares to be issued by the Company shall be common stock and class shares.

(2)

Class shares to be issued by the Company shall be class shares entitled to preferred dividends, class shares without voting rights, convertible shares, redeemable shares, and shares incorporating all or some of the foregoing features.

(3)	Notwithstanding Articles 10 through 10-5, the number of class shares without voting rights to be issued by the Company shall not exceed one-half (1/2) of the total number of issued shares.

Article 9.	(Share Certificates)

Share certificates of the Company shall be issued in the following eight denominations: 1, 5, 10, 50, 100, 500, 1,000 and 10,000 shares, which may be split or reverse split upon request of a shareholder.

Article 10.	(Perpetual Preferred Shares)

(1)

Type 1 Class Shares to be issued by the Company shall be non-voting perpetual preferred shares (“Class Shares” in this Article), which shall be issued by a resolution of the Board of Directors. The total number of Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued shares of the Company.

(2)

At the time of issuance of the Class Shares, the Board of Directors shall determine the terms of the Class Shares, including the dividend rate (at no less than one percent (1%) p.a., based on the par value), the type of assets to be distributed, methods of determining the value of such assets and conditions for the distribution of profits. If Class Shares for which the preferred dividend rate may be adjusted are issued, the Board of Directors shall determine the additional terms of such Class Shares including that the preferred dividend rate is subject to change, reasons for the adjustment, the reference date for adjustment and the method of adjustment.

(3)	Class Shares to be issued by the Company may be either participating or non-participating, or either cumulative or non-cumulative, which shall be determined by a resolution of the Board of Directors.

(4)

If there is a resolution not to pay the prescribed dividends on Class Shares, such Class Shares shall be deemed to have voting rights from the time of the next General Meeting of Shareholders until the close of any General Meeting of Shareholders in which a resolution is adopted to preferentially distribute dividends on such Class Shares.

(5)

If the Company issues new shares, the new share allotment for Class Shares shall be made with the same shares as those allotted to common stock in the case of a capital increase for consideration and/or stock dividends, and with the same Class Shares in the case of a capital increase without consideration, in which case the allotment rate shall be as same as the stock allotment rate applicable to common stock.

Article 10-2.	(Redeemable Preferred Shares)

(1)

Type 2 Class Shares to be issued by the Company shall be non-voting redeemable preferred shares (“Class Shares” in this Article), which shall be issued by a resolution of the Board of Directors. Class Shares shall be retired with profits, and the number of Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued shares of the Company.

(2)

With respect to Class Shares’ preferred dividends, participating or cumulative nature, revival of voting rights upon the non-distribution of dividends, class of shares to be allotted upon new share issuances and allotment rate, Articles 10(2) through (5) shall apply mutatis mutandis.

(3)

Class Shares redeemable at the option of the Company may be issued by a resolution of the Board of Directors, in which case such Class Shares may be redeemed at the option of the Company by a resolution of the Board of Directors based on the following:

1.

The redemption period shall be within a period from the day immediately following the close of an ordinary General Meeting of Shareholders for the fiscal year in which the issuance date falls to the day one (1) month after the close of an ordinary General Meeting of Shareholders for the fiscal year in which the fiftieth (50th) anniversary of the issuance date falls, as determined by the Board of Directors; provided, that the Company may redeem all or a part of the redeemable shares prior to the redemption period pursuant to applicable laws and regulations by a resolution of the Board of Directors.

2.

The Company may redeem all the Class Shares on a lump sum basis or in installments; provided, that in the case of a redemption in installments, such redemption may be determined by the Company to be made by lot or on a prorated basis, and any fractional shares arising from such proration shall not be redeemed.

3.

If the Company redeems Class Shares, such redemption shall be made within three (3) months from the date of approval of a draft statement of appropriation of retained earnings at an ordinary General Meeting of Shareholders.

4.

The redemption price shall be determined by the Board of Directors, at the time of resolution of the issuance of the Class Shares, from among par value, market value upon redemption, issue price, and the issue price plus the amount calculated by considering the dividend rate, market conditions and other various circumstances relating to the issuance of the Class Shares.

5.

With respect to Class Shares that must be redeemed on the last day of the redemption period, if preferred dividends have not been distributed or if redemption has not been made due to lack of profits of the Company, the redemption period shall be extended up until the time the reason for such failure is resolved.

6.

The Company shall notify the fact of redemption of redeemable shares to the holders of such shares and rights holders listed in the shareholder register at least two (2) weeks prior to the date of acquisition of the shares subject to redemption.

(4)

The Company may, by a resolution of the Board of Directors, issue Class Shares redeemable upon a request of the shareholders, in which case such shareholders may request redemption to the Company based on the following:

1.

With respect to the redemption request period, Item 1 of Paragraph (3) shall apply mutatis mutandis; provided, that the “redemption period” under Item 1 of Paragraph (3) shall be replaced with “redemption request period.”

2.	With respect to the approval of a draft statement of appropriation of retained earnings, Item 3 of Paragraph (3) shall apply mutatis mutandis.

3.	With respect to the redemption price, Item 4 of Paragraph (3) shall apply mutatis mutandis.

4.

With respect to the extension of a redemption period, Item 5 of Paragraph (3) shall apply mutatis mutandis; provided, that “redemption period” under Item 5 of Paragraph (3) shall be replaced with “redemption request period.”

5.

Shareholders may request the Company to redeem all the Class Shares on a lump sum basis or in installments; provided, that the Company may redeem the shares in installments if it lacks distributable profits at the time of the redemption request, and in the case of a redemption in installments, such redemption may be determined by the Company to be made by lot or on a prorated basis, and any fractional shares arising from such proration shall not be redeemed.

6.	Shareholders requesting redemption shall notify the Company of their intention to redeem and the shares to be redeemed at least two (2) weeks prior to the date set for the redemption.

Article 10-3.	(Convertible Preferred Shares)

(1)

Type 3 Class Shares to be issued by the Company shall be non-voting convertible preferred shares (“Class Shares” in this Article), which shall be issued by a resolution of the Board of Directors. Class Shares shall have the right to be converted into common stock or other types of shares, and the number of Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued shares of the Company.

(2)

With respect to Class Shares’ preferred dividends, participating or cumulative nature, revival of voting rights upon the non-distribution of dividends, class of shares to be allotted upon new share issuances and allotment rate, Articles 10(2) through (5) shall apply mutatis mutandis; provided, that in case of any conversion rate adjustment pursuant to the proviso of Item 1 of Paragraph (3), the allotment rate for a capital increase for consideration and/or stock dividend shall be subject to the conversion rate at the time of such adjustment.

(3)	Shareholders of Class Shares may request a conversion of such shares to the Company based on the following:

1.

The issue price of any new shares to be issued by conversion shall be the issue price of such shares before conversion, and the number of shares to be issued by conversion shall be as same as that before the conversion; provided, that the conversion rate may be adjusted pursuant to anti-dilution provisions determined by the Board of Directors at the time of issuance within the scope of laws and regulations taking into consideration reasonable shareholder right anti-dilution practices.

2.	The conversion period shall be determined by a resolution of the Board of Directors within a range of no less than one (1) year but less than ten (10) years from the issue date.

3.	Shares to be issued by conversion shall be common stock or other types of shares.

(4)	With respect to the distribution of profits for shares to be issued by conversion, Article 13 shall apply mutatis mutandis.

Article 10-4.	(Redeemable Convertible Preferred Shares)

(1)

Type 4 Class Shares to be issued by the Company shall be non-voting redeemable convertible preferred shares (“Class Shares” in this Article), which shall be issued by a resolution of the Board of Directors. Class Shares shall be retired with profits and have the right to be converted into common stock or other types of shares. The number of Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued of the Company.

(2)

With respect to Class Shares’ preferred dividends, participating or cumulative nature, revival of voting rights upon the non-distribution of dividends, class of shares to be allotted upon new share issuances and allotment rate, Articles 10(2) through (5) shall apply mutatis mutandis; provided, that in case of any conversion rate adjustment pursuant to the proviso of Item 1 of Paragraph (3) of Article 10-3, the allotment rate for a capital increase for consideration and/or stock dividend shall be subject to the conversion rate at the time of such adjustment.

(3)	With respect to a redemption of Class Shares, Paragraph (3) or (4) of Article 10-2 shall apply mutatis mutandis.

(4)	With respect to a conversion of Class Shares, Paragraph (3) of Article 10-3 shall apply mutatis mutandis.

(5)	With respect to the distribution of profits for shares to be issued by conversion, Article 13 shall apply mutatis mutandis.

Article 10-5.	(Term Convertible Preferred Shares)

(1)

Type 5 Class Shares to be issued by the Company shall be non-voting term convertible preferred shares (“Class Shares” in this article), which shall be issued by a resolution of the Board of Directors. The number of Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued shares of the Company.

(2)

With respect to Class Shares’ preferred dividends, participating or cumulative nature, revival of voting rights upon the non-distribution of dividends, class of shares to be allotted upon new share issuances and allotment rate, Articles 10(2) through (5) shall apply mutatis mutandis; provided, that in case of any conversion rate adjustment pursuant to the proviso of Item 1 of Paragraph (3) of Article 10-3, the allotment rate for a capital increase for consideration and/or stock dividend shall be subject to the conversion rate at the time of such adjustment.

(3)

The term of the Class Shares shall be determined by a resolution of the Board of Directors upon issuance within a range of one (1) year to fifty (50) years from issuance, and simultaneously upon the expiration of such term, the Class Shares shall be converted into shares of common stock in the same number; provided, that in case of any cumulative Class Shares, if any prescribed dividend fails to be made during such period, the relevant term may be extended until payment of the dividend, and the conversion rate may be adjusted pursuant to the proviso of Item 1 of Paragraph (3) of Article 10-3.

(4)	With respect to the distribution of profits for shares to be issued by conversion, Article 13 shall apply mutatis mutandis.

Article 11.	(Preemptive Rights)

(1)	The issuance of new shares by the Company by a resolution of the Board of Directors shall be as follows:

1.	By granting the existing shareholders an opportunity to subscribe for new shares to be issued by the Company in proportion to their respective shareholdings

2.

By granting certain persons (including the shareholders of the Company) (such as foreign investors, domestic and foreign financial institutions, institutional investors, allied companies, investment companies, management-participating type private equity funds and investment-purpose companies) an opportunity to subscribe for new shares to be issued by the Company, in a manner other than is set forth in Item 1, as deemed necessary to achieve the Company’s management objectives (including, but not limited to, introduction of new technology, improvement of the financial structure of the Company or its subsidiaries, etc., funding, and strategic business alliance), up to 50/100 of the total number of issued shares of the Company

3.	By granting a large number of unspecified persons (including shareholders of the Company) an opportunity to subscribe for new shares to be issued by the Company, in a manner other than as set forth in Item 1, up to 50/100 of the total number of issued shares of the Company, and allotting new shares to such persons who so subscribe

(2)	If new shares are allotted under Item 3 of Paragraph (1), such new shares shall be allotted by the following methods by a resolution of the Board of Directors:

1.

Allotting new shares to a large number of unspecified persons who subscribe, without classifying the types of persons who are granted the opportunity to subscribe, for the new shares to be issued by the Company

2.

Allotting new shares to members of the Employee Stock Ownership Association pursuant to applicable laws and granting a large number of unspecified persons an opportunity to subscribe for the new shares, including those which had not been subscribed for

3.

Granting the existing shareholders the opportunity to preferentially subscribe for new shares to be issued by the Company and granting a large number of unspecified persons the opportunity to be allotted the new shares which had not been subscribed for

4.

Granting certain types of persons an opportunity to subscribe for new shares to be issued by the Company in accordance with reasonable standards set forth in applicable laws, such as book building by an investment dealer or investment broker as underwriter or arranger

(3)

In allotting new shares under Item 2 or 3 of Paragraph (1), the Company shall give an individual notice to the shareholders or make a public notice of the matters prescribed under Article 416, Items 1, 2, 2-2, 3 and 4 of the Korean Commercial Code (the “KCC”), at least two (2) weeks prior to the due date for payment of the new shares; provided, that in lieu of such individual notice or public notice, a report of material matters may be publicly disclosed to the Financial Services Commission and the Korea Exchange pursuant to the Financial Investment Services and Capital Markets Act.

(4)

In the event of issuance of new shares by any of methods set forth in Paragraph (1), the type and number of shares to be issued and the issue price shall be determined by a resolution of the Board of Directors.

(5)

If the allotted new shares are not subscribed for, or the subscription price therefor is not paid, by the specified due date, such unsubscribed or unpaid shares shall be disposed of by a resolution of the Board of Directors in accordance with the relevant laws, including taking into account the appropriateness of the issue price.

(6)	Fractional shares, if any, resulting from the allotment of new shares shall be disposed of by a resolution of the Board of Directors.

(7)	In the event of allotment of new shares under Item 1 of Paragraph (1), the Company shall issue certificates of the warrants to the shareholders.

Article 12.	(Stock Options)

(1)

The Company may, by a special resolution of the General Meeting of Shareholders, grant to its employees (including the officers and employees of its related companies under Article 30 of the Enforcement Decree of the KCC; the same applies hereinafter in this Article) stock options pursuant to the KCC and other applicable laws, up to 15/100 of the total number of issued shares of the Company; provided, that such stock options may be granted to persons other than Directors of the Company, by a resolution of the Board of Directors, up to 1/100 of the total number of issued shares of the Company, subject to approval by the first General Meeting of Shareholders held after the date of grant of such stock options.

(2)

The persons who are entitled to receive stock options shall be the officers and employees under Paragraph (1) who have contributed, or are capable of contributing, to the establishment, management, technological innovation, etc. of the Company, except for persons who are ineligible for stock options under the relevant provisions of the KCC.

(3)

The exercise price per share for the stock options shall be as set forth in the KCC and other applicable laws. This shall also apply in the case of adjustment of the exercise price after the grant of the stock options.

(4)

The shares (if the difference between the exercise price of the options and the market price of the shares is paid for in cash or treasury shares, the shares shall mean the shares on which the calculation for such difference is based) to be delivered upon the exercise of stock options shall be common stock.

(5)	With respect to the resolution of the General Meeting of Shareholders or the Board of Directors regarding the stock options under Paragraph (1), each of the following shall be determined:

1.	Name of the grantee of the stock options

2.	Method of granting the stock options

3.	Matters relating to the exercise price of the stock options and adjustment thereof

4.	Exercise period of the stock options

5.	For each grantee, the type and number of shares to be issued or transferred upon exercise of the stock options

(6)

Stock options may be exercised within seven (7) years from the second (2nd) anniversary of the date of the resolution of the General Meeting of Shareholders or the Board of Directors granting such stock options.

(7)

The grantee of stock options may only exercise the stock options after such grantee has served for two (2) years or longer after the date of the resolution of the General Meeting of Shareholders or the Board of Directors under Paragraph (1); provided, that the grantee may exercise the stock options during the exercise period if, within two (2) years following the date of the resolution of the General Meeting of Shareholders or the Board of Directors under Paragraph (1), such person dies or resigns for reasons not attributable to the grantee.

(8)	In any of the following instances, the Company may, by a resolution of the Board of Directors, cancel stock options granted:

1.	When the relevant grantee voluntarily resigns from such grantee’s position at the Company after receiving the stock options

2.	When the relevant grantee inflicts material damage or loss on the Company intentionally or negligently

3.	When the Company is unable to respond to the exercise of stock options due to its bankruptcy, etc.

4.	When there occurs any other event for cancellation of the stock options pursuant to the stock option agreement executed with the relevant grantee

(9)	The Company may grant stock options on based on performance, and any exercise of such stock options may be cancelled or postponed if the relevant performance goal is not achieved.

(10)	With respect to profit distributions on new shares issued by the exercise of stock options, Article 13 shall apply mutatis mutandis.

Article 13.	(Issuance Date of New Shares for the Purpose of Dividends)

In the event the Company issues new shares through a capital increase for consideration, capital increase without consideration or stock dividends, the new shares shall, for purposes of the distribution of profits on such new shares, be deemed to have been issued at the end of the fiscal year immediately prior to the fiscal year during which the new shares were issued.

Article 14.	(Transfer Agent)

(1)	The Company shall have a transfer agent for its shares.

(2)	The transfer agent, its office and the scope of its duties shall be determined by a resolution of the Board of Directors and a public notice shall be made in respect thereof.

(3)

The Company’s shareholder register or a copy thereof shall be kept at the office of the transfer agent. The Company shall cause the transfer agent to handle the recordation of changes in the shareholder register, registration of creation and cancellation of pledges over shares, indication of trust assets and cancellation thereof with respect to shares, issuance of share certificates, receipt of reports and other matters related to its shares.

(4)	The relevant procedures for the activities referred to in Paragraph (3) shall be carried out in accordance with the internal regulations applicable to transfer agents.

Article 15.	(Report of Addresses, Names and Seals or Signatures of Shareholders and Others)

(1)	Shareholders and registered pledgees shall file their names, addresses and seals or signatures with the office of the transfer agent.

(2)	Shareholders and registered pledgees who reside in a foreign country should report appointed agents and the addresses in Korea to which notices are to be sent.

(3)	The same shall apply in the case of any changes to the matters referred to in Paragraphs (1) and (2).

Article 16.	(Close of Shareholder Register and Record Date)

(1)	The Company shall suspend the entry of changes in the shareholder register from January 1 to January 15 of each year.

(2)

The shareholders listed in the shareholder register as of December 31 of each year shall be entitled to exercise their rights as shareholders at an ordinary General Meeting of Shareholders convened for such fiscal year.

(3)

The Company may, if necessary for convening an extraordinary General Meeting of Shareholders or for any other necessary reason, (i) suspend any entry of changes on rights in the shareholder register for a certain period not exceeding three months as determined by a resolution of the Board of Directors, or (ii) deem the shareholders listed on the shareholder register on a certain day determined by a resolution of the Board of Directors as shareholders entitled to exercise shareholders’ rights. If deemed necessary by the Board of Directors, the Company may suspend any entry of changes in the shareholder register and concurrently designate a record date. The Company shall give a notice thereof to the public at least two (2) weeks prior to the scheduled date of the meeting.

CHAPTER III.

BONDS

Article 17.	(Issuance of Bonds)

(1)	The Company may issue bonds by a resolution of the Board of Directors.

(2)	The Board of Directors may delegate to the Representative Director the issuance of bonds within a period not exceeding one (1) year, by designating the amount and types of the bonds to be issued.

(3)	The Company may register bonds in the electronic register of an electronic registration agency in lieu of issuing bond certificates as set forth in Paragraph (1).

Article 18.	(Issuance of Convertible Bonds)

(1)

The Company may, in any of the following cases, issue convertible bonds to persons other than existing shareholders of the Company, by a resolution of the Board of Directors, up to an aggregate par value of KRW 2 trillion:

1.

Granting certain persons (including shareholders of the Company) (such as foreign investors, domestic and foreign financial institutions, institutional investors, allied companies, investment companies, management participating-type private equity funds and investment-purpose companies) an opportunity to subscribe for convertible bonds to be issued by the Company, as deemed necessary to achieve the Company’s management objectives (including, but not limited to, introduction of new technology, improvement of the financial structure of the Company or its subsidiaries, etc., funding, and strategic business alliance)

2.

Granting a large number of unspecified persons (including shareholders of the Company) an opportunity to subscribe for bonds to be issued by the Company and allotting convertible bonds to such persons who so subscribe

(2)	If bonds are allotted under Item 2 of Paragraph (1), they shall be allotted by any of the following methods by a resolution of the Board of Directors:

1.	Allotting convertible bonds to a large number of unspecified persons who subscribe, without classifying the types of persons who are granted the opportunity to subscribe for the bonds

2.

Granting existing shareholders the opportunity to preferentially subscribe for convertible bonds to be issued by the Company and granting a large number of unspecified persons the opportunity to be allotted convertible bonds which have not been subscribed for

3.

Granting certain types of persons the opportunity to subscribe for convertible bonds to be issued by the Company, in accordance with reasonable standards set forth in applicable laws, such as book building by an investment trader or investment broker as underwriter or arranger

(3)	The Board of Directors may grant conversion rights to only a part of the convertible bonds referred to in Paragraph (1).

(4)

The shares to be issued upon conversion shall be common stock, and the conversion price, which shall be equal to or greater than the par value of the shares, shall be determined by the Board of Directors at the time of issuance of the convertible bonds.

(5)

The conversion period shall commence three (3) months after the issue date of the convertible bonds and end on the date immediately preceding the redemption date thereof; provided, that the conversion period may be adjusted within such period by a resolution of the Board of Directors.

(6)	For purposes of any payment of accrued interest on the convertible bonds and any distribution of profits on the shares issued upon conversion, Article 13 shall apply mutatis mutandis.

Article 19.	(Issuance of Bonds with Warrants)

(1)

The Company may, in any of the following cases, issue bonds with warrants to persons other than existing shareholders of the Company, by a resolution of the Board of Directors, up to an aggregate par value of KRW 2 trillion:

1.

Granting certain persons (including shareholders of the Company) (such as foreign investors, domestic and foreign financial institutions, institutional investors, allied companies, investment companies, management participating-type private equity funds and investment-purpose companies) an opportunity to subscribe for bonds with warrants to be issued by the Company, as deemed necessary to achieve the Company’s management objectives (including, but not limited to, introduction of new technology, improvement of the financial structure of the Company or its subsidiaries, etc., funding, and strategic business alliance)

2.

Granting a large number of unspecified persons (including shareholders of the Company) an opportunity to subscribe for bonds to be issued by the Company and allotting bonds with warrants to such persons who so subscribe

(2)	If bonds are allotted under Item 2 of Paragraph (1), such bonds shall be allotted by any of the following methods by a resolution of the Board of Directors:

1.	Allotting bonds to a large number of unspecified persons who subscribe, without classifying the types of persons who are granted the opportunity to subscribe for the bonds

2.

Granting existing shareholders the opportunity to preferentially subscribe for bonds with warrants to be issued by the Company and granting a large number of unspecified persons the opportunity to be allotted bonds with warrants which have not been subscribed for

3.

Granting certain types of persons the opportunity to subscribe for bonds with warrants to be issued by the Company, in accordance with reasonable standards set forth in applicable laws, such as book building by an investment trader or investment broker as underwriter or arranger

(3)

The exercise price of the warrants shall be determined by the Board of Directors; provided, that the aggregate amount of such exercise price shall not exceed the aggregate par value of the bonds with warrants.

(4)

The shares to be issued upon the exercise of the warrants shall be common stock, and the issue price, which shall be equal to or greater than the par value of the shares, shall be determined by the Board of Directors at the time of issuance of the bonds with warrants.

(5)

The exercise period of the warrants shall commence three (3) months after the issue date of the bonds with warrants and end on the date immediately preceding the redemption date thereof; provided, that the exercise period may be adjusted within the such period by a resolution of the Board of Directors.

(6)	For purposes of any distributions of profits on the shares issued upon exercise of the warrants, Article 13 shall apply mutatis mutandis.

Article 20.	(Issuance of Participating Bonds)

(1)	The Company may issue participating bonds to persons other than existing shareholders of the Company, by a resolution of the Board of Directors, up to an aggregate par value of KRW 1 trillion.

(2)

With respect to the participation in profit distribution on the bonds under Paragraph (1), the relevant matters shall be determined by the Board of Directors upon issuance of the bonds based on the profit distribution of common stock.

Article 21.	(Issuance of Contingent Capital Securities)

(1)

The Company may, by a resolution of the Board of Directors, issue bonds with the condition that such bonds shall be convertible into shares or the Company shall be exempted from the obligations to redeem such bonds and pay interest thereon upon the occurrence of any of the events predetermined by a resolution of the Board of Directors according to objective and reasonable standards at the time of the issuance of such securities, which are different from the bonds under Articles 469(2), 513 and 516-2 of the KCC (such bonds shall be, respectively, “convertible contingent capital securities” and “bail-in contingent capital securities” and collectively, “contingent capital securities”).

(2)

The Company may, by a resolution of the Board of Directors, issue convertible contingent capital securities up to the aggregate par value of KRW 2 trillion and may issue bail-in contingent capital securities up to the aggregate par value of KRW 20 trillion.

(3)

Any convertible contingent capital securities issued by the Company shall be converted into shares issued by the Company pursuant to applicable laws and regulations including the Financial Holding Company Act as follows; the Board of Directors of the Company may determine the class and terms of the shares to be issued by conversion when the convertible contingent capital securities are issued, to the extent permitted by applicable laws and regulations:

1.	If the Company is designated as an insolvent financial institution under the Act on the Structural Improvement of the Financial Industry

2.

If the Company satisfies certain conditions relating to the Company’s managerial performance or financial structure that are predetermined at the time of issuance of the convertible contingent capital securities

(4)

The obligations of redemption and the payment of interest of any bail-in contingent capital securities issued by the Company shall be reduced (“debt restructuring”) in the event of the items set forth in Paragraph (3). The Board of Directors may determine the details and terms to be changed due to debt restructuring at the time of issuance of the bail-in contingent capital securities to the extent permitted by applicable laws and regulations.

(5)	The Company’s shareholders shall be entitled to convertible contingent capital securities prorated to the number of shares held in an issuance of convertible contingent capital securities.

(6)	Notwithstanding Paragraph (5), the Company may issue convertible contingent capital securities to persons other than existing shareholders by a resolution of the Board of Directors as follows:

1.

to Korean and foreign financial institutions or institutional investors for urgent funding purposes, to the extent the number of shares to be issued by a conversion of the convertible contingent capital securities does not exceed the total number of issued shares

2.

to foreign investors, Korean and foreign financial institutions, institutional investors, allied companies, etc. by a method other than that set forth in Item 1 if necessary for managerial purposes of the Company, such as the introduction of new technology, improvement of the financial structure of the Company or its subsidiary, etc., funding, strategic business alliance, etc., to the extent the number of shares to be issued by a conversion of the convertible contingent capital securities does not exceed the total number of issued shares

3.

where a large number of unspecified persons (including shareholders of the Company) are granted the opportunity to subscribe for convertible contingent capital securities, and thereby convertible contingent capital securities are issued to subscribers through allotment

Article 22.	(Applicable Provisions for the Issuance of Bonds)

With respect to issuance of bonds, Articles 14 and 15 shall apply mutatis mutandis.

CHAPTER IV.

GNENERAL MEETINGS OF SHAREHOLDERS

Article 23.	(Timing of Convocation)

(1)	A General Meeting of Shareholders of the Company shall be an ordinary General Meeting of Shareholders or an extraordinary General Meeting of Shareholders.

(2)

An ordinary General Meeting of Shareholders shall be held within three (3) months after the end of each fiscal year, and an extraordinary General Meeting of Shareholders may be convened as deemed necessary.

Article 24.	(Person Authorized to Convene)

(1)

Except as otherwise prescribed by applicable laws and regulations, the Representative Director of the Company shall convene all General Meetings of Shareholders by a resolution of the Board of Directors.

(2)

If the Representative Director of the Company is absent or unable to perform his/her duties as such, the highest ranking Director in accordance with the order of priority determined by the Board of Directors shall convene the General Meetings of Shareholders.

Article 25.	(Notice of Convening a Meeting)

(1)

In convening any General Meeting of Shareholders, a written or, upon obtaining consent from each shareholder, an electronic notice stating the date, place and purpose of the meeting and the matters that a listed company is required to notify and give public notice on pursuant to the KCC and other applicable laws and regulations shall be dispatched to the shareholders at least two (2) weeks prior to the date set for such meeting.

(2)

With respect to the shareholders holding shares 1/100 or less of the total number of voting shares of the Company, the written or electronic notice under Paragraph (1) on the matters under Paragraph (1) may be replaced by (i) publishing two (2) or more public notices in at least two (2) daily newspapers set forth in Article 4, or (ii) making a public notice on the Data Analysis, Retrieval and Transfer System operated by the Financial Supervisory Service or the Korea Exchange announcing the convening of the General Meeting of Shareholders and the purpose of the meeting two (2) weeks in advance.

(3)

In lieu of a notice or public notice of the matters that a listed company is required to notify and give public notice on under Paragraph (1), such matters may be made available to the general public in a manner set forth in the KCC and other applicable laws and regulations, such as posting on the Company’s website.

Article 26.	(Place of Meeting)

A General Meeting of Shareholders shall be held at the location of the Company’s head office but, if necessary, may also be held in another place in its vicinity.

Article 27.	(Chairman)

(1)	The Representative Director of the Company shall preside as chairman at all General Meetings of Shareholders.

(2)	If the Representative Director of the Company is absent or unable to perform his/her duties as chairman of a General Meeting of Shareholders, Article 24(2) shall apply mutatis mutandis.

Article 28.	(Chairman’s Authority to Maintain Order)

(1)

The chairman of the General Meeting of Shareholders may order persons who purposely speak or act in a manner that prevents or disrupts the deliberations of the General Meeting of Shareholders or who otherwise significantly disturb the public order of the General Meeting of Shareholders to stop their remarks or to leave the place of meeting.

(2)	The chairman may restrict the length and frequency of the speech of shareholders if it is necessary for the smooth deliberations of the General Meeting of Shareholders.

Article 29.	(Voting Rights)

Each shareholder shall have one (1) vote per share.

Article 30.	(Split Voting)

(1)

If any shareholder holding two (2) or more votes wishes to split the votes, such shareholder shall notify the Company, in writing, of such intent and the reasons therefor no later than three (3) days prior to the date set for the General Meeting of Shareholders.

(2)	The Company may refuse to allow the shareholder to split the votes, unless the shareholder acquired the shares in trust or otherwise holds the shares for and on behalf of another person.

Article 31.	(Voting by Proxy)

(1)	A shareholder may exercise voting through a proxy.

(2)

A proxy holder under Paragraph (1) shall file with the Company documents (power of attorney) evidencing the authority to act as a proxy prior to the commencement of the General Meeting of Shareholders.

Article 32.	(Method of Resolution)

(1)

Except as otherwise provided in the applicable laws and regulations or herein, all resolutions of a General Meeting of Shareholders shall be adopted by the affirmative vote of a majority of the shareholders present, and such votes shall represent not less than 1/4 of the total number of issued shares of the Company.

(2)	The number of voting rights exercised under Article 33 shall be included in the number of voting rights of the shareholders present at a General Meeting of Shareholders.

Article 33.	(Exercise of Voting Rights in Writing)

(1)	Any shareholder may, by a resolution of the Board of Directors, exercise voting rights in writing without being present at a General Meeting of Shareholders.

(2)	In the case of Paragraph (1), the Company shall attach to the convening notice of the General Meeting of Shareholders written forms and reference materials necessary for the exercise of voting rights.

(3)

Any shareholder who intends to exercise voting rights in writing shall indicate the necessary information pursuant to Paragraph (2) in written form, and shall submit the completed forms to the Company at least one (1) day prior to the date of the General Meeting of Shareholders.

Article 34.	(Minutes of General Meetings of Shareholders)

The course of the proceedings of a General Meeting of Shareholders and the results thereof shall be recorded in the minutes, which shall be affixed with the names and seal impressions or signatures of the chairman and the directors present at the meeting, and shall be kept at the head office and branches of the Company.

CHAPTER V.

DIRECTORS AND BOARD OF DIRECTORS

Article 35.	(Number of Directors)

(1)	The Company shall have 15 Directors or less.

(2)

Directors shall be classified as standing Directors, outside Directors and other Directors who are not engaged in the regular business of the Company (“non-standing Directors”); provided that the number of outside Directors shall be at least three (3) and form a majority of the total number of Directors.

Article 36.	(Election of Directors)

(1)	Directors shall be elected at a General Meeting of Shareholders.

(2)	The Representative Director, outside Directors and Audit Committee members shall be elected among those recommended by the Committee for Recommending Executive Officer Candidates.

Article 37.	(Term of Director)

(1)	The term of office of a Director shall be not more than three (3) years as determined at a General Meeting of Shareholders, and a Director so appointed may be reappointed

(2)

Notwithstanding Paragraph (1), the term of office of an outside Director shall be within two (2) years, with the right to be reappointed for subsequent one-year periods, for up to a total of six (6) years.

(3)

The term of office for a Director under Paragraphs (1) and (2) shall be extended until the close of an ordinary General Meeting of Shareholders held with respect to the fiscal year which is the last fiscal year during the Director’s term in office.

Article 38.	(Qualification Requirements for Outside Directors)

(1)	The Company shall appoint an outside Director with expertise and insight, in consideration of the following matters:

1.

Whether such person has sufficient professional knowledge or practical experience in such relevant areas of finance, economics, business management, accounting, law, consumer protection, information technology or others as necessary to perform the duties of an outside Director

2.	Whether such person can fairly perform the duties of an outside Director for the interests of the shareholders and financial consumers without being bound by special interest

3.	Whether such person has the ethics and a sense of responsibility appropriate to perform the duties of an outside Director

4.	Whether such person can allocate sufficient time and exercise efforts as required to faithfully perform the duties of an outside Director

(2)	No person who falls under the disqualifications set forth in the Act on the Governance Structure of Financial Companies and other relevant laws shall be an outside Director.

Article 39.	(By-election)

(1)

Any vacancy in the office of a Director shall be filled by an election at a General Meeting of Shareholders, except where the required number under Article 35 is satisfied and there is no difficulty in executing business affairs.

(2)

If, due to resignation or death of an outside Director or a similar cause, the required number under Article 35 is not satisfied, such requirement shall be satisfied at the first General Meeting of Shareholders convened after the occurrence of such cause.

(3)	The term of office of a substitute Director shall begin on the date of such person’s appointment.

Article 40.	(Appointment of the Representative Director)

The Company shall appoint one (1) Representative Director of the Company by a resolution of the Board of Directors.

Article 41.	(Duties of the Representative Director)

(1)	The Representative Director shall represent the Company, execute the resolutions of the Board of Directors, and operate the business of the Company as determined by the Board of Directors.

(2)	If the Representative Director is absent or unable to perform such duties, the position shall be filled in accordance with the order of priority determined by the Board of Directors.

Article 42.	(Duties of the Directors)

(1)

A Director shall faithfully perform duties in accordance with applicable laws and regulations as well as these Articles of Incorporation and shall not, either during the Director’s term of office or thereafter, disclose business secrets of the Company that have come to the Director’s knowledge in the course of performing duties.

(2)	Upon discovering a fact that might potentially cause material damage to the Company, a Director shall immediately report such fact to the Audit Committee.

Article 43.	(Composition and Role of the Board of Directors)

(1)

The Board of Directors shall consist of Directors and shall adopt resolutions regarding matters for the Board of Directors prescribed by the KCC, the Act on the Governance Structure of Financial Companies and relevant laws and other important matters for business of the Company.

(2)	The Board of Directors shall review and resolve the following matters with the purpose of increasing profits to the shareholders:

1.	Matters regarding business management objectives and evaluation

2.	Matters regarding amendments to the Articles of Incorporation

3.	Matters regarding budgets and the annual closing of accounts

4.	Matters regarding material changes to the organization, such as dissolution, business transfer and merger, etc.

5.	Matters regarding the enactment, amendment and repeal of internal control standards and risk management standards

6.	Matters regarding the establishment of governance structure policies, such as the succession of management by the chief executive officer, etc.

7.	Matters regarding supervision of conflicts of interest between the Company and major shareholders, officers, etc.

8.	Other matters set forth by the laws and regulations and the Regulations of the Board of Directors

(3)	Detailed matters of each Item of Paragraph (2) and detailed matters regarding the operation of the Board of Directors shall be determined by resolutions of the Board of Directors.

Article 44.	(Chairman of the Board of Directors)

(1)	The chairman of the Board of Directors (the “Chairman”) shall be annually appointed from among the outside Directors by a resolution of the Board of Directors.

(2)

If the Board of Directors appoints a Chairman who is not an outside Director, a person representing outside Directors (the “Senior Outside Director”) shall be appointed by a resolution of the Board of Directors.

(3)	If the Chairman is absent or unable to perform chairman duties, the Director as determined by the Board of Directors shall perform such duties.

Article 45.	(Convening of a Meeting of the Board of Directors)

(1)	Meetings of the Board of Directors of the Company shall be either ordinary Board of Directors meetings or extraordinary Board of Directors meetings, both of which shall be convened by the Chairman.

(2)	Ordinary Board of Directors meetings shall be convened once a quarter, and extraordinary Board of Directors meetings may be convened from time to time as deemed necessary by the Chairman.

(3)

Any other Director may request the Chairman to convene a meeting of the Board of Directors. If the Chairman refuses to convene a meeting of the Board of Directors without a justifiable cause, another Director may convene a meeting of the Board of Directors.

(4)

In convening a meeting of the Board of Directors, a convening notice stating the date, time and place of the meeting and the purposes for which such meeting has been convened shall be sent to each Director together with the agenda and related materials, at least one (1) week prior to the scheduled date of such meeting. However, if there is an urgent reason, the said period may be shortened, and if the consent of all directors has been obtained, the convening procedures may be omitted.

Article 46.	(Method of Resolution of the Meetings of Board of Directors)

(1)

Except as otherwise provided in the KCC, the Act on the Governance Structure of Financial Companies and other applicable laws and regulations, all resolutions of Board of Directors meetings shall be adopted by the affirmative vote of more than a majority of the Directors present at such meeting where more than a majority of the total number of Directors are present.

(2)

The Board of Directors may allow all or part of the Directors to participate, without being physically present at a Board of Directors meeting, in the resolution of such meeting, by means of a communication system whereby they may simultaneously receive and transmit live audio communication. Any Director participating in a Board of Directors meeting in such manner shall be deemed to be present in person at such meeting.

(3)	Any Director who has a special interest in a resolution matter shall not be entitled to vote in such resolution.

Article 47.	(Minutes of the Meetings of Board of Directors)

(1)	The proceedings of a Board of Directors meeting shall be recorded in the minutes.

(2)

The minutes shall record agenda, proceedings and results of a Board of Directors meeting and the dissenting Directors, if any, and such Directors’ reasons for dissenting, and shall be affixed with the names and seal impressions or signatures of the Directors present thereat.

Article 48.	(Committees within the Board of Directors)

(1)	The Company shall have the following committees within the Board of Directors:

1.	Committee for Recommending Executive Officer Candidates

2.	Audit Committee

3.	Board Risk Management Committee

4.	Compensation Committee

5.	Committee for Recommending Group Executive Officer Candidates

(2)	Details regarding composition, powers, operation, etc. of each of such committees shall be determined by a resolution of the Board of Directors.

Article 49.	(Remuneration, etc. for Directors)

The remuneration, bonus and severance pay, etc. for the Directors shall be determined by a resolution of the General Meeting of Shareholders.

Article 50.	(Reduction of Directors’ Liability to Company)

(1)	The Company may, by a resolution at a General Meeting of Shareholders, exempt the liabilities of a Director of the Company under Article 399 of the KCC for the amount exceeding six (6) times (or three

(3) times in the case of an outside Director) the amount of the Director’s remuneration (including bonus or profits from the exercise of stock options) received by such Director for the past one (1)-year period prior to the date the Director has engaged in the relevant act.

(2)	Paragraph (1) shall not apply with respect to a Director who causes losses through willful misconduct or gross negligence or falls under Article 397, 397-2 or 398 of the KCC.

CHAPTER VI.

AUDIT COMMITTEE

Article 51.	(Composition of Audit Committee)

(1)	The Company shall establish an Audit Committee as set forth in the Act on the Governance Structure of Financial Companies.

(2)	The Audit Committee shall consist of three (3) or more Directors, and 2/3 or more of the members of the Audit Committee shall be outside Directors.

(3)

The members of the Audit Committee shall be appointed at a General Meeting of Shareholders from among the candidates recommended by the Committee for Recommending Executive Officer Candidates by the affirmative vote of 2/3 or more of the total members of such Committee.

(4)

In cases where the requirements set forth in Paragraph (2) cannot be satisfied due to a cause such as the resignation or death of a member of the Audit Committee, the Company shall ensure that the requirements are met at the first General Meeting of Shareholders convened after the occurrence of such cause.

(5)

The Audit Committee shall appoint its representative (i.e., its chairman) from among the outside Directors by a resolution of the Audit Committee. In such case, several persons can be appointed as joint representatives of the Audit Committee.

Article 52.	(Duties of the Audit Committee)

(1)	The Audit Committee shall audit the accounting records and business activities of the Company.

(2)

If necessary, the Audit Committee may request the convocation of a meeting of the Board of Directors by submitting the agenda and reasons for convening such meeting in writing to the Chairman of the Board of Directors.

(3)

If, despite the request under Paragraph (2), the Chairman of the Board of Directors fails to convene a meeting of the Board of Directors immediately, the requesting Audit Committee may convene such meeting.

(4)

The Audit Committee may request the convocation of an extraordinary General Meeting of Shareholders by submitting to the Board of Directors a document stating the purposes of the meeting and reasons for convening such meeting.

(5)

The Audit Committee may request business reports from any subsidiary of the Company if it is necessary for performing its duties. In such case, if the subsidiary does not promptly report to the Audit Committee or the Audit Committee needs to verify the contents of such report, the Audit Committee may investigate the status of business activities and the financial condition of the subsidiary.

(6)	The Audit Committee shall appoint external auditors as set forth in the External Audit of Joint-Stock Companies Act.

(7)	The Audit Committee shall carry out any other matters delegated by the Board of Directors.

(8)	No matters resolved by the Audit Committee may be resolved again by the Board of Directors.

Article 53.	(Audit Records)

The Audit Committee shall prepare audit records for the audit it has conducted. The audit records shall record the proceedings and results of the audit, and shall be signed and sealed by or shall bear the signature of the members of the Audit Committee who have conducted such audit.

CHAPTER VII.

ACCOUNTING

Article 54.	(Fiscal Year)

The fiscal year of the Company shall begin on January 1 and end on December 31 of each year.

Article 55.	(Preparation and Keeping of Financial Statements)

(1)

The Representative Director of the Company shall prepare and have the Audit Committee audit the following documents and any supplementary schedules attached thereto, as well as the business report at least six (6) weeks prior to the date of an ordinary General Meeting of Shareholders, and thereafter submit the following documents and business report to an ordinary General Meeting of Shareholders:

1.	Statement of financial position

2.	Statement of income

3.	Other documents indicating the Company’s financial status and management performance, which are set forth in the Enforcement Decree of the KCC

(2)

If the Company is required to prepare consolidated financial statements pursuant to the Enforcement Decree of the KCC, the documents under Paragraph (1) shall include consolidated financial statements.

(3)	The Audit Committee shall submit an audit report to the Representative Director at least one (1) week prior to the date of an ordinary General Meeting of Shareholders.

(4)

The Representative Director shall keep the documents set forth in each Item of Paragraph (1), together with its supplementary schedules, documents under Paragraph (2), the business report and the audit report, at the head office of the Company for a period of five (5) years, and their certified copies at branches for a period of three (3) years, beginning from one (1) week prior to an ordinary General Meeting of Shareholders.

(5)

If the General Meeting of Shareholders approves the documents set forth in each Item of Paragraph (1) and Paragraph (2), the Representative Director shall promptly publicly disclose the statement of financial position, the statement of income and the consolidated statement of financial position and consolidated statement of income. Notwithstanding Article 4, such public disclosure may be given in the form of electronic documents prescribed under the Financial Holding Company Act.

Article 56.	(Appointment of External Auditors)

The Company shall appoint an external auditor selected by the Audit Committee as set forth in the External Audit of Joint-Stock Companies Act, and the Company shall post such appointment on the website of the Company.

Article 57.	(Disposition of Profits)

The Company shall dispose of the retained earnings of the Company of each fiscal year as follows:

1.	Earned surplus reserve

2.	Other statutory reserves

3.	Dividends

4.	Voluntary reserves

5.	Other appropriated retained earnings

Article 58.	(Retirement of Shares)

(1)	The Company may retire shares within the scope of profits distributable to shareholders by a resolution of the Board of Directors.

(2)	In order to retire shares pursuant to Paragraph (1), the Board of Directors shall determine the following by resolution:

1.	Types and the total number of shares to be retired

2.	The total amount of shares to be acquired for retirement

3.

Acquisition period for the shares; in this case, the acquisition period shall be before the first ordinary General Meeting of Shareholders to be held after the resolution of such retirement by the Board of Directors

(3)	If shares are acquired for the purpose of retirement pursuant to Paragraph (1), the following criteria shall be followed:

1.

The method and criteria as prescribed in the Financial Investment Services and Capital Markets Act shall be followed; in this case, the acquisition period and method shall satisfy the criteria set forth in the Enforcement Decree of the Financial Investment Services and Capital Markets Act; and

2.

The total price of the shares to be acquired for the purpose of retirement shall not be more than the amount as prescribed in the Enforcement Decree of the Financial Investment Services and Capital Markets Act within the scope available for profit distribution at the end of the relevant fiscal year pursuant to Article 462(1) of the KCC.

(4)

When the shares are retired pursuant to Paragraph (1), the matters referred to in each Item of Paragraph (2) and the reasons of retirement shall be reported at the first ordinary General Meeting of Shareholders to be held after the resolution of such retirement.

Article 59.	(Dividends)

(1)	Dividends may be distributed in cash, stock or other property.

(2)	Dividends under Paragraph (1) shall be paid to the shareholders listed in the shareholder register of the Company or registered pledgees as of the last day of each fiscal year.

(3)

If the Company distributes dividends in other property under Paragraph (1), the shareholders may request to be paid in cash rather than in such property, and the Company may pay cash instead of such property to shareholders holding less than a certain number of shares of the Company.

Article 60.	(Interim Dividends)

(1)

The Company may pay interim dividends under the KCC and other applicable laws and regulations to the shareholders listed in the shareholder register of the Company as of a certain date determined by the resolution of the Board of Directors only once each fiscal year.

(2)

The interim dividends shall be paid within the amount remaining after deducting the following from the net assets recorded in the statement of financial position of the immediately preceding fiscal year :

1.	Paid in capital for the immediately preceding fiscal year

2.	Sum of capital reserves and earned surplus reserves accumulated up to the immediately preceding fiscal year

3.	Unrealized gain as set forth in the Enforcement Decree of the KCC

4.	Amount resolved to be distributed as profits at an ordinary General Meeting of Shareholders for the immediately preceding fiscal year

5.	Voluntary reserves accumulated for a specific purpose up to the immediately preceding fiscal year pursuant to these Articles of Incorporation or a resolution of the General Meeting of Shareholders

6.	Earned surplus reserves to be accumulated for the relevant fiscal year as a result of the interim dividends

(3)

If new shares are issued before the record date under Paragraph (1) but following the commencement of a fiscal year (including cases of capitalization of reserves, stock dividends, requests for conversion of convertible bonds, exercise of warrants with respect to bonds with warrants and exercise of stock options), such new shares shall be deemed to have been issued at the end of the immediately preceding fiscal year with respect to interim dividends hereunder.

(4)	For interim dividends, the same dividend rate as that of common stock of the Company shall apply to class shares under Articles 10 through 10-5.

(5)	No interim dividends shall be paid if profit is not expected for the relevant fiscal year.

Article 61.	(Extinctive Prescription Period for Claim for Payment of Dividends)

(1)	The right to dividends shall be extinguished by extinctive prescription if the right is not exercised for five (5) years.

(2)	After the expiration of the extinctive prescription period set forth in Paragraph (1), any unclaimed dividends shall revert to the Company.

Article 62.	(Supplementary Rules)

Matters not provided herein shall be determined by a resolution of the Board of Directors or at a General Meeting of Shareholders, or the applicable laws and regulations including the KCC.

Addenda

Article 1.	(Effective Date)

These Articles of Incorporation shall take effect as of the date of the registration of incorporation of the Company.

Article 2.	(Initial Transfer Agent after Incorporation)

Notwithstanding Article 14, the initial transfer agent after incorporation shall be the Korea Securities Depository.

Article 3.	(Appointment of Initial Representative Director, Outside Directors and Audit Committee Members after Incorporation)

Notwithstanding Articles 36 and 40, the initial Representative Director, outside Directors and Audit Committee members shall be appointed by approval of the stock transfer plan of the stock transferring companies without recommendation of the Committee for Recommending Executive Officer Candidates.

Article 4.	(Term of Office of Initial Directors after Incorporation)

Notwithstanding Article 37, the term of office of the initial Directors after incorporation of the Company shall be determined by approval of the stock transfer plan of the stock transferring companies to the extent permitted under applicable laws and regulations.

Article 5.	(Remuneration of Directors for the Initial Fiscal Year after Incorporation)

Notwithstanding Article 49, the remuneration for a Director for the initial fiscal year after incorporation of the Company shall be determined at the first meeting of the Board of Directors after incorporation of the Company with KRW 3.2 billion as the maximum amount.

Article 6.	(Initial Fiscal Year after Incorporation)

Notwithstanding Article 54, the initial fiscal year of the Company after incorporation of the Company shall be from the date of incorporation to December 31, 2019.

Article 7.	(Stock Transferring Companies)

In order to incorporate the Company, the stock transferring companies set forth below shall prepare these Articles of Incorporation and affix their names and seals hereon as of June 19, 2018.

Woori Bank

51, Sogong-ro, Jung-gu, Seoul

Representative Director: Tae Seung Sohn (seal)

Woori FIS Co., Ltd.

17, World Cup buk-ro 60-gil, Mapo-gu, Seoul

Representative Director: Jae Hyun Cho (seal)

Woori Finance Research Institute Co., Ltd.

110, Huam-ro, Jung-gu, Seoul

Representative Director: Kwang Hae Choi (seal)

Woori Credit Information Co., Ltd.

15, Eulji-ro 11-gil, Jung-gu, Seoul

Representative Director: Hong Hee Kim (seal)

Woori Fund Services Co., Ltd.

17, World Cup buk-ro 60-gil, Mapo-gu, Seoul

Representative Director: Hyeong Min Park (seal)

Woori Private Equity Asset Management Company, Ltd.

136, Sejong-daero, Jung-gu, Seoul

Representative Director: Kyung Woo Kim (seal)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Our directors, executive officers and the members of our Audit Committee are insured against liability relating to the performance of their duties under a directors’ and officers’ insurance policy. The policy provides coverage of up to ~~W~~50 billion in the aggregate for all insured persons, with respect to each incident triggering liability.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Number	Description

2.1	Stock Transfer Plan (included as Annex I to the prospectus which is part of this Registration Statement and incorporated by reference herein).

3.1	Proposed Articles of Incorporation of Woori Financial Group (included as Attachment A of Annex I to the prospectus which is part of this Registration Statement and incorporated by reference herein).

4.1††	Form of Second Amended and Restated Deposit Agreement to be entered into among Woori Financial Group, Citibank, N.A., as depositary, all holders and beneficial owners from time to time of American depositary shares issued thereunder, and Woori Bank, joining in execution solely to amend the Amended and Restated Deposit Agreement, including the form of American depositary receipt.

5.1†	Opinion of Kim & Chang regarding the legality of securities being registered.

8.1†	Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding tax matters.

10.1*	Agreement between the Korea Deposit Insurance Corporation and Woori Bank in Connection with the Sale of Woori Bank Shares (translation in English).

21.1	List of Subsidiaries of Woori Bank (included as part of Note 1 of the notes to the unaudited consolidated interim financial statements of Woori Bank contained in the prospectus which is a part of this Registration Statement and incorporated by reference herein).

23.1†	Consent of Kim & Chang (included as part of its opinion filed as Exhibit 5.1 and incorporated by reference herein).

23.2†	Consent of Deloitte Anjin LLC.

23.3†	Consent of Cleary Gottlieb Steen & Hamilton LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated by reference herein).

24.1**	Power of Attorney.

101.INS†	XBRL Instance Document

101.SCH†	XBRL Taxonomy Extension Schema Document

101.CAL†	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF†	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB†	XBRL Taxonomy Extension Label Linkbase Document

101.PRE†	XBRL Taxonomy Extension Presentation Linkbase Document

*	Incorporated by reference to exhibit 4.1 to the Annual Report on Form 20-F (File No. 001-31811), filed on April 27, 2017.
**	Previously filed.
†	Filed herewith.
††	To be filed by amendment.

(b)	Financial Statement Schedules

None.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c)

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seoul, Republic of Korea, on September 28, 2018.

WOORI BANK

By:	/S/ TAE-SEUNG SOHN
Name: Tae-Seung Sohn
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 28, 2018.

Name	Title

*	President and Chief Executive Officer
Tae-Seung Sohn

/S/ WON-DUK LEE	Managing Director and Principal Financial and Accounting Officer
Won-Duk Lee

*	Standing Audit Committee Member and Director
Jung-Sik Oh

*	Outside Director
Sung-Tae Ro

*	Outside Director
Sang-Hoon Shin

Outside Director
Sang-Yong Park

Outside Director
Zhiping Tian

*	Outside Director
Dong-Woo Chang

*	Non-Standing Director
Chang-Sik Bae

*By:	/S/ WON-DUK LEE
Won-Duk Lee Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF WOORI BANK

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Woori Bank in the United States, in the City of New York, State of New York, on September 28, 2018.

By:	/s/ KIE SOO LEE
Name:	Kie Soo Lee
Title:	General Manager
Woori Bank New York Agency